As filed with the Securities and Exchange Commission on January 27, 2006
Registration No. 333-129764

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Coinmach Service Corp.
(Exact name of registrant as specified in its charter)

Delaware	7215	20-0809839
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.) (Additional Registrants next page)

303 Sunnyside Blvd.
Suite 70
Plainview, New York 11803
(516) 349-8555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert M. Doyle
Coinmach Service Corp.
303 Sunnyside Blvd.
Suite 70
Plainview, New York 11803
(516) 349-8555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Ronald S. Brody, Esq. Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019 (212) 506-2500	William M. Hartnett, Esq. Cahill Gordon & Reindel llp 80 Pine Street New York, New York 10005 (212) 701-3000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)(2)	Registration Fee

Shares of Class A common stock, par value $0.01 per share	$115,000,000	$13,536

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes securities subject to the underwriters’ overallotment option.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated January 27, 2006
PROSPECTUS
10,706,638 Shares
Coinmach Service Corp.
Class A Common Stock

          We are selling 10,706,638 shares of our Class A common stock in this offering.
          We expect the public offering price to be $9.34 per share. We have applied to have our shares of Class A common stock listed on the American Stock Exchange under the trading symbol “DRA.”
          Currently, no public market exists for the separate shares of Class A common stock. Our Income Deposit Securities (“IDSs”) are separately listed for trading on the American Stock Exchange under the trading symbol “DRY.” Each IDS consists of one share of Class A common stock and an 11% senior secured note due 2024 in a principal amount of $6.14.
          As of January 24, 2006, 18,911,532 shares of Class A common stock were outstanding, all of which were initially issued as part of IDSs. The IDSs may be separated by the holders into shares of Class A common stock and 11% notes at any time.
          Investing in the Class A common stock involves risks which are described in the “Risk Factors” section beginning on page 20 of this prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Coinmach Service Corp.	$	$
          The underwriters named in this prospectus may purchase up to 1,605,995 additional shares of Class A common stock from us at the public offering price less the underwriting discount within 30 days from the date of this prospectus to cover overallotments.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          The shares of Class A common stock will be ready for delivery on or about                     , 2006.

Merrill Lynch & Co.

Deutsche Bank Securities

Jefferies & Company

SunTrust Robinson Humphrey

The date of this prospectus is                     , 2006.

CoinmachService

Coinmach
Appliance Warehouse
Super Laundry

Appliance Warehouse of America, Inc.
Convenience Delivered

Coinmach

SUPER LAUNDRY

INSERT
Coinmach
Keeping America Clean
One Laundry Room At A Time
VISA

          You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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SUMMARY
          This summary highlights certain information appearing elsewhere in this prospectus and should be read together with the more detailed information and financial statements and data contained elsewhere in this prospectus. Coinmach Service Corp., a Delaware corporation, is the issuer of the shares of Class A common stock, and unless otherwise specified or the context otherwise requires, the terms “the Company,” “we,” “our” and “us” refer to Coinmach Service Corp. and its subsidiaries.
Our Company
          We believe we are the leading provider of outsourced laundry equipment services for multi-family housing properties in North America, based on information provided by the Multi-Housing Laundry Association, a national trade association of multi-housing laundry operators and suppliers. Our core business (which we refer to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines. For the twelve months ended September 30, 2005, our route business represented approximately 88% of our total revenue.
          Our long-term contracts with our customers provide us with stable, recurring revenues and consistent cash flows. We estimate that approximately 90% of our locations are subject to long-term contracts with initial terms of five to ten years, most of which have automatic renewal or right of first refusal provisions. In each year since 1997, we have retained on average approximately 97% of our existing machine base.
          The existing customer base for our route business is comprised of owners of rental apartment buildings, property management companies, condominiums and cooperatives, universities and other multi-family housing properties. We typically set pricing for the use of laundry machines on location, and the owner or property manager maintains the premises and provides utilities such as natural gas, electricity and water. Our size and scale offer significant advantages over our competitors in terms of operating efficiencies and the quality of service we provide our customers.
          We have grown our route business through selective acquisitions in order to expand and geographically diversify our service territories. Since January 1995, we have enhanced our national presence by completing nine significant acquisitions (as well as numerous smaller acquisitions that we refer to as “tuck ins”). As a result of the growth in our washer and dryer machine base, our revenue has increased from approximately $178.8 million for the twelve months ended March 29, 1996 to approximately $538.6 million for the fiscal year ended March 31, 2005. We believe this makes us the industry’s leading provider, with approximately 19% of the total installed machine base in North America. As a result of this strategy, we have expanded our presence from the northeastern United States to throughout North America.
          We have experienced net losses in each fiscal year since 2000, and as of September 30, 2005, we had an accumulated deficit of approximately $213.8 million and total stockholders’ equity of approximately $98.1 million. As of September 30, 2005, we had approximately $698.3 million in total debt and would have had approximately $664.6 million in total debt on a pro forma basis after giving effect to the transactions described under “— Summary of the Current Transactions” (assuming an aggregate of $50.0 million principal amount of 11% notes are tendered in the Tender Offer (as defined below)). As of the Early Tender Payment Deadline, approximately $47.7 million aggregate principal amount of 11% notes had been tendered in the Tender Offer.
          In addition to our route business, we rent laundry machines and other household appliances to property owners, managers of multi-family housing properties, individuals and corporate entities through our subsidiary Appliance Warehouse of America, Inc., which we refer to as “AWA.” AWA is a Delaware corporation that is jointly owned by us and Coinmach Corporation, a Delaware corporation which we refer to as “Coinmach Corp.” Coinmach Corp. is in turn a wholly-owned subsidiary of our direct wholly-owned subsidiary Coinmach Laundry Corporation, a Delaware corporation which we refer to as “Laundry Corp.”

We also operate a laundry equipment distribution business through Super Laundry Equipment Corp., a Delaware corporation and our indirect wholly-owned subsidiary which we refer to as “Super Laundry.” For a chart reflecting our capital structure, see “— Summary of the Current Transactions” below.
          We believe that our route business represents the industry-leading platform from which to continue the consolidation of the fragmented outsourced laundry equipment industry, as well as potentially develop and offer complementary services to other collections based route businesses such as operators of payphones and parking meters. We intend to grow the route operation, as well as utilize our substantial sales, service, collections and security infrastructure throughout the United States to offer related services to businesses outside our existing laundry business. We also intend to continue to evaluate our investment opportunities in AWA and manage Super Laundry to improve operating efficiencies, as well as realize cost efficiencies between these businesses and our route operations.
Our Competitive Strengths
          Market Leadership Position. We believe we are the industry’s leading provider, with 19% of the total installed machine base in North America. Our two largest competitors each represent less than 10% of such total installed machine base, and the remainder is highly fragmented. We believe that our national reputation for superior service, the structure of our contracts and the strength of our long-term customer relationships have allowed us to retain a large portion of our location leases and installed machine base over the years.
          Recurring Revenues and Stable Operating Cash Flows. We derived 88% of our revenues for the twelve months ended September 30, 2005 from our route business, primarily under long-term contracts with property management companies, owners of rental apartment buildings, condominiums and cooperatives, universities and other multi-family housing properties. Our recurring revenue base, stable capital expenditure requirements and minimal working capital requirements allow us to maintain predictable and consistent operating cash flows.
          Diversified Customer Base. No one customer accounts for more than 2% of our total revenues, with our ten largest customers representing less than 10% of our total revenues in the aggregate. As a result, the loss of any existing customer would not have a material impact on our revenues or cash flows. In addition, our contract expirations are staggered, further mitigating the impact of any individual contract renewal or loss.
          Regional Operations with National Leadership. Our operating structure allows us to operate in a decentralized manner while at the same time maintaining centralized policies and controls. This structure enables regional offices to provide tailored support to local customers, while benefiting from a central corporate structure capable of providing advanced computer systems and management support. In addition, our structure allows regional managers to adapt operations and financial decision making criteria to the unique cost structures attributable to each region. Each regional manager’s compensation is linked to the financial performance of their region.
          Significant Economies of Scale. We are able to leverage our infrastructure, including our sales, service, collections, security and corporate overhead, over a larger installed machine base than our competitors. Furthermore, we believe that we are able to purchase machines at a lower cost and on more favorable terms than those available to smaller industry participants. As a result of our size, scale and financial resources, we believe that we can offer more attractive lease terms (including advance locations payments, new equipment and capital improvements) than those offered by our competitors, while still meeting our cash flow and return on investment criteria.
          Advanced Management Information Systems. We believe that we have the most advanced management information systems in our industry. Our integrated computer systems provide real time operational and competitive data that, in conjunction with our multi-regional service capabilities, enhance our efficiencies throughout our operating regions and enable us to deliver superior customer service. These integrated computer systems also provide us the flexibility to integrate acquisitions on a timely basis, including key functions such as sales, service, collections and security. We also believe that these computer systems will allow us to pursue opportunities outside of our route business.
          Secure System for Revenue Collection. We believe that we provide the highest level of security for revenue collection control in the outsourced laundry equipment services industry. We utilize numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns and extensive monitoring of collections and personnel. Security personnel monitor locations, conduct investigations and implement additional security procedures as necessary. Additionally, our security department performs trend and variance analyses of daily collections by location.
          Experienced Senior Management Team. We have a strong and experienced management team at the corporate and operating levels. Our senior management has been involved in the laundry equipment service industry and has been affiliated with us and our predecessors for over 20 years on average. We believe the skill and experience of our management team continue to provide significant benefits to us as we evaluate opportunities to enhance and expand our business.
Our Strategy
          Our business strategy is to maintain and enhance our market leadership position as the leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. Our growth strategy is to increase cash flow from operations and profitability through a combination of organic and external growth, through which we expect to achieve additional economies of scale. We also intend to enter segments of our industry that complement our stable route business.
          Organic Growth. The principal factors contributing to our organic growth include:

•	New Customers and Locations. Our sales and marketing efforts focus on adding new customers as well as increasing the number of locations from our existing customers. We add new customers by marketing our products and services to building managers and property owners whose leases with other laundry equipment services providers are near expiration or who currently manage their own laundry facilities. According to information provided by the Multi-housing Laundry Association, there are approximately 1.1 million machines installed in locations that continue to be managed by owner- operators. Building owners or managers can eliminate cash outlays and equipment servicing costs by contracting with us to purchase, service and maintain laundry equipment. We offer a full range of services from the design, construction and installation of new laundry equipment facilities to the refurbishment of existing facilities which we believe provides us a competitive advantage in securing new customers.

•	Operating Efficiencies. We focus on improving our net contribution per machine by increasing operating efficiencies. Each additional location added to our existing base provides us the ability to further leverage our well-developed operating infrastructure and positions us to achieve higher returns on our established base.

•	Price Changes. We actively monitor our installed base to identify those locations in which to implement price changes. Pricing strategy is established at the corporate level, and implemented by the regional managers, at their discretion, as local competition and other factors unique to a local region are analyzed in determining the efficacy of price changes. Since our regional managers’ compensation is linked to the financial performance of their region, they are provided certain latitude to implement pricing changes and other operational policies to maximize the revenues and operating cash flow of their local business.

•	Disciplined Approach to Capital Expenditures. Whether a new contract or an acquisition, we are focused on the ability to generate the revenues and operating cash flow to validate any capital investment decision. As such, every new contract, renewal and/or acquisition undergoes a comprehensive financial analysis to ensure that our return criteria are met.

•	Continued Development of Integrated Computer Systems. While we believe that we have the most advanced management information systems in the industry, we are constantly working with our vendors to upgrade our integrated computer systems, given the rapid changes in technology. To that end, we initiated a comprehensive program through which we will improve communications among our regions and maximize cost savings, including programs related to field service management sales force automation, and business intelligence. We invested approximately $2.2 million in this program in the fiscal year ended March 31, 2005 and approximately $2.5 million in the six months ended September 30, 2005, with an additional $2.0 million budgeted for the remainder of the current fiscal year. We believe that the results of this investment program will result in improved financial performance through increased operational efficiency, quicker response time and reduced costs.

•	Expansion of Rental Opportunities. We believe that AWA is well-positioned for growth in both new and existing markets. As a result, we will continue to evaluate our investment opportunities in AWA, including in laundry equipment, computer systems, and regional offices to improve customer service and reduce operating costs.
          External Growth. The principal factors contributing to our external growth include:

•	Growth Through Disciplined Acquisitions. While the number of significant acquisition opportunities has diminished, due in part to our successful execution of our acquisition strategy, we have focused our efforts over the past several years on selectively acquiring smaller routes within our fragmented industry. We believe that there are numerous private, family-owned businesses that often lack the financial resources to compete effectively with larger independent operators such as us to secure new or existing contracts. Consequently, such independent operators, especially those that are undergoing generational ownership changes, continue to represent potential acquisition opportunities. Determination of attractive acquisition targets is based on many factors, including the size of the business in terms of cash flow and ongoing machine base, existing contract terms and potential operating efficiencies and cost savings.

•	Develop Complementary Lines of Business. We believe that our leading market position and our access to over six million individual housing units provide us with additional growth and diversification opportunities both within and beyond our existing laundry business. We believe that our existing sales, service, collections and security infrastructure could potentially be extended into other collections or service-based route businesses that are unrelated to our existing laundry business. We regularly explore strategic alliances with other companies in an effort to develop these ancillary revenue streams, such as payphone and parking meter collection services. For example, we currently outsource collection and related services to an independent pay phone service provider with phones located in the Southeast and Southcentral regions of the United States. We will continue to evaluate opportunities in this area in order to generate incremental revenue and operating income from our core route business infrastructure.

Summary of The IDS Offering and Related Transactions
          On November 24, 2004, we completed an initial public offering of 18,911,532 IDSs (including a partial overallotment exercise by the underwriters) and a concurrent offering of $20.0 million aggregate principal amount of 11% senior secured notes due 2024 sold separate and apart from the IDSs (collectively, the “IPO”). Each IDS consists of one share of Class A common stock and an 11% senior secured note due 2024 in a principal amount of $6.14. See “Description of IDSs” for a further discussion of the IDSs. The 11% senior secured notes issued as part of IDSs and the identical 11% senior secured notes sold separately from the IDSs are referred to collectively as the “11% notes.”
          In connection with the IPO, we completed a series of corporate reorganizations and other transactions which, together with the IPO, we refer to as the “IDS Transactions.” As a result of the IDS Transactions, AWA became our wholly-owned indirect subsidiary and Laundry Corp. and its subsidiaries (including Coinmach Corp.) became our subsidiaries. In addition, Coinmach Holdings, LLC, a Delaware limited liability company which we refer to as “Holdings,” became our controlling stockholder through its consolidated ownership of all of our Class B common stock. The Class B common stock is entitled to more votes per share than our Class A common stock. See “Description of Capital Stock — Common Stock — Voting Rights” for a further discussion of voting rights of the Class B common stock.
          The net IPO proceeds were used to make a loan to Coinmach Corp. in order to enable it to redeem and repay a portion of its indebtedness, and to redeem a portion of the equity interests held by certain equity holders of Holdings. We refer to such loan as the “Intercompany Loan” and the note evidencing such loan as the “Intercompany Note.” See “Management’s Discussion and Analysis of Financial Condition — Liquidity and Capital Resources — Financing Activities — The IDS Offering” and “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors — The IDS Transactions.”
Summary of the Current Transactions
          There are currently 18,911,532 shares of Class A common stock outstanding, all of which were initially issued as part of IDSs. On January 4, 2006, the compensation committee of our board of directors awarded restricted shares of Class A common stock to certain directors and executive officers, which shares are expected to be issued promptly following the consummation of this offering. See “Management — Equity-Based Incentive Plans — Restricted Stock Grants under 2004 LTIP.” Unless otherwise stated or the context otherwise requires, references to the number of outstanding shares of Class A common stock, or statements derived therefrom, do not include shares to be issued pursuant to such restricted stock awards.
          We refer to a series of corporate reorganizations and other transactions either completed or contemplated to be completed in connection with this offering as the “Current Transactions.” The Current Transactions are summarized below.
  This Offering
          We are offering 10,706,638 shares of Class A common stock in this offering. At an assumed price to the public of $9.34 per share, we estimate that we will receive net proceeds of approximately $91.5 million from this offering after deducting underwriting discounts, commissions and other estimated offering expenses. Unless otherwise stated or the context otherwise requires, references to the outstanding number of shares of Class A common stock, or statements derived therefrom, assume the underwriters’ overallotment option is not exercised.
          Pursuant to the terms of the indenture governing the 11% notes, all proceeds from this offering will be loaned to Coinmach Corp. in the form of additional indebtedness under the Intercompany Note (we refer to such additional indebtedness as the “Additional Intercompany Loan”).
          Under the amended and restated credit facility and the Intercompany Note, Coinmach Corp. will be permitted to distribute the entire principal amount of the Additional Intercompany Loan to CSC. CSC will use the proceeds from such distribution to fund the Total Tender Offer Consideration (as defined below) and pay related fees and expenses. To the extent there are proceeds from this offering remaining after consummation of the Tender Offer, such proceeds will be used for general corporate purposes, including (i) to repurchase all or any portion of the 2,199,413 shares of Class A common stock underlying IDSs which are currently owned by an affiliate of GTCR-CLC, LLC (which we refer to as “GTCR” and which holds approximately 64% of the outstanding equity interests in Holdings) and/or (ii) to fund all or a portion of any potential acquisitions.
  Amended and Restated Credit Facility and Retirement of the Coinmach Corp. 9% Notes
          On December 19, 2005, Coinmach Corp., Laundry Corp. and certain subsidiary guarantors entered into an amended and restated credit facility with Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and certain other lending institutions which are a party thereto. Such credit facility amended and restated the Coinmach Corp. credit facility that was originally entered into on January 25, 2002. We refer to such credit facility prior to its amendment and restatement as the “Coinmach Corp. credit facility,” and after such amendment and restatement as the “amended and restated credit facility.”
          The amended and restated credit facility, which consists of a $570.0 million term loan facility and a $75.0 million revolving credit facility that is currently undrawn (subject to approximately $6.4 million of currently outstanding letters of credit), provides us with additional operating flexibility and permits us to consummate the merger event described below, subject to the satisfaction of certain specified conditions.
          On December 19, 2005, Coinmach Corp. borrowed $230.0 million under the term loan facility to refinance approximately $229.3 million aggregate principal amount of then outstanding term debt under the Coinmach Corp. credit facility and pay related expenses. The term loan facility also allows Coinmach Corp. to borrow up to an additional $340.0 million of delayed draw term loans, provided that such amounts are borrowed on or after February 1, 2006 and prior to February 28, 2006 and are used, substantially contemporaneously with such borrowing, to retire all of Coinmach Corp.’s $324.5 million outstanding aggregate principal amount of 9% senior unsecured notes due 2010 (which we refer to as the “Coinmach Corp. 9% notes”) and pay related premiums, costs and expenses. On December 30, 2005, Coinmach Corp. delivered notice to the holders of the Coinmach Corp. 9% notes that, pursuant to the indenture governing such notes, it will retire on February 1, 2006 all of the outstanding Coinmach Corp. 9% notes at a redemption price equal to 104.5% of the principal amount thereof, plus accrued and unpaid interest thereon. Coinmach Corp. expects to use the delayed draw term loans available under the term loan facility to fund such redemption.
          Upon the retirement of the Coinmach Corp. 9% notes and the discharge of the indenture governing such notes, the covenants of the Intercompany Note will, under the terms of the Intercompany Note, automatically conform in substantial respects to the covenants contained in the amended and restated credit facility. Unless otherwise stated or the context otherwise requires, references to the Intercompany Note assume that the Intercompany Note contains covenants substantially similar to the covenants contained in the amended and restated credit facility.
  Tender Offer and Consent Solicitation for 11% Notes
          On January 5, 2006, we commenced an offer (which offer was amended and supplemented on January 17, 2006) to purchase for cash (which offer, as amended and supplemented, we refer to as the “Tender Offer”) not less than $30.0 million aggregate principal amount and up to all of our outstanding 11% notes, and a related solicitation of consents (which we refer to as the “Consent Solicitation”) to the adoption of proposed amendments to the indenture governing the 11% notes (which we refer to as the “Proposed Amendments”). As of January 24, 2006, approximately $136.1 million aggregate principal amount of 11% notes were outstanding.
          The total consideration to be paid for the 11% notes is $6.754 plus accrued and unpaid interest thereon up to but not including the payment date, consisting of (i) $6.6926 per $6.14 principal amount of the 11% notes plus accrued and unpaid interest and (ii) an early tender payment (which we refer to as the “Early Tender Payment”) of $0.0614 per $6.14 principal amount of the 11% notes, payable only to holders who validly tender (and do not withdraw) their 11% notes and validly deliver (and do not revoke) their consents on or prior to 9:00 A.M., New York City time, on January 25, 2006, unless extended (which time and date we refer to as the “Early Tender Payment Deadline”). The Tender Offer will expire at 9:00 A.M., New York City time, on February 3, 2006, unless extended or earlier terminated (which time and date we refer to as the “Expiration Date”). As of the Early Tender Payment Deadline, approximately $47.7 million aggregate principal amount of 11% notes had been tendered in the Tender Offer.
          The consideration for the Tender Offer, including the Early Tender Payment (we refer to all of such consideration for the Tender Offer as the “Total Tender Offer Consideration”), is expected to be paid with the proceeds from this offering and, if necessary, borrowings under the revolver portion of the amended and restated credit facility and/or borrowings obtained from other financing arrangements, including but not limited to any amendment to the amended and restated credit facility in order to increase borrowing capacity thereunder.
          The Proposed Amendments require for adoption the consent of the holders of a majority in aggregate principal amount of outstanding 11% notes, excluding 11% notes owned by CSC or any of its affiliates. The Proposed Amendments, if they became operative, would eliminate substantially all of the restrictive covenants and certain of the event of default provisions contained in the indenture governing the 11% notes and would modify certain other provisions. As of the Early Tender Payment Deadline, consents representing approximately $47.7 million aggregate principal amount of 11% notes had been delivered.
  The Merger Event
          After the retirement of all outstanding Coinmach Corp. 9% notes, provided we are permitted to do so under the terms of the amended and restated credit facility, we may decide to merge Laundry Corp. and Coinmach Corp. into CSC. We refer to such mergers collectively as the “merger event.” If we complete the merger event,

•	CSC would become an operating company and the sole stockholder of Coinmach Corp.’s subsidiaries,

•	such subsidiaries would become guarantors of the 11% notes (if 11% notes are still outstanding after completion of the Tender Offer),

•	the Intercompany Loan (as increased as a result of the Additional Intercompany Loan) would no longer be outstanding,

•	certain covenants under the indenture governing the 11% notes (if 11% notes are still outstanding after completion of the Tender Offer) relating to the Intercompany Loan would no longer apply, and

•	CSC would replace Coinmach Corp. as the borrower under the amended and restated credit facility.
  The Overallotment Option
          The underwriters have an option to purchase up to 1,605,995 additional shares of Class A common stock from us within 30 days of the date of this prospectus. If the overallotment option is exercised in full, we expect to receive approximately $14.175 million in net proceeds from such exercise.
          To the extent permitted under the indenture governing the 11% notes, we intend to use the net proceeds from any exercise of the underwriters’ overallotment option to repurchase up to 1,605,995 shares of the outstanding shares of Class B common stock. See “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors — Redemption of Class B Common Stock — Sales of Class B Common Stock by Class B Common Stockholders.”
          If the underwriters’ overallotment option is exercised in full and all the net proceeds thereof are permitted to be used to repurchase shares of Class B common stock, upon completion of the Current Transactions there would be approximately 23,374,450 shares of Class B common stock outstanding. Unless otherwise stated or the context otherwise requires, references to the number of outstanding shares of Class B common stock, or statements derived therefrom, assume that the overallotment option is not exercised and that no such shares are repurchased.

          The following chart reflects our capital structure upon completion of the IDS Transactions and immediately prior to the Current Transactions:
          The following chart reflects our capital structure immediately after giving effect to the Current Transactions (assuming separate 11% notes and IDSs are still outstanding):

          For more information about the Current Transactions, see “The Transactions — Description of the Current Transactions” and “Use of Proceeds.”
Recent Developments
          Preliminary results for the three and nine month periods ended December 31, 2005 are as follows:

•	Revenue for the three and nine month periods ended December 31, 2005 was approximately $138.3 million and $404.5 million, respectively;

•	EBITDA (excluding costs associated with the Current Transactions) for the three and nine month periods ended December 31, 2005 was approximately $41.4 million and $120.6 million, respectively; and

•	Capital expenditures for the three month and nine month periods ended December 31, 2005 were approximately $16.2 million and $52.8 million, respectively.

Equity Investors of Holdings
          The equity investors of Holdings include GTCR as well as certain other investors (which, along with GTCR, we refer to as the “equity investors”). The Holdings equity investors also include certain members of our management, which we refer to as the “management investors” and which together hold approximately 14% of Holdings’ outstanding equity interests. Upon completion of this offering, Holdings will maintain control of approximately 62.8% of our total voting power, and GTCR and the management investors, through Holdings, will continue to exert substantial control over matters submitted to our stockholders for approval. As of January 24, 2006, GTCR also controls through an affiliate an additional approximately 3% of our voting power through the ownership of 2,199,413 IDSs that were purchased in the IPO. See “Risk Factors — Risks Relating to the Offering — Voting control of us by Holdings may create conflicts of interest” and “Description of Capital Stock.” All or a portion of the shares of Class A common stock underlying such IDSs may be purchased with proceeds from this offering. See “Use of Proceeds.” Unless otherwise stated or the context otherwise requires, references to the number of outstanding shares of Class A common stock, or statements derived therefrom, assume that no shares of Class A common stock owned by the affiliate of GTCR are repurchased.
          For more information with respect to the equity investors, the management investors and our relationship with Holdings, please see “Security Ownership of Certain Beneficial Owners and Management,” and “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors.”
Our Corporate Information
          We were incorporated in December 2003 as a Delaware corporation and do not have any direct operations. As the sole stockholder of Laundry Corp., we have full ownership and control of Laundry Corp. and its direct and indirect subsidiaries, including Coinmach Corp. and Super Laundry. We own 100% of the non-voting common stock of AWA, and Coinmach Corp. owns 100% of the voting preferred stock of AWA. We indirectly have full ownership and control of AWA. If we consummate the merger event, we would become the sole stockholder of, and therefore would maintain full and direct ownership and control of, the current subsidiaries of Coinmach Corp.
          Our principal office is located at 303 Sunnyside Boulevard, Suite 70, Plainview, New York 11803. Our telephone number is (516) 349-8555. We also maintain an executive office in Charlotte, North Carolina. We maintain a website at www.coinmachservicecorp.com where general information about our business is available. The information contained in our website is not part of this prospectus.

Summary of the Offering and Our Common Stock

Issuer	Coinmach Service Corp.

Common stock to be outstanding immediately following this offering:

Class A common stock outstanding prior to this offering	18,911,532 shares.

Class A common stock issued in this offering	10,706,638 shares, or 12,312,633 shares assuming the underwriters’ overallotment option is exercised in full.

Class B common stock outstanding	24,980,445 shares, or 23,374,450 shares assuming the underwriters’ overallotment option is exercised in full and all net proceeds therefrom are used to repurchase shares of Class B common stock. All shares of Class B common stock are owned by Holdings.

Class A common stock American Stock Exchange symbol	DRA

Use of Proceeds	We expect to use the net proceeds of this offering to fund the Total Tender Offer Consideration, and expect to use any remaining proceeds for general corporate purposes, including (i) to repurchase all or any portion of the 2,199,413 shares of Class A common stock currently owned by an affiliate of GTCR and/or (ii) to fund all or a portion of any potential acquisitions. See “Use of Proceeds.”

Voting rights	Following this offering, holders of Class A common stock will control approximately 37.2% of our total voting power. Holdings, which owns all of our Class B common stock, will control approximately 62.8% of our total voting power and will own approximately 45.8% of our total outstanding shares of common stock. The foregoing percentages assume no exercise of the underwriters’ overallotment option and no repurchase of Class A common stock or Class B common stock with proceeds from this offering.

As to any matter for which a vote of CSC stockholders is required, the holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to two votes per share. However, if at any time (i) Holdings, (ii) Holdings unitholders and “immediate family” (as such term is defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) members of a Holdings unitholder, and (iii) their respective “affiliates” (as such term is defined in Rule 12b-2 under the Exchange Act) (collectively, the “Permitted Transferees”) collectively own less than 25% in the aggregate of our then outstanding shares of Class A common stock and Class B common stock (subject to certain antidilution and other similar adjustments), then at such time and at all times thereafter, all holders of Class B common stock will only be entitled to one vote per share on all matters for which a vote of CSC stockholders is required. Assuming the underwriters’ overallotment option is exercised in full and all of the net proceeds therefrom are used to purchase shares of Class B common stock, the remaining shares of Class B common stock owned by Holdings would exceed 25% of all of our outstanding common stock.

Unless otherwise required by applicable Delaware law, holders of Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for a vote, including the election of directors to our board of directors, except as described below.

Only Class A common stockholders may vote, as a single class, to amend provisions of our certificate of incorporation in a manner that adversely affects the dividend or voting rights which are exclusive to the Class A common stock and does not adversely affect the voting, dividend or redemption rights of the Class B common stock.

Only holders of Class B common stock may vote, as a single class, to amend provisions of our certificate of incorporation relating to a change (i) in the number of authorized shares of Class B common stock or (ii) that affects the voting, dividend or redemption rights which are exclusive to the Class B common stock and does not adversely affect the dividend or voting rights of the Class A common stock.

Dividends:

Dividend rights generally	Our dividend policy contemplates the declaration and payment of quarterly cash dividends of approximately $0.20615 per share on shares of Class A common stock on March 1, June 1, September 1 and December 1 of each year to holders of record on the preceding February 25, May 25, August 25 and November 25, covering the completed fiscal quarter that immediately precedes such payment date. Subject to the limitations and exceptions described below, our dividend policy contemplates annual dividends on our Class B common stock. Payment of dividends on all classes of our common stock is not cumulative.

Assuming this offering is consummated prior to February 25, 2006, our first dividend payment on the Class A common stock being offered hereby is expected to be on March 1, 2006, with respect to the quarter ended December 31, 2005.

See “Dividend Policy and Restrictions” and “Risk Factors” for a further description of our dividend policy and restrictions on and risks related to our ability to pay dividends.

Periods ending on or prior to March 31, 2007	Under our certificate of incorporation, the rights of holders of shares of Class B common stock to receive cash dividends for any period ending on or prior to March 31, 2007 are subordinated to the rights of holders of shares of Class A common stock to receive cash dividends with respect to the same period.

Fiscal quarter ended March 31, 2005 and fiscal year ending March 31, 2006	We will pay on June 1, 2006 cash dividends on each share of Class B common stock for the fiscal quarter ended March 31, 2005 and the fiscal year ending March 31, 2006 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal quarter and fiscal year, respectively, up to an aggregate amount not exceeding $2.5 million and $10.0 million, respectively, so long as cash dividends for such fiscal quarter and fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our dividend policy.

Fiscal year ending March 31, 2007	We will pay on June 1, 2007 cash dividends on each share of Class B common stock for the fiscal year ending March 31, 2007 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal year up to an aggregate amount not exceeding $10.0 million, so long as cash dividends for such fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our dividend policy.

Fiscal years ending after March 31, 2007	The rights of holders of shares of Class B common stock to receive cash dividends with respect to the fiscal years ending March 31, 2008 and March 31, 2009 are, under the conditions described below, subordinated to the rights of holders of shares of Class A common stock to receive cash dividends. In no event will the subordination requirements apply with respect to any fiscal year thereafter. However, subject to the limitations described below, shares of Class B common stock are not entitled to receive dividends for any such fiscal year unless dividends are also declared and paid on shares of Class A common stock for such fiscal year.

If we pay cash dividends on our Class A common stock with respect to any fiscal year ending after March 31, 2007, we will pay on June 1 immediately following such fiscal year cash dividends on each share of Class B common stock for such fiscal year equal to the cash dividends paid or to be contemporaneously paid on each share of Class A common stock for such fiscal year, provided that if the Subordination Termination Conditions (as defined below) are not met for such fiscal year, no such dividends may be paid on our Class B common stock with respect to such fiscal year unless (i) cash dividends for such fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our dividend policy and (ii) the aggregate amount of cash dividends paid on all the outstanding shares of Class B common stock for such fiscal year does not exceed $10.0 million.

The “Subordination Termination Conditions” are only applicable to the fiscal years ending March 31, 2008 and March 31, 2009, and will not be satisfied with respect to such fiscal year if either (i) our consolidated EBITDA (generally defined as earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization) for such fiscal year was less than $165.0 million or (ii) the ratio of (x) our consolidated indebtedness on the last day of such fiscal year minus the amount, as of such day, of cash and cash equivalents held by us and our consolidated subsidiaries in excess of $25.0 million to (y) our consolidated EBITDA for such fiscal year was greater than 4.5 to 1.0, provided that if the Subordination Termination Conditions are satisfied with respect to the fiscal year ending March 31, 2008, then the Subordination Termination Conditions shall be deemed to have been satisfied for the fiscal year ending March 31, 2009.

Notwithstanding anything to the contrary in the second immediately preceding paragraph, if the subordination provisions are no longer in effect for any fiscal year, the cash dividends payable on each share of our Class B common stock shall, with respect to such fiscal year and each fiscal year thereafter, be equal to 105% of the aggregate amount of dividends payable on each share of Class A common stock for such fiscal year.

Waiver of cash dividends by holders of Class B common stock	Holders of a majority of the then outstanding shares of Class B common stock may at any time, voting as a single class, waive the rights of all holders of shares of Class B common stock to all or any portion of cash dividends to which they are entitled.

Sales rights of Class B common stockholders	Under certain circumstances, holders of Class B common stock have the right to have their respective shares redeemed with the proceeds of certain primary registered offerings of IDSs, Class A common stock not in the form of IDSs, or any combination thereof. See “Description of Capital Stock — Common Stock — Redemption of Class B Common Stock — Sales of Class B Common Stock by Class B Common Stockholders.”

Shares of Class A common stock are not entitled to any sales rights.

Redemption rights of CSC	Under certain circumstances, we have the right to redeem all or any portion of the outstanding Class B common stock on a pro rata basis. See “Description of Capital Stock — Common Stock — Redemption of Class B Common Stock — Redemption of Class B Common Stock by CSC.”

Shares of Class A common stock are not subject to any redemption rights.

Transfer restrictions	The shares of Class A common stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), unless they are acquired by “affiliates” as that term is defined in Rule 144 under the Securities Act.

Shares of Class B common stock are “restricted securities” as that term is defined in Rule 144 under the Securities Act and are not and will not be listed for trading on any exchange.

Transfer agent	The Bank of New York is the transfer agent and registrar for our common stock.

Book-entry form	The shares of Class A common stock offered hereby will be initially issued in book-entry form and will be represented by a global stock certificate. The shares will be fully-registered in the name of a nominee of The Depository Trust Company (“DTC”).

          See “Description of Capital Stock” for a more detailed discussion of our common stock.
Risk Factors
          You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus before investing in the shares of Class A common stock.
Market and Industry Data
          Market data used throughout this prospectus was obtained from our internal surveys and industry surveys and publications. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but we have not independently verified the market data. Similarly, our internal surveys, while believed to be reliable, have not been verified by any independent sources.

Summary Consolidated Historical Financial Data
(In thousands of dollars, except ratios)
          The following tables display the summary consolidated historical financial data of CSC for the periods ended or as of the dates indicated. The following tables also display the unaudited pro forma financial data of CSC as of and for the twelve months ended September 30, 2005, giving effect to (i) this offering, (ii) the repurchase by Coinmach Corp. of all of the outstanding Coinmach Corp. 9% notes expected to occur on February 1, 2006 and the refinancings on December 19, 2005 of term debt that was outstanding under the Coinmach Corp. credit facility, in each case with borrowings under the term loan portion of the amended and restated credit facility (which we refer to as “Coinmach Corp.’s refinancings”), and (iii) the Tender Offer (presented giving separate effect to the tender and repurchase of (A) $30.0 million aggregate principal amount of 11% notes (the “Minimum Tender Amount”), (B) $50.0 million aggregate principal amount of 11% notes (the “Early Tender Amount”) (approximately $47.7 million aggregate principal amount of 11% notes had been tendered as of the Early Tender Payment Deadline), and (C) all of the approximately $136.1 million aggregate principal amount of 11% notes outstanding (the “Maximum Tender Amount”)), which are part of the Current Transactions, in each case as if such transactions occurred at the beginning of the period (or in the case of balance sheet data, as of the date of such data). We derived certain of the historical data as of and for the fiscal years ended March 31, 2003 (the “2003 Fiscal Year”), March 31, 2004 (the “2004 Fiscal Year”) and March 31, 2005 (the “2005 Fiscal Year”) from our audited consolidated financial statements. We derived certain of the historical data as of and for the six months ended September 30, 2004 and September 30, 2005 from our unaudited condensed consolidated financial statements, which include all adjustments consisting of normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for these periods. We derived certain of the historical data as of and for the twelve months ended September 30, 2005 from our unaudited condensed consolidated financial statements, which include all adjustments consisting of normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for this period. The historical data for the results of operations for the twelve months ended September 30, 2005 represents the combined results of operations for the six months ended September 30, 2005 and the six months ended March 31, 2005. The unaudited pro forma financial data as of and for the twelve months ended September 30, 2005 and the historical data for the results of operations as of and for the twelve months ended September 30, 2005 and the six months ended September 30, 2005 is not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending March 31, 2006. The summary financial information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto appearing elsewhere in this prospectus.

				Six Months Ended
						Twelve Months
	Fiscal Year Ended March 31,					Ended
				September 30,	September 30,	September 30,
	2003	2004	2005	2004	2005	2005

				(Unaudited)	(Unaudited)	(Unaudited)
Operations Data:
Revenues	$535,179	$531,088	$538,604	$266,449	$266,150	$538,305
Operating income	55,348	47,112	49,641	23,420	25,234	51,455
Transaction costs(1)	—	—	(17,389)	—	—	(17,389)
Net loss(2)	(3,200)	(31,331)	(35,325)	(16,652)	(3,263)	(21,936)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$27,428	$31,620	$57,271	$37,605	$49,692	$49,692
Property and equipment, net	286,686	283,688	264,264	276,315	262,130	262,130
Contract rights, net	335,327	323,152	309,698	316,561	303,676	303,676
Advance location payments	70,911	73,253	72,222	72,937	70,179	70,179

				Six Months Ended
						Twelve Months
	Fiscal Year Ended March 31,					Ended
				September 30,	September 30,	September 30,
	2003	2004	2005	2004	2005	2005

				(Unaudited)	(Unaudited)	(Unaudited)
Goodwill, net	203,860	204,780	204,780	204,780	204,780	204,780
Total assets	976,163	959,508	956,676	951,386	935,165	935,165
Total long-term debt	718,112	717,631	708,391	715,775	698,345	698,345
Preferred stock	241,200	265,914	—	279,282	—	—
Stockholders’ (deficit) equity	(138,460)	(169,619)	109,215	(184,672)	98,142	98,142
Financial Information and Other Data:
Cash flow provided by operating activities	$103,900	$97,052	$104,998	$48,344	$52,008	$108,662
Cash flow used in investing activities	(81,330)	(88,449)	(70,927)	(37,282)	(37,786)	(71,431)
Cash flow used in financing activities	(22,962)	(4,411)	(8,420)	(5,077)	(21,801)	(25,144)
EBITDA(3)	159,526	155,689	142,692	78,590	79,238	143,340
EBITDA margin(4)	29.8%	29.3%	26.5%	29.5%	29.8%	26.6%
Operating margin(5)	10.3%	8.9%	9.2%	8.8%	9.5%	9.6%
Capital expenditures(6):
Capital expenditures	$86,685	$86,732	$71,495	$36,955	$37,074	$71,614
Acquisition capital expenditures	1,976	3,615	628	618	1,210	1,220

	Twelve Months Ended September 30, 2005

		Minimum Tender	Early Tender	Maximum Tender
	Actual	Amount	Amount	Amount

Pro Forma Financial Data (unaudited)(7):
Interest expense(8)	$60,593	$49,361	$47,094	$41,305
Net loss	(21,936)	(31,724)	(32,613)	(38,784)
Cash and cash equivalents (at end of period)	49,692	80,099	57,349	38,694
Total assets (at end of period)	935,165	959,954	935,629	910,199
Total long-term debt (at end of period)	698,345	684,561	664,561	638,334
Total net long-term debt (at end of period)(9)	648,653	604,462	607,212	599,640
Stockholders’ equity (at end of period)	98,142	142,408	138,633	141,798
EBITDA(3)	143,340	115,519	111,744	95,496
EBITDA (adjusted to exclude Transaction costs)(3)	160,729	160,729	160,729	160,729

(1)	Transaction costs in the 2005 Fiscal Year and the twelve months ended September 30, 2005 consist of the following costs incurred in connection with the IDS Transactions: (a) approximately $11.3 million of redemption premium on the portion of the Coinmach Corp. 9% notes redeemed, (b) the write-off of unamortized deferred financing costs relating to the redemption of the Coinmach Corp. 9% notes and the term loans repaid aggregating approximately $3.5 million, (c) expenses aggregating approximately $1.8 million relating to the amendment of the Coinmach Corp. credit facility and (d) special bonuses to senior management related to the IDS Transactions aggregating approximately $0.8 million.

(2)	For the 2005 Fiscal Year, net loss includes approximately $18.2 million of preferred stock dividend recorded as interest expense. For the 2004 Fiscal Year, net loss includes approximately $24.7 million of preferred stock dividend recorded as interest expense. For the six months ended September 30, 2004, net loss includes approximately $13.4 million of preferred stock dividend recorded as interest expense. For the twelve months ended September 30, 2005, net loss includes approximately $4.9 million of preferred stock dividend recorded as interest expense. As required by Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities” (“SFAS No. 150”), accrued and unpaid dividends prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Preferred stock dividends for the 2003 Fiscal Year were approximately $20.8 million.

(3)	EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate our ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of our three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because we have historically provided EBITDA to investors, we believe that presenting this non-GAAP financial measure provides consistency in our financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by U.S. generally accepted accounting principles, (“GAAP”)) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following tables reconcile our net loss and cash flow provided by operating activities to EBITDA for each period presented (in thousands).

				Six Months Ended		Twelve
						Months
	Fiscal Year Ended March 31,					Ended
				September 30,	September 30,	September 30,
	2003	2004	2005	2004	2005	2005

Net loss	$(3,200)	$(31,331)	$(35,325)	$(16,652)	$(3,263)	$(21,936)
Provision (benefit) for income taxes	381	(3,648)	(10,166)	(1,921)	(2,149)	(10,394)
Interest expense	58,167	57,377	58,572	28,625	30,646	60,593
Interest expense — preferred stock	—	24,714	18,230	13,368	—	4,862
Interest expense — escrow interest	—	—	941	—	—	941
Depreciation and amortization	104,178	108,577	110,440	55,170	54,004	109,274

EBITDA	159,526	155,689	142,692	78,590	79,238	143,340
Transaction costs	—	—	17,389	—	—	17,389

EBITDA (adjusted to exclude Transaction costs)(a)	$159,526	$155,689	$160,081	$78,590	$79,238	$160,729

				Six Months Ended		Twelve
						Months
	Fiscal Year Ended March 31,					Ended
				September 30,	September 30,	September 30,
	2003	2004	2005	2004	2005	2005

Cash flow provided by operating activities	$103,900	$97,052	$104,998	$48,344	$52,008	$108,662
Interest expense	58,167	57,377	58,572	28,625	30,646	60,593
Interest expense-escrow interest	—	—	941	—	—	941
Gain (loss) on sale of investment and equipment	3,532	1,232	557	54	(27)	476
Loss on redemption of Coinmach Corp. 9% notes	—	—	(14,770)	—	—	(14,770)
Stock based compensation	(338)	(176)	(74)	(37)	(12)	(49)
Change in operating assets and liabilities	(3,693)	2,513	(5,206)	2,776	(2,314)	(10,296)
Deferred taxes	16	3,753	10,166	1,956	2,149	10,359
Amortization of debt discount and deferred issue costs	(2,439)	(2,414)	(2,326)	(1,207)	(1,063)	(2,182)
Provision (benefit) for income taxes	381	(3,648)	(10,166)	(1,921)	(2,149)	(10,394)

EBITDA	159,526	155,689	142,692	78,590	79,238	143,340
Transaction costs	—	—	17,389	—	—	17,389

EBITDA (adjusted to exclude Transaction costs)(a)	$159,526	$155,689	$160,081	$78,590	$79,238	$160,729

(a) Represents for the 2005 Fiscal Year and the twelve months ended September 30, 2005 EBITDA as adjusted to take into account transaction costs aggregating approximately $17.4 million in connection with the IDS Transactions consisting of (a) approximately $11.3 million of redemption premium on the portion of the Coinmach Corp. 9% notes redeemed, (b) the write-off of deferred financing costs relating to the redemption of the Coinmach Corp. 9% notes and the term loans repaid aggregating approximately $3.5 million, (c) expenses relating to the amendment on November 15, 2004 of the Coinmach Corp. credit facility, aggregating approximately $1.8 million, and (d) special bonuses to senior management related to the IDS Transactions aggregating approximately $0.8 million.

(4)	EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate our performance over various sales levels. EBITDA margin should not be considered as an alternative for measurements determined in accordance with GAAP.

(5)	Operating margin represents operating income as a percentage of revenues.

(6)	Capital expenditures represent amounts expended for property, equipment and leasehold improvements, as well as for advance location payments to location owners. Acquisition capital expenditures represent the amounts expended to acquire local, regional and multiregional route operators.

(7)	The unaudited pro forma financial data as of and for the twelve months ended September 30, 2005 gives effect to (i) this offering, (ii) Coinmach Corp’s refinancings and (iii) the Tender Offer, as if such transactions had occurred at the beginning of the period or, in the case of balance sheet data, as of the date of such data.

The pro forma net loss for the twelve months ended September 30, 2005 is computed as follows:

	Twelve Months Ended September 30, 2005

	Minimum Tender	Early Tender	Maximum Tender
	Amount(a)	Amount(b)	Amount(c)

Net loss as reported	$(21,936)	$(21,936)	$(21,936)
Additional transaction costs	(27,821)	(31,596)	(47,844)
Reduction in interest expense	11,232	13,499	19,288
Tax benefit (41%)	6,801	7,420	11,708

	$(31,724)	$(32,613)	$(38,784)

(a) Additional transaction costs represent (i) approximately $14.6 million of redemption premium on the portion of the Coinmach Corp. 9% notes to be redeemed, (ii) write-off of unamortized deferred financing costs relating to the redemption of the Coinmach Corp. 9% notes totaling approximately $4.8 million, (iii) write-off of unamortized deferred financing costs relating to the refinancing of the Coinmach Corp. credit facility totaling approximately $1.8 million, (iv) approximately $0.6 million in non-recurring transaction fees and expenses, (v) approximately $3.6 million relating to costs and expenses of the Tender Offer and (vi) write-off of unamortized deferred financing costs relating to the repurchase of the 11% notes totaling approximately $2.4 million.

The pro forma balance sheet data assumes (i) net proceeds from the sale of Class A common shares of approximately $36.1 million, (ii) net reduction in unamortized deferred financing costs of approximately $5.6 million, and (iii) a net decrease in long-term debt of approximately $13.8 million.

(b) Additional transaction costs represent (i) approximately $14.6 million of redemption premium on the portion of the Coinmach Corp. 9% notes to be redeemed, (ii) write-off of unamortized deferred financing costs relating to the redemption of the Coinmach Corp. 9% notes totaling approximately $4.8 million, (iii) write-off of unamortized deferred financing costs relating to the refinancing of the Coinmach Corp. credit facility totaling approximately $1.8 million, (iv) approximately $0.6 million in non-recurring transaction fees and expenses, (v) approximately $5.8 million relating to costs and expenses of the Tender Offer and (vi) write-off of unamortized deferred financing costs relating to the repurchase of the 11% notes totaling approximately $3.9 million.

The pro forma balance sheet data assumes (i) net proceeds from the sale of Class A common shares of approximately $13.9 million, (ii) net reduction in unamortized deferred financing costs of approximately $7.2 million, and (iii) a net decrease in long-term debt of approximately $33.8 million.

(c) Additional transaction costs represent (i) approximately $14.6 million of redemption premium on the portion of the Coinmach Corp. 9% notes to be redeemed, (ii) write-off of unamortized deferred financing costs relating to the redemption of the Coinmach Corp. 9% notes totaling approximately $4.8 million, (iii) write-off of unamortized deferred financing costs relating to the refinancing of the Coinmach Corp. credit facility totaling approximately $1.8 million, (iv) approximately $0.6 million in non-recurring transaction fees and expenses, (v) approximately $15.3 million relating to costs and expenses of the Tender Offer and (vi) write-off of unamortized deferred financing costs relating to the repurchase of the 11% notes totaling approximately $10.7 million.

The pro forma balance sheet data assumes (i) use of cash and cash equivalents of approximately $2.4 million, (ii) net reduction in unamortized deferred financing costs of approximately $14.0 million, and (iii) a net decrease in long-term debt of approximately $60.0 million.

(8)	Interest expense does not include approximately $4.9 million of preferred stock dividend recorded as interest expense and approximately $0.9 million of interest expense on the portion of the Coinmach Corp. 9% notes that were redeemed on December 24, 2004.

(9)	Represents total long-term debt less cash and cash equivalents, as follows:

	Twelve Months Ended September 30, 2005

		Minimum Tender	Early Tender	Maximum Tender
	Actual	Amount	Amount	Amount

Total long-term debt	$698,345	$684,561	$664,561	$638,334
Less: cash and cash equivalents	49,692	80,099	57,349	38,694

Total net long-term debt	$648,653	$604,462	$607,212	$599,640

Management believes that net long-term debt is a more accurate reflection of our leverage position. Net long-term debt should not be considered as an alternative for measurements determined in accordance with GAAP.

RISK FACTORS
          An investment in the shares of Class A common stock involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following risk factors.
Risks Relating to the Offering
You may not receive the level of dividends provided for in our dividend policy or any dividends at all.
          Following the completion of this offering, we expect to continue to pay quarterly dividends on our Class A common stock at the rate set forth in our current dividend policy. However, our board of directors may, in its discretion, amend or repeal our dividend policy. Our board of directors may decrease the level of dividends provided for in the dividend policy or entirely discontinue the payment of dividends. Dividend payments are not required or guaranteed, and holders of our common stock do not have any legal right to receive or require the payment of dividends. Future dividends, if any, with respect to shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition and contractual restrictions, applicable law, and our ability to generate cash from our operations, which in turn is dependent on our ability to attract and retain customers and our ability to service our debt obligations and capital expenditures requirements. See “Dividend Policy and Restrictions.” Other factors, including the pursuit of new business strategies or opportunities, increased regulatory compliance costs or lease renewal costs, changes in our competitive environment and changes in tax treatment of our debt, may also reduce cash available for dividends.
          Subject to certain limitations, we may redeem all or part of our then outstanding Class B common stock. We intend to use the anticipated net proceeds from any exercise by the underwriters of their overallotment option to repurchase shares of Class B common stock at an assumed repurchase price of approximately $8.83 per share (the actual repurchase price is expected to be equal to the public offering price of the Class A common stock offered hereby, net of any underwriting discounts and commissions). Any exercise by us of such redemption rights or any other purchase by us of shares of Class A common stock or Class B common stock (including any purchase of Class B common stock with the proceeds of any exercise of the overallotment option) will reduce cash available for Class A common stock dividend payments. See “Description of Capital Stock — Common Stock — Redemption of Class B Common Stock — Redemption of Class B Common Stock by CSC.” Furthermore, a purchase by us of shares of Class B common stock with the proceeds of any exercise by the underwriters of their overallotment option will effectively result in shares of Class A common stock (that would share equally in any dividends with the shares offered hereby) being substituted for shares of Class B common stock that are subordinated to the Class A common stock in their rights to receive dividends. See “Description of Capital Stock — Common Stock — Dividends.”
          Due to our currently contemplated cash uses, including dividend payments, we do not expect to retain enough cash from operations to be able to pay our outstanding indebtedness when it matures or when principal payments (other than regularly scheduled amortization payments under the Coinmach Corp. credit facility) on such indebtedness otherwise becomes due. Therefore, cash available for dividends will be reduced when such payments are required, unless such indebtedness is refinanced prior to such time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Capital Needs and Resources.” As part of the Current Transactions, Coinmach Corp. used borrowings under the amended and restated credit facility to refinance approximately $229.3 million aggregate principal amount of outstanding term debt under the Coinmach Corp. credit facility and expects to use the delayed draw term loans available under the amended and restated credit facility to retire all of the $324.5 million outstanding aggregate principal amount of Coinmach Corp. 9% notes on February 1, 2006. In addition, CSC expects to use proceeds from this offering to fund the Total Tender Offer Consideration and, if additional funds are required, to use borrowings available under the revolver portion of the amended and restated credit facility and/or under other financing arrangements into which it may enter.

          In addition, any future issuances of Class A common stock, including but not limited to issuances pursuant to existing CSC benefit plans, will increase the number of outstanding Class A common stock shares and consequently make it more difficult for us to pay dividends on the Class A common stock at the dividend rate set forth in our dividend policy. On January 4, 2006, the compensation committee of our board of directors awarded restricted shares of Class A common stock to certain executive officers and directors. See “Management — Equity-Based Incentive Plans — Restricted Stock Grants under 2004 LTIP.”
          The earliest that the subordination of payment of any cash dividends on the Class B common stock may terminate is the fiscal year ending March 31, 2008, and all shares of Class B common stock will then be equally entitled to cash dividend payments with all shares of Class A common stock, subject to the Class B common stock step up dividend right described below. Therefore, any cash set aside for dividends will have to be shared by the holders of the Class A common stock and Class B common stock on a pro rata basis. Since under these circumstances less cash will be available to the holders of Class A common stock, we may be forced to reduce cash dividends on the Class A common stock.
          Following the termination of the subordination provisions, each share of Class B common stock will be entitled to a step up dividend of 105% of the aggregate amount of dividends declared on each share of Class A common stock for the four fiscal quarters occurring during any fiscal year ending after March 31, 2007 (unless, solely with respect to the fiscal years ended March 31, 2008 and March 31, 2009, the Subordination Termination Conditions have not been satisfied with respect to such fiscal year). Any excess payments in cash will reduce cash available for future Class A common stock dividend payments, which may force us to reduce such Class A common stock dividend payments. See “Description of Capital Stock.”
          Furthermore, the amended and restated credit facility (and the Intercompany Note) contain limitations on Coinmach Corp.’s ability to pay dividends. The indenture governing the 11% notes will contain additional limitations on CSC’s ability to pay dividends unless and until the Proposed Amendments become operative. In addition, any financing arrangements we may enter into in the future, including any arrangements to fund the Total Tender Offer Consideration, may contain further limitations. You may not receive the level of dividends provided for in our dividend policy or any dividends at all.
          Delaware law also restricts our (and our subsidiaries’) ability to pay dividends. Under Delaware law, our board of directors and the boards of directors of our corporate subsidiaries may declare dividends only to the extent of our (and each of their) “surplus,” which is total assets at current value minus total liabilities at current value (as each may be determined in good faith by our and their respective boards of directors), minus statutory capital, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If we have insufficient cash flow to cover dividend payments under our dividend policy or to make such payments in compliance with our and our subsidiaries’ outstanding indebtedness, we will need to reduce or eliminate dividends or, to the extent permitted under our debt agreements, fund a portion of our dividends with additional borrowings.
          Our dividend policy contemplates a quarterly cash dividend of approximately $0.20615 per share of Class A common stock. Based on a review and analysis conducted by our management, and assuming that the overallotment is exercised by our underwriters in full and the number of shares of Class A common stock outstanding will not increase prior to December 31, 2006, we believe that in order to satisfy financial maintenance covenants under the amended and restated credit facility, our EBITDA for the four consecutive fiscal quarters ending December 31, 2006 would need to be at least $155.2 million, which exceeds the amount we expect will be necessary to pay cash dividends on our Class A common stock for those four fiscal quarters as set forth in “Dividend Policy and Restrictions.” See “Dividend Policy and Restrictions — Our Dividend Rate — Basis for Dividend Rate.”
          If our EBITDA is below our expectations or if our assumptions as to capital expenditures or interest expense were too low or our assumptions as to the sufficiency of the amended and restated credit facility to finance our working capital needs were incorrect, we may be required to do one or more of the following: (i) reduce our capital expenditures, (ii) fund capital expenditures or other costs and expenses with borrowings under the amended and restated credit facility (to the extent amounts available thereunder have not been used to fund the Total Tender Offer Consideration), (iii) evaluate other funding alternatives, such as capital markets transactions, refinancing or restructuring our consolidated indebtedness, asset sales, or financing from third parties, or (iv) seek an amendment, waiver or other modification from requisite lenders under the amended and restated credit facility, holders of the 11% notes (unless and until the Proposed Amendments become operative) and lenders under any financing arrangements entered into by us to fund the Total Tender Offer Consideration, to the extent the inaccuracy of our assumptions resulted in our failure to satisfy the applicable restrictions contained in the terms of such indebtedness. Additional sources of funds may not be available on commercially reasonable terms or at all or may not be permitted pursuant to the terms of our existing indebtedness.
          Furthermore, if we failed to satisfy any financial maintenance or other covenant, we would be required to seek an amendment, waiver or other modification from the requisite lenders under the amended and restated credit facility to waive any resulting default. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our future liquidity, our ability to adapt to changes in our industry and our ability to expand our business. In addition to any of the foregoing options that may be available to us, our board of directors may at any time and in its absolute discretion reduce the level of dividends provided for in our dividend policy or eliminate such dividends entirely.
We have substantial indebtedness which could restrict our ability to pay dividends with respect to the shares of our Class A common stock and could adversely affect our financing options and liquidity position.
          We have now, and following the Current Transactions will continue to have, a substantial amount of indebtedness. As of September 30, 2005, on a pro forma basis after giving effect to the Current Transactions, including the incurrence of indebtedness under the amended and restated credit facility, the retirement of all of the outstanding Coinmach Corp. 9% notes, and the purchase of approximately $50.0 million aggregate principal amount of 11% notes in the Tender Offer (approximately $47.7 million aggregate principal amount of 11% notes had been tendered as of the Early Tender Payment Deadline), we would have had total indebtedness of $664.6 million, and an additional $75.0 million (or $68.6 million after letters of credit) would have been available for borrowing under the revolver portion of the amended and restated credit facility.
          Our substantial indebtedness could have important consequences for you as a holder of Class A common stock. For example, our substantial indebtedness could:

•	make it more difficult for us to pay dividends on our common stock;

•	reduce or eliminate your ability to recover any of your investment in any bankruptcy proceedings involving us;

•	limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, future business opportunities, including strategic acquisitions, and other general corporate requirements or hinder us from obtaining such financing on terms favorable to us or at all;

•	limit our ability to raise cash through the issuance of additional securities;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, future business opportunities and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	limit our ability to refinance our indebtedness.

We may be able to incur substantially more indebtedness, which could exacerbate the risks described above.
          We may be able to incur substantial amounts of additional indebtedness in the future, including indebtedness resulting from issuances of separate 11% notes or additional IDSs or from borrowings under the amended and restated credit facility. While the indenture governing the 11% notes, the amended and restated credit facility and the Intercompany Note will limit our and our subsidiaries’ ability to incur additional indebtedness, those limitations are subject to a number of exceptions. Furthermore, we may enter into future financing arrangements, whether entered into to fund the Total Tender Offer Consideration or otherwise. Any additional indebtedness incurred by us could increase the risks associated with our substantial indebtedness.

Restrictive covenants in our current and future indebtedness could adversely restrict our operating flexibility.
          Unless and until the Proposed Amendments become operative, the indenture governing the 11% notes contains covenants that restrict the ability of CSC, as well as the ability of its restricted subsidiaries, to:

•	incur additional indebtedness or, in the case of our restricted subsidiaries, issue preferred stock;

•	create liens;

•	pay dividends or make other restricted payments;

•	make certain investments;

•	sell or make certain dispositions of assets;

•	engage in sale and leaseback transactions;

•	engage in transactions with affiliates;

•	place restrictions on the ability of its restricted subsidiaries to pay dividends, or make other payments, to CSC; and

•	engage in mergers or consolidations and transfers of all, or substantially all of the assets of CSC.
          In addition, the amended and restated credit facility (and the Intercompany Note) contain, and the terms of any other indebtedness that we or our subsidiaries may enter into (including any future financing arrangements, whether entered into to fund the Total Tender Offer Consideration or otherwise) may contain, other and more restrictive covenants that limit our and our subsidiaries’ ability to incur indebtedness, and make capital expenditures and limit our subsidiaries’ ability to make distributions or pay dividends to us. These covenants may also require us and/or our subsidiaries to meet or maintain specified financial ratios and tests. Our ability to comply with the ratios and tests under these covenants may be affected by events beyond our control, including prevailing economic, financial, regulatory or industry conditions. A breach of any of such covenants, ratios or tests could result in a default under such indebtedness. The amended and restated credit facility (and the Intercompany Note) prohibit Coinmach Corp. and its subsidiaries (including AWA, as a guarantor under such credit facility), and if we complete the merger event would prohibit CSC and its subsidiaries, from making certain distributions in respect of its capital stock while a default or an event of default is outstanding thereunder. If we were unable to repay those amounts, the lenders under the amended and restated credit facility or holders of the 11% notes, as applicable, could proceed against the security granted to them to secure that indebtedness. If the lenders or holders of the 11% notes accelerated the payment of their indebtedness, our assets may not be sufficient to repay in full our indebtedness, which could prevent you from recovering some or all of your investment in the Class A common stock.

Lack of a significant amount of cash could adversely affect our growth, financial condition and results of operations.
          Our ability to make dividend payments, to service our debt obligations, or to fund planned capital expenditures and expand our business, will depend largely upon our future operating performance. Our future operating performance is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. We cannot assure you that our business will generate enough cash to enable us to pay dividends or our outstanding debt or fund our other liquidity and capital needs. If we are unable to generate sufficient cash to service our debt requirements, we will be required to obtain such capital from additional borrowings or other sources, including:

•	sales of certain assets to meet our debt service requirements;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.
If we cannot satisfy our cash requirements, our growth, financial condition and results of operations could suffer.
          Additionally, our after-tax cash flow available for dividend payments would be reduced if the 11% notes (to the extent such notes are outstanding after completion of the Tender Offer) were treated by the Internal Revenue Service, or the “IRS,” as equity rather than debt for U.S. federal income tax purposes. In that event, the stated interest on the 11% notes could be treated as a dividend, and interest on the 11% notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the 11% notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This could reduce our after-tax cash flow and materially adversely affect our ability to pay dividends on the Class A common stock.

You will experience immediate and substantial dilution if you purchase shares of Class A common stock in this offering.
          If you purchase shares of Class A common stock in this offering, you will experience an immediate dilution of $16.40 per share, based on a public offering price per share of $9.34. This dilution per share is attributable to our tangible book deficit for each share of Class A common stock outstanding immediately after (i) this offering, (ii) Coinmach Corp.’s refinancings and (iii) the Tender Offer (assuming $50.0 million aggregate principal amount of 11% notes are purchased in the Tender Offer). Our net tangible book deficit as of September 30, 2005, on a pro forma basis after giving effect to this offering, would have been approximately $369.8 million, or $7.06 per share of Class A common stock. See “Dilution.”

Voting control of us by Holdings may create conflicts of interest.
          Following this offering, assuming no shares of Class B common stock are purchased, Holdings will control approximately 62.8% of our voting power and therefore will exert substantial control over our business and over matters submitted to our stockholders for approval. Furthermore, as of January 24, 2006, GTCR, which controls Holdings, separately controls through an affiliate an additional approximately 3% of our voting power by virtue of the ownership of 2,199,413 IDSs, which were purchased in the IPO. All or a portion of the shares of Class A common stock underlying such IDSs may be purchased with proceeds from this offering. See “Use of Proceeds.”
          Such voting control could have the effect of delaying, deferring or preventing a change in control, merger or tender offer of us, which would deprive you of an opportunity to receive a premium for your Class A common stock and may negatively affect the market price of the Class A common stock.

Moreover, Holdings could effectively receive a premium for transferring ownership to third parties that would not inure to your benefit.
          The interests of the equity investors and the management investors may conflict with the interests of holders of Class A common stock. These parties may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could disproportionately enhance their equity investment relative to your investment in shares of Class A common stock.

The separate public trading market for IDSs and the ability to separate and create IDSs may diminish the value of your investment in shares of Class A common stock.
          Our IDSs are listed for trading on the American Stock Exchange. We have applied to separately list on the American Stock Exchange our shares of Class A common stock not held in the form of IDSs. An IDS holder may separate its IDSs into shares of Class A common stock and 11% notes at any time. Any IDS holder that wants to tender the 11% notes underlying its IDSs will be required to separate such IDSs prior to tendering such 11% notes. In addition, upon the occurrence of certain events IDSs will automatically and, in some cases, permanently, separate. Conversely, subject to limitations, a holder of separate shares of Class A common stock and 11% notes can combine such securities to form IDSs. See “Description of IDSs.” Separation and creation of IDSs will automatically result in increases and decreases, respectively, in the number of shares of Class A common stock not in the form of IDSs.
          We cannot predict what effect separate trading markets in IDSs and shares of Class A common stock not in the form of IDSs, or fluctuations in the number of separately held shares of Class A common stock, will have on the value of such separately held shares. If the value of separately held shares of Class A common stock is deemed to be less than the value of the same security underlying an IDS, creation of IDSs by combining such separate shares with any then available 11% notes may become more attractive. In connection with the IPO, we issued $20.0 million aggregate principal amount of 11% notes separate and apart from the IDSs, which separate notes are identical to the 11% notes underlying IDSs. Therefore, if the Tender Offer is not completed, holders of separate shares of Class A common stock, including purchasers of the shares offered hereby, could combine such separate 11% notes to form an even greater number of IDSs than the number initially issued in the IPO.
          Any reduction in the number of separately held shares of Class A common stock would decrease the liquidity for the remaining shares held separately, which could further diminish the value of such shares. Furthermore, creation of additional IDSs may result in the delisting of Class A common stock from the American Stock Exchange by reducing the number of shares traded separately to below the minimum required amount for listing on the exchange.

The Tender Offer may cause or exacerbate fluctuations in the market price of IDSs.
          IDS holders will be required to separate their IDSs in order to tender their underlying 11% notes in the Tender Offer. Such ongoing separations will necessarily result in continuing reductions in the number of IDSs outstanding, with corresponding decreases in the liquidity for the remaining IDSs. In addition, during the period in which the Tender Offer is outstanding, we may issue one or more public announcements on the status of the Tender Offer and the principal amount of 11% notes then tendered. Publicly announced updates on the Tender Offer may induce investors to either separate or create IDSs.
          Such events may in turn cause or exacerbate fluctuations in the market price of IDSs. Any attempt to value your investment in the shares of Class A common stock offered hereby based on IDS market prices during the Tender Offer period may be subject to significant uncertainty, due in part to the impact of the Tender Offer on prevailing IDS market prices.

The success of the Tender Offer may impede your ability to combine your shares of Class A common stock with 11% notes in order to create IDSs.
          Since IDS holders will be required to separate their IDSs in order to tender the underlying 11% notes in the Tender Offer, the number of IDSs outstanding will be reduced to the extent such notes are tendered and will be permanently reduced to the extent such notes are purchased by us. Following completion of the Tender Offer, the price of IDSs may materially decrease due to their reduced liquidity or, if the number of outstanding IDSs falls below the minimum amount required for listing on the American Stock Exchange, there may no longer be a public trading market for IDSs. Therefore, purchasers of the shares of Class A common stock being offered hereby that intend to create IDSs may find that, even if separate 11% notes are available for purchase, using shares of Class A common stock to create IDSs diminishes the value of their investment in such shares of Class A common stock.

You will not be a registered holder of shares of Class A common stock and therefore will be reliant on your broker or other financial institution to monitor and maintain your position and to provide you with information distributed to stockholders of record.
          The shares of Class A common stock will be issued in book-entry form only. This means that, as a holder of such shares, you will be a beneficial and not a registered holder of such shares, and you will not receive a certificate for your shares. While all holders of common stock are entitled under Delaware law to receive a certificate representing the shares of common stock owned by them, the shares represented by such certificate may not be used to create IDSs unless and until they are returned to book-entry form.
          A holder of Class A common stock in book-entry form must rely on its broker or other financial institution maintaining its book-entry position to receive the benefits and exercise the rights of a holder of such securities. See “Description of Capital Stock — Common Stock — Class A Common Stock Book-Entry Settlement and Clearance.”

If an active trading market for the shares of Class A common stock does not develop, their liquidity and value could be harmed. The price of the shares of Class A common stock could be subject to volatile fluctuations.
          The shares of our Class A common stock do not have a public market history as a separately traded security. In addition, we are unaware of any issuer in the United States of IDSs or similar securities having created a simultaneous separate public trading market for the equity component of such IDS or similar security. Although we have applied to list the shares of Class A common stock on the American Stock Exchange, we cannot assure you that an active trading market for such shares will develop. If no active trading market develops, you may not be able to resell the Class A common stock at their fair market value or at all.
          The public offering price for the shares of Class A common stock offered hereby is determined by negotiations among us and the representatives of the underwriters and may not be indicative of the market price after this offering. Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us and our customers and general market volatility could cause the market price of the Class A common stock to fluctuate significantly.

Future sales or the possibility of future sales of a substantial amount of shares of Class A common stock or IDSs may depress the price of the shares of Class A common stock, including the shares offered hereby.
          Future sales or the availability for sale of substantial amounts of shares of Class A common stock or IDSs in the public market could adversely affect the prevailing market price of shares of Class A common stock and could impair our ability to raise capital through future sales of our securities.
          We may issue shares of our Class A common stock, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of Class A common stock, or other securities in connection with any such acquisitions and investments.
          From time to time our employees may be granted equity-based performance incentives pursuant to existing CSC benefit plans, which might include the issuance of new shares of Class A common stock or IDSs. New issuances of Class A common stock or IDSs under such plans would have a dilutive effect on our earnings per share, and could reduce the fair market value of Class A common stock. On January 4, 2006, the compensation committee of our board of directors awarded restricted shares of Class A common stock to certain executive officers and directors. See “Management — Equity-Based Incentive Plans — Restricted Stock Grants under 2004 LTIP.”
          Any sales or distributions of shares of our Class A common stock or IDSs would dilute our earnings per share and the voting power of each share of common stock outstanding prior to such sale or distribution, and could adversely affect the prevailing market price of our Class A common stock. As a result you could experience a significant loss in the value of your investment.
Risks Relating to Our Business

We have a history of net losses and may not generate profits in the future.
          We have experienced net losses in each fiscal year since 2000. We incurred net losses of approximately $21.9 million and $3.3 million for the twelve months and six months ended September 30, 2005, respectively, and $35.3 million for the fiscal year ended March 31, 2005. These losses have resulted from a variety of costs including, but not limited to, non-cash charges such as depreciation and amortization of intangible assets and debt financing costs resulting from our growth strategy. Continuing net losses limit our ability to service our debt and fund our operations. We may not generate net income from operations in the future.

Our business could suffer if we are unsuccessful in negotiating lease renewals.
          Our business is highly dependent upon the renewal of our lease contracts with property owners and management companies. We have historically focused on obtaining long-term, renewable lease contracts, and management estimates that approximately 90% of our locations are subject to long-term leases with initial terms of five to ten years. If we are unable to secure long-term exclusive leases on favorable terms or at all, or if property owners or management companies choose to vacate properties as a result of economic downturns that impact occupancy levels, our growth, financial condition and results of operations could be adversely affected. See “Business — Business Operations — Description of Principal Operations — Location Leasing.”

We may not be able to successfully identify attractive “tuck-in” acquisitions, successfully integrate acquired operations or realize the intended benefits of acquisitions.
          We evaluate from time to time opportunities to acquire local, regional and multi-regional route businesses. This strategy is subject to numerous risks, including:

•	an inability to obtain sufficient financing to complete our acquisitions;

•	an inability to negotiate definitive acquisition agreements on satisfactory terms;

•	difficulty in integrating the operations, systems and management of acquired assets and absorbing the increased demands on our administrative, operational and financial resources;

•	the diversion of our management’s attention from their other responsibilities;

•	the loss of key employees following completion of our acquisitions;

•	the failure to realize the intended benefits of our acquisitions; and

•	our being subject to unknown liabilities.
          Our inability to effectively address these risks could force us to revise our business plan, incur unanticipated expenses or forego additional opportunities for expansion.

If our required capital expenditures exceed our projections, we may not have sufficient funding, which could adversely affect our growth, financial condition and results of operations.
          We must continue to make capital expenditures relating to our route business to maintain our operating base, including investments in equipment, advance location payments and laundry room improvements. Capital expenditures in connection with maintaining and expanding our machine base for the twelve months and six months ended September 30, 2005, respectively, were approximately $70.2 million (excluding approximately $1.2 million relating to acquisitions and $4.8 million relating to capital lease payments) and approximately $36.6 million (excluding approximately $1.2 million relating to acquisitions and $2.7 million relating to capital lease payments) and for the fiscal year ended March 31, 2005 were approximately $70.3 million (excluding approximately $0.6 million relating to acquisitions and $4.3 million related to capital lease payments). We may have unanticipated capital expenditure requirements in the future. If we cannot obtain such capital from increases in our cash flow from operating activities, additional borrowings or other sources, our growth, financial condition and results of operations could suffer materially.

Reduced occupancy levels could adversely affect us.
          Extended periods of reduced occupancy can adversely affect our operations. In a period of occupancy decline, we could be faced with reductions in revenues and cash flow from operations in certain areas. In past periods of occupancy decline, we designed incentive programs that were successful in maintaining stable profit margins by offering owners and management companies financial incentives relating to increased occupancy levels in exchange for certain guaranteed minimum periodic payments. Although we are geographically diversified and our revenue is derived from a large customer base, we may not be able to maintain our revenue levels or cash flow from operations in periods of low occupancy.

Our dividend policy may negatively impact our ability to finance our working capital requirements, capital expenditures or operations.
          Further to our dividend policy, since the completion of the IPO our board of directors has distributed to holders of our common stock substantially all of the cash generated by our business in excess of operating needs and amounts needed to service our indebtedness. If, as expected, we maintain our dividend policy and rate of cash dividend payments, we may not retain a sufficient amount of cash to finance growth opportunities that may arise or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If we do not have sufficient cash for these purposes, our financial condition and our business will suffer.

Our business could be adversely affected by the loss of one or more of our key personnel.
          Our continued success will depend largely on the efforts and abilities of our executive officers and certain other key employees. We do not maintain insurance policies with respect to the retention of such employees, and our operations could be affected adversely if, for any reason, such officers or key employees do not remain with us. See “Management.”

Our industry is highly competitive, which could adversely affect our business.
          The laundry equipment services industry is highly competitive, capital intensive and requires reliable, quality service. The industry is fragmented nationally, with many small, private and family-owned businesses operating throughout all major metropolitan areas. Notwithstanding the fragmentation of the industry, there are currently three companies, including us, with significant operations in multiple regions throughout the United States. Some of our competitors may possess greater financial and other resources. Furthermore, current and potential competitors may make acquisitions or may establish relationships among themselves or with third parties to increase their ability to compete within the industry. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share. If this were to occur, our business, operating results, financial condition and cash flows could be materially adversely affected.

Our business may be adversely affected by compliance obligations and liabilities under environmental laws and regulations.
          Our business and operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of, and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of, certain materials, substances and wastes. To the best of management’s knowledge, there are no existing or potential environmental claims against us, nor have we received any notification of responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release of any hazardous material, substance or waste generated by us that is likely to have a material adverse effect on our business or financial condition. However, we cannot predict with any certainty that we will not in the future incur any liability under environmental laws and regulations that could have a material adverse effect on our business or financial condition.

Recently enacted federal legislation concerning energy and water efficiency standards on commercial clothes washers could require a significant increase in our capital expenditures and consequently reduce our profit margins.
          Pursuant to recent amendments to the Energy Policy and Conservation Act, commercial clothes washers manufactured after January 1, 2007 will be subject to certain federal energy and water efficiency standards. We have been informed by certain manufacturers that washers not compliant with such standards may be able to be modified without a material increase in cost in order to meet such standards.
          However, if manufacturers are unable to make such modifications without material cost increases or at all, implementing machines compliant with such laws could result in increased capital costs (including material and equipment costs), labor and installation costs, and in some cases, operation and maintenance costs. Our capital expenditures, as well as those of other industry participants, may significantly increase in order to comply with such standards. If we are unable to mitigate such increased capital through price increases, we may be unable to recover such costs and our cash flows from operations would be materially adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend such forward looking statements, including, without limitation, the statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to be covered by the safe harbor provisions for forward-looking statements in these provisions. These forward-looking statements include, without limitation, statements about our future financial position, adequacy of available cash resources, common stock dividend policy and anticipated payments, business strategy, competition, budgets, projected costs and plans and objectives of management for future operations. These forward-looking statements are usually accompanied by words such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” “continue” and similar expressions. The forward looking information is based on various factors and was derived using numerous assumptions.
          Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below and in this prospectus. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. We caution readers not to place undue reliance on such statements and undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this prospectus.
          Certain factors, including but not limited to those listed below, may cause actual results to differ materially from current expectations, estimates, projections, forecasts and from past results:

•	the results of the Tender Offer, including the amount of any reduction in the aggregate principal amount of 11% notes, the effectiveness of the Proposed Amendments, the entrance into any future financing arrangements (whether to fund the Total Tender Offer Consideration or otherwise) and the use of any borrowings under the revolver portion of the amended and restated credit facility;

•	the restrictive debt covenants and other requirements related to our substantial leverage that could restrict our operating flexibility;

•	our ability to continue to renew our lease contracts with property owners and management companies;

•	extended periods of reduced occupancy which could result in reduced revenues and cash flow from operations in certain areas;

•	our ability to compete effectively in a highly competitive and capital intensive industry which is fragmented nationally, with many small, private and family-owned businesses operating throughout all major metropolitan areas;

•	compliance obligations and liabilities under regulatory, judicial and environmental laws and regulations, including, but not limited to, governmental action imposing heightened energy and water efficiency standards or other requirements with respect to commercial clothes washers;

•	our ability to maintain borrowing flexibility and to meet our projected and future cash needs, including capital expenditure requirements with respect to maintaining our machine base, given our substantial level of indebtedness, history of net losses and cash dividend payments on our common stock pursuant to our dividend policy;

•	our ability to complete the merger event and eliminate the Intercompany Loan;

•	assuming proceeds from this offering are remaining after completion of the Tender Offer, any repurchase shares of Class A common stock owned by an affiliate of GTCR;

•	assuming the underwriters’ overallotment option is exercised, our ability to repurchase shares of Class B common stock in compliance with the indenture governing the 11% notes;

•	risks associated with expansion of our business through “tuck-ins” and other acquisitions and integration of acquired operations into our existing business;

•	the risk of adverse tax consequences should the 11% notes not be respected as debt for U.S. federal income tax purposes;

•	risks associated with changes in accounting standards promulgated by the Financial Accounting Standards Board, the SEC or the American Institute of Certified Public Accountants; and

•	other factors discussed elsewhere in this prospectus.
          Several important factors, in addition to the specific factors discussed in connection with each forward-looking statement individually, could affect our future results or expectations and could cause those results and expectations to differ materially from those expressed in the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors,” “Dividend Policy and Restrictions” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Other risks and uncertainties include, among other things, future economic, industry, social, competitive and regulatory changes or developments, demographic trends, financial market conditions, future business decisions and actions of our competitors, suppliers, customers and stockholders and legislative, judicial and other governmental authorities, all of which are difficult or impossible to predict accurately and many of which are beyond our control. These factors, in some cases, have affected, and in the future, together with other factors, could affect, our ability to implement our business strategy and may cause our future performance and actual results of operations to vary significantly from those contemplated by the statements expressed in this prospectus.
          You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

USE OF PROCEEDS
          The table below includes our estimates of the proceeds from this offering at an assumed price to the public of $9.34 per share of Class A common stock. The estimates below do not take into account any exercise by the underwriters of their overallotment option. Actual amounts may vary from the estimates shown below. The table also assumes that approximately $50.0 million aggregate principal amount of 11% notes are tendered in the Tender Offer and that an Early Tender Payment is paid with respect to all such 11% notes (approximately $47.7 million aggregate principal amount of 11% notes had been tendered as of the Early Tender Payment Deadline). Any increase in the principal amount of 11% notes actually tendered would result in a corresponding reduction in the amount of proceeds from this offering that would be available for general corporate purposes, including repurchasing shares of Class A common stock and/ or funding any potential acquisitions.
          Pursuant to the indenture governing the 11% notes, CSC will loan all of the net proceeds from this offering to Coinmach Corp., which will then distribute such proceeds to CSC in accordance with the terms of its indebtedness. CSC will use such proceeds to fund the Total Tender Offer Consideration and pay related fees and expenses. The 11% notes subject to the Tender Offer are scheduled to mature on December 1, 2024.
          To the extent proceeds from this offering remain after consummation of the Tender Offer and payment of related fees and expenses, such proceeds will be used for general corporate purposes, including (i) to repurchase all or any portion of the 2,199,413 shares of Class A common stock underlying IDSs that are currently owned by an affiliate of GTCR, at an assumed repurchase price of approximately $8.83 per share (the actual repurchase price is expected to be equal to the public offering price of the Class A common stock offered hereby, net of any underwriting discounts and commissions), and/or (ii) to fund all or a portion of any potential acquisitions.
          To the extent proceeds from this offering are insufficient to fund the Total Tender Offer Consideration, we will obtain additional funds from available borrowings under the revolver portion of the amended and restated credit facility (under which borrowings of $68.6 million are currently available) and/or under other financing arrangements, including but not limited to an amendment to the amended and restated credit facility.
          The net proceeds from any exercise of the underwriters’ overallotment option will be used to repurchase shares of Class B common stock to the extent permitted under the indenture governing the 11% notes. Provided such repurchase is permitted under such indenture, if the overallotment option is exercised in full generating anticipated net proceeds of approximately $14.175 million, we would repurchase approximately 1,605,995 shares of Class B common stock at an assumed repurchase price of approximately $8.83 per share (the actual repurchase price is expected to be equal to the public offering price of the Class A common stock offered hereby, net of any underwriting discounts and commissions). If such repurchase is not permitted under the indenture, such proceeds will be used for general corporate purposes consistent with the terms of the indenture.
          See “The Transactions — Description of the Current Transactions” for a detailed description of the Current Transactions and “The Transactions — Description of the Current Transactions — The Overallotment Option” for a detailed description of the use of proceeds received from any exercise of the underwriters’ overallotment option.

Sources		Uses

(in millions)
Class A common stock	$100.00	Purchase of 11% notes	$50.00
		Repurchase of Class A common stock(1)	19.41
		General corporate purposes	16.29
		Fees, cost and expenses(2)	14.30

Total	$100.00	Total	$100.00

(1)	Represents the total amount to be used to repurchase all of the 2,199,413 shares of Class A common stock underlying the IDSs that are currently owned by an affiliate of GTCR at an assumed repurchase price of approximately $8.83 per share (equal to the assumed public offering price of the Class A common stock offered hereby, net of any underwriting discounts and commissions).

(2)	Amount includes an estimated $5.5 million underwriting discount in connection with this offering and approximately $3.0 million in estimated fees, costs and expenses. In addition, amount includes an estimated $5.0 million of tender premium in respect of the Early Tender Amount of 11% notes in the Tender Offer and approximately $0.8 million in estimated fees, costs and expenses related to the Tender Offer.

MARKET PRICE OF IDSs
          On November 24, 2004, we completed our initial public offering of 18,911,532 IDSs (including a partial overallotment exercise by the underwriters) and $20.0 million aggregate principal amount of separate 11% notes. The initial public offering price per IDS was $13.64, comprised of $6.14 allocated to each 11% note underlying an IDSs, which represented 100% of its principal amount, and $7.50 allocated to each underlying share of Class A common stock. The amount of IPO proceeds, net of underwriting commissions but before expenses, was $261,876,099.
          The IDSs are listed on the American Stock Exchange under the trading symbol “DRY.” The following table sets forth for the periods indicated the high and low sales prices for the IDSs reported on the American Stock Exchange:

Fiscal Year Ended March 31, 2005	High	Low

Quarter ended December 31, 2004	$13.80	$13.10
Quarter ended March 31, 2005	$13.75	$12.30

Fiscal Year Ending March 31, 2006	High	Low

Quarter ended June 30, 2005	$13.56	$12.70
Quarter ended September 30, 2005	$13.99	$13.14
Quarter ended December 31, 2005	$15.85	$13.72
Quarter ended March 31, 2006 (through January 24, 2006)	$15.70	$14.75
          As of January 24, 2006, the closing price of our IDSs on the American Stock Exchange was $15.48. IDSs will be required to be separated in order to tender 11% notes underlying IDSs in the Tender Offer. Ongoing separations will result in continuing reductions in the number of IDSs outstanding during the term of the Tender Offer, which reductions may contribute to fluctuations in prevailing market prices of IDSs. See “Risk Factors — Risks Relating to the Offering — The Tender Offer may cause or exacerbate fluctuations in the market price of IDSs.”
          As of January 24, 2006, Cede & Co. (nominee of DTC) was the only holder of record of our outstanding IDSs and shares of Class A common stock. Cede & Co. holds the IDSs and shares of Class A common stock on behalf of several participants in the DTC system, which in turn hold on behalf of beneficial owners.

DIVIDEND POLICY AND RESTRICTIONS
          Pursuant to our dividend policy, we expect to continue to declare and pay regular quarterly dividends on our Class A common stock and dividends no more frequently than annually on our Class B common stock, as described below. Cash generated by us in excess of operating needs, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and other assets would under this policy generally be distributed or available for distribution as regular cash dividends. This policy reflects our judgment that our stockholders would be better served if we distributed our available cash to them instead of retaining it in our business. Dividends, however, are payable at the discretion of our board of directors. Even though we have adopted a dividend policy, nothing requires us to pay dividends. You may not receive any dividends because:

•	although our dividend policy contemplates the distribution of our excess cash, this policy can be modified or revoked at any time;

•	even if our dividend policy is not modified or revoked, the actual amount of dividends distributed under the policy and the decision to make any distribution is entirely at the discretion of our board of directors;

•	the amount of dividends distributed is subject to state law restrictions;

•	there is no legal, contractual or other requirement that we pay dividends in the amounts stated, or at all, and the dividends are neither mandatory nor guaranteed;

•	we may not have enough cash to pay dividends due to changes in our operating income, working capital requirements, anticipated cash needs, and borrowing capacity (including as a result of borrowings to fund prior dividend payments); and

•	the payment of dividends is subject to covenant restrictions in documents or agreements governing our indebtedness:

•	the indenture governing the 11% notes contains a restricted payments covenant that limits our ability to pay dividends; and

•	the amended and restated credit facility requires us to, among other things, meet quarterly financial maintenance tests.

          If the Proposed Amendments become operative, the restrictions on the payment of dividends contained in the covenants in the indenture governing the 11% notes will no longer be effective. Unless otherwise stated or the context otherwise requires, however, the following discussion of restrictions on dividend payments contained in the indenture governing the 11% notes assumes the Proposed Amendments have not become operative.
          The covenant described above in the indenture governing the 11% notes relating to restrictions on our ability to pay dividends permits quarterly dividend payments for the life of the notes in an amount equal to the difference between our distributable cash flow and our consolidated interest expense, so long as we satisfy an interest coverage test for the preceding fiscal quarter and no default is continuing. The interest coverage test has the following elements:

•	our consolidated interest expense must be less than 90% of our distributable cash flow;

•	we and our restricted subsidiaries must also have cash or borrowings available in excess of reasonably anticipated consolidated interest expense on outstanding indebtedness and on indebtedness we intend to incur for the two subsequent fiscal quarters; and

•	we must have amounts available or owed to us from our restricted subsidiaries sufficient to make cash interest payments on our indebtedness, including the notes, during the two subsequent fiscal quarters and on indebtedness that we intend to incur during the two subsequent fiscal quarters.
          Based on our expected levels of indebtedness and our expected levels of capital expenditures for the four consecutive fiscal quarters ending December 31, 2006 (the “Initial Four Quarters”), we do not

believe there to be a strong likelihood that our consolidated interest expense for such period would approximate our distributable cash flow for such period or that after giving effect to the payment of dividends pursuant to our dividend policy that we would not have cash or borrowings available to service our debt during the two fiscal quarters following such payment. Consequently, we believe that we will be able to pay cash dividends pursuant to our dividend policy on our capital stock under the covenant described above. See “— Limitations on Our Ability to Pay Dividends — General” and “Risk Factors — Risks Relating to the Offering — You may not receive the level of dividends provided for in our dividend policy or any dividends at all.”
Historical Common Stock Dividend Payments
          Since completion of our IPO, we have paid dividends on our Class A common stock and our Class B common stock at the rates, at the intervals and for the periods contemplated by our dividend policy. Assuming this offering is consummated prior to February 25, 2006, our first dividend payment on the Class A common stock being offered hereby is expected to be on March 1, 2006, with respect to the quarter ended December 31, 2005. The following tables set forth for the periods indicated the dividends paid on each class of our common stock.

Dividends on the Class A common stock:

	Amount
Period	per Share	Payment Date

Period ended December 31, 2004(1)	$0.08704	March 1, 2005
Quarter ended March 31, 2005	$0.20615	June 1, 2005
Quarter ended June 30, 2005	$0.20615	September 1, 2005
Quarter ended September 30, 2005	$0.20615	December 1, 2005

Dividends on the Class B common stock:

	Amount
Period	per Share	Payment Date

Period ended December 31, 2004(1)	$0.04226	March 1, 2005

(1)	Represents a partial quarterly dividend payment for the period from November 24, 2004 (the date of completion of our IPO) to December 31, 2004.
Common Stock Dividend Rights
          Our certificate of incorporation provides for two classes of common stock, the Class A common stock and the Class B common stock. Payment of dividends on all classes of our common stock is not cumulative. Therefore, prior to paying any dividend on our Class A common stock or Class B common stock, we will not be required to first pay any previously declared but not paid dividend on the Class A common stock or any previously declared but not paid dividend on the Class B common stock.
          We intend to continue to pay dividends on our Class A common stock on each March 1, June 1, September 1 and December 1 to holders of record as of the preceding February 25, May 25, August 25 and November 25, respectively, in each case with respect to the immediately preceding fiscal quarter. We also intend to pay dividends on our Class B common stock on each June 1 to holders of record as of the preceding May 25 with respect to the immediately preceding fiscal year, subject to the limitations described below, and subject to the exceptions described below with respect to such dividends, if any, payable on June 1, 2006.

Periods Ending on or Prior to March 31, 2007
          Under our certificate of incorporation, the rights of holders of shares of Class B common stock to receive cash dividends for any period ending on or prior to March 31, 2007 are subordinated to the rights of holders of shares of Class A common stock to receive cash dividends for the same period.
          Fiscal Quarter Ended March 31, 2005 and Fiscal Year Ending March 31, 2006. We will pay on June 1, 2006 cash dividends on each share of Class B common stock for the fiscal quarter ended March 31, 2005 and the fiscal year ending March 31, 2006 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal quarter and fiscal year, respectively, up to an aggregate amount not exceeding $2.5 million and $10.0 million, respectively, so long as cash dividends for such fiscal quarter and fiscal year, respectively, have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our dividend policy.
          Fiscal Year Ending March 31, 2007. We will pay on June 1, 2007 cash dividends on each share of Class B common stock for the fiscal year ending March 31, 2007 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal year up to an aggregate amount not exceeding $10.0 million, so long as cash dividends for such fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our dividend policy.

Fiscal Years Ending After March 31, 2007
          Under our certificate of incorporation, the rights of holders of shares of Class B common stock to receive cash dividends with respect to the fiscal years ending March 31, 2008 and March 31, 2009 are, under the conditions described below, subordinated to the rights of holders of shares of Class A common stock to receive cash dividends. In no event will the subordination requirements apply with respect to any fiscal year thereafter. However, subject to the limitations described below, shares of Class B common stock are not entitled to receive dividends for any such fiscal year unless dividends are also declared and paid on shares of Class A common stock for such fiscal year.
          If we pay cash dividends on our Class A common stock with respect to any fiscal year ending after March 31, 2007, we will pay on June 1 immediately following such fiscal year cash dividends on each share of Class B common stock for such fiscal year equal to the cash dividends paid or to be contemporaneously paid on each share of Class A common stock for such fiscal year, provided that if the Subordination Termination Conditions are not met for such fiscal year, no such cash dividends may be paid on our Class B common stock with respect to such fiscal year unless (i) cash dividends for such fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our dividend policy and (ii) the aggregate amount of cash dividends paid on all the outstanding shares of Class B common stock for such fiscal year does not exceed $10.0 million.
          Notwithstanding anything to the contrary in the immediately preceding paragraph, if the subordination provisions are no longer in effect for any fiscal year, the cash dividends payable on each share of our Class B common stock shall, with respect to such fiscal year and each fiscal year thereafter, be equal to 105% of the aggregate amount of dividends payable on each share of Class A common stock for such fiscal year.
          The “Subordination Termination Conditions” are only applicable to the fiscal years ending March 31, 2008 and March 31, 2009, and will not be satisfied with respect to such fiscal year if either (i) our consolidated EBITDA (generally defined as earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization) for such fiscal year was less than $165.0 million or (ii) the ratio of (x) our consolidated indebtedness on the last day of such fiscal year minus the amount, as of such day, of cash and cash equivalents held by us and our consolidated subsidiaries in excess of $25.0 million to (y) our consolidated EBITDA for such fiscal year was greater than 4.5 to 1.0, provided that if the Subordination Termination Conditions are satisfied with respect to the fiscal year ending March 31, 2008, then the Subordination Termination Conditions shall be deemed to have been satisfied for the fiscal year ending March 31, 2009 regardless of whether we could have satisfied the Subordination Termination Conditions for such year without giving effect to this proviso.
          The foregoing calculations shall be made on a pro forma basis as if any acquisitions that occurred during or subsequent to such fiscal year (and the incurrence, assumption and/or repayment of any indebtedness in connection therewith) had occurred on the first day of such fiscal year.

Waiver of Cash Dividends by Holders of Class B Common Stock
          Holders of a majority of the then outstanding shares of Class B common stock may at any time, voting as a single class, waive the rights of all holders of shares of Class B common stock to all or any portion of cash dividends to which they are entitled.
Our Dividend Rate
          We intend to continue to pay dividends on our Class A common stock on each March 1, June 1, September 1 and December 1 to holders of record as of the preceding February 25, May 25, August 25 and November 25, respectively. We intend to pay dividends on our Class B common stock on each June 1 to holders of record as of the preceding May 25.
          On March 1, 2005, we paid a dividend of $0.08704 per share on our Class A common stock and of $0.04226 per share on our Class B common stock, covering the period from November 24, 2004 to December 31, 2004. We also paid dividends on our Class A common stock on June 1, 2005, September 1, 2005 and December 1, 2005 in an amount of $0.20615 per share in respect of the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, respectively. Pursuant to our dividend policy, we have not paid any dividends on our Class B common stock since March 1, 2005 and no such payments are anticipated to be paid until June 1, 2006. Assuming this offering is consummated prior to February 25, 2006, our first dividend payment on the Class A common stock offered hereby is expected to be on March 1, 2006, with respect to the quarter ended December 31, 2005.
          For each of the Initial Four Quarters, at the levels currently set forth in our dividend policy, dividends for each share of our Class A common stock are expected to be approximately $0.20615 per share per quarter. Assuming full exercise of the overallotment option and the repurchase of 2,199,413 shares of Class A common stock and the repurchase of 1,605,995 shares of Class B common stock, cash dividends on our Class A common stock and Class B common stock for the Initial Four Quarters would be approximately $36.4 million in the aggregate. In calculating such amounts we also assume that during such period:

•	we will continue to pay quarterly cash dividends on the Class A common stock at the rates currently set forth under our dividend policy;

•	no more than $12.5 million in dividends will be paid on the Class B common stock in respect of the five fiscal quarter period ending March 31, 2006, since the rights of holders of shares of Class B common stock to receive cash dividends during such period are subordinated to the cash dividend rights of holders of Class A common stock;

•	not more than $86.1 million aggregate principal amount of 11% notes will continue to be outstanding after completion of the Tender Offer and be treated as debt for U.S. federal income tax purposes (assumes at least $50.0 million aggregate principal amount of 11% notes are tendered and purchased in the Tender Offer);

•	the Proposed Amendments do not become effective;

•	the Coinmach Corp. 9% notes will not be outstanding;

•	we will not enter into any new financing arrangements and/or borrow any amounts under the revolver portion of the amended and restated credit facility in order to fund the Total Tender Offer Consideration;

•	an additional $340.0 million of borrowings under the amended and restated credit facility will have been incurred to retire all of the outstanding Coinmach Corp. 9% notes;

•	no IDSs or shares of Class A common stock will be issued pursuant to any existing CSC equity-based incentive plans or otherwise, other than any shares of Class A common stock through the exercise of the overallotment option; and

•	no outstanding shares of Class B common stock are repurchased with proceeds from this offering or the exercise of the underwriters’ overallotment option.

          In the event a scheduled dividend payment date or a record date is a Saturday, Sunday or a date on which banking institutions are otherwise not open, then such dividend payment will be made or such record date will occur on the first business day immediately following such date.

Basis for Dividend Rate
          In determining our current dividend level we reviewed and analyzed, among other things, the following:

•	our operating and financial performance in recent years;

•	the anticipated cash requirements associated with our capital structure (including, but not limited to, interest payments on the 11% notes);

•	our anticipated capital expenditure requirements, suspension of discretionary capital expenditures in AWA, the termination of further investments in Super Laundry and the completion of our technology upgrades;

•	our other expected cash needs for working capital;

•	the terms of our debt agreements, including the indenture governing the 11% notes (assuming the Proposed Amendments do not become operative) and the amended and restated credit facility; and

•	potential sources of liquidity, including borrowings under the amended and restated credit facility (to the extent borrowings are available after the use of any amounts thereunder to fund the Tender Offer).

          If we have any cash remaining after the payment of dividends as contemplated above on our Class A common stock, our board of directors will, in its sole discretion, decide to use that cash for those purposes it deems necessary or advisable including, but not limited to, paying cash dividends on the Class B common stock, funding additional capital expenditures or acquisitions, prepaying indebtedness, paying additional dividends or for general corporate purposes. However, notwithstanding our dividend policy, the amount of dividends, if any, for each quarterly dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account the factors set forth above, the flexibility in paying cash dividends on the Class B common stock, contractual restrictions and other factors set forth herein. See “— Common Stock Dividend Rights” and “— Limitations on Our Ability to Pay Dividends.”
          The table below sets forth our calculations illustrating the amount of minimum EBITDA for the Initial Four Quarters that would be sufficient to fund cash dividends with respect to each of the Initial Four Quarters to holders of our Class A common stock at the current dividend rate and to holders of our Class B common stock in the maximum amount for such period of $12.5 million (which period includes a dividend payment payable on June 1, 2006 of $2.5 million for the fiscal quarter ended March 31, 2005 and of $10.0 million for the fiscal year ending March 31, 2006), in each case solely from cash generated by our business and that would satisfy the applicable restrictions contained in:

(i) the indenture governing the 11% notes, which permits quarterly dividend payments to the extent our distributable cash flow exceeds our consolidated interest expense so long as we satisfy an interest coverage test and no default is continuing; and

(ii) the amended and restated credit facility, which requires Coinmach Corp. (and would require CSC, as borrower under such credit facility upon the completion of the merger event) to meet quarterly financial maintenance tests.
The amounts set forth in the table below assume that the overallotment option is exercised in full and that 1,605,995 shares of Class B common stock are repurchased with net cash proceeds therefrom.
          The rights of the holders of shares of Class B common stock to receive cash dividends with respect to fiscal years completed on or prior to March 31, 2007 will be subordinated to the cash dividend rights of holders of shares of Class A common stock. The subordination provisions will also apply to fiscal years ending March 31, 2008 and March 31, 2009 so long as the Subordination Termination Conditions are not satisfied. In no event will the subordination provisions apply to any fiscal year thereafter.
          The amounts presented in the table below assume cash dividend payments will continue to be made on shares of Class A common stock at the dividend rate set forth in our dividend policy and on shares of Class B common stock in the maximum amount of $12.5 million.
Estimated Cash Available to Pay Dividends on Class A Common Stock and Class B Common Stock
Based on Estimated Minimum EBITDA

Amount

(In thousands)
Estimated minimum EBITDA(1)(9)	$155,200
Less:
Estimated capital expenditures(2)	66,853
Estimated interest expense(3)	47,094
Estimated amortization payments on credit facility term debt	2,300
Estimated cash taxes(4)	—

Estimated cash available to pay dividends	$38,953

Intended amount of dividends on Class A common stock(5)	$23,934
Intended amount of dividends on Class B common stock(5)	$12,500

Interest coverage test under the indenture governing the 11% notes(6)(7):
Estimated distributable cash flow	$86,047
90% of estimated distributable cash flow	$77,442
Estimated interest expense(3)	$47,094
Permitted amount of dividends(8)	$38,953
          The preceding table illustrates our calculation of the amount of EBITDA that we believe would be necessary to comply with certain financial maintenance covenants under the amended and restated credit facility and to pay cash dividends on our Class A common stock at the rate we intend for the Initial Four Quarters and on our Class B common stock in the maximum amount for such period of $12.5 million. Based upon a review and analysis conducted by our management, we believe that our EBITDA will be at least equal to such amount for the Initial Four Quarters.
          For each of the periods set forth in the table below, we would not have had excess cash available to pay dividends on both our Class A common stock at the intended dividend rate and on our Class B common stock in the maximum amount of $12.5 million. Accordingly, the following table sets forth our calculation illustrating, for the fiscal year ended March 31, 2005 and the twelve months ended September 30, 2005, the amount of excess cash that would have been available for distributions to holders of Class A common stock, assuming, in each case, that this offering had been consummated at the beginning of each such period, subject to the assumptions described in such table.

Pro Forma Excess Cash for the Fiscal Year Ended March 31, 2005
and the Twelve Months Ended September 30, 2005

	Fiscal Year Ended	Twelve Months Ended
	March 31, 2005	September 30, 2005

Cash flow from cash flow provided by operating activities	$104,998	$108,662
Interest expense	58,572	60,593
Interest expense-escrow interest	941	941
Gain on sale of investment and equipment	557	476
Loss on redemption of Coinmach Corp. 9% notes	(14,770)	(14,770)
Stock based compensation	(74)	(49)
Change in operating assets and liabilities	(5,206)	(10,296)
Deferred taxes	10,166	10,359
Amortization of debt discount and deferred issue costs	(2,326)	(2,182)
Benefit for income taxes	(10,166)	(10,394)

EBITDA	142,692	143,340

Transaction costs	17,389	17,389

EBITDA (adjusted to exclude transaction costs)(10)	160,081	160,729
Less:
Actual capital expenditures(2):
Additions to property and equipment	53,444	55,718
Advance location payments	18,051	15,896
Acquisition of net assets related to acquisitions of businesses	628	1,200
Principal payments on capital lease obligations	4,331	4,767
Estimated interest expense(3)	47,094	47,094
Estimated amortization payments on credit facility term debt	2,300	2,300
Estimated net change in working capital	—	—
Estimated cash taxes(4)	—	—
Additional public filing costs and one time charges(1)	600	200

Excess cash that would have been available to pay dividends	$33,633	$33,534

Intended amount of dividends on Class A common stock(5)	$23,934	$23,934

(1)	Our estimated minimum EBITDA excludes approximately $32.5 million in one-time transaction costs that will be incurred during this period in connection with this offering and the Current Transactions, including fees and expenses. See “Use of Proceeds.” Our historical EBITDA for the period prior to November 24, 2004 (the closing date of the IPO) does not include approximately $1.0 million annually in incremental ongoing expenses associated with being a public issuer, including estimated incremental director and officer liability insurance, additional directors’ fees, investor and public relations expenses, expenses relating to the annual stockholders’ meeting, printing expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, listing fees, additional administrative fees and miscellaneous fees.

(2)	Capital expenditures represent amounts expended for property and laundry equipment, including washers and dryers and other equipment, such as our fleet of vehicles, used in servicing our customers and advance location payments paid to location owners. Capital expenditures do not include expenses related to repairs of our existing assets, costs of spare parts or expenses related to refurbishments or overhauls, which, in each case, are expensed in the ordinary course of our business.

The following table sets forth an analysis of our capital expenditures for the fiscal year ended March 31, 2005 and the twelve months ended September 30, 2005.

	Fiscal Year	Twelve Months
	Ended	Ended
	March 31,	September 30,
	2005	2005

Additions to property and equipment	$53.4	$55.7
Advance location payments	18.1	15.9
Acquisition of net assets related to acquisitions of businesses	0.6	1.2
Principal payments on capitalized lease obligations	4.3	4.8

Total capital expenditures	76.4	77.6
Less:
AWA expenditures*	4.7	5.8
Technology upgrades*	2.2	3.3
Super Laundry expenditures*	$0.4	$0.4
Acquisition of net assets related to acquisitions of businesses	0.6	1.2

Residual route capital expenditures	$68.5	$66.9

*	Represents total capital expenditures related to the businesses of AWA and Super Laundry as well as technology upgrade expenses during the periods presented.

The amount of residual route capital expenditures set forth in the table above represents the minimum capital expenditures required to maintain our existing machine base. Given that our customer contracts typically mature each year at a consistent rate, our capital expenditures for maintaining our existing machine base have generally been predictable and recurring in nature without significant fluctuation.

Through a heightened focus on capital spending, we have been able to generate steady cash flow returns on our core route business, and have been operating under this model for the past several fiscal quarters. We therefore do not expect total annual capital expenditures relating to maintaining our machine base to vary significantly from the amount estimated for the twelve months ending December 31, 2006.

Additionally, while our focus on AWA has historically been to generate internal growth, we do not expect to continue to incur capital expenditures for such purpose unless we generate cash flow from operations in excess of that required to maintain our route business and to pay dividends on our common stock in accordance with our dividend policy as described above.

With respect to technology upgrades, we are currently completing several upgrade programs related to the collection and tracking of our route business which are not expected to be repeated in the future. With respect to Super Laundry, we have chosen to end further investment in the operations of the business given our return on capital thresholds. As such, we consider all expenditures listed above related to technology upgrades and Super Laundry to be non-recurring capital expenditures.

Moreover, while expansion through acquisition was an important component of our historical business strategy, we believe it has allowed us to achieve significant economies of scale. Although we continue to evaluate acquisition opportunities on a selective basis as they arise from time to time, and future acquisition activity may produce accretive marginal cash flow, the execution of this strategy is not critical to our long-term financial condition. If, however, we choose to pursue an acquisition opportunity, we intend to fund such acquisition through available borrowings under the amended and restated credit facility to the extent we do not generate excess cash flow from our operations.

(3)	For purposes of this estimate, we have assumed that an aggregate of $50.0 million principal amount of 11% notes are tendered in the Tender Offer and that all of the Coinmach Corp. 9% notes are redeemed with borrowings of delayed draw term loans under the amended and restated credit facility. Accordingly, such amount includes interest at a rate of 11.0% per annum on an aggregate principal amount of approximately $86.1 million of 11% notes outstanding and interest on an average balance of approximately $570.0 million for such periods under the amended and restated credit facility at an assumed interest rate of 6.60% per annum.

(4)	We estimate that our cash taxes for each of the periods shown will be approximately zero. Although we estimate that our cash taxes for the Initial Four Quarters will be approximately zero, we may be subject to cash income tax expenses in future periods.

(5)	Estimated cash dividend payments on the Class A and Class B common stock for the Initial Four Quarters are as follows (assumes 2,199,413 shares of Class A common stock are repurchased and that the overallotment option is exercised and 1,605,995 shares of Class B common stock are repurchased):

		Intended	Dividends
Quarterly Base
	Number of	Dividend per	Quarterly	Annual
	Shares	Share	Aggregate	Aggregate

(In thousands)
Class A common stock	29,024,752	$0.20615	$5,983	$23,934

	Number of	Aggregate Maximum
	Shares	Dividends

Class B common stock	23,374,450	$12,500

(6)	The indenture governing the 11% notes treats cash dividends paid on our common stock as restricted payments and generally limits the making of those payments to an amount equal to the sum of a percentage of cumulative consolidated net income and certain other specified items and requires us to satisfy a fixed charge coverage test. We expect to be unable to pay cash dividends on the Class A common stock in an amount equal to the intended quarterly dividend under the general terms of that covenant due to an insufficient amount of cumulative consolidated net income. We intend to rely on an exception to that covenant that permits cash dividends on our common stock to be paid on a quarterly basis for the life of the 11% notes in an amount based on our distributable cash flow so long as we are able to satisfy an interest coverage test and no default under the indenture is continuing. See footnote (7) below and “— Limitations on Our Ability to Pay Dividends — Indenture Governing the 11% Notes.”

The table below sets forth our calculations illustrating, for the Initial Four Quarters, our estimated distributable cash flow calculated in accordance with the indenture governing the notes based on our estimated minimum EBITDA for such Initial Four Quarters as calculated in the table set forth on page 40.

Estimated Distributable Cash Flow to Pay Cash Dividends on Class A Common Stock and Class B
Common Stock Based on Estimated Minimum EBITDA

Amount

(In thousands)
Estimated minimum EBITDA(a)	$155,200
Less:
Estimated cash taxes(b)	—
Estimated capital expenditures(c)	66,853
Estimated cash principal payments on indebtedness(d)	2,300
Estimated net changes in working capital	—
Estimated extraordinary cash charges	—
Plus:
Estimated cash tax refunds	—
Estimated extraordinary cash gains	—

Estimated distributable cash flow	$86,047

(a)	See footnote (1) above.

(b)	See footnote (4) above.

(c)	See footnote (2) above.

(d)	Excludes, in accordance with the indenture governing the 11% notes, (i) payments on intercompany obligations, (ii) payments made from amounts borrowed pursuant to indebtedness or amounts received from the issuance or sale of qualified capital stock, in each case that has refinanced, renewed or replaced such repaid indebtedness in such period and (iii) payments made on indebtedness under working capital facilities to the extent such amounts remain available to be reborrowed.

(7)	The indenture governing the 11% notes permits us to pay dividends on our common stock so long as our consolidated interest expense is less than 90% of our distributable cash flow for the most recent fiscal quarter. We and our restricted subsidiaries must also have cash or borrowings available in excess of reasonably anticipated consolidated interest expense on outstanding indebtedness and on indebtedness that we or they intend to incur for the two subsequent fiscal quarters. In addition, we must have amounts available or owed to us from our restricted subsidiaries sufficient to make cash interest payments on our indebtedness, including the 11% notes, during such period and indebtedness that we intend to incur during such period. Although we are presenting the amount of each item set forth under the heading “interest coverage test under the indenture governing the notes” that is set forth in the table as the estimated aggregate amount for such item for the Initial Four Quarters, rather than the estimated amount for any of the fiscal quarters during that period, we believe that we will be able to satisfy the interest coverage test for each of the four fiscal quarters during that period and pay dividends on our Class A common stock at the intended quarterly base dividend level with respect to each such fiscal quarter.

(8)	The indenture governing the 11% notes permits the payment of dividends on our common stock in an amount equal to our distributable cash flow less interest expense, in each case for the most recent fiscal quarter. Although we are presenting the permitted amount of dividends set forth in the table as the estimated aggregate amount for the Initial Four Quarters rather than the estimated amount for any one fiscal quarter, we believe that the permitted amount of dividends for each of the Initial Four Quarters will be sufficient to pay dividends on our Class A common stock at the quarterly base dividend level set forth in our dividend policy with respect to each such fiscal quarter.

(9)	In addition, assuming that the payment of cash dividends on the Class B common stock was not subordinated to the payment of cash dividends on the Class A common stock or subject to an annual dividend payment limitation, we estimate that the amount of EBITDA necessary to pay cash dividends on the Class A common stock at the quarterly base dividend level set forth in our dividend policy and on the Class B common stock at the intended annual base dividend level (equal to 105% of the aggregate amount of dividends payable on each share of Class A common stock for four fiscal quarters), in each case for the Initial Four Quarters, would be approximately $162.9 million. If these assumptions were satisfied and that level of EBITDA were achieved, the aggregate amount of cash dividends that would be paid for such period on the Class A common stock and the Class B common stock would be approximately $22.6 million and $21.6 million, respectively. We have not recently been able to achieve this level of annual EBITDA and no assurances can be given that this level of EBITDA will be achieved in the future.

(10)	Represents for the fiscal year ended March 31, 2005 and the twelve months ended September 30, 2005 EBITDA as adjusted to take into account one-time transaction costs aggregating approximately $17.4 million in connection with the IDS Transactions consisting of (a) approximately $11.3 million of redemption premium on the portion of the Coinmach Corp. 9% notes redeemed, (b) the write-off unamortized of deferred financing costs relating to the redemption of the Coinmach Corp. 9% notes and the term loans repaid aggregating approximately $3.5 million, (c) expenses relating to the amendment on November 15, 2004 of the Coinmach Corp. credit facility, aggregating approximately $1.8 million, and (d) special bonuses to senior management related to the IDS Transactions aggregating approximately $0.8 million.

Assumptions and Considerations
Based upon a review and analysis conducted by our management, we believe that our EBITDA will be at least $155.2 million for the Initial Four Quarters, the amount necessary to satisfy the financial maintenance covenants in our amended and restated credit facility for that period and in excess of the amount necessary to support our dividend policy. We believe that the assumptions as to capital expenditures, interest expense and cash taxes set forth in the preceding tables are reasonable. We considered numerous factors in establishing our belief concerning the minimum EBITDA and available cash required to support our dividend policy and to satisfy the covenants in our amended and restated credit facility and our belief as to our estimated minimum EBITDA for the Initial Four Quarters, including the following:

•	our EBITDA for the fiscal years ended March 31, 2005, 2004 and 2003 was approximately $142.7 million (or $160.1 million, as adjusted for certain transaction costs described in footnote 10 above), $155.7 million and $159.5 million, respectively, and our EBITDA (as adjusted for certain transaction costs described in footnote 10 above) for the twelve months ended September 30, 2005 was approximately $160.7 million;

•	term loans under the amended and restated credit facility are not required to be fully repaid until December 19, 2012; and

•	while our working capital balances may vary, our business generally is not seasonal, there has not been a recent trend toward material working capital growth and we do not expect to have cash needs to fund changes in working capital in the aggregate for the Initial Four Quarters.
          We have also assumed:

•	that our general business climate, including such factors as customer attraction and retention, regulatory compliance and lease renewal costs and fluctuations in occupancy levels, will remain consistent with previous financial periods; and

•	the absence of extraordinary business events such as unforeseen regulatory requirements, unanticipated adverse tax treatment of our debt or other events that might adversely affect our financial results.
Limitations on Our Ability to Pay Dividends

General
          As noted above, we intend to pay dividends for the Initial Four Quarters. There can be no assurance that during or following such four full quarterly dividend payment periods we will pay the dividends at the level estimated above, or at all.

          Our ability to pay dividends on shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition and contractual restrictions, including but not limited to the terms of the amended and restated credit facility and the indenture governing the 11% notes (unless and until the Proposed Amendments become operative). Our ability to generate cash from our operations, which in turn is dependent on our ability to attract and retain customers and our ability to service our debt obligations and capital expenditures requirements, is a significant factor affecting the amount of cash available for dividends. Other factors, including the pursuit of new business strategies or opportunities, increased regulatory compliance costs or lease renewal costs, changes in our competitive environment and changes in tax treatment of our debt, may also reduce cash available for dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Capital Needs and Resources.”
          Capital expenditures related to the maintenance of our operations are intended to sustain the current service capacity and efficiency of our operations and primarily consist of machine expenditures (including machine replacements), advance location payments and laundry room improvements. Our customer contracts typically mature each year at a consistent rate. Therefore, our capital expenditures for maintenance of our machine base have generally been predictable and recurring in nature and without significant fluctuation. On an annual basis, we do not expect residual route capital expenditures to vary significantly from the $66.9 million estimated for the Initial Four Quarters.
          Our anticipated capital expenditures, as well as other currently contemplated uses of available cash, could change based on competitive or other developments (which could, for example, increase our need for capital expenditures or working capital), new growth opportunities or other factors. Our board of directors is free to depart from or change our dividend policy at any time and could reduce dividends, for example, if it were to determine that we had insufficient cash (including borrowing capacity under the amended and restated credit facility) to both pay dividends at the dividend rate set forth in our dividend policy and take advantage of growth opportunities. In such a situation, our board could alternatively choose to continue to pay dividends at the dividend rate set forth in our dividend policy and forego such opportunities. See “Risk Factors — Risks Relating to Our Business — Our dividend policy may negatively impact our ability to finance our working capital requirements, capital expenditures or operations.”
          Assuming 11% notes are still outstanding after completion of the Tender Offer, if the IRS were successfully to challenge our position that the 11% notes are debt for U.S. federal income tax purposes, the cumulative interest expense associated with the 11% notes would not be deductible from taxable income, and we would be required to recognize additional tax expense and establish a related income tax liability. Any disallowance of our ability to deduct interest expense could reduce our after-tax cash flow and materially adversely affect our ability to make cash dividend payments on our common stock. Based on our anticipated level of cash requirements, including capital expenditures, scheduled interest payments and existing contractual obligations, we estimate that for the Initial Four Quarters cash flow from operations, along with available cash and cash equivalents and borrowing capacity under the amended and restated credit facility, will be sufficient to fund our operating needs and also to make our dividend payments at the levels set forth in our dividend policy even if the interest expense deduction is disallowed. However, if in the future we cannot generate sufficient cash flow to meet our needs, we may be required to reduce or eliminate dividends on our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies.” At September 30, 2005, we had approximately $102.0 million in net operating loss carryforwards. Such net operating loss carryforwards expire between the fiscal years ending March 31, 2006 and March 31, 2024, with the majority beginning to expire after the fiscal year ending March 31, 2009. Application of such net operating losses in determining our taxable net income is subject to annual limitations regarding changes in ownership that are contained in the Internal Revenue Code.
          We cannot assure you that our EBITDA will in fact meet the level described above or that it will equal or exceed our historical EBITDA levels. If our EBITDA is below our expectations or if our assumptions as to capital expenditures or interest expense were too low or our assumptions as to the sufficiency of the amended and restated credit facility to finance our working capital needs were incorrect, we may be required to do one or more of the following: (i) reduce our capital expenditures, (ii) fund capital expenditures or other costs and expenses with borrowings under the amended and restated credit facility (to the extent amounts available thereunder have not been used to fund the Total Tender Offer Consideration), (iii) evaluate other funding alternatives, such as capital markets transactions, refinancing or restructuring our consolidated indebtedness, asset sales, or financing from third parties, or (iv) seek an amendment, waiver or other modification from requisite lenders under the amended and restated credit facility, holders of the 11% notes (unless and until the Proposed Amendments become operative) and lenders under any other financing arrangements entered into to fund the Total Tender Offer Consideration, to the extent the inaccuracy of our assumptions resulted in our failure to satisfy the applicable restrictions contained in the terms of such indebtedness. Additional sources of funds may not be available on commercially reasonable terms or at all or may not be permitted pursuant to the terms of our existing indebtedness. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our future liquidity, our ability to adapt to changes in our industry and our ability to expand our business. Furthermore, if we failed to satisfy any financial maintenance or other covenant, we would be required to seek an amendment, waiver or other modification from the requisite lenders under the amended and restated credit facility to waive any resulting default. In addition to any of the foregoing options that may be available to us, our board of directors may at any time and in its absolute discretion reduce the level of dividends provided for in our dividend policy or eliminate such dividends entirely.
          Over time, our EBITDA and capital expenditure, working capital and other cash needs will become subject to increasing uncertainties, which could impact the level of any dividends we pay in the future. We do not intend for our estimate of our minimum level of EBITDA set forth above to be a projection or forecast of our actual results of operations or our liquidity, and we have calculated this estimate for the sole purpose of presenting and supporting our estimated annual dividend rate. No assurance can be given that our EBITDA will in fact equal or exceed the minimum level set forth above. Although we estimate that we will achieve EBITDA of at least $155.2 million for the Initial Four Quarters, our belief is subject to all of the risks, considerations and factors identified in this prospectus, including those identified in this “Dividend Policy and Restrictions” section as well as in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Future Capital Needs and Resources.”
          Our payment of dividends will also depend on provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is total assets at current value minus total liabilities at current value (as each may be determined in good faith by our board of directors), minus statutory capital), or if there is no surplus, out of our net profits, if any, for the then current and/or immediately preceding fiscal years. Dividend payments are not required or guaranteed, and holders of our capital stock do not have any legal right to receive or require the payment of dividends.
          Subject to certain limitations, we may redeem all or part of the then outstanding Class B common stock on a pro rata basis. Any exercise by us of such redemption rights will reduce cash available for Class A common stock dividends. See “Description of Capital Stock — Common Stock — Redemption of Class B Common Stock — Redemption of Class B Common Stock by CSC.” Due to our currently contemplated cash uses, including dividend payments, we do not expect to retain enough cash from operations to be able to pay our outstanding indebtedness when it matures or when principal payments (other than regularly scheduled amortization payments under the amended and restated credit facility) on such indebtedness otherwise becomes due. Therefore, cash available for dividends will be reduced when such payments are required, unless such indebtedness is refinanced prior to such time. There can be no assurance, however, that we will be able to refinance such indebtedness on commercially reasonable terms, on terms as favorable as the refinanced indebtedness or at all. A failure to refinance such indebtedness or pay it when it becomes due would cause a default under the amended and restated credit facility and the indenture governing the 11% notes. See “Risk Factors — Risks Relating to the Offering — You may not receive the level of dividends provided for in our dividend policy or any dividends at all.”
          As part of the Current Transactions, Coinmach Corp. used borrowings under the amended and restated credit facility to refinance approximately $229.3 million aggregate principal amount of outstanding term debt under the Coinmach Corp. credit facility and expects to use the delayed draw term loans available under the amended and restated credit facility to retire all of the $324.5 million outstanding aggregate principal amount of Coinmach Corp. 9% notes on February 1, 2006. In addition, CSC expects to use proceeds from this offering to fund the Total Tender Offer Consideration and, if additional funds are required, to use borrowings available under the revolver portion of the amended and restated credit facility and/or under other financing arrangements.
          Coinmach Corp.’s obligations under the Coinmach Corp. 9% notes and the indenture governing the Coinmach Corp. 9% notes will be deemed satisfied and discharged upon the retirement of all such notes, and the Intercompany Loan from CSC to Coinmach Corp. would no longer be outstanding upon completion of the merger event. In addition, upon satisfaction and discharge of the indenture governing the Coinmach Corp. 9% notes and prior to the completion of the merger event, the covenants of the Intercompany Note will automatically become substantially the same as the covenants under the amended and restated credit facility. Since (i) upon completion of this offering, the Coinmach Corp. 9% notes are not expected to be outstanding and the Intercompany Note is expected to assume the covenants contained in the amended and restated credit facility, and (ii) upon completion of the merger event, the Intercompany Loan will no longer be outstanding, the discussion below does not include a description of the dividend restrictions imposed by the indenture governing the Coinmach Corp. 9% notes or the Intercompany Note.
          Note that the discussion below of the terms of our indebtedness is merely a summary. We strongly urge you to read and carefully consider the documents describing the restrictions and limitations imposed by such indebtedness, including the indenture governing the 11% notes and the amended and restated credit facility. Each of such documents are publicly available and are filed as exhibits to the registration statement of which this prospectus forms a part. For more information on how to obtain a copy of these documents, see “Where You Can Find More Information.”

Indenture Governing the 11% Notes
          Unless and until the Proposed Amendments become operative, the indenture governing the 11% notes restricts our ability to declare and pay dividends on our capital stock. Under the indenture, we generally may pay dividends if:

(i) there is no existing or resulting default or an event of default under the indenture;

(ii) prior to and following such dividend payments we are in compliance with the consolidated fixed charge coverage ratio then in effect, and

(iii) the aggregate amount of any dividend payment (combined with any other restricted payments we have made under such indenture) does not exceed the sum of:

(y) 50% of our cumulative consolidated net income (or, if consolidated net income is a loss, minus 100% of such loss) earned during the period beginning on January 1, 2005 and ending on the last day of the fiscal quarter immediately preceding such dividend payment, plus

(z) the aggregate net cash proceeds received at any time subsequent to December 31, 2004 from purchases of certain of our securities and from certain types of equity contributions by our stockholders.
          Since we anticipate that we will be unable to satisfy the foregoing test for the four consecutive fiscal quarters ending with the fiscal quarter ending December 31, 2006, we intend, subject to certain limitations described below, to pay quarterly dividends in the Initial Four Quarters in reliance on an exception to the foregoing test that is available through the maturity date of the notes and permits dividends in an amount up to 100% of our “Distributable Cash Flow” for such quarter, minus our “Consolidated Interest Expense” for the most recent quarter for which financial statements are then available (as each such term is defined in the indenture). Furthermore, to the extent that in any quarter we pay an amount of dividends less than the amount available under such formula, the difference between the amount paid and the amount available will be added to the determination of amounts available for the next quarterly dividend payments.
          However, our ability to pay dividends in any quarter under the foregoing formula is subject to certain conditions:

(i) there may not be a default or event of default under the indenture;

(ii) Consolidated Interest Expense must be less than 90% of Distributable Cash Flow; and

(iii) we must determine in good faith that, notwithstanding such dividend payments, we will be able to satisfy our future liquidity needs as specified in the indenture.
See footnote 7 on page 44.

Amended and Restated Credit Facility
          If we consummate the merger event, CSC would replace Coinmach Corp. as the borrower under the amended and restated credit facility. The following discussion assumes that the merger event has been completed and that CSC is the new borrower.
          The amended and restated credit facility restricts the ability of CSC and its subsidiaries (including AWA) to declare and pay dividends on its capital stock (other than dividends to CSC and its wholly-owned subsidiaries). The amended and restated credit facility permits us to pay dividends on the Class A common stock and Class B common stock to the extent permitted under the indenture governing the 11% notes. We will not be permitted to make any such distributions if a default or event of default is continuing under the amended and restated credit facility.
          Events of defaults may arise under the amended and restated credit facility if, among other things:

•	we fail to maintain minimum EBITDA (as defined in the amended and restated credit facility) for any period consisting of four consecutive fiscal quarters ending on or prior to March 31, 2008 of at least $150.0 million, ending after March 31, 2008 and on or prior to March 31, 2009 of at least $155.0 million, ending after March 31, 2009 and on or prior to March 31, 2010 of at least $160.0 million, ending after March 31, 2010 and on or prior to March 31, 2011 of at least $162.5 million and ending after March 31, 2011 of at least $165.0 million;

•	we fail to maintain a minimum fixed charge coverage ratio (generally defined as the ratio of EBITDA less capital expenditures to fixed charges) for any such period of at least 1.0 to 1.0; and

•	we fail to maintain a maximum pro forma leverage ratio (generally defined as net debt (at the end of any such period ) to EBITDA) for any such period ending on or prior to September 30, 2007 of not more than 4.50 to 1.0, ending after September 30, 2007 and on or prior to March 31, 2009 of not more than 4.25 to 1.0 and ending after March 31, 2009 of not more than 4.0 to 1.0.

          The payment of dividends is not mandatory or guaranteed by us or our subsidiaries.
          For more information regarding the restrictions imposed by the amended and restated credit facility, see “Management’s Discussion and Analysis of Financial Condition — Liquidity and Capital Resources — Financing Activities — Amended and Restated Credit Facility.”

CAPITALIZATION
          The following table sets forth the cash and cash equivalents and capitalization as of September 30, 2005 of CSC (i) on an actual basis and (ii) as adjusted to give effect to (A) this offering and the use of proceeds therefrom (assuming the underwriters’ overallotment option is not exercised and no shares of Class B common stock are repurchased), (B) the Tender Offer (giving separate effect to the tender and repurchase of the Minimum Tender Amount, the Early Tender Amount and the Maximum Tender Amount) and (C) Coinmach Corp.’s refinancings. This table should be read in conjunction with the combined and consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	As of September 30, 2005

		As Adjusted

		Minimum Tender		Early Tender		Maximum Tender
	Actual	Amount		Amount		Amount

	(In thousands)
Cash and cash equivalents	$49,692	$80,099		$57,349		$38,694

Debt:
11% notes(1)	$136,117	$106,117		$86,117		$—
Coinmach Corp. 9% notes	324,500	—		—		—
Coinmach Corp. credit facility	229,284 (2)	570,000	(3)(4)	570,000	(3)(4)	629,890 (5)
Other long-term debt	8,444	8,444		8,444		8,444

Total long-term debt	698,345	684,561		664,561		638,334
Stockholders’ equity:
Class A common stock — $0.01 par value, 100,000,000 shares authorized; 18,911,532 shares issued historically, or 29,618,170 shares issued after giving effect to this offering	189	296		296		296
Class B common stock — $0.01 par value, 100,000,000 shares authorized; 24,980,445 shares issued and outstanding	250	250		250		250
Capital in excess of par value	319,038	410,431		410,431		410,431
Less treasury stock — 2,199,413 shares of Class A common stock acquired at cost	—	(19,413)		(19,413)		—
Carryover basis adjustment	(7,988)	(7,988)		(7,988)		(7,988)
Accumulated other comprehensive loss, net of tax	467	467		467		467
Accumulated deficit	(213,814)	(241,635)		(245,410)		(261,658)

Total stockholders’ equity	98,142	142,408		138,633		141,798

Total capitalization	$796,487	$826,969		$803,194		$780,132

(1)	Includes 11% notes both issued as part of IDSs and 11% notes issued separate and apart from IDSs.

(2)	Does not include undrawn amounts available to be borrowed under the revolver portion of the Coinmach Corp. credit facility.

(3)	Reflects $570.0 million aggregate principal amount of term debt to be borrowed under the amended and restated credit facility, of which (i) $230.0 million was used to refinance outstanding term debt under the Coinmach Corp. credit facility and to pay related expenses, and (ii) $340.0 million is expected to be used to retire on February 1, 2006 all of the $324.5 million outstanding principal amount of Coinmach Corp. 9% notes (plus approximately $14.6 million of related redemption premium) and to pay related fees and expenses.

(4)	Does not include undrawn amounts available to be borrowed under the revolver portion of the amended and restated credit facility.

(5)	Reflects $570.0 million aggregate principal amount of term debt to be borrowed under the amended and restated credit facility, of which (i) $230.0 million was used to refinance outstanding term debt under the Coinmach Corp. credit facility and to pay related expenses, and (ii) $340.0 million is expected to be used to retire on February 1, 2006 all of the $324.5 million outstanding principal amount of Coinmach Corp. 9% notes (plus approximately $14.6 million of related redemption premium) and to pay related fees and expenses and includes approximately $59.9 million aggregate principal amount of indebtedness under the revolver portion of the amended and restated credit facility to redeem the Maximum Tender Amount.

DILUTION
          Dilution is the amount by which the portion of the price paid by purchasers of shares of Class A common stock exceeds the net tangible book value or deficiency per share of our common stock after this offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.
          For purposes of calculating dilution below, we have assumed that as of September 30, 2005, pro forma for this offering, and assuming that an aggregate of $50.0 million principal amount of 11% notes are tendered in the Tender Offer and all 2,199,413 shares of Class A common stock owned by an affiliate of GTCR are repurchased by us, (a) if the underwriters’ overallotment option is not exercised, 27,418,757 shares of our Class A common stock and 24,980,445 shares of our Class B common stock would have been outstanding and (b) if the underwriters’ overallotment option is exercised in full, 29,024,752 shares of our Class A common stock and 23,374,450 shares of our Class B common stock (assuming the repurchase of 1,605,995 shares of our Class B common stock) would have been outstanding.
          After giving pro forma effect to this offering and the use of net proceeds therefrom as described under “Use of Proceeds,” our pro forma as adjusted net tangible book deficiency as of September 30, 2005 would have been approximately $369.8 million, or $7.06 per share. This represents an immediate increase in net tangible book value of $2.29 per share of Class B common stock to Holdings and Class A common stock to existing shareholders and an immediate dilution of $16.40 per share of Class A common stock to new investors purchasing Class A common stock in this offering.
          The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of
	Class A Common Stock

	Without	With
	Overallotment	Overallotment

Public offering price per share of Class A common stock	$9.34	$9.34
Net tangible book value per share as of September 30, 2005 (52,399,202 shares (or 52,399,202 shares if the underwriters’ overallotment option is exercised in full))(a)	(9.35)	(9.35)
Increase per share attributable to cash payments made by investors in this offering	2.29	2.29

Pro forma as adjusted net tangible book value per share after this offering	(7.06)	(7.06)

Dilution in net tangible book value per share to new investors	$16.40	$16.40

(a)	Assumes the repurchase of all 2,199,413 shares of Class A common stock owned by an affiliate of GTCR and, if the underwriters’ overallotment option is exercised in full, assumes the repurchase of 1,605,995 shares of Class B common stock.
The following table summarizes on a pro forma basis as of September 30, 2005 (assuming consummation of this offering as of such date without the underwriters exercising their overallotment option):

•	the total shares of our Class A common stock purchased by new investors in this offering, the total shares of our Class A common stock purchased by IDS investors in the IPO and the total shares of Class B common stock purchased by Holdings in the IDS Transactions;

•	the total consideration paid to us (in cash or other property) by Holdings, by IDS investors in the IPO, and by new investors in this offering, in each case before deducting the estimated underwriting discounts and commissions and offering expenses paid or payable by us in connection with the IPO and the IDS Transactions and this offering; and

•	the average price per share of Class A common stock paid (in cash or other property) by new investors in this offering, the average price per share of Class A common stock paid by IDS investors in the IPO and the average price per share of Class B common stock paid by Holdings in the IDS Transactions:

	Shares of Common
	Stock Purchased

	Purchased		Total		Average Price
	Number	Percent	Consideration		per Share

			(In thousands)
Holdings	24,980,445	47.67%	$206,999	(1)	$8.29
IDS investors	18,911,532	36.09	141,836		7.50
New investors	10,706,638	20.43	100,000		9.34
Repurchased shares of Class A common stock	(2,199,413)	(4.19)	(19,413)		8.83

Total	52,399,202	100.00%	$429,422		$8.20

(1)	Represents the fair market value of the shares of Laundry Corp. capital stock and AWA non-voting common stock exchanged by Holdings in return for the shares of CSC Class B common stock.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
(In thousands of dollars, except ratios and per share data)
          The following tables display the selected consolidated historical financial data of CSC for the periods ended or as of the dates indicated and unaudited pro forma financial data of CSC for the 2005 Fiscal Year, the six months ended September 30, 2005 and the twelve months ended September 30, 2005, giving effect to (i) this offering, (ii) Coinmach Corp.’s refinancings and (iii) the Tender Offer (giving separate effect to the tender and repurchase of the Minimum Tender Amount, the Early Tender Amount and the Maximum Tender Amount), which are part of the Current Transactions, as if such transactions occurred at the beginning of the period (or in the case of balance sheet data, as of the date of such data). We derived certain of the historical data for the three month period from April 1, 2000 to June 30, 2000 (“Pre-Going Private Transaction”) and for the nine month period from July 1, 2000 to March 31, 2001 (“Post-Going Private Transaction”), and for the 2005 Fiscal Year, the 2004 Fiscal Year, the 2003 Fiscal Year and for the fiscal year ended March 31, 2002 (the “2002 Fiscal Year”) from our audited consolidated financial statements. We derived certain of the historical data for the six months ended September 30, 2004 and September 30, 2005 from our unaudited condensed consolidated financial statements, which include all adjustments consisting of normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for these periods. We derived certain of the historical data as of and for the twelve months ended September 30, 2005 from our unaudited condensed consolidated financial statements, which include all adjustments consisting of normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for this period. The historical data for the results of operations for the twelve months ended September 30, 2005 represents the combined results of operations for the six months ended September 30, 2005 and the six months ended March 31, 2005. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements and in the opinion of management, include all adjustments necessary for a fair presentation of such data. However, the unaudited pro forma financial data for the 2005 Fiscal Year, the six months ended September 30, 2005 and the twelve months ended September 30, 2005 and the historical data for the results of operations for the 2005 Fiscal Year, the six months ended September 30, 2005 and the twelve months ended September 30, 2005 is not necessarily indicative of the results that may be expected for any other interim period or for the fiscal year ending March 31, 2006. The following selected financial data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto appearing elsewhere in this prospectus.

	Three Months	Nine Months
	April 1, 2000 to	July 1, 2000 to					Six Months Ended		Twelve
	June 30, 2000	March 31, 2001							Months
	Pre-Going	Post-Going	Fiscal Year Ended March 31,						Ended
	Private	Private					September 30,	September 30,	September 30,
	Transaction(11)	Transaction(10)	2002	2003	2004	2005	2004	2005	2005

							(Unaudited)	(Unaudited)	(Unaudited)
Operations Data:
Revenues	$134,042	$393,608	$538,895	$535,179	$531,088	$538,604	$266,449	$266,150	$538,305
Transaction costs(1)	—	—	(11,402)	—	—	(17,389)	—	—	(17,389)
Operating income	10,597	17,528	36,270	55,348	47,112	49,641	23,420	25,234	51,455
Net loss(2)	(4,759)	(29,063)	(42,335)	(3,200)	(31,331)	(35,325)	(16,652)	(3,263)	(21,936)
Basic and diluted net income (loss) attributable to common stockholders per Class A common share(3)	—	—	—	—	—	(1.13)	—	0.16	(0.18)

	Three Months	Nine Months
	April 1, 2000 to	July 1, 2000 to					Six Months Ended		Twelve
	June 30, 2000	March 31, 2001							Months
	Pre-Going	Post-Going	Fiscal Year Ended March 31,						Ended
	Private	Private					September 30,	September 30,	September 30,
	Transaction(11)	Transaction(10)	2002	2003	2004	2005	2004	2005	2005

							(Unaudited)	(Unaudited)	(Unaudited)
Basic and diluted net loss attributable to common stockholders per Class B common share(3)	(0.19)	(1.16)	(1.45)	(0.96)	(1.25)	(1.18)	(0.67)	(0.25)	(0.85)
Balance Sheet Data (at end of period):
Cash and cash equivalents		$25,859	$27,820	$27,428	$31,620	$57,271	$37,605	$49,692	$49,692
Property and equipment, net		276,004	284,413	286,686	283,688	264,264	276,315	262,130	262,130
Contract rights, net		373,352	348,462	335,327	323,152	309,698	316,561	303,676	303,676
Advance location payments		74,233	69,257	70,911	73,253	72,222	72,937	70,179	70,179
Goodwill, net		218,744	204,284	203,860	204,780	204,780	204,780	204,780	204,780
Total assets		1,017,012	992,075	976,163	959,508	956,676	951,386	935,165	935,165
Total long-term debt(4)		698,719	737,555	718,112	717,631	708,391	715,775	698,345	698,345
Preferred stock		200,065	220,362	241,200	265,914	—	279,282	—	—
Stockholders’ (deficit) equity		(51,543)	(113,743)	(138,460)	(169,619)	109,215	(184,672)	98,142	98,142
Financial Information and Other Data:
Cash flow provided by operating activities	$17,314	$68,014	$77,799	$103,900	$97,052	$104,998	$48,344	$52,008	$108,662
Cash flow used in investing activities	(24,273)	(66,202)	(82,255)	(81,330)	(88,449)	(70,927)	(37,282)	(37,786)	(71,431)
Cash flow provided by (used in) financing activities	8,362	(530)	6,417	(22,962)	(4,411)	(8,420)	(5,077)	(21,801)	(25,144)
EBITDA(5)(6)	42,154	117,920	154,565	159,526	155,689	142,692	78,590	79,238	143,340
EBITDA margin(7)	31.5%	30.0%	28.7%	29.8%	29.3%	26.5%	29.5%	29.8%	26.6%
Operating margin(8)	7.9%	4.5%	6.7%	10.3%	8.9%	9.2%	8.8%	9.5%	9.6%
Capital expenditures(9):
Capital expenditures	$24,273	$60,620	$79,464	$86,685	$86,732	$71,495	$36,955	$37,074	$71,614
Acquisition capital expenditures	—	5,582	3,723	1,976	3,615	628	618	1,210	1,220

	Three Months	Nine Months
	April 1, 2000 to	July 1, 2000 to					Six Months Ended		Twelve
	June 30, 2000	March 31, 2001							Months
	Pre-Going	Post-Going	Fiscal Year Ended March 31,						Ended
	Private	Private					September 30,	September 30,	September 30,
	Transaction(11)	Transaction(10)	2002	2003	2004	2005	2004	2005	2005

							(Unaudited)	(Unaudited)	(Unaudited)
Pro Forma Financial Data (unaudited)(12):
Pro forma net loss	—	—	—	—	—	(43,056)	—	(16,380)	(31,724)
Pro forma basic and diluted net loss attributable to common Stockholders per Class A common share	—	—	—	—	—	(1.08)	—	(0.45)	(0.35)
Pro forma basic and diluted net loss attributable to common Stockholders per Class B common share	—	—	—	—	—	(1.13)	—	(0.45)	(1.02)
Pro forma total assets (at end of period)	—	—	—	—	—	980,610	—	959,954	959,954
Pro forma total long-term debt (at end of period)	—	—	—	—	—	694,607	—	684,561	684,561
Pro forma stockholders’ equity (at end of period)	—	—	—	—	—	152,626	—	142,408	142,408

(1)	Transaction costs in the 2005 Fiscal Year and the twelve months ended September 30, 2005 consist of the following costs incurred in connection with the IDS Transactions: (a) approximately $11.3 million of redemption premium on the portion of the Coinmach Corp. 9% notes redeemed, (b) the write-off of unamortized deferred financing costs relating to the redemption of the Coinmach Corp. 9% notes and the term loans repaid aggregating approximately $3.5 million, (c) expenses relating to the amendment of the Coinmach Corp. credit facility, aggregating approximately $1.8 million and (d) special bonuses to senior management related to the IDS Transactions aggregating approximately $0.8 million. Transaction costs in the 2002 Fiscal Year consist of costs incurred in connection with Coinmach Corp.’s refinancing on January 25, 2002.

(2)	For the 2005 Fiscal Year, net loss includes approximately $18.2 million of preferred stock dividend recorded as interest expense. For the 2004 Fiscal Year, net loss includes approximately $24.7 million of preferred stock dividend recorded as interest expense. For the six months ended September 30, 2004, net loss includes approximately $13.4 million of preferred stock dividend recorded as interest expense. For the twelve months ended September 30, 2005, net loss includes approximately $4.9 million of preferred stock dividend recorded as interest expense. As required by SFAS No. 150, accrued and unpaid dividends prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Preferred stock dividends for the 2003 Fiscal Year and the 2002 Fiscal Year and for the nine-month period from July 1, 2000 to March 31, 2001 were approximately $20.8 million, $20.4 million and $12.7 million, respectively.

(3)	Basic and diluted net loss attributable to common stockholders per share of Class A common stock and Class B common stock for the 2005 Fiscal Year, the six months ended September 30, 2005 and the twelve months ended September 30, 2005 was calculated by dividing the net loss attributable to Class A common stock and Class B Common Stock by the respective weighted average number of shares outstanding. For the 2004 Fiscal Year, 2003 Fiscal Year, 2002 Fiscal Year and for the nine-month period from July 1, 2000 to March 31, 2001 and the three month period from April 1, 2000 to June 30, 2000 and the six months ended September 30, 2004, there was no Class A common stock outstanding. For these periods, the calculation of net loss attributable to common stockholders per share of Class B Common Stock assumes that 24,980,445 shares of Class B Common Stock were outstanding.

(4)	Total long-term debt at March 31, 2001 does not include unamortized premium of $5,555, recorded as a result of the issuance by Coinmach Corp. of $100 million aggregate principal amount of 11 3/4% Series C Senior Notes due 2005 (the “11 3/4% Senior Notes”) in October 1997. The 11 3/4% Senior Notes were redeemed on February 25, 2002 and the unamortized premium on such date was included in the determination of the loss on extinguishment of debt.

(5)	EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate our ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of our three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because we have historically provided EBITDA to investors, we believe that presenting this non-GAAP financial measure provides consistency in our financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by GAAP) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following tables reconcile our net loss and cash flow provided by operating activities to EBITDA for each period presented (in thousands).

	Three Months	Nine Months
	April 1, 2000 to	July 1, 2000 to					Six Months Ended		Twelve
	June 30, 2000	March 31, 2001							Months
	Pre-Going	Post-Going	Fiscal Year Ended March 31,						Ended
	Private	Private					September 30,	September 30,	September 30,
	Transaction	Transaction	2002	2003	2004	2005	2004	2005	2005

Net loss	$(4,759)	$(29,063)	$(42,335)	$(3,200)	$(31,331)	$(35,325)	$(16,652)	$(3,263)	$(21,936)
(Benefit) provision for income taxes	(1,329)	(8,620)	(5,833)	381	(3,648)	(10,166)	(1,921)	(2,149)	(10,394)
Interest expense	16,685	52,461	73,036	58,167	57,377	58,572	28,625	30,646	60,593
Interest expense — preferred stock	—	—	—	—	24,714	18,230	13,368	—	4,862
Interest expense — escrow interest	—	—	—	—	—	941	—	—	941
Depreciation and amortization	31,557	103,142	129,697	104,178	108,577	110,440	55,170	54,004	109,274

EBITDA(6)	$42,154	$117,920	$154,565	$159,526	$155,689	$142,692	$78,590	$79,238	$143,340

	Three Months	Nine Months
	April 1, 2000 to	July 1, 2000 to					Six Months Ended		Twelve
	June 30, 2000	March 31, 2001							Months
	Pre-Going	Post-Going	Fiscal Year Ended March 31,						Ended
	Private	Private					September 30,	September 30,	September 30,
	Transaction	Transaction	2002	2003	2004	2005	2004	2005	2005

Cash flow provided by operating activities	$17,314	$68,014	$77,799	$103,900	$97,052	$104,998	$48,344	$52,008	$108,662
Loss on extinguishment of debt(i)	—	—	(11,402)	—	—	—	—	—	—
Interest expense	16,685	52,461	73,036	58,167	57,377	58,572	28,625	30,646	60,593
Interest expense — escrow interest	—	—	—	—	—	941	—	—	941
Gain (loss) on sale of investment and equipment	—	—	147	3,532	1,232	557	54	(27)	476
Loss on redemption of Coinmach Corp. 9% notes	—	—	—	—	—	(14,770)	—	—	(14,770)
Stock based compensation	(118)	(1,125)	(530)	(338)	(176)	(74)	(37)	(12)	(49)
Change in operating assets and liabilities	7,874	(1,161)	18,100	(3,693)	2,513	(5,206)	2,776	(2,314)	(10,296)
Deferred taxes	1,873	8,478	4,247	16	3,753	10,166	1,956	2,149	10,359
Amortization of debt discount and deferred issue costs	(454)	(1,052)	(2,008)	(2,439)	(2,414)	(2,326)	(1,207)	(1,063)	(2,182)

	Three Months	Nine Months
	April 1, 2000 to	July 1, 2000 to					Six Months Ended		Twelve
	June 30, 2000	March 31, 2001							Months
	Pre-Going	Post-Going	Fiscal Year Ended March 31,						Ended
	Private	Private					September 30,	September 30,	September 30,
	Transaction	Transaction	2002	2003	2004	2005	2004	2005	2005

Amortization of premium on 11 3/4% Senior Notes	309	925	1,009	—	—	—	—	—	—
(Benefit) provision for income taxes	(1,329)	(8,620)	(5,833)	381	(3,648)	(10,166)	(1,921)	(2,149)	(10,394)

EBITDA(6)	$42,154	$117,920	$154,565	$159,526	$155,689	$142,692	$78,590	$79,238	$143,340

(i)	Loss on extinguishment of debt for the fiscal year ended March 31, 2002 consists of costs incurred in connection with Coinmach Corp.’s refinancing on January 25, 2002.

(6)	The computation of EBITDA for the 2005 Fiscal Year and the twelve months ended September 30, 2005 has not been adjusted to take into account transaction costs aggregating approximately $17.4 million in connection with the IDS Transactions consisting of (a) approximately $11.3 million of redemption premium on the portion of the Coinmach Corp. 9% notes redeemed, (b) the write-off of unamortized deferred financing costs relating to the redemption of the Coinmach Corp. 9% notes and the term loans repaid aggregating approximately $3.5 million, (c) expenses relating to the Coinmach Corp. credit facility amendment aggregating approximately $1.8 million, and (d) special bonuses to senior management related to the IDS Transactions aggregating approximately $0.8 million. The computation of EBITDA for the 2002 Fiscal Year has not been adjusted to take into account transaction costs consisting of costs incurred in connection with Coinmach Corp.’s refinancing on January 25, 2002.

(7)	EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate our performance over various sales levels. EBITDA margin should not be considered as an alternative for measurements determined in accordance with U.S. generally accepted accounting principles.

(8)	Operating margin represents operating income as a percentage of revenues.

(9)	Capital expenditures represent amounts expended for property, equipment and leasehold improvements, as well as for advance location payments to location owners. Acquisition capital expenditures represent the amounts expended to acquire local, regional and multiregional route operators.

(10)	Includes the results of operations for the period July 1, 2000 to March 31, 2001, representing the results subsequent to the “going private” transaction (the “Going Private Transaction”).

(11)	As a result of the Going Private Transaction that was accounted for using the purchase method of accounting, and due to a practice known as “push down” accounting, as of July 1, 2000 (the beginning of the accounting period closest to the date on which control was effective), Coinmach Corp. adjusted its consolidated assets and liabilities to their estimated fair values, based on valuations, estimations and other studies. Therefore, the financial statements presented for the Post-Going Private Transaction period are not comparable to the financial statements presented for the Pre-Going Private Transaction period. Had the Going Private Transaction taken place at April 1, 2000, on an unaudited pro forma basis, depreciation and amortization and net loss would have been $3.5 million higher than reported for the Pre-Transaction period ended June 30, 2000. This includes the results of operations for the period April 1, 2000 to June 30, 2000, representing the results prior to the Going Private Transaction. For more information regarding the Going Private Transaction, please see “Business — General Development of Business.”

(12)	The unaudited pro forma financial data for the 2005 Fiscal Year, the six months ended September 30, 2005 and the twelve months ended September 30, 2005 give effect to (i) this offering, (ii) Coinmach Corp.’s refinancings and (iii) the Tender Offer (assuming the tender of the

Minimum Tender Amount) as if such transactions had occurred at the beginning of the respective periods or in the case of balance sheet data as of the date of such data.
The pro forma net loss is computed as follows:

			Twelve Months
	Fiscal Year Ended	Six Months Ended	Ended
	March 31, 2005	September 30, 2005	September 30, 2005

Net loss as reported	$(35,325)	$(3,263)	$(21,936)
Additional transaction costs(a)	(28,676)	(27,821)	(27,821)
Reduction in interest expense	15,573	5,589	11,232
Tax benefit (41%)	5,372	9,115	6,801

	$(43,056)	$(16,380)	$(31,724)

(a)	Additional transaction costs represent (i) approximately $14.6 million of redemption premium on the portion of the Coinmach Corp. 9% notes redeemed, (ii) write-off of deferred financial costs relating to the redemption of the Coinmach Corp. 9% notes totaling approximately $5.4 million, $4.8 million and $4.8 million in the 2005 Fiscal Year, the six months ended September 30, 2005 and the twelve months ended September 30, 2005, respectively, (iii) write-off of unamortized deferred financing costs relating to the refinancing of the Coinmach Corp. credit facility totaling approximately $2.0 million, $1.8 million and $1.8 million in the 2005 Fiscal Year, the six months ended September 30, 2005 and the twelve months ended September 30, 2005, respectively, (iv) approximately $0.6 million in non-recurring transaction fees and expenses, (v) approximately $3.6 million relating to costs and expenses of the Tender Offer and (vi) write-off of unamortized deferred financing costs relating to the repurchase of the 11% notes totaling approximately $2.4 million.
Pro forma basic and diluted net loss attributable to common stockholders per share of Class A common stock and Class B common stock for the 2005 Fiscal Year, the six months ended September 30, 2005 and the twelve months ended September 30, 2005 was calculated by dividing the pro forma net loss attributable to Class A common stock and Class B Common Stock by the respective weighted average number of shares outstanding.
The pro forma balance sheet data assumes (i) net proceeds from the sale of Class A common shares of approximately $36.8 million, (ii) net reduction in unamortized deferred financing costs of approximately $5.6 million, and (iii) a net increase in long-term debt of approximately $13.8 million.
The following unaudited pro forma financial data assumes the following amounts are tendered in the Tender Offer: (i) the Early Tender Amount; and (ii) the Maximum Tender Amount:

	Early Tender Amount			Maximum Tender Amount

	Fiscal		Twelve	Fiscal		Twelve
	Year	Six Months	Months	Year	Six Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	September 30,	September 30,	March 31,	September 30,	September 30,
	2005	2005	2005	2005	2005	2005

Pro forma net loss	$(43,992)	$(17,935)	$(32,613)	$(50,362)	$(25,798)	$(38,784)
Pro forma basic and diluted net loss attributable to common stockholders per Class A common share(a)	(1.10)	(0.50)	(0.37)	(1.15)	(0.83)	(0.47)
Pro forma basic and diluted net loss attributable to common stockholders per Class B common share(a)	(1.15)	(0.48)	(1.04)	(1.25)	(0.58)	(1.14)
Pro forma total long-term debt (at end of period)	674,607	664,561	664,561	648,380	638,334	638,334

(a)	Pro forma basic and diluted net loss attributable to common stockholders per share of Class A common stock and Class B common stock for the 2005 Fiscal Year, the six months ended September 30, 2005 and the twelve months ended September 30, 2005 was calculated by dividing the pro forma net loss attributable to Class A common stock and Class B Common Stock by the respective weighted average number of shares outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          The following discussion and analysis pertains to the results of operations and financial position of CSC for the years and the periods indicated and should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. Except for the historical information contained herein, certain matters discussed in this document are forward-looking statements based on the beliefs of our management and are subject to certain risks and uncertainties, including the risks and uncertainties discussed below, and the other risks set forth in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Should any of these risks or uncertainties materialize or should underlying assumptions prove incorrect, our future performance and actual results of operations may differ materially from those expected or intended.
Introduction
          Our primary financial objective is to increase our cash flow from operations. Cash flow from operations represents a source of funds available to service indebtedness, pay dividends and for investment in both organic growth and growth through acquisitions. We have experienced net losses during the past three fiscal years. Such net losses were attributable in part to significant non-cash charges associated with our acquisitions and the related amortization of contract rights accounted for under the purchase method of accounting. We incur significant depreciation and amortization expense relating to annual capital expenditures, which also reduces our net income. The continued incurrence of significant depreciation and amortization expenses may cause us to continue to incur net losses.
Overview
          We are principally engaged in the business of supplying laundry equipment services to multi-family housing properties. Our most significant revenue source is our route business, which over the last three fiscal years has accounted for approximately 88% of our revenue. Through our route operations, we provide laundry equipment services to locations by leasing laundry rooms from building owners and property management companies, typically on a long-term, renewable basis. In return for the exclusive right to provide these services, most of our contracts provide for commission payments to the location owners. Commission expense (also referred to as rent expense), our single largest expense item, is included in laundry operating expenses and represents payments to location owners. Commissions may be fixed amounts or percentages of revenues and are generally paid monthly. In addition to commission payments, many of our leases require us to make advance location payments to location owners, which are capitalized and amortized over the life of the applicable leases. Advance location payments to location owners are paid, as required by the applicable lease, at the inception or renewal of a lease for the right to operate applicable laundry rooms during the contract period, which generally ranges from 5 to 10 years. The amount of advance location payments varies depending on the size of the location and the term of the lease.
          Included in our route business are retail laundromats which we operate in Texas and Arizona. The operation of retail laundromats involves leasing store locations in desirable geographic areas, maintaining an appropriate mix of washers and dryers at each store location and servicing the washers and dryers at such locations.
          In addition to our route business, we also operate an equipment rental business through AWA. AWA leases laundry equipment and other household appliances and electronic items to property owners, managers of multi-family housing properties, and, to a lesser extent, individuals and corporate entities.
          We also operate an equipment distribution business through Super Laundry. Super Laundry’s business consists of constructing and designing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of commercial coin and non-coin operated machines and parts, and selling service contracts.
          Laundry operating expenses include, in addition to commission payments, (i) the cost of machine maintenance and revenue collection in the route and retail laundromat business, including payroll, parts, insurance and other related expenses, (ii) costs and expenses incurred in maintaining our retail laundromats, including utilities and related expenses, (iii) the cost of sales associated with the equipment distribution business and (iv) certain expenses related to the operation of our rental business.
Critical Accounting Policies: Use of Estimates
          Our financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. We believe that the following are some of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operations.
          Revenue and cash and cash equivalents include an estimate of cash and coin not yet collected at the end of a reporting period, which remain at laundry room locations. We calculate the estimated amount of cash and coin not yet collected at the end of a reporting period, which remain at laundry room locations by multiplying the average daily collection amount applicable to the location with the number of days the location had not been collected. We analytically review the estimated amount of cash and coin not yet collected at the end of a reporting period by comparing such amount with collections subsequent to the reporting period.
          We are required to estimate the collectibility of our receivables. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Allowance for doubtful accounts at September 30, 2005 was approximately $4.1 million.
          We currently have significant deferred tax assets, which are subject to periodic recoverability assessments. Realization of our deferred tax assets is principally dependent upon our achievement of projected future taxable income. Management’s judgments regarding future profitability may change due to future market conditions and other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances.
          We have significant costs in excess of net assets acquired (goodwill), contract rights and long-lived assets. Goodwill is tested for impairment on an annual basis. Additionally, goodwill is tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We have determined that our reporting units with goodwill consist of our route business, AWA and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry at September 30, 2005 and 2004 was approximately $195.0 million, $6.8 million and $2.9 million, respectively. In performing the annual goodwill assessment, the fair value of the reporting unit is compared to its net asset-carrying amount, including goodwill. If the fair value exceeds the carrying amount, then it is determined that goodwill is not impaired. Should the carrying amount exceed the fair value, the second step in the impairment test would be required to be performed to determine the amount of goodwill write-off. The fair value for these tests is based upon a discounted cash flow model. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base and the prevailing general economic and market conditions. An annual assessment of goodwill as of January 1, 2005 was performed and it was determined that no impairment exists.
          Contract rights represent amounts expended for location contracts arising from the acquisition of laundry machines on location. These amounts arose solely from purchase price allocations pursuant to acquisitions made by us over a number of years based on an analysis of future cash flows. We do not record contract rights relating to new locations signed in the ordinary course of business. We estimate that approximately 90% of our contracts are long-term whereby the average term is approximately 8 years with staggered maturities. Of the remaining locations not subject to long-term agreements, we believe that we have retained a majority of such customers through long-standing relationships and continue to service such customers. Although the contracts have a legal life, there are other factors such as renewals, customer relationships and extensions that contribute to a value greater than the initial contract term. Over 90% of our contracts renew automatically and we have a right of first refusal upon termination in approximately 60% of our contracts. The automatic renewal clause typically provides that, if the property owner fails to take any action prior to the end of the lease term or any renewal term, the lease will automatically renew on substantially similar terms. In addition, over 85% of our contracts allow for unilateral price increases. Historically, we have demonstrated an ability to renew contracts, retain our customers and build upon those relationships. Since April 1997, we have posted net machine gains, exclusive of acquisitions, and our losses have averaged approximately 3% annually. Therefore, we believe that the cash flows from these contracts continue to be generated beyond the initial legal contract term and subsequent renewal periods. As a result, we believe that the useful lives of contract rights are related to the expected cash flows that are associated with those rights and the amortization periods for contract rights should generally reflect those useful lives and, by extension, the cash flow streams associated with them. The useful lives being used to amortize contract rights range from approximately 30 to 35 years.
          We have twenty-eight geographic regions to which contract rights have been allocated, which regions represent the lowest level of identifiable cash flows in grouping contract rights. Each region consists of approximately 1,000 to 8,000 contracts for the various locations properties that comprise that region. We do not analyze impairment of contract rights on a contract-by-contract basis. Although we have contracts at every location/property and analyze revenue and certain direct costs on a contract-by-contract basis, we do not allocate common region costs and servicing costs to each contract.
          We assess the recoverability of location contract rights and long-lived assets on a region-by-region basis. We evaluate the financial performance/cash flows for each region. This evaluation includes analytically comparing the financial results/cash flows and certain statistical performance measures for each region to prior period/year actuals and budgeted amounts. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases and the regions general economic conditions. In addition, each year we lose a certain amount of our existing machine base, which essentially equates to loss of contract rights. Such loss has historically averaged approximately 3% annually. The accelerated amortization of contract rights is designed to capture and expense this shrinking machine base. An increase in the historical loss rate would also be a strong indicator of possible impairment of location contract rights and long-lived assets. If based on our initial evaluation there are indicators of impairment that result in losses to the machine base, or an event occurs that would indicate that the carrying amounts may not be recoverable, we reevaluate the carrying value of contract rights and long-lived assets based on future undiscounted cash flows attributed to that region and record an impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, we believe that there have not been any indicators of impairment of location contract rights or long-lived assets.

Accounting Treatment for IDSs
          A portion of the aggregate IDSs outstanding represents 11% notes recorded as long-term debt. We have concluded that it is appropriate to annually deduct interest expense on the 11% notes from taxable income for U.S. federal and state and local income tax purposes. There can be no assurances that the IRS will not seek to challenge the treatment of these notes as debt or the amount of interest expense deducted, although to date we have not been notified that the 11% notes should be treated as equity rather than debt for U.S. federal and state and local income tax purposes. If the 11% notes would be required to be treated as equity for income tax purposes, the cumulative interest expense totaling approximately $11.0 million, through September 30, 2005, would not be deductible from taxable income, and we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to federal, state and local authorities would be based on our taxable income or loss for each of the respective years that we take the interest expense deduction. We have not and do not currently intend to record a liability for a potential disallowance of this interest expense deduction.
          Based on U.S. generally accepted accounting principles, the proceeds of the IDS offering and the proceeds from the offering of the separate 11% notes were allocated to the shares of Class A common stock and the underlying 11% notes and the separate 11% notes based on their respective relative fair values. The initial public offering price for the IDSs was equivalent to the fair value of $7.50 per share of

Class A common stock and $6.14 in principal amount of an 11% note underlying the IDS and the fair value of the separate 11% notes was equivalent to their face value.
          In addition, we have concluded that there are no embedded derivative features in the IDSs or within the Class B common stock which requires separate accounting. The make-whole redemption provision allows us to redeem all or a portion of the 11% notes prior to the date that is 60 months after November 24, 2004, the closing date of the IPO, at a redemption price that could result in a premium, therefore resulting in an embedded derivative requiring bifurcation. However, the terms of the embedded derivative permit us to redeem the 11% notes at an amount that will always exceed the fair value of the 11% notes. As a result, this option will always be out of the money, and, therefore, the value ascribed to the embedded derivative is minimal. Accordingly, we have initially recorded it at a value of zero. The optional redemption provision at scheduled prices allows us to redeem all or part of the 11% notes at scheduled premium prices. Although the 11% notes are redeemable at a premium, further analysis under SFAS 133 has led us to conclude that the option is clearly and closely related to the economic characteristics of the 11% notes and should not be bifurcated. The tax redemption provision allows us to redeem all of the 11% notes at par if the interest on the 11% notes is not tax deductible. As a result of the redemption price being at par and the 11% notes initially recorded without a substantial premium or discount, we have concluded that this option is clearly and closely related to the economic characteristics of the 11% notes and should not be bifurcated. The change of control put option allows the 11% note holders to put the 11% notes to us at a price equal to 101% of par. Although the 11% notes are callable at a premium, further analysis under SFAS 133 has led us to conclude that the option is clearly and closely related to the economic characteristics of the 11% notes and should not be bifurcated, principally because such premium does not cause the investor to double the initial contractual rate of return.
          The entire proceeds of the IPO were allocated to the Class A common stock and 11% notes underlying IDSs and the separate 11% notes, and the allocation of the IDS portion of such proceeds to the Class A common stock and the 11% notes did not result in a substantial premium or discount. Upon subsequent issuances of 11% notes or IDSs, we will evaluate whether there is a substantial discount or premium. We expect that if there is a substantial discount or premium upon a subsequent issuance of notes, certain redemption features of the 11% notes may be considered not clearly and closely related, and we would separately account for these features as embedded derivates. If the embedded derivates are required to be bifurcated, we will (a) value the derivative, (b) record such value as a reduction of the 11% notes (discount) with a corresponding derivative liability, (c) accrete the discount on the 11% notes up to their par value using the effective interest method with a corresponding charge to interest expense, and (d) revalue the derivative liability quarterly with the difference (increase or decrease) recorded to interest expense.
          The Class A common stock portion of each IDS issued in the IPO and the Class B common stock are included in stockholders’ equity, net of related transaction costs, and dividends paid on the Class A common stock and the Class B common stock are recorded as a decrease to stockholders’ equity when declared. The 11% notes portion of each IDS and the separate 11% notes are presented as long-term obligations, and the related transaction costs were capitalized as deferred financing fees and amortized to interest expense over the term of these notes. Interest on the these notes is charged to interest expense as it is accrued.

Results of Operations
          The following table sets forth for the periods indicated, selected statement of operations data and EBITDA, as percentages of revenue:

	Year Ended March 31,

	2005	2004	2003

Revenues	100.0%	100.0%	100.0%
Laundry operating expenses	68.3	68.9	68.5
General and administrative expenses	1.8	1.8	1.8
Depreciation and amortization	14.2	13.6	12.5
Amortization of advance location payments	3.6	3.9	4.0
Amortization of intangibles	2.7	2.9	3.0
Other items, net	0.2	—	(0.1)
Operating income	9.2	8.9	10.3
Interest expense	10.9	10.8	10.9
Interest expense — preferred stock	3.4	4.7	—
Interest expense — escrow interest	0.2	—	—
Transaction costs	3.2	—	—
Net loss(1)	(6.6)	(5.9)	(0.6)
EBITDA margin	26.5	29.3	29.8

(1)	For the 2005 Fiscal Year, net loss includes approximately $18.2 million of preferred stock dividend recorded as interest expense. For the 2004 Fiscal Year, net loss includes approximately $24.7 million of preferred stock dividend recorded as interest expense. As required by SFAS No. 150, for fiscal years ending prior to March 31, 2004, accrued and unpaid dividends have not been reclassified to interest expense. Preferred stock dividends for the 2003 Fiscal Year were approximately $20.8 million.
          We have experienced net losses in each fiscal year since March 31, 2001. Such net losses are attributable in part to significant non-cash charges associated with our acquisitions and the related amortization of contract rights (for all fiscal years) and goodwill (only through the 2002 fiscal year) accounted for under the purchase method of accounting. We incur significant depreciation and amortization expense relating to annual capital expenditures, which also reduces our net income. The continued incurrence of significant depreciation and amortization expenses may cause us to continue incurring a net loss.
          EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate our ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of our three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because we have historically provided EBITDA to investors, we believe that presenting this non-GAAP financial measure provides consistency in financial reporting. Our use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by GAAP) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. See footnote (5) of the table contained under “Selected Consolidated Historical

Financial Data” for a reconciliation of net loss and cash flow provided by operating activities to EBITDA for the periods indicated in the table immediately above.
          EBITDA margin represents EBITDA as a percentage of revenues. Management believes that EBITDA margin is a useful measure to evaluate our performance over various sales levels. EBITDA margin should not be considered as an alternative to measurements determined in accordance with U.S. generally accepted accounting principles.

Six Months Ended September 30, 2005 Compared to the Six Months Ended September 30, 2004.
          The following table sets forth our revenues for the periods indicated (in millions of dollars):

	Six Months Ended
	September 30,

	2005	2004	Change

Route	$236.5	$234.2	$2.3
Rental	17.5	16.9	0.6
Distribution	12.1	15.3	(3.2)

	$266.1	$266.4	$(0.3)

          Revenue decreased by approximately $0.3 million, or less than 1% for the six-month period ended September 30, 2005, as compared to the prior year’s corresponding period.
          Route revenue for the six months ended September 30, 2005 increased by approximately $2.3 million, or less than 1%, as compared to the prior year’s corresponding period. We believe that the increase was primarily due to the net result of an increase in third party service income and price increases.
          Rental revenue for the six months ended September 30, 2005 increased by approximately $0.6 million, or 4%, as compared to the prior year’s corresponding period. This increase was primarily the result of the continuing internal growth of the machine base in existing areas of operations during the current year.
          Distribution revenue for the six months ended September 30, 2005 decreased by approximately $3.2 million, or 21%, as compared to the prior year’s corresponding period. The decrease was primarily due to decreased equipment sales. Sales from the distribution business unit are sensitive to general market conditions and economic conditions.
          Laundry operating expenses, exclusive of depreciation and amortization, decreased by approximately $1.6 million, or less than 1%, for the six-month period ended September 30, 2005, as compared to the prior year’s corresponding period. As a percentage of revenues, laundry operating expenses were 68% for the six-month period ended September 30, 2005 and 69% for the six-month period ended September 30, 2004. The decrease was due primarily to a decrease in cost of sales of approximately $2.8 million due to decreased sales in the distribution business, offset primarily by an increase in fuel costs of approximately $0.7 million primarily due to overall increases in fuel prices and other miscellaneous operating costs and expenses that are not material.
          General and administrative expenses increased by approximately $0.8 million for the six-month period ended September 30, 2005, as compared to the prior year’s corresponding period. The increase in general and administrative expenses was primarily due to incremental public company administrative fees and expenses including but not limited to incremental director and officer liability insurance, additional directors’ fees, investor and public relations expenses, and other miscellaneous costs and additional expenses associated with being a public company, including some non-recurring costs associated with the initial implementation of Sarbanes-Oxley 404 compliance. As a percentage of revenues, general and administrative expenses were approximately 2.1% for the six-month period ended September 30, 2005, as compared to approximately 1.8% for the six-month period ended September 30, 2004.
          Depreciation and amortization expense decreased by approximately $0.2 million, or less than 1%, for the six-month period ended September 30, 2005, as compared to the prior year’s corresponding period.

The decrease in depreciation and amortization expense was primarily due to a reduction in depreciation expense relating to reduced capital expenditures over the past few years.
          Amortization of advance location payments decreased by approximately $0.7 million, or 7%, for the six-month period ended September 30, 2005, as compared to the prior year’s corresponding period. The decrease was primarily due to the reduction in the amount of advance location payments made in the prior years.
          Amortization of intangibles decreased by approximately $0.3 million, or 4%, for the six-month period ended September 30, 2005, as compared to the prior year’s corresponding period. The decrease was primarily the result of amortization expense being recorded on an accelerated basis.
          Other items for the six-month period ended September 30, 2005 of approximately $0.3 million was primarily due to a write down of the asset value by approximately $0.2 million, relating to the sale of one of the laundromats on October 19, 2005. Such laundromat is classified as “Assets held for Sale” at September 30, 2005.
          Operating income margins were approximately 9.5% for the six-month period ended September 30, 2005, as compared to approximately 8.8% for the prior year’s corresponding period. The increase in operating income margin was primarily due to a reduction in laundry operating expense and depreciation and amortization expense.
          Interest expense increased by approximately $2.0 million, or 7%, for the six-month period ended September 30, 2005 as compared to the prior year’s corresponding period. As part of the IDS Transactions, we redeemed $125.5 million aggregate principal amount of the Coinmach Corp. 9% notes and approximately $15.5 million of outstanding term loans under the Coinmach Corp. credit facility. In the IPO, we issued approximately $136.1 million of 11% notes. In addition, there has been an increase in variable interest rates payable under the Coinmach Corp. credit facility resulting from a market increase in interest rates. This was offset by a decrease in interest expense resulting from the interest rate swap agreements totaling $150 million entered into by Coinmach Corp. in September 2002 that are at a slightly lower fixed interest rate as compared to the variable interest rates.
          Interest expense-non cash preferred stock dividends were approximately $13.4 million for the six-months ended September 30, 2004. A portion of the net proceeds from the IPO was used to redeem approximately $91.8 million of Laundry Corp.’s outstanding Class A preferred stock and approximately $7.4 million of Laundry Corp.’s outstanding Class B preferred stock.
          The benefit for income taxes for the six-month period ended September 30, 2005 was approximately $2.1 million as compared to a benefit for income taxes of approximately $1.9 million for the prior year’s corresponding period. The change is primarily due to a decrease in operating loss. The effective tax rate for the six-month period ended September 30, 2005 was approximately 40% as compared to 10% for the prior year’s corresponding period. The increase in the effective tax rate is primarily due to the non cash interest expense on the preferred stock recorded in the prior year that did not occur in the current year.
          Net loss was approximately $3.3 million for the six-month period ended September 30, 2005, as compared to net loss of approximately $16.7 million for the prior year’s corresponding period. The change is primarily due to interest expense-non cash preferred stock dividends incurred for the six months ended September 30, 2004 which were not applicable in the six-month period ended September 30, 2005, as the preferred stock was either repaid or converted into equity in connection with the IDS Transactions. Such net losses are attributable in part to significant non cash charges associated with our acquisitions and the related amortization of contract rights accounted for under the purchase method of accounting. We incur significant depreciation and amortization expense relating to annual capital expenditures, which also reduces our net income.

          The following table sets forth EBITDA for each of our route, rental and distribution segments for the periods indicated (in millions of dollars):

	Six Months Ended
	September 30,

	2005	2004	Change

Route	$77.5	$76.7	$0.8
Rental	7.2	6.6	0.6
Distribution	0.4	0.5	(0.1)
Other items, net	(0.3)	(0.5)	0.2
Corporate expenses	(5.6)	(4.7)	(0.9)

Total EBITDA	$79.2	$78.6	$0.6

          EBITDA was approximately $79.2 million for the six months ended September 30, 2005, as compared to approximately $78.6 million for the six months ended September 30, 2004. EBITDA margin was approximately 29.8% for the six months ended September 30, 2005, as compared to 29.5% for the prior year’s corresponding period. The increase in EBITDA and EBITDA margin is primarily attributable to an increase in revenue in the route and rental businesses and a decrease in laundry operating expenses slightly offset by an increase in general and administrative expenses. See footnote 5 of the table contained under “Selected Consolidated Financial Data” for a reconciliation of net loss and cash flow provided by operating activities to EBITDA for the periods indicated in the table immediately above.

Fiscal Year Ended March 31, 2005 Compared to the Fiscal Year Ended March 31, 2004
          The following table sets forth our revenues for the years indicated (dollars in millions):

	Year Ended March 31,

	2005	2004	Change

Route	$472.5	$469.6	$2.9
Rental	34.4	32.6	1.8
Distribution	31.7	28.9	2.8

	$538.6	$531.1	$7.5

          Revenue increased by approximately $7.5 million or approximately 1% for the 2005 Fiscal Year, as compared to the 2004 Fiscal Year.
          Route revenue for the 2005 Fiscal Year increased by approximately $2.9 million or less than 1% from the 2004 Fiscal Year. We believe that the increase was due to the net result of an increase in third party service income and price increases, offset by decreased revenue primarily in the Southwest and Midwest operations caused by higher vacancy rates in these regions.
          Rental revenue for the 2005 Fiscal Year increased by approximately $1.8 million or 6% over the 2004 Fiscal Year. This increase was primarily the result of internal growth of the machine base in existing areas of operations during the current and prior years.
          Distribution revenue for the 2005 Fiscal Year increased by approximately $2.8 million or 10% from the 2004 Fiscal Year. Sales from the distribution business unit are sensitive to general market conditions and economic conditions. The increase was primarily due to increased sales from the Northeast and Midwest operations offset slightly by decreased revenue resulting from the closing of operations in California. Distribution revenue from our California operations was approximately $1.8 million and $3.0 million for the 2005 Fiscal Year and the 2004 Fiscal Year, respectively.
          Laundry operating expenses, exclusive of depreciation and amortization, increased by approximately $2.3 million or less than 1% for the 2005 Fiscal Year, as compared to the 2004 Fiscal Year. This increase in laundry operating expenses was due primarily to (i) increased cost of sales of approximately $3.1 million due to increased sales in the Northeast and Midwest operations in the distribution business, as discussed above, (ii) an increase in salary expense of approximately $1.5 million in the route business associated with collection services and (iii) an increase in fuel costs of approximately $1.1 million primarily due to increased fuel prices. These increases in laundry operating expenses were offset by (i) a reduction in operating expenses as a result of the closing of California operations in the distribution business of approximately $2.6 million and (ii) decreased insurance costs related to general business insurance coverage of approximately $0.8 million. As a percentage of revenues, laundry operating expenses, exclusive of depreciation and amortization, were approximately 68.3% for the 2005 Fiscal Year, as compared to 68.9% for the 2004 Fiscal Year.
          General and administrative expenses increased by approximately $0.2 million or 2% for the 2005 Fiscal Year, as compared to the 2004 Fiscal Year. The increase in general and administrative expenses was primarily due to incremental public company administrative fees and expenses including but not limited to incremental director and officer liability insurance, additional directors’ fees, investor and public relations expenses, and other miscellaneous costs and expenses relating to compliance with applicable securities laws. As a percentage of revenues, general and administrative expenses were approximately 1.8% for both the 2005 Fiscal Year and the 2004 Fiscal Year.
          Depreciation and amortization expense increased by approximately $3.9 million or 5% for the 2005 Fiscal Year, as compared to the 2004 Fiscal Year. The increase in depreciation and amortization expense was primarily due to depreciation expense relating to capital expenditures required by historical increases in our installed base of machines.
          Amortization of advance location payments decreased by approximately $1.0 million or 5% for the 2005 Fiscal Year, as compared to the 2004 Fiscal Year. The decrease was primarily due to the reduction in the amount of advance location payments made in the prior years.
          Amortization of intangibles decreased by approximately $1.0 million or 7% for the 2005 Fiscal Year, as compared to the 2004 Fiscal Year. The decrease was primarily the result of the reduction of intangibles related to prior year acquisitions.
          Other items, net, for the 2005 Fiscal Year of approximately $0.9 million primarily relates to additional expenses associated with the closing of California operations in the distribution business. Other items, net, for the 2004 Fiscal Year of approximately $0.2 million primarily relates to certain costs associated with the consolidation of certain offices in the distribution business. This consolidation was the result of actions taken by Coinmach Corp. to reduce operating costs at Super Laundry including, among other things, the closing of distribution operations in Southern California, the reassignment of responsibilities among Super Laundry’s remaining management team and the write-off of inventory due to obsolescence. Offsetting these costs were additional income recognized related to the sale, as described below, of approximately $1.7 million.
          In October 2002, Laundry Corp. contributed its ownership interest in Resident Data, Inc. (which we refer to as “RDI”), valued at approximately $2.7 million, to Coinmach Corp. Subsequently, Coinmach Corp. sold its interest in RDI pursuant to an agreement and plan of merger between RDI and third parties for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million which was recorded in the 2003 Fiscal Year (which sale we refer to as the “RDI sale”). In connection with the RDI sale, and in addition to the cash proceeds received therefrom, Coinmach Corp. and the other sellers are entitled to their pro rata share (as determined by each seller’s previous ownership percentage of RDI) of (i) $5.0 million placed in escrow by the purchaser, subject to, among other things, the satisfaction of certain working capital adjustments and customary indemnification obligations (which is referred to as the escrow fund), and (ii) approximately $1.8 million, subject to the continued employment by RDI of certain members of its management (which is referred to as the contingent fund). The portion of such amounts to be paid to Coinmach Corp. was based on its previous ownership percentage of RDI, which was approximately 32%, and was scheduled to be paid in two installments in October 2003 and October 2004.
          Amounts to be received from the escrow fund and the contingent fund were recorded as income upon the determination by Coinmach Corp. that it was likely to receive such amounts and such amounts were reasonably estimated. Despite its best determinations, however, there was no assurance that

Coinmach Corp. would receive such amounts. In October 2003, Coinmach Corp. received approximately $0.7 million related to its share of the escrow fund and approximately $0.3 million related to its share of the contingent fund. Based on the receipt of this first installment and other positive indicators, Coinmach Corp. determined that the uncertainty surrounding the collectability of its portion of the escrow fund due in October 2004 of approximately $0.7 million no longer existed. Accordingly, Coinmach Corp. recorded income of approximately $1.7 million for the 2004 Fiscal Year.
          Operating income margins were approximately 9.2% for the 2005 Fiscal Year, as compared to approximately 8.9% for the 2004 Fiscal Year. The slight increase in operating income margin was primarily due to a reduction in operating expenses as a result of the closing of California operations in the distribution business.
          Transaction costs for the 2005 Fiscal Year of approximately $17.4 million represents (1) approximately $11.3 million redemption premium on the portion of Coinmach Corp. 9% notes due 2010 redeemed, (2) the write-off of the deferred financing costs relating to the Coinmach Corp. 9% notes redeemed and term loans repaid aggregating approximately $3.5 million, (3) expenses relating to the Coinmach Corp. credit facility amendment aggregating approximately $1.8 million, and (4) special bonuses related to the IDS Transactions aggregating approximately $0.8 million.
          Interest expense increased by approximately $1.2 million or 2% for the 2005 Fiscal Year, as compared to the 2004 Fiscal Year. Following consummation of the IPO in November 2004, a portion of the net proceeds thereof was used to redeem $125.5 million aggregate principal amount of the Coinmach Corp. 9% notes and approximately $15.5 million of outstanding term loans under the Coinmach Corp. credit facility. As a consequence of the IPO, we issued approximately $116.1 million of 11% notes underlying IDSs and $20.0 million of additional 11% notes not underlying IDSs. In addition, there has been an increase in variable interest rates payable under the Coinmach Corp. credit facility resulting from a market increase in interest rates.
          Interest expense-non cash preferred stock dividends decreased by approximately $6.5 million or 26% for the 2005 Fiscal Year, as compared to the 2004 Fiscal Year. As a result of the IPO in November 2004, a portion of the net proceeds thereof was used to redeem approximately $91.8 million of Laundry Corp.’s outstanding Class A preferred stock and approximately $7.4 million of Laundry Corp.’s outstanding Class B preferred stock. In addition, in connection with the IDS Transactions, Holdings exchanged Laundry Corp. capital stock owned by it and all of the outstanding shares of common stock of AWA to CSC for 24,980,445 shares of Class B common stock, representing all of the outstanding Class B common stock. Pursuant to the IDS Transactions, we became controlled by Holdings.
          Interest expense-escrow interest for the 2005 Fiscal Year of approximately $0.9 million relates to interest expense on the portion of the Coinmach Corp. 9% notes that were redeemed on December 24, 2004. A portion of the net proceeds from the IPO was used to redeem Coinmach Corp. 9% notes in an aggregate principal amount of $125.5 million.
          The benefit for income taxes for the 2005 Fiscal Year was approximately $10.2 million as compared to a benefit for income taxes of approximately $3.6 million for the 2004 Fiscal Year. The change for the year is due to a tax benefit of approximately $6.0 million related to IDS transaction costs, and a state tax benefit net of Federal taxes of approximately $0.9 million, offset by tax expense of approximately $0.9 million related to an increase in operating income. The effective tax rate for the 2005 Fiscal Year was approximately 22% as compared to approximately 10% for the 2004 Fiscal Year.
          Net loss was approximately $35.3 million for the 2005 Fiscal Year, as compared to net loss of approximately $31.3 million for the 2004 Fiscal Year. The increase in net loss was primarily the result of IDS transaction costs, net of taxes, as discussed above. We have experienced net losses in each fiscal year since March 31, 2000. Such net losses are attributable in part to significant non cash charges associated with our acquisitions and the related amortization of contract rights accounted for under the purchase method of accounting. We incur significant depreciation and amortization expense relating to annual capital expenditures, which also reduces our net income.

          The following table sets forth EBITDA for each of the route, distribution and rental divisions for the years indicated (dollars in millions):

	Year Ended March 31,

	2005	2004	Change

Route	$155.4	$154.4	$1.0
Rental	13.8	12.2	1.6
Distribution	1.4	(1.2)	2.6
Other items, net	(0.8)	(0.2)	(0.6)
Corporate expenses	(9.7)	(9.5)	(0.2)
Transaction costs	(17.4)	—	(17.4)

Total EBITDA(1)	$142.7	$155.7	$(13.0)

(1)	The computation of EBITDA for the 2005 Fiscal Year has not been adjusted to take into account IDS transaction costs aggregating approximately $17.4 million consisting of (a) approximately $11.3 million of redemption premium on the portion of the Coinmach Corp. 9% notes redeemed in connection with the IDS Transactions, (b) the write-off of deferred financing costs relating to the Coinmach Corp. 9% notes redeemed and term loans repaid in connection with the IDS Transactions aggregating approximately $3.5 million, (c) expenses relating to the Coinmach Corp. credit facility amendment aggregating approximately $1.8 million and (d) special bonuses related to the IDS Transactions aggregating approximately $0.8 million.
          EBITDA was approximately $142.7 million for the 2005 Fiscal Year, as compared to approximately $155.7 million for the 2004 Fiscal Year. EBITDA margins declined to approximately 26.5% for the 2005 Fiscal Year, as compared to approximately 29.3% for the 2004 Fiscal Year. The decrease in EBITDA and EBITDA margin is primarily attributable to certain transaction costs of approximately $17.4 million relating to the IDS Transactions. See footnote 5 of the table contained under “Selected Consolidated Financial Data” for a reconciliation of net loss and cash flow provided by operating activities to EBITDA for the years indicated in the table immediately above.

Fiscal Year Ended March 31, 2004 Compared to the Fiscal Year Ended March 31, 2003
          The following table sets forth our revenues for the years indicated (dollars in millions):

	Year Ended March 31,

	2004	2003	Change

Route	$469.6	$471.5	$(1.9)
Rental	32.6	28.7	3.9
Distribution	28.9	35.0	(6.1)

	$531.1	$535.2	$(4.1)

          Revenue decreased by approximately $4.1 million or less than 1% for the 2004 Fiscal Year as compared to the 2003 Fiscal Year.
          Route revenue for the 2004 Fiscal Year decreased by approximately $1.9 million, or less than 1%, as compared to the prior year. We believe that the decline in route revenue for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year, was primarily the result of increased vacancies related to locations in certain regions as well as, to a lesser extent, a transfer of approximately 9,000 rental machines to AWA during the 2003 Fiscal Year. This decrease was slightly offset by an improvement in revenue from the timing of price changes and internal growth in machine count during the prior and current year. We believe that to the extent vacancy rates in certain of our operating regions, principally in the Southeast and Texas, increase in the future, route revenue in these regions may continue to decrease. Any such decrease, however, may be mitigated by our geographic diversity.
          Rental revenue for the 2004 Fiscal Year increased by approximately $3.9 million, or 14%, over the 2003 Fiscal Year. The increase was primarily the result of the internal growth of the machine base in existing areas of operations during the current and prior years, as well as, to a lesser extent, the transfer of approximately 9,000 rental machines from the route business to AWA during the 2004 Fiscal Year.
          Distribution revenue for the 2004 Fiscal Year decreased by approximately $6.1 million, or 17%, as compared to the 2003 Fiscal Year. Sales from the distribution business unit are sensitive to general market economic conditions and as a result have experienced downward pressure. In addition, distribution revenue decreased due to the closing of distribution operations in California. Distribution revenue from our California operations was approximately $3.0 million and $6.6 million for the 2004 Fiscal Year and the 2003 Fiscal Year, respectively.
          Laundry operating expenses, exclusive of depreciation and amortization, increased by approximately $0.8 million, or less than 1%, for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year. This decrease in laundry operating expenses was due primarily to a reduction in cost of sales of approximately $5.7 million related to decreased revenue experienced in the distribution business, as discussed above, offset by increased insurance costs related to both medical and general business insurance coverage of approximately $1.6 million, costs associated with expansion into four new markets in the rental business of approximately $2.6 million and increased utility costs in our retail laundromats of approximately $0.7 million. As a percentage of revenues, laundry operating expenses, exclusive of depreciation and amortization, were approximately 68.9% the 2004 Fiscal Year and 68.5% for the 2003 Fiscal Year.
          General and administrative expenses decreased by approximately 1% for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year. The decrease in general and administrative expenses was primarily due to a slight reduction in various costs and expenses related to administrative functions. As a percentage of revenues, general and administrative expenses were approximately 1.8% for both the 2004 Fiscal Year and the 2003 Fiscal Year.
          Depreciation and amortization expense increased by approximately $5.4 million or 8% for the 2004 Fiscal Year as compared to the 2003 Fiscal Year. The increase was primarily due to depreciation and amortization expense was primarily due to depreciation expense relating to capital expenditures required by historical increases in our installed base of machines.
          Amortization of advance location payments decreased by approximately $0.6 million or 3% for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year. The decrease was primarily due to the reduction in the amount of advance location payments made in the prior years.
          Amortization of intangibles decreased by approximately $0.3 million or 2% for the 2004 Fiscal Year as compared to the 2003 Fiscal Year. This decrease was primarily the result of the reduction of intangibles relative to prior year acquisitions.
          Other items, net, for the 2004 Fiscal Year is comprised of a gain of approximately $1.7 million. In October 2002, Laundry Corp. contributed its ownership interest in RDI valued at approximately $2.7 million, to us. Subsequently, we sold our interest in RDI pursuant to an agreement and plan of merger between RDI and third parties for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million which was recorded in the 2003 Fiscal Year. In connection with the RDI sale, and in addition to the cash proceeds received therefrom, we and the other sellers are entitled to their pro rata share (as determined by each seller’s previous ownership percentage of RDI) of (i) $5.0 million placed in escrow by the purchaser, subject to, among other things, the satisfaction of certain working capital adjustments and customary indemnification obligations (which is referred to as the escrow fund), and (ii) approximately $1.8 million, subject to the continued employment by RDI of certain members of its management (which is referred to as the contingent fund). The portion of such amounts to be paid to us is based on its previous ownership percentage of RDI, which was approximately 32%, and was scheduled to be paid in two installments in October 2003 and October 2004.
          Amounts to be received from the escrow fund and the contingent fund are recorded as income upon the determination by us that we are likely to receive such amounts and such amounts can be reasonably estimated.

          In October 2003, we received approximately $0.7 million related to our share of the escrow fund and approximately $0.3 million related to our share of the contingent fund. Based on the receipt of this first installment and other positive indicators, we determined that the uncertainty surrounding the collectability of our portion of the escrow fund due in October 2004 of approximately $0.7 million no longer existed. Accordingly, we recorded income of approximately $1.7 million for the 2004 Fiscal year.
          Offsetting the additional income related to the RDI sale for the 2004 Fiscal Year was approximately $1.9 million of expenses related to consolidation of offices of Super Laundry. This consolidation was the result of actions taken by Coinmach Corp. to reduce operating costs at Super Laundry including, among other things, the closing of distribution operations in Southern California, the reassignment of responsibilities among Super Laundry’s remaining management team and the write-off of inventory due to obsolescence.
          Other items, net, for the 2003 Fiscal Year is comprised of a gain of approximately $3.3 million, as discussed above. Offsetting this gain was approximately $2.8 million of expenses related to (i) professional fees incurred in connection with the AWA Transactions, including the transfer of the Appliance Warehouse division to AWA and the formation of Holdings, (ii) organizational costs related to the formation of ALFC and (iii) expenses associated with the consolidation of offices of Super Laundry which was the result of actions taken by Coinmach Corp. to reduce operating costs in Super Laundry. These actions included, among other things, the closing of operations in California, New Jersey and Maryland, the reassignment of responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of receivable balances, none of which were material individually, which Coinmach Corp. chose not to pursue.
          Operating income margins were approximately 8.9% for the 2004 Fiscal Year, as compared to approximately 10.3% for the 2003 Fiscal Year. The decrease in operating income margin for the 2004 Fiscal Year was primarily due to the decreased revenue, net of cost of sales, in the distribution business as well as the increase in depreciation and amortization expenses, as discussed above.
          Interest expense increased by approximately $23.9 million or 41% for the 2004 Fiscal Year, as compared to the 2003 Fiscal Year. The increase in interest expense was a result of the change in the accounting treatment of redeemable preferred stock dividends resulting in additional interest expense of approximately $24.7 million, as well as, to a lesser extent, an increase in interest expense resulting from the interest rate swap agreements entered into by Coinmach Corp. in September 2002 that are at a slightly higher fixed rate compared to variable rates. This was offset by a decrease in interest expense primarily due to decreased borrowing levels under the Coinmach Corp. credit facility, a decrease in variable interest rates payable under such facility resulting from a market decline in interest rates.
          The benefit for income taxes for the 2004 Fiscal Year was approximately $3.6 million as compared to a provision for income taxes of approximately $0.4 million for the 2003 Fiscal Year. The change for the fiscal year is due to pretax loss of approximately $35.0 million for the 2004 Fiscal Year as compared to a pretax loss of approximately $2.8 million for the 2003 Fiscal Year. The effective tax rate for the 2004 Fiscal Year was 10% as compared to 14% for the 2003 Fiscal Year. The effective tax rate for the 2004 Fiscal Year reflects the treatment of approximately $24.7 million of redeemable preferred stock dividends as interest expense.
          Net loss was approximately $31.3 million for the 2004 Fiscal Year, as compared to approximately $3.2 million for the 2003 Fiscal Year. The increase in net loss was primarily the result of the treatment of approximately $24.7 million of redeemable preferred stock dividends as interest expense as well as decreased revenues and increase in depreciation expense, as discussed above. We have experienced net losses in each fiscal year since March 31, 2000. Such net losses are attributable in part to significant non-cash charges associated with our acquisitions and the related amortization of contract rights accounted for under the purchase method of accounting. We incur significant depreciation and amortization expense relating to annual capital expenditures, which also reduces our net income.

          The following table sets forth our EBITDA for each of the route, distribution and rental divisions for the years indicated (dollars in millions):

	Year Ended March 31,

	2004	2003	Change

Route	$154.4	$158.9	$(4.5)
Rental	12.2	11.4	0.8
Distribution	(1.2)	(1.7)	0.5
Other items, net	(0.2)	0.5	(0.7)
Corporate expenses	(9.5)	(9.6)	0.1

Total EBITDA	$155.7	159.5	$(3.8)

          EBITDA was approximately $155.7 million for the 2004 Fiscal Year, as compared to approximately $159.5 million for the 2003 Fiscal Year. EBITDA margins decreased to approximately 29.3% for the 2004 Fiscal Year, as compared to approximately 29.8% for the 2003 Fiscal Year. This decrease in EBITDA was primarily the result of decreased revenues in the route businesses, increased insurance costs related to both medical and general business insurance coverage, costs associated with expansion into new markets in the rental business and increased utility costs, as previously discussed. See footnote 5 of the table contained under “Selected Consolidated Financial Data” for a reconciliation of EBITDA to net loss for the periods indicated in the table immediately above.
Liquidity and Capital Resources
          We are a holding company with no material assets other than the capital stock of our subsidiaries, the Intercompany Note of Coinmach Corp. and the guarantee of the Intercompany Note by certain subsidiaries of Coinmach Corp. As part of the Current Transactions, on December 19, 2005, Coinmach Corp. used borrowings under the amended and restated credit facility to refinance approximately $229.3 million aggregate principal amount of outstanding term debt under the Coinmach Corp. credit facility. On February 1, 2006, Coinmach Corp. expects to use the delayed draw term loans available under the amended and restated credit facility to retire all of the $324.5 million outstanding aggregate principal amount of Coinmach Corp. 9% notes. After the retirement of all outstanding Coinmach Corp. 9% notes, provided we are permitted to do so under the terms of the amended and restated credit facility, we may decide to merge Laundry Corp. and Coinmach Corp. into CSC. If we complete such mergers, CSC would become an operating company as well as the direct borrower under the amended and restated credit facility and sole owner of the capital stock of Coinmach Corp.’s subsidiaries.
          Upon completion of the Current Transactions, our liquidity requirements will primarily consist of (i) interest payments on the 11% notes (if 11% notes are still outstanding after completion of the Tender Offer), (ii) interest and regularly scheduled amortization payments with respect to borrowings under the amended and restated credit facility, (iii) dividend payments, if any, on our common stock and (iv) capital expenditures and other working capital requirements.
          We have substantial indebtedness and debt service requirements. At September 30, 2005, on a consolidated basis, we had outstanding total debt of approximately $698.3 million, which included (i) $324.5 million aggregate principal amount of Coinmach Corp. 9% notes, (ii) approximately $229.3 million of term loan borrowings under the Coinmach Corp. credit facility and (iii) approximately $136.1 million aggregate principal amount of 11% notes. Letters of credit under the Coinmach Corp. credit facility outstanding at September 30, 2005 were approximately $6.4 million. As of September 30, 2005, there were no amounts outstanding under the revolver portion of the Coinmach Corp. credit facility, nor would there have been any such amounts outstanding on a pro forma basis after giving effect to the Current Transactions, unless borrowings thereunder are used to fund the Total Tender Offer Consideration. Assuming an aggregate of $50.0 million principal amount of 11% notes are purchased in the Tender Offer, we would have had approximately $664.6 million of outstanding total debt as of September 30, 2005 on a pro forma basis after giving effect to the Current Transactions.

          The term loans under the amended and restated credit facility are scheduled to be fully repaid by December 19, 2012. The revolver portion of the amended and restated credit facility is scheduled to expire on December 19, 2010. The 11% notes are scheduled to mature on December 1, 2024.
          Our stockholders’ equity was approximately $98.1 million as of September 30, 2005.
          Our primary liquidity needs are to fund capital expenditures, service indebtedness and support working capital requirements. We have met these requirements for the past three fiscal years. Our principal sources of liquidity are cash flows from operating activities and selected borrowings available under the amended and restated credit facility. As of September 30, 2005, we had cash and cash equivalents of approximately $49.7 million and available borrowings under the Coinmach Corp. credit facility of approximately $68.6 million.
          As we have focused on increasing our cash flow from operating activities, we have made significant capital investments, primarily consisting of capital expenditures related to acquisitions, renewals and growth.
          We anticipate that we will continue to utilize cash flows from operations to finance our capital expenditures and working capital needs, including interest and principal payments on our outstanding indebtedness, and to pay dividends on our common stock.

Dividend Policy
          In connection with our IPO, our board of directors adopted a dividend policy that reflects a basic judgment that our stockholders would be better served if we distributed our available cash to them instead of retaining it in our business. Pursuant to this policy, cash generated by us in excess of operating needs, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and other assets would generally be available for distribution as regular cash dividends. However, dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to declare, dividends. Furthermore, our board of directors may, in its sole discretion, amend or repeal our dividend policy at any time and decrease or eliminate dividend payments. See “Dividend Policy and Restrictions — Historical Common Stock Dividend Payments” for a description of the dividend amount per share paid by us since completion of the IPO.
          As a result of our dividend policy, we may not retain a sufficient amount of cash to finance growth opportunities or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If we do not have sufficient cash for these purposes, our financial condition and our business will suffer. See “Dividend Policy and Restrictions,” “Risk Factors — Risks Relating to Our Business — Our dividend policy may negatively impact our ability to finance our working capital requirements, capital expenditures or operations” and “Risk Factors — Risks Relating to the Offering — You may not receive the level of dividends provided for in our dividend policy or any dividends at all” for a more detailed discussion of our dividend policy and the impact of and restrictions on dividend payments.

Financing Activities
          We have from time to time used external financings to meet cash needs for operating expenses, the payment of interest, retirement of debt and acquisitions and capital expenditures. We may use external financings in the future to refinance or fund the retirement or repurchase of our and our subsidiaries’ existing indebtedness. In connection with the Tender Offer, we may use borrowings under the revolver portion of the amended and restated credit facility and/or enter into other financing arrangements to fund a portion of the Total Tender Offer Consideration. See “— Operating and Investing Activities — The Tender Offer.” The timing and amount of external financings depend primarily upon economic and financial market conditions, our consolidated cash needs and our future capital structure objectives, as well as contractual limitations on additional financings. Additionally, the availability and cost of external financings will depend upon the financial condition of the entities seeking those funds.

The IDS Offering
          On November 24, 2004, we completed our IPO of 18,911,532 IDSs (including a partial overallotment exercise by the underwriters in the IPO) at an initial public offering price of $13.64 per IDS and $20 million aggregate principal amount of 11% notes sold separate and apart from IDSs.
          Net proceeds from the IPO were approximately $254.3 million after expenses, including underwriting discounts and commissions. The net proceeds were used to (i) redeem a portion of the Coinmach Corp. 9% notes in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium), (ii) repay approximately $15.5 million of outstanding term loans under the Coinmach Corp. credit facility, (iii) redeem approximately $91.8 million of Laundry Corp.’s outstanding Class A preferred stock and approximately $7.4 million of Laundry Corp.’s outstanding Class B preferred stock, and (iv) pay related fees and expenses.

11% Notes
          At September 30, 2005, there was approximately $136.1 million aggregate principal amount of 11% notes outstanding, including approximately $20.0 million aggregate principal amount of 11% notes initially issued separate and apart from IDSs. The 11% notes, which are scheduled to mature on December 1, 2024, are our senior secured obligations and are redeemable, at our option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ notice (i) prior to December 1, 2009, upon payment of a make-whole premium and (ii) on or after December 1, 2009, at the redemption prices set forth in the indenture governing the 11% notes plus accrued and unpaid interest thereon.
          On January 5, 2006, we commenced the Tender Offer (as amended and supplemented on January 17, 2006) for not less than $30.0 million aggregate principal amount and up to all outstanding 11% notes and a related Consent Solicitation to the adoption of the Proposed Amendments. As of the Early Tender Payment Deadline, approximately $47.7 million aggregate principal amount of 11% notes had been submitted for tender. See “— Operating and Investing Activities — The Tender Offer.”
          Interest on the 11% notes accrues at the rate of 11% per annum and is payable quarterly in arrears on each March 1, June 1, September 1 and December 1 to the holders of record at the close of business on the February 25, May 25, August 25 and November 25 immediately preceding the applicable interest payment date.
          The 11% notes are secured by a first-priority perfected lien, subject to certain permitted liens, on substantially all of our existing and future assets, including the common stock of AWA, the capital stock of Laundry Corp. and the Intercompany Note and related guaranty, and are guaranteed on a senior secured basis by Laundry Corp. If we complete the merger event and any 11% notes are still outstanding after completion of the Tender Offer, the only lien providing security for the 11% notes would be a second priority perfected lien (subject to an intercreditor agreement that was entered into by the trustee under the indenture governing the 11% notes with the collateral agent under the amended and restated credit facility) on the capital stock of CSC’s direct domestic subsidiaries and 65% of each class of capital stock of CSC’s direct foreign subsidiaries, which lien will be contractually subordinated to the liens of the collateral agent under the amended and restated credit facility pursuant to the intercreditor agreement. Consequently, a second priority perfected lien on such capital stock would constitute the only security for the 11% notes, and the 11% notes would be effectively subordinated to the obligations outstanding under the amended and restated credit facility to the extent of the value of such capital stock. If we complete the merger event, the subsidiaries of CSC would guarantee the 11% notes on a senior unsecured basis.
          The indenture governing the 11% notes contains a number of restrictive covenants and agreements applicable to us and our restricted subsidiaries, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on our capital stock, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of subordinated indebtedness, and certain investments); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; (ix) limitations on exercising Class B common stock redemption rights and consummating purchases of Class B common stock upon exercise of sales rights by holders; and (x) limitation on consolidations, mergers and sales of substantially all of our assets.
          In connection with the Consent Solicitation, the Proposed Amendments require for adoption the consent of the holders of a majority in aggregate principal amount of outstanding 11% notes, excluding 11% notes owned by CSC or any of its affiliates. If the requisite number of consents are received and the Proposed Amendments become operative, substantially all of the restrictive covenants described above and certain of the event of default provisions contained in the indenture governing the 11% notes would be eliminated and certain other covenants would be modified. As of the Early Tender Payment Deadline, we had not received the requisite consents to adopt the Proposed Amendments.
          We are in compliance with the covenants under the indenture governing the 11% notes and are not aware of any events of default pursuant to the terms of such indebtedness.

Amended and Restated Credit Facility
          On December 19, 2005, Coinmach Corp. entered into the amended and restated credit facility, which is comprised of (i) a $570.0 million term loan facility (of which $340.0 million may be drawn on or after February 1, 2006 and prior to February 28, 2006 to retire all of the outstanding Coinmach Corp. 9% notes), and (ii) a $75.0 million revolving credit facility. The revolver portion of the amended and restated credit facility also provides a $15.0 million of letter of credit facility and short-term borrowings under a swing line facility of up to $7.5 million.
          On December 19, 2005, Coinmach Corp. borrowed $230.0 million under the term loan facility to refinance approximately $229.3 million aggregate principal amount of then outstanding term debt under the Coinmach Corp. credit facility and pay related expenses. Coinmach Corp. expects to use additional borrowings of $340.0 million under the term loan facility to retire on February 1, 2006 all of the $324.5 million aggregate principal amount of outstanding Coinmach Corp. 9% notes (plus approximately $14.6 million of related redemption premium) and pay related fees and expenses.
          To the extent net proceeds from this offering are insufficient to pay the Total Tender Offer Consideration and related fees and expenses, such amounts may be paid with available borrowings under the revolver portion of the amended and restated credit facility.
          The Coinmach Corp. credit facility was initially entered into on January 15, 2002 and amended on November 15, 2004 in connection with the IDS Transactions. Coinmach Corp. used a portion of the proceeds from the IPO to repay approximately $15.5 million of term loans under the Coinmach Corp. credit facility.
          Under the amended and restated credit facility, the merger event is permitted at any time, provided that either (i) after giving effect to the merger event, CSC has a ratio of consolidated indebtedness less cash and cash equivalents to consolidated EBITDA of no more than 3.9 to 1.0, or (ii) CSC’s total consolidated indebtedness at the time of the merger event is at least $50.0 million less than its total consolidated indebtedness on the date the amended and restated credit agreement was entered into, after giving effect to the refinancing of approximately $229.3 million of term debt under the Coinmach Corp. credit facility (which for such purpose reductions in outstanding revolver loans are disregarded unless accompanied by corresponding permanent commitment reductions).
          If we complete the merger event, CSC would replace Coinmach Corp. as the borrower under the amended and restated credit facility. As a result of the merger event, the amended and restated credit facility would be secured by a first priority security interest in all of CSC’s real and personal property and would be guaranteed by each of CSC’s domestic subsidiaries.
          The revolving loans accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 2.00% or the Eurodollar rate plus 3.00%, subject in each case to performance based adjustments. The term loans accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 1.50% or the Eurodollar rate plus 2.50%, subject in each case to performance based adjustments. At September 30, 2005, the monthly variable Eurodollar rate was 4.13%.

          As of September 30, 2005, the aggregate principal amount of term loans outstanding under the Coinmach Corp. credit facility was approximately $229.3 million, and letters of credit outstanding were approximately $6.4 million. As of September 30, 2005, on a pro forma basis after giving effect to the Current Transactions, including the refinancing of term loans outstanding under the Coinmach Corp. credit facility and the retirement of all outstanding Coinmach Corp. 9% notes, the aggregate principal amount outstanding under the amended and restated credit facility’s term loan facility would have been $570.0 million. The borrowings under the amended and restated credit facility’s term loan facility are scheduled to be fully repaid by December 19, 2012, and the revolving credit facility is scheduled to expire on December 19, 2010.
          The amended and restated credit facility contains a number of restrictive covenants and agreements which, if we complete the merger event, would apply directly to CSC as borrower under such credit facility, including covenants with respect to limitations on (i) indebtedness; (ii) certain payments (in the form of the declaration or payment of certain dividends or distributions on capital stock of CSC or its subsidiaries or the purchase, redemption or other acquisition of any of the capital stock of CSC or its subsidiaries); (iii) voluntary prepayments of previously existing indebtedness; (iv) Investments (as defined in the amended and restated credit facility); (v) transactions with affiliates; (vi) liens; (vii) sales or purchases of assets; (viii) conduct of business; (ix) dividends and other payment restrictions affecting subsidiaries; (x) consolidations and mergers; (xi) capital expenditures; (xii) issuances of certain of CSC’s equity securities; and (xiii) creation of subsidiaries. The amended and restated credit facility also requires that CSC satisfy certain financial ratios, including a maximum leverage ratio and a minimum consolidated interest coverage ratio.
          The amended and restated credit facility will require CSC to make an annual mandatory repayment of principal on the outstanding balance of the term loans based on 50% of “excess cash flow,” as defined. For the fiscal year ended March 31, 2005, Coinmach Corp. repaid $10.0 million aggregate principal amount of loans on July 12, 2005.
          On September 23, 2002, Coinmach Corp. entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively convert a portion of its floating-rate term loans pursuant to the amended and restated credit facility to a fixed rate basis, thereby reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges.
          On November 17, 2005, Coinmach Corp. entered into two separate interest rate swap agreements totaling $230.0 million in aggregate notional amount that effectively convert a portion of its floating-rate term loans pursuant to the amended and restated credit facility to a fixed rate basis, thereby reducing the impact of interest rate changes on future interest expense. These two new swap agreements will replace the existing three swap agreements that expire on February 1, 2006. The two swap agreements consist of: (i) a $115.0 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 4.90% and expiring on November 1, 2010, and (ii) a $115.0 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 4.89% and expiring on November 1, 2010. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges.
          Coinmach Corp. is in compliance with all covenants under the amended and restated credit facility and is not aware of any events of default pursuant to the terms of such indebtedness.

Coinmach Corp. 9% Notes
          On January 25, 2002, Coinmach Corp. issued $450.0 million of Coinmach Corp. 9% notes.
          On December 24, 2004, Coinmach Corp. used a portion of the proceeds from the IPO to redeem a portion of the Coinmach Corp. 9% notes in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium). At September 30, 2005, there was $324.5 million aggregate principal amount of Coinmach Corp. 9% notes outstanding. On December 30, 2005, Coinmach Corp. delivered notice to the holders of the Coinmach Corp. 9% notes that, pursuant to the indenture governing such notes, it will redeem all of the outstanding Coinmach Corp. 9% notes on February 1, 2006 at a redemption price equal to 104.5% of the principal amount thereof, plus accrued and unpaid interest thereon. Coinmach Corp. expects to use the delayed draw term loans available under the term loan portion of the amended and restated credit facility to retire all of the $324.5 million outstanding aggregate principal amount of Coinmach Corp. 9% notes, plus approximately $14.6 million of related redemption premium. Coinmach Corp. expects to use available cash to pay the approximately $14.6 million regularly scheduled semi-annual aggregate interest payment due February 1, 2006.
          Coinmach Corp. is in compliance with all covenants under the indenture governing the Coinmach Corp. 9% notes and is not aware of any events of default pursuant to the terms of such indebtedness.

The Intercompany Loan
          Pursuant to the IDS Transactions, we made the Intercompany Loan of approximately $81.7 million to Coinmach Corp., which loan is evidenced by the Intercompany Note. Pursuant to the terms of the indenture governing the 11% notes, all proceeds from this offering will be loaned to Coinmach Corp. in the form of the Additional Intercompany Loan.
          Interest under the Intercompany Loan will accrue at an annual rate of 10.95% and will be payable quarterly on March 1, June 1, September 1 and December 1 of each year and will be due and payable in full on December 1, 2024. The Intercompany Loan is the senior unsecured obligation of Coinmach Corp. Certain of Coinmach Corp.’s domestic restricted subsidiaries guarantee the Intercompany Loan on a senior unsecured basis.
          Upon retirement on February 1, 2006 of all the outstanding Coinmach Corp. 9% notes and the discharge of the indenture governing such notes, the covenants of the Intercompany Note will, under the terms of the Intercompany Note, automatically conform in substantial respects to the covenants under the amended and restated credit facility.
          The merger event contemplates the merger of Laundry Corp. and Coinmach Corp. with and into CSC, and if such merger were to be completed, the Intercompany Loan would no longer be outstanding.
          Coinmach Corp. is in compliance with all covenants under the Intercompany Loan and is not aware of any events of default pursuant to the terms of such indebtedness.

Operating and Investing Activities
          We use cash from operating activities to maintain and expand our business. As we have focused on increasing our cash flow from operating activities, we have made significant capital investments, primarily consisting of capital expenditures related to acquisitions, renewals and growth. We anticipate that we will continue to utilize cash flows from operations to finance our capital expenditures and working capital needs.
     Capital Expenditures
          Capital expenditures (net of proceeds from the sale of equipment and investments) for the six month period ended September 30, 2005 were approximately $36.6 million (excluding approximately $1.2 million relating to acquisition capital expenditures). The primary components of our capital expenditures are (i) machine expenditures, (ii) advance location payments, and (iii) laundry room improvements. Additionally, capital expenditures for the six month period ended September 30, 2005 included approximately $2.5 million attributable to technology upgrades. The full impact on revenues and cash flow generated from capital expended on the net increase in the installed base of machines is not expected to be reflected in our financial results until subsequent reporting periods, depending on certain factors, including the timing of the capital expended. While we estimate that we will generate sufficient cash flows from operations to finance anticipated capital expenditures, there can be no assurances that we will be able to do so.
          The following table sets forth our capital expenditures (excluding business acquisitions) for the periods indicated (dollars in millions):

	Six Months Ended
	September 30,

	2005	2004	Change

Route	$30.4	$32.5	$(2.1)
Rental	3.5	2.6	0.9
Distribution	0.2	0.2	—
Corporate	2.5	1.4	1.1

	$36.6	$36.7	$(0.1)

          Capital expenditures (net of proceeds from the sale of equipment and investments) for the 2005 Fiscal Year were approximately $70.3 million (excluding approximately $0.6 million relating to acquisition capital expenditures). The primary components of our capital expenditures are (i) machine expenditures, (ii) advance location payments, and (iii) laundry room improvements. Additionally, capital expenditures for the 2005 Fiscal Year included approximately $2.2 million attributable to technology upgrades. The full impact on revenues and cash flow generated from capital expended on the net increase in the installed base of machines is not expected to be reflected in our financial results until subsequent reporting periods, depending on certain factors, including the timing of the capital expended. While we estimate that we will generate sufficient cash flows from operations to finance anticipated capital expenditures, there can be no assurances that we will be able to do so.
          The following table sets forth our capital expenditures (excluding business acquisitions) for the years indicated (dollars in millions):

	Year Ended March 31,

	2005	2004	Change

Route	$64.2	$75.4	$(11.2)
Rental	3.8	7.1	(3.3)
Distribution	0.4	0.6	(0.2)
Corporate	1.9	1.7	0.2

	$70.3	$84.8	$(14.5)

          Management of our working capital, including timing of collections and payments and levels of inventory, affects operating results indirectly. However, our working capital requirements are, and are expected to continue to be, minimal since a significant portion of our operating expenses are commission payments based on a percentage of collections, and are not paid until after cash is collected from the installed machines.
     The Tender Offer
          On January 5, 2006, we commenced the Tender Offer (as amended and supplemented on January 17, 2006) for not less than $30.0 million aggregate principal amount and up to all of our outstanding 11% notes, and a related Consent Solicitation. As of January 24, 2006, approximately $136.1 million aggregate principal amount of 11% notes were outstanding and subject to the Tender Offer and Consent Solicitation.
          The total consideration for the 11% notes is $6.754 plus accrued and unpaid interest thereon, consisting of (i) $6.6926 per $6.14 principal amount of the 11% notes plus accrued and unpaid interest thereon up to but not including the payment date, and (ii) the Early Tender Payment of $0.0614 per

$6.14 principal amount of the 11% notes, payable only to holders who validly tender (and do not withdraw) their 11% notes and validly deliver (and do not revoke) their consents on or prior to the Early Tender Payment Deadline. The Tender Offer will expire on the Expiration Date.
          As of the Early Tender Payment Deadline, approximately $47.7 million aggregate principal amount of 11% notes had been submitted for tender.
          The Total Tender Offer Consideration and related fees and expenses are expected to be paid with the proceeds from this offering and, if necessary, available borrowings under the revolver portion of the amended and restated credit facility and/or under other financing arrangements into which we may enter.

Summary of Contractual Obligations
          The following table sets forth information with regard to disclosures about our contractual obligations and commitments as of September 30, 2005 (dollars in millions):

		Payments Due in Fiscal Year

	Total	2006	2007	2008	2009	2010	After

Long-Term Debt Obligations	$690.4	$1.3	$2.5	$12.0	$11.9	$526.5	$136.2
Interest on Long-Term Debt(1)	480.4	30.5	59.8	59.5	58.7	52.3	219.6
Capital Lease Obligations(2)	9.2	2.1	3.5	2.2	1.2	0.2	—
Operating Lease Obligations	26.3	4.2	7.0	5.1	4.0	3.0	3.0

	$1,206.3	$38.1	$72.8	$78.8	$75.8	$582.0	$358.8

(1)	As of September 30, 2005, approximately $229.3 million of our long-term debt outstanding under the Coinmach Corp. credit facility term loans was subject to variable rates of interest. Interest expense on these variable rate borrowings for future years was calculated using a weighted average interest rate of 6.88% based on the Eurodollar rate in effect at September 30, 2005. In addition, at September 30, 2005, $324.5 million of our long-term debt outstanding was subject to a fixed interest rate of 9.0% and approximately $136.1 million of our long-term debt outstanding was subject to a fixed interest rate of 11.0%. In addition, in connection with the Coinmach Corp. credit facility, Coinmach Corp. is a party to three separate interest rate swap agreements totaling $150.0 million which expire on February 1, 2006. Such agreements effectively convert $150.0 million principal amount of floating rate term loans under the Coinmach Corp. credit facility to a fixed interest rate of 5.66%.

(2)	Includes both principal and interest.

Off-balance Sheet Arrangements
          As of September 30, 2005, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Future Capital Needs and Resources
          Our near-term cash requirements are primarily related to payment of interest on our existing consolidated indebtedness, capital expenditures, working capital and, if and when declared by our board of directors, dividend payments on our common stock. Substantially all of our consolidated long-term debt is scheduled to mature on or after December 19, 2012. However, our consolidated level of indebtedness will have several important effects on our future operations including, but not limited to, the following: (i) a significant portion of our cash flow from operations will be required to pay interest on our indebtedness and the indebtedness of our subsidiaries, (ii) the financial covenants contained in certain of the agreements governing such indebtedness will require us and/or our subsidiaries to meet certain financial tests and may limit our respective abilities to borrow additional funds, (iii) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired and (iv) our ability to adapt to changes in the laundry equipment services industry could be limited.
          We continuously evaluate our capital structure objectives and the most efficient uses of our capital, including investment in our lines of business, potential acquisitions, and purchasing, refinancing, exchanging or retiring certain of our and our subsidiaries’ outstanding debt securities and other instruments in privately negotiated or open market transactions or by other means, to the extent permitted by our existing covenant restrictions. To pursue such transactions we may use external financings, cash flow from operations, or any combination thereof, which in turn will depend on our consolidated cash needs, liquidity, leverage and prevailing economic and financial market conditions. However, should we determine to pursue any one or more of such transactions, there can be no assurance that any such transaction would not adversely affect our liquidity or our ability to satisfy our capital requirements in the near term.
          On December 30, 2005, Coinmach Corp. delivered notice to the holders of the Coinmach Corp. 9% notes that, pursuant to the indenture governing such notes, it will redeem all of the outstanding Coinmach Corp. 9% notes on February 1, 2006 at a redemption price equal to 104.5% of the principal amount thereof, plus accrued and unpaid interest thereon. Coinmach Corp. expects to use the delayed draw term loans of $340.0 million available under the term loan portion of the amended and restated credit facility to retire all of the $324.5 million aggregate principal amount of outstanding Coinmach Corp. 9% notes (plus approximately $14.6 million of related redemption premium) and to pay related fees and expenses. Coinmach Corp. expects to use available cash to pay the approximately $14.6 million regularly scheduled semi-annual aggregate interest payment due February 1, 2006.
          On January 5, 2006, we commenced, and on January 17, 2006 we amended and supplemented, the Tender Offer for not less than $30.0 million aggregate principal amount and up to all of our outstanding 11% notes, and a related Consent Solicitation. As of January 24, 2006, approximately $136.1 million aggregate principal amount of 11% notes were outstanding and subject to the Tender Offer and Consent Solicitation.
          As of the Early Tender Payment Deadline, approximately $47.7 million aggregate principal amount of 11% notes had been tendered. The Total Tender Offer Consideration and related fees and expenses are expected to be paid with the proceeds from this offering and, if necessary, borrowings under the revolver portion of the amended and restated credit facility (under which there are currently available borrowings of $68.6 million) and/or under other financing arrangements into which we may enter.
          The most significant factors affecting our near-term cash flow requirements are our ability to generate cash from operations, which is dependent on our ability to attract new and retain existing customers, and our ability to satisfy our debt service and capital expenditures requirements. Considering our anticipated level of capital expenditures, our scheduled interest payments on our consolidated indebtedness, existing contractual obligations, our anticipated dividend payments on our capital stock and subject to the factors described below, we estimate that over the next twelve months cash flow from operations, along with available cash and cash equivalents and borrowings under the amended and restated credit facility, will be sufficient to fund our operating needs, to service our outstanding consolidated indebtedness, and to pay dividends anticipated to be declared by our board of directors.
          Other factors, including but not limited to any significant acquisition transactions, the pursuit of any significant new business opportunities, potential material increases in the cost of compliance with regulatory mandates (including state laws imposing heightened energy and water efficiency standards on clothes washers), tax treatment of our debt, unforeseen reductions in occupancy levels, changes in our competitive environment, or unexpected costs associated with lease renewals, may affect our ability to fund our liquidity needs in the future. In addition, subject to certain limitations contained in the indenture governing the 11% notes, we may redeem all or part of the outstanding Class B common stock on a pro rata basis. Any exercise by us of such redemption rights will further reduce cash available to fund our liquidity needs.
          We intend to annually deduct interest expense on the 11% notes from taxable income for U.S. federal and state and local income tax purposes. However, if the IRS were successfully to challenge our position that the 11% notes are debt for U.S. federal income tax purposes, the cumulative interest expense associated with the 11% notes would not be deductible from taxable income, and we would be required to recognize additional tax expense and establish a related income tax liability. To the extent that any portion of the interest expense is determined not to be deductible, we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to federal, state and local authorities would be based on our taxable income or loss for each of the respective years that we take the interest expense deduction and would reduce our after-tax cash flow.
          Any disallowance of our ability to deduct interest expense could adversely affect our ability to make interest payments on the 11% notes and dividend payments on the shares of Class A common stock represented by the IDSs as well as dividend payments on the Class B common stock. Based on our anticipated level of cash requirements, including capital expenditures, scheduled interest and dividend payments, and existing contractual obligations, we estimate that over the next twelve months cash flow from operations, along with the available cash and cash equivalents and borrowing capacity under the amended and restated credit facility, will be sufficient to fund our operating needs and to service our indebtedness even if the interest expense deduction is not allowed. See “— Critical Accounting Policies; Use of Estimates — Accounting Treatment for IDSs.” However, if in the future we cannot generate sufficient cash flow to meet our needs, we may be required to reduce or eliminate dividends on the Class A common stock and Class B common stock or obtain alternative sources of funds. See “Risk Factors — Risks Relating to the Offering — You may not receive the level of dividends provided for in our dividend policy or any dividends at all.”
          Pursuant to recently enacted federal law, commercial clothes washers manufactured after January 1, 2007 will be subject to certain federal energy and water efficiency standards. Implementing machines compliant with such law could result in increased capital costs (including material and equipment costs), labor and installation costs, and in some cases, operation and maintenance costs. Our capital expenditures, as well as those of other industry participants, may significantly increase in order to comply with such standards.
          We continuously monitor our debt position and coordinate our capital expenditure program with expected cash flows and projected interest and dividend payments. However, our actual cash requirements may exceed our current expectations. In the event cash flow is lower than anticipated, we expect to either: (i) reduce capital expenditures, (ii) supplement cash flow from operations with borrowings under the amended and restated credit facility (to the extent amounts available thereunder have not been used to fund the Total Tender Offer Consideration), or (iii) evaluate other cost-effective funding alternatives. We expect that substantially all of the cash generated by our business in excess of operating needs, debt service obligations and reserves will be distributed to the holders of our common stock. As a result, we may not retain a sufficient amount of cash to finance growth opportunities or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. In addition, we may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If sources of liquidity are not available or if we cannot generate sufficient cash flow from operations, we might also be required to reduce or eliminate dividends or obtain additional sources of funds through capital market transactions, reducing or delaying capital expenditures, refinancing or restructuring our indebtedness, asset sales or financing from third parties, or a combination thereof. Additional sources of funds may not be available or allowed under the terms of our or our subsidiaries’ outstanding indebtedness or, if available, may not have commercially reasonable terms.
Inflation and Seasonality
          In general, our laundry operating expenses and general and administrative expenses are affected by inflation and the effects of inflation that may be experienced by us in future periods. We believe that such effects will not be material. Our business generally is not seasonal.
Quantitative and Qualitative Disclosures About Market Risk
          Our principal exposure to market risk relates to changes in interest rates on our long term borrowings. Our operating results and cash flow would be adversely affected by an increase in interest rates. As of September 30, 2005, we had approximately $79.3 million outstanding relating to our variable rate debt portfolio.

          Our future earnings, cash flow and fair values relevant to financial instruments are dependent upon prevalent market rates. Market risk is the risk of loss from adverse changes in market prices and interest rates. If market rates of interest on our variable interest rate debt increased by 2.0% (or 200 basis points), our annual interest expense on such variable interest rate debt would increase by approximately $1.6 million, assuming the total amount of variable interest rate debt outstanding was $79.3 million, the balance as of September 30, 2005.
          We enter into interest rate swap agreements from time to time to mitigate our exposure to adverse interest rate fluctuations. On September 23, 2002, Coinmach Corp. entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the amended and restated credit facility to a fixed rate basis, thus reducing the impact of interest-rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges.
          On November 17, 2005, Coinmach Corp. entered into two separate interest rate swap agreements totaling $230.0 million in aggregate notional amount that effectively convert a portion of its floating-rate term loans pursuant to the amended and restated credit facility to a fixed rate basis, thereby reducing the impact of interest rate changes on future interest expense. These two new swap agreements will replace the existing three swap agreements that expire on February 1, 2006. The two swap agreements consist of: (i) a $115.0 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 4.90% and expiring on November 1, 2010, and (ii) a $115.0 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 4.89% and expiring on November 1, 2010. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges.
          Our fixed debt instruments are not generally affected by a change in the market rates of interest, and therefore, such instruments generally do not have an impact on future earnings. However, as fixed rate debt matures, future earnings and cash flows may be impacted by changes in interest rates related to debt acquired to fund repayments under maturing facilities.
          We do not use derivative financial instruments for trading purposes and are not exposed to foreign currency exchange risk.

BUSINESS
          We believe we are the leading provider of outsourced laundry equipment services for multi-family housing properties in North America, based on information provided by the Multi-Housing Laundry Association, a national trade association of multi-housing laundry operators and suppliers. Our core business (which we refer to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines. For the twelve months ended September 30, 2005, our route business represented approximately 88% of our total revenue.
          Our long-term contracts with our customers provide us with stable, recurring revenues and consistent cash flows. We estimate that approximately 90% of our locations are subject to long-term contracts with initial terms of five to ten years, most of which have automatic renewal or right of first refusal provisions. In each year since 1997, we have retained on average approximately 97% of our existing machine base.
          The existing customer base for our route business is comprised of owners of rental apartment buildings, property management companies, condominiums and cooperatives, universities and other multi-family housing properties. We typically set pricing for the use of laundry machines on location, and the owner or property manager maintains the premises and provides utilities such as natural gas, electricity and water. Our size and scale offer significant advantages over our competitors in terms of operating efficiencies and the quality of service we provide our customers.
          We have grown our route business through selective acquisitions in order to expand and geographically diversify our service territories. Since January 1995, we have enhanced our national presence by completing nine significant acquisitions (as well as numerous smaller acquisitions that we refer to as “tuck ins”). As a result of the growth in our washer and dryer machine base, our revenue has increased from approximately $178.8 million for the twelve months ended March 29, 1996 to approximately $538.6 million for the fiscal year ended March 31, 2005. We believe this makes us the industry’s leading provider, with approximately 19% of the total installed machine base in North America. As a result of this strategy, we have expanded our presence from the northeastern United States to throughout North America.
          We have experienced net losses in each fiscal year since 2000, and as of September 30, 2005, we had an accumulated deficit of approximately $213.8 million and total stockholders’ equity of approximately $98.1 million. As of September 30, 2005, we had approximately $698.3 million in total debt and would have had approximately $664.6 million in total debt on a pro forma basis after giving effect to the Current Transactions (assuming that approximately $50.0 million aggregate principal amount of 11% notes are tendered in the Tender Offer). As of the Early Tender Payment Deadline, approximately $47.7 million aggregate principal amount of 11% notes had been tendered.
          In addition to our route business, we rent laundry machines and other household appliances to property owners, managers of multi-family housing properties, individuals and corporate entities through AWA. We also operate a laundry equipment distribution business through Super Laundry.
          We believe that our route business represents the industry-leading platform from which to continue the consolidation of the fragmented outsourced laundry equipment industry, as well as potentially develop and offer complementary services to other collections based route businesses such as operators of payphones and parking meters. We intend to grow the route operation, as well as utilize our substantial sales, service, collections and security infrastructure throughout the United States to offer related services to businesses outside our existing laundry business. We also intend to continue to evaluate our investment opportunities in AWA and manage Super Laundry to improve operating efficiencies, as well as realize cost efficiencies between these businesses and our route operations.

Business Operations

Description of Principal Operations
          The primary aspects of our route business operations include: (i) sales and marketing; (ii) location leasing; (iii) service; (iv) information management; (v) remanufacturing and (vi) revenue collection and security.

Sales and Marketing
          We market our products and services through a sales staff with an average industry experience of over ten years. The principal responsibility of the sales staff is to solicit customers and negotiate lease arrangements with building owners and managers. Sales personnel are paid commissions that comprise 50% or more of their annual compensation. Selling commissions are based on a percentage of a location’s annualized earnings before interest and taxes. Sales personnel must be proficient with the application of sophisticated financial analyses, which calculate minimum returns on investments to achieve our targeted goals in securing location contracts and renewals. We believe that our sales staff is among the most competent and effective in the industry.
          Our marketing strategy emphasizes excellent service offered by our experienced, highly-skilled personnel and quality equipment that maximizes efficiency and revenue and minimizes machine downtime. Our sales staff targets potential new and renewal lease locations by utilizing the integrated computer systems’ extensive database to provide information on our, as well as our competitors’, locations. Additionally, the integrated computer systems monitor performance, repairs and maintenance, as well as the profitability of locations on a daily basis. All sales, service and installation data is recorded and monitored daily on a custom-designed, computerized sales planner.
          No single customer represents more than 2% of our gross revenue, and our ten largest customers collectively account for less than 10% of our gross revenue.

Location Leasing
          Our leases provide us the exclusive right to operate and service the installed laundry machines, including repairs, revenue collection and maintenance. We typically set pricing for the use of the machines on location, and the property owner or property manager maintains the premises and provides utilities such as gas, electricity and water.
          In return for the exclusive right to provide laundry equipment services, most of our leases provide for monthly commission payments to the location owners. Under the majority of leases, these commissions are based on a percentage of the cash collected from the laundry machines. Many of our leases require us to make advance location payments to the location owner in addition to commissions. Our leases typically include provisions that allow for unrestricted price increases, a right of first refusal (an opportunity to match competitive bids at the expiration of the lease term) and termination rights if we do not receive minimum net revenues from a lease. We have some flexibility in negotiating our leases and, subject to local and regional competitive factors, may vary the terms and conditions of a lease, including commission rates and advance location payments. We evaluate each lease opportunity through our integrated computer systems to achieve a desired level of return on investments.
          We estimate that approximately 90% of our locations are under long-term leases with initial terms of five to ten years. Of the remaining locations not subject to long-term leases, we believe that we have retained a majority of such customers through long-standing relationships and expect to continue to service such customers. Most of our leases renew automatically or have a right of first refusal provision. Our automatic renewal clause typically provides that, if the building owner fails to take any action prior to the end of the original lease term or any renewal term, the lease will automatically renew on substantially similar terms. As of September 30, 2005, based on number of machines, our leases had an average remaining life to maturity of approximately 54 months (without giving effect to automatic renewals).

Service
          Our employees deliver, install, service and collect revenue from washers and dryers in laundry facilities at our leased locations.
          Our integrated computer systems allow for the quick dispatch of service technicians in response to both computer-generated (for preventive maintenance) and customer-generated service calls. On a daily basis, we receive and respond to approximately 2,500 service calls. We estimate that less than 1% of our machines are out of service on any given day. The ability to reduce machine down-time, especially during peak usage, enhances revenue and improves our reputation with our customers.
          In a business that emphasizes prompt and efficient service, we believe that our integrated computer systems provide a significant competitive advantage in terms of responding promptly to customer needs. Computer-generated service calls for preventive maintenance are based on previous service history, repeat service call analysis and monitoring of service areas. These systems coordinate our radio-equipped service vehicles and allow us to address customer needs quickly and efficiently.

Information Management
          Our integrated computer systems serve three major functions: (i) tracking the service cycle of equipment; (ii) monitoring revenues and costs by location, customer and salesperson and (iii) providing information on competitors’ and our lease renewal schedules.
          Our integrated computer systems provide speed and accuracy throughout the entire service cycle by integrating the functions of service call entry, dispatching service personnel, parts and equipment purchasing, installation, distribution and collection. In addition to coordinating all aspects of the service cycle, our integrated computer systems track contract performance, which indicate potential machine problems or pilferage and provide data to forecast future equipment servicing requirements. Given the rapid changes in technology, we are constantly working with vendors to upgrade our integrated computer systems to enhance the productivity of our workforce. To that end, we initiated a comprehensive program in September 2003 through which we will improve communications among our regions and maximize cost savings, including programs related to business intelligence, field service management and sales force automation.
          Data on machine performance is used by our sales staff to forecast revenue by location. We are able to obtain daily, monthly, quarterly and annual reports on location performance, coin collection, service and sales activity by salesperson.
          Our integrated computer systems also provide our sales staff with an extensive database essential to our marketing strategy to obtain new business through competitive bidding or owner-operator conversion opportunities.
          We also believe that our integrated computer systems enhance our ability to successfully integrate acquired businesses into our existing operations. Regional or certain multi-regional acquisitions have typically been substantially integrated within 90 to 120 days, while a local acquisition can be integrated almost immediately.

Remanufacturing
          We rebuild and reinstall a portion of our machines at approximately one-third the cost of acquiring new machines, providing cost savings. Remanufactured machines are restored to virtually new condition with the same estimated average life and service requirements as new machines. Machines that can no longer be remanufactured are added to our inventory of spare parts.

Revenue Collection and Security
          We believe that we provide the highest level of security for revenue collection control in the laundry equipment services industry. We utilize numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns and extensive monitoring of collections and personnel. We enforce stringent employee standards and screening procedures for prospective employees. Employees responsible for, or who have access to, the collection of funds are tested randomly and frequently. Additionally, our security department performs trend and variance analyses of daily collections by location. Security personnel monitor locations, conduct investigations, and implement additional security procedures as necessary.

Description of Complementary Operations

Rental Operations
          AWA is involved in the business of leasing laundry equipment and other household appliances and electronic items to corporate relocation entities, property owners, managers of multi-family housing properties and individuals. With access to approximately six million individual housing units, we believe this business line represents an opportunity for growth in a new market segment which is complementary to its route business. AWA is the product of two platform acquisitions which were consummated in 1997 and 1998 in Georgia and Texas. As of September 30, 2005, we have organically grown AWA’s operations across 28 states. For the fiscal year ended March 31, 2005 and the six months ended September 30, 2005, revenue generated by AWA represented approximately 6% and 7% of our total revenue, respectively.

Distribution Operations
          Super Laundry, our wholly-owned subsidiary, is a laundromat equipment distribution company which was incorporated in 1995. Super Laundry’s business consists of constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive and non-exclusive lines of commercial coin and non-coin operated machines and parts, and selling service contracts. Super Laundry’s customers generally enter into sales contracts pursuant to which Super Laundry constructs and equips a complete laundromat operation, including location identification, construction, plumbing, electrical wiring and all required permits. For the fiscal year ended March 31, 2005 and the six months ended September 30, 2005, revenue generated by Super Laundry represented approximately 6% and 5% of our total revenue, respectively.
Our Industry
          The laundry equipment services industry is characterized by stable operating cash flows generated by long-term, renewable lease contracts with multi-family housing property owners and management companies. Based upon industry estimates, we believe there are approximately 3.5 million installed machines in multi-family properties throughout the United States, approximately 2.4 million of which have been outsourced to independent operators such as us and approximately 1.1 million of which continue to be operated by the owners of such locations, which we refer to as owner operators.
          We believe the industry’s consistent revenue and operating cash flows are primarily due to the long-term nature of location leases and the stable demand for laundry services. When new or renewal leases are signed, industry participants incur initial costs including the cost of washers and dryers, laundry room leasehold improvements and, at times, advance location payments. Property owners and landlords are typically responsible for utilities. Moreover, as the useful life of laundry equipment typically extends throughout the term of the contract pursuant to which it is installed, incremental capital requirements including working capital to service such contracts are not significant. Hence, the industry’s operating cash flows and capital requirements are predictable.
          Historically, the industry has been characterized by stable demand and has generally been resistant to changing market conditions and economic cycles. While the industry is affected by changes in occupancy rates of residential units, the effect of such changes is limited as laundry services are a necessity for tenants.
          The laundry equipment services industry remains highly fragmented, with many small, private and family-owned route businesses operating throughout all major metropolitan areas in the United States. According to information provided by the Multi-housing Laundry Association, the industry consists of over

280 independent operators. We believe that the highly fragmented nature of the industry, combined with the competitive advantages associated with economies of scale, will lead to further consolidation within the industry.
Competition
          The laundry equipment services industry is highly competitive, capital intensive and requires reliable and quality service. Despite the overall fragmentation of the industry, we believe there are currently three multi-regional route operators, including us, with significant operations throughout the United States. Our two major multi-regional competitors are Web Service Company, Inc. and Mac-Gray Corp.
          We believe our most significant competitive strength is our ability to maximize commissions and/or make advance location payments to location owners while maintaining the highest level of service. We are significantly larger than the next largest competitor, and we are the only provider with a national presence. As such, we can spread our overhead costs over a larger machine base, allowing us a competitive advantage by offering more attractive pricing terms to our customers. In addition, our national presence enables us to offer large national customers broader coverage in order to service a wider range of their properties.
Our Competitive Strengths
          Market Leadership Position. We believe we are the industry’s leading provider, with 19% of the total installed machine base in North America. Our two largest competitors each represent less than 10% of such total installed machine base, and the remainder is highly fragmented. We believe that our national reputation for superior service, the structure of our contracts and the strength of our long-term customer relationships have allowed us to retain a large portion of our location leases and installed machine base over the years.
          Recurring Revenues and Stable Operating Cash Flows. We derived 88% of our revenues for the twelve months ended September 30, 2005, from our route business, primarily under long-term contracts with property management companies, owners of rental apartment buildings, condominiums and cooperatives, universities and other multi-family housing properties. Our recurring revenue base, stable capital expenditure requirements and minimal working capital requirements allow us to maintain predictable and consistent operating cash flows.
          Diversified Customer Base. No one customer accounts for more than 2% of our total revenues, with our ten largest customers representing less than 10% of our total revenues in the aggregate. As a result, the loss of any existing customer would not have a material impact on our revenues or cash flows. In addition, our contract expirations are staggered, further mitigating the impact of any individual contract renewal or loss.
          Regional Operations with National Leadership. Our operating structure allows us to operate in a decentralized manner while at the same time maintaining centralized policies and controls. This structure enables regional offices to provide tailored support to local customers, while benefiting from a central corporate structure capable of providing advanced computer systems and management support. In addition, our structure allows regional managers to adapt operations and financial decision making criteria to the unique cost structures attributable to each region. Each regional manager’s compensation is linked to the financial performance of their region.
          Significant Economies of Scale. We are able to leverage our infrastructure, including our sales, service, collections, security and corporate overhead, over a larger installed machine base than our competitors. Furthermore, we believe that we are able to purchase machines at a lower cost and on more favorable terms than those available to smaller industry participants. As a result of our size, scale and financial resources, we believe that we can offer more attractive lease terms (including advance locations payments, new equipment and capital improvements) than those offered by our competitors, while still meeting our cash flow and return on investment criteria.
          Advanced Management Information Systems. We believe that we have the most advanced management information systems in our industry. Our integrated computer systems provide real time operational and competitive data that, in conjunction with our multi-regional service capabilities, enhance our efficiencies throughout our operating regions and enable us to deliver superior customer service. These integrated computer systems also provide us the flexibility to integrate acquisitions on a timely basis, including key functions such as sales, service, collections and security. We also believe that these computer systems will allow us to pursue opportunities outside of our route business.
          Secure System for Revenue Collection. We believe that we provide the highest level of security for revenue collection control in the outsourced laundry equipment services industry. We utilize numerous precautionary procedures with respect to cash collection, including frequent alteration of collection patterns and extensive monitoring of collections and personnel. Security personnel monitor locations, conduct investigations and implement additional security procedures as necessary. Additionally, our security department performs trend and variance analyses of daily collections by location.
          Experienced Senior Management Team. We have a strong and experienced management team at the corporate and operating levels. Our senior management has been involved in the laundry equipment service industry and has been affiliated with us and our predecessors for over 20 years on average. We believe the skill and experience of our management team continue to provide significant benefits to us as we evaluate opportunities to enhance and expand our business.
Our Strategy
          Our business strategy is to maintain and enhance our market leadership position as the leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. Our growth strategy is to increase cash flow from operations and profitability through a combination of organic and external growth, through which we expect to achieve additional economies of scale. We also intend to enter segments of our industry that complement our stable route business.
          Organic Growth. The principal factors contributing to our organic growth include:

•	New Customers and Locations. Our sales and marketing efforts focus on adding new customers as well as increasing the number of locations from our existing customers. We add new customers by marketing our products and services to building managers and property owners whose leases with other laundry equipment services providers are near expiration or who currently manage their own laundry facilities. According to information provided by the Multi-housing Laundry Association, there are approximately 1.1 million machines installed in locations that continue to be managed by owner-operators. Building owners or managers can eliminate cash outlays and equipment servicing costs by contracting with us to purchase, service and maintain laundry equipment. We offer a full range of services from the design, construction and installation of new laundry equipment facilities to the refurbishment of existing facilities which we believe provides us a competitive advantage in securing new customers.

•	Operating Efficiencies. We focus on improving our net contribution per machine by increasing operating efficiencies. Each additional location added to our existing base provides us the ability to further leverage our well-developed operating infrastructure and positions us to achieve higher returns on our established base.

•	Price Changes. We actively monitor our installed base to identify those locations in which to implement price changes. Pricing strategy is established at the corporate level, and implemented by the regional managers, at their discretion, as local competition and other factors unique to a local region are analyzed in determining the efficacy of price changes. Since our regional managers’ compensation is linked to the financial performance of their region, they are provided certain latitude to implement pricing changes and other operational policies to maximize the revenues and operating cash flow of their local business.

•	Disciplined Approach to Capital Expenditures. Whether a new contract or an acquisition, we are focused on the ability to generate the revenues and operating cash flow to validate any capital investment decision. As such, every new contract, renewal and/or acquisition undergoes a comprehensive financial analysis to ensure that our return criteria are met.

•	Continued Development of Integrated Computer Systems. While we believe that we have the most advanced management information systems in the industry, we are constantly working with our vendors to upgrade our integrated computer systems, given the rapid changes in technology. To that end, we initiated a comprehensive program through which we will improve communications among our regions and maximize cost savings, including programs related to field service management sales force automation, and business intelligence. We invested approximately $2.2 million in this program in the fiscal year ended March 31, 2005 and approximately $2.5 million in the six months ended September 30, 2005, with an additional $2.0 million budgeted for the remainder of the current fiscal year. We believe that the results of this investment program will result in improved financial performance through increased operational efficiency, quicker response time and reduced costs.

•	Expansion of Rental Opportunities. We believe that AWA is well-positioned for growth in both new and existing markets. As a result, we will continue to evaluate our investment opportunities in AWA, including in laundry equipment, computer systems, and regional offices to improve customer service and reduce operating costs.

          External Growth. The principal factors contributing to our external growth include:

•	Growth Through Disciplined Acquisitions. While the number of significant acquisition opportunities has diminished, due in part to our successful execution of our acquisition strategy, we have focused our efforts over the past several years on selectively acquiring smaller routes within our fragmented industry. We believe that there are numerous private, family-owned businesses that often lack the financial resources to compete effectively with larger independent operators such as us to secure new or existing contracts. Consequently, such independent operators, especially those that are undergoing generational ownership changes, continue to represent potential acquisition opportunities. Determination of attractive acquisition targets is based on many factors, including the size of the business in terms of cash flow and ongoing machine base, existing contract terms and potential operating efficiencies and cost savings.

•	Develop Complementary Lines of Business. We believe that our leading market position and our access to over six million individual housing units provide us with additional growth and diversification opportunities both within and beyond our existing laundry business. We believe that our existing sales, service, collections and security infrastructure could potentially be extended into other collections or service-based route businesses that are unrelated to our existing laundry business. We regularly explore strategic alliances with other companies in an effort to develop these ancillary revenue streams, such as payphone and parking meter collection services. For example,we currently outsource collection and related services to an independent pay phone service provider with phones located in the Southeast and Southcentral regions of the United States. We will continue to evaluate opportunities in this area in order to generate incremental revenue and operating income from our core route business infrastructure.
General Development of Business
          Our original predecessor entity was founded over 50 years ago as a private, family-run business with operations in New York. Since then the business has grown organically under its founders and subsequent owners.

          Laundry Corp., our direct wholly-owned subsidiary, was incorporated on March 31, 1995 under the name SAS Acquisitions Inc. in the State of Delaware and is the sole stockholder of all of the common stock of Coinmach Corp., our primary operating subsidiary. In November 1995, The Coinmach Corporation, a Delaware corporation and predecessor of Coinmach Corp. which we refer to as “TCC,” merged with and into Solon Automated Services, Inc., which we refer to as “Solon.” In connection with the merger with Solon, Laundry Corp. changed its name from SAS Acquisitions Inc., and Solon, the surviving corporation in the merger, changed its name to Coinmach Corp.
          Since January 1995, we have enhanced our national presence by completing nine significant acquisitions (as well as numerous smaller acquisitions that we refer to as “tuck ins”) and growing our washer and dryer machine base. As a result of this strategy, we have expanded our presence from the northeastern United States throughout North America.
          On May 12, 2000, Laundry Corp. entered into an Agreement and Plan of Merger with CLC Acquisition Corporation, a Delaware corporation which we refer to as “CLC Acquisition” and which was formed by Bruce V. Rauner, a director of us, Coinmach Corp. and Laundry Corp., a member of the Holdings board and a principal of the indirect general partner of GTCR Fund IV, Laundry Corp.’s then-largest stockholder. Pursuant to the merger agreement, CLC Acquisition acquired all of Laundry Corp.’s outstanding common stock and non-voting common stock for $14.25 per share in a two-step going-private transaction consisting of a tender offer followed by a merger transaction of CLC Acquisition with and into Laundry Corp. Effective July 13, 2000, CLC Acquisition was merged with and into Laundry Corp. pursuant to the terms of the merger agreement. Laundry Corp.’s Class A common stock was subsequently delisted from The NASDAQ Stock Market, and Laundry Corp. no longer was subject to the reporting requirements of the Exchange Act. We refer to the foregoing transactions collectively as the “Going Private Transaction.”

The AWA Transactions
          On November 29, 2002, Coinmach Corp. transferred all of the assets of the Appliance Warehouse division of Coinmach Corp. to AWA. The value of the assets transferred as determined by an independent appraiser as of such date was $34.7 million. In exchange for the transfer of such assets, AWA issued to Coinmach Corp. (i) an unsecured promissory note payable on demand in the amount of $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of AWA voting preferred stock, with a liquidation value of $14.6 million, and (iii) 10,000 shares of AWA non-voting common stock.
          In March 2003, through a series of restructuring transactions, which we refer to herein as the “AWA Transactions,” all of the AWA non-voting common stock and all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for equity interests (in the form of common and preferred membership units) in Holdings. As a result of the AWA Transactions, (i) Holdings became the sole holder of all of the outstanding AWA non-voting common stock, (ii) Coinmach Corp. became the sole holder of all of the outstanding AWA voting preferred stock, (iii) Laundry Corp. became a wholly owned subsidiary of Holdings, (iv) the former stockholders of Laundry Corp. became unitholders of Holdings and (v) AWA, subject to certain specified qualifications, became a guarantor under, and subject to the covenants contained in, the indenture governing the Coinmach Corp. 9% notes and the Coinmach Corp. credit facility. Currently all of the AWA non-voting common stock is held by CSC and all of the AWA voting preferred stock is held by Coinmach Corp.

The IDS Offering and Related Transactions
          On November 24, 2004, we completed our initial public offering of 18,911,532 IDSs (including a partial overallotment exercise by the underwriters) and $20.0 million aggregate principal amount of 11% notes sold separate and apart from the IDSs. In connection with the IPO, we completed the IDS Transactions. As a result of the IDS Transactions, Holdings became our controlling stockholder through its consolidated ownership of all of our Class B common stock, which is entitled to more votes per share than the Class A common stock. In addition, AWA became our wholly-owned indirect subsidiary and Laundry

Corp. and its subsidiaries (including Coinmach Corp.) became our subsidiaries. See “The Transactions — Description of the IDS Transactions.”
Employees
          As of September 30, 2005, we employed 2,015 employees (including 287 laundromat attendants in our retail laundromats in Texas and Arizona). In our Northeast region, 115 hourly workers are represented by Local 966, affiliated with the International Brotherhood of Teamsters. We believe that we maintain a good relationship with these union employees and we have never experienced a work stoppage since our inception.
Properties
          As of September 30, 2005, we leased 61 offices throughout our operating regions serving various operational purposes, including sales and service activities, revenue collection and warehousing. A significant portion of our leased properties service our route operations.
          We presently maintain our headquarters in Plainview, New York, leasing approximately 11,600 square feet pursuant to a ten-year lease scheduled to terminate September 30, 2011. Our Plainview facility is used for general and administrative purposes.
          We also maintain a corporate office in Charlotte, North Carolina, leasing approximately 3,000 square feet pursuant to a five-year lease scheduled to terminate September 30, 2006.
Legal Proceedings
          We are party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon our financial condition, results of operations or cash flows.

MANAGEMENT
Directors and Executive Officers
          The tables below list our directors and executive officers and the executive officers of Holdings and/or our subsidiaries. Such tables are followed by descriptions of all positions and offices held by such persons with us, Holdings and/or our subsidiaries, the periods during which they have served as such and certain other information. The term of office of each director continues until the elections of directors to be held at the next annual meeting of stockholders or until his successor has been elected. There is no family relationship between any director or executive officer and any other director or executive officer of us or our subsidiaries.
          CSC. The table below lists our directors and executive officers.

Name	Title	Age

Stephen R. Kerrigan	Chairman of the Board, President, Chief Executive Officer and Director	52
Robert M. Doyle	Chief Financial Officer, Senior Vice President, Secretary and Treasurer	48
James N. Chapman	Director	43
David A. Donnini	Director	40
William M. Kelly	Director	56
Woody M. McGee	Director	54
Bruce V. Rauner	Director	49
John R. Scheessele	Director	58
          If we consummate the merger event, we expect the following adjustments to the positions of our executive officers named in the table above: (i) Mr. Kerrigan will continue to be Chairman of the Board, Chief Executive Officer and Director of CSC and will no longer be President and (ii) Mr. Doyle will continue to be Chief Financial Officer, Secretary and Treasurer of CSC and his Senior Vice President position will be changed to an Executive Vice President position.
          CSC subsidiaries and/or Holdings. The table below lists the executive officers of Holdings and/or our subsidiaries, as the case may be. Unless otherwise indicated, the officers listed below hold the positions set forth opposite their names for Holdings, Laundry Corp. and Coinmach Corp.

Name	Title	Age

Stephen R. Kerrigan	Chairman of the Board and Chief Executive Officer	52
Mitchell Blatt	President and Chief Operating Officer	54
Robert M. Doyle	Chief Financial Officer, Senior Vice President, Treasurer, Secretary	48
Ramon Norniella	President and Secretary of AWA; Senior Vice President of Coinmach Corp.	46
Michael E. Stanky	Senior Vice President	54
          If we consummate the merger event, we expect the following adjustments to the positions of the executive officers named in the table above: (i) Mr. Blatt will become President and Chief Operating Officer of the Coinmach route division, (ii) Mr. Norniella will continue to be President, will become Chief Operating Officer and will no longer be Secretary of AWA, and will become a Senior Vice President of CSC and (iii) Mr. Stanky will become a Senior Vice President of the Coinmach route division.

          Mr. Kerrigan. Mr. Kerrigan has been a director, Chairman of the Board, President and Chief Executive Officer of CSC since March 2004. Mr. Kerrigan has been Chief Executive Officer of Laundry Corp. since May 1996, of Coinmach Corp. since November 1995 and of Holdings since March 2003. Mr. Kerrigan was President and Treasurer of Solon and Laundry Corp. from April 1995 until May 1996, and Chief Executive Officer of TCC from January 1995 until November 1995. Mr. Kerrigan has been a director and Chairman of the Laundry Corp. Board of Directors since April 1995 and of the Coinmach Corp. Board of Directors since November 1995, Chairman of the Board of Holdings since November 2002 and a member of the board of managers of Holdings since March 2003. Mr. Kerrigan was a director of TCC from January 1995 to November 1995 and a director of Solon from April 1995 to November 1995. Mr. Kerrigan served as Vice President and Chief Financial Officer of TCC’s predecessor, Coinmach Industries Co., L.P. from 1987 to 1994. Mr. Kerrigan serves as a member of the board of directors of Anchor Glass Container Corporation.
          Mr. Blatt. Mr. Blatt has been President and Chief Operating Officer of Laundry Corp. since April 1996, of Coinmach Corp. since November 1995 and of Holdings since March 2003. Mr. Blatt was the President and Chief Operating Officer of TCC from January 1995 to November 1995. Mr. Blatt was a director of Laundry Corp. and Coinmach Corp. from November 1995 to March 2003. Mr. Blatt joined TCC as Vice President-General Manager in 1982 and was Vice President and Chief Operating Officer from 1988 to 1994.
          Mr. Doyle. Mr. Doyle has been CSC’s Chief Financial Officer, Senior Vice President, Treasurer and Secretary since December 2003. Mr. Doyle has been Chief Financial Officer, Senior Vice President, Treasurer and Secretary of Laundry Corp. since April 1996, of Coinmach Corp. since November 1995 and of Holdings since November 2002. Mr. Doyle was a director of Coinmach Corp. from November 1995 to March 2003. Mr. Doyle served as Vice President, Treasurer and Secretary of TCC from January 1995 to November 1995. Mr. Doyle joined TCC’s predecessor in 1986 as Controller. In 1988, Mr. Doyle became Director of Accounting, and was promoted in 1989 to Vice President and Controller.
          Mr. Norniella. Mr. Norniella has been Vice President of Coinmach Corp. since 1998, becoming Senior Vice President in April 2000. Mr. Norniella has been President and Secretary of AWA since its incorporation in November 2002. Mr. Norniella was Vice President and General Manager of Macke Laundry Services, Inc.’s Florida region from 1986 through 1992 and its Texas region from 1995 through 1998. Mr. Norniella served as Vice President of Correspondent Banking for Banco del Pichincha from 1993 through 1995.
          Mr. Stanky. Mr. Stanky has been Senior Vice President of Laundry Corp. since April 1996, of Coinmach Corp. since November 1995 and of Holdings since November 2002. Mr. Stanky was a Senior Vice President of Solon from July 1995 to November 1995. Mr. Stanky served Solon in various capacities since 1976, and in 1985 was promoted to Area Vice President responsible for Solon’s South-Central region. Mr. Stanky served as a Co-Chief Executive Officer of Solon from November 1994 to April 1995.
          Mr. Chapman. Mr. Chapman has been a director of CSC since March 2004. Mr. Chapman has been a director of Coinmach Corp. and a member of the board of managers of Holdings since March 2003 and a director of Laundry Corp. since 1995. He previously was a director of Coinmach Corp. from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995. Mr. Chapman is non-executive Chairman of JetWorks Leasing, LLC, an aircraft management services company based in Greenwich, Connecticut which he joined in December 2004. Prior to JetWorks, Mr. Chapman was associated with Regiment Capital Advisors, LLC, a high-yield hedge fund based in Boston which he joined in January 2003. Prior to Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as hedge funds (including Regiment), across a range of industries. From December 1996 to December 2001, Mr. Chapman worked for The Renco Group, Inc. Presently, Mr. Chapman serves as a member of the board of directors of Anchor Glass Container Corporations, SSA Global Technologies, Inc., Teleglobe International Holdings Ltd., as well as a number of private companies.

          Mr. Donnini. Mr. Donnini has been a director of CSC since March 2004. Mr. Donnini has been a director of Coinmach Corp. and a member of the board of managers of Holdings since March 2003 and a director of Laundry Corp. since July 1995. He previously was a director of Coinmach Corp. from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995. Mr. Donnini has been a Principal of GTCR since 1993, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Donnini serves as a member of the board of directors of American Sanitary, Inc., Syniverse Technologies, Inc., Synagro Technologies, Inc and a number of private companies.
          Mr. Kelly. Mr. Kelly has been a director of CSC, Laundry Corp. and Coinmach Corp. since August 2005. Mr. Kelly is the President and Chief Operating Officer of Blue Tee Corp., an employee owned company involved in steel distribution, ferrous scrap and in the design and manufacture of equipment and replacement parts for the refining, earthmoving, waterwell, oilfield, concrete pumping and solid waste industries. From 1978 until promotion to his current position, Mr. Kelly served in various operating and financial capacities of the Blue Tee Corp, including Controller and Chief Financial Officer. From 1972 to 1978, Mr. Kelly was employed by Price Waterhouse & Co, New York, N.Y. Mr. Kelly is a Director of Blue Tee Corp., and serves on its retirement committees. Mr. Kelly is a CPA.
          Mr. McGee. Mr. McGee has been a director of CSC, Laundry Corp. and Coinmach Corp. since February 2005. Mr. McGee is the President and Chief Executive Officer of McGee and Associates, LLC, an independent consulting company providing financial, operational and crisis management services to various financial institutions relating to their holdings in private and public companies. Mr. McGee is also the President and Chief Operating Officer of Global Home Products. Mr. McGee became Chief Executive Officer and Chairman of the Board of Davel Communications Inc. on September 1, 2003 and resigned his position in November of 2004 after completing the restructuring of the company from a sales, administration and operations perspective. Davel Communications Inc. was acquired on November 15, 2004. From June 1999 to December 2000, Mr. McGee served as the Vice President and Chief Financial Officer of Telxon Corporation until such time as it was merged with Symbol Technologies, Inc. Prior to joining Telxon, Mr. McGee was employed as the Senior Vice President and General Manager of H K Systems (formerly known as Western Atlas, Inc.) from 1997. During 1996 and 1997, Mr. McGee held the positions of Vice President, Chief Financial Officer and Treasurer with Mosler, Inc. For a period of five years prior to joining Mosler, Mr. McGee held various positions with the material handlings systems division of Western Atlas, Inc. (formerly known as Litton Industries), including Controller, Chief Financial Officer, Vice President of Operations, Vice President of Sales, and President and Chief Operating Officer of a divisional subsidiary.
          Mr. Rauner. Mr. Rauner has been a director of CSC since March 2004. Mr. Rauner has been a director of Coinmach Corp. and a member of the board of managers of Holdings since March 2003 and a director of Laundry Corp. since July 1995. He previously was a director of Coinmach Corp. from November 1995 to November 1996 and a director of TCC from January 1995 to November 1995. Mr. Rauner has been a Principal and General Partner with GTCR since 1984, where he is responsible for originating and making new investments, monitoring portfolio companies and recruiting and training associates. Mr. Rauner serves as a member of the board of directors of a number of private companies.
          Mr. Scheessele. Mr. Scheessele has been a director of CSC, Laundry Corp. and Coinmach Corp. since November 2004. Mr. Scheessele is a founding member of T C Graham Associates, LLC and has served as its Vice President, Secretary and Treasurer since June 2001. Prior to T C Graham Associates, LLC, Mr. Scheessele acted as a restructuring consultant for financial institutions relating to their investments in private and public companies. From May 1998 to January 1999, Mr. Scheessele was President and Chief Operating Officer of Acutus Gladwin, a private supplier of caster maintenance to the steel industry. From February 1997 to April 1998, Mr. Scheessele was Chairman, President and Chief Executive Officer of WHX and its wholly owned subsidiary, Wheeling Pittsburgh Steel Company. From January 1996 to February 1997, Mr. Scheessele was President and Chief Executive Officer of the SKD Group, a private manufacturer of automotive parts.

Board of Directors
          Our board of directors consists of seven directors, three of whom have been deemed “independent” by our board of directors, as such term is used under the American Stock Exchange corporate governance and listing standards (which we refer to as the “listing standards”), the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the SEC. The board of directors conducts its business through meetings of the board, actions taken by unanimous written consent in lieu of meetings and by the actions of its committees. Our organizational documents limit the size of our board to not more than eleven members.
          We have applied to list the shares of Class A common stock on the American Stock Exchange and currently list the IDSs on the American Stock Exchange. Since Holdings holds the majority of our voting power, we qualify under the listing standards as a “controlled company.” A “controlled company” is defined under the listing standards as a company in which over 50% of the voting power is held by an individual, a group or another company. We have availed ourselves of the exception for controlled companies in the listing standards to the requirement that at least a majority of the board of directors, and all members of the nominating committee and the compensation committee, be independent.
          As required by the listing standards for controlled companies, our audit committee is comprised exclusively of independent directors. Pursuant to the listing standards, our board of directors meets each year on at least a quarterly basis. The independent members of the board meet as often as necessary to fulfill their responsibilities as described in the listing standards, including meeting at least once annually in executive session outside of the presence of the non-independent directors and management.
          We maintain insurance on behalf of our officers and directors against certain liabilities.

Election of Directors
          Our certificate of incorporation does not provide for a classified board of directors and does not provide for cumulative voting in the election of directors. The election of directors to our board of directors at any meeting (or by written consent in lieu of a meeting) is determined by a plurality of the votes entitled to be cast by all the shares of Class A common stock and Class B common stock present in person or represented by proxy voting together as a single class. The holders of shares of Class A common stock are entitled to one vote per share, and the holders of Class B common stock are entitled to two votes per share. However, if at any time Holdings or the Permitted Transferees collectively own less than 25% in the aggregate of our then outstanding shares of Class A and Class B common stock (subject to certain antidilution and other similar adjustments), then at such time and at all times thereafter, the holders of Class B common stock will only be entitled to one vote per share on all matters for which a vote of CSC stockholders is required, including elections to our board of directors. See “Description of Capital Stock.”

Committees of the Board
          The committees of our board of directors consist of an audit committee, a compensation committee and a nominating committee. The audit committee is comprised solely of independent directors. As a “controlled company,” we are not subject to the requirements of the listing standards regarding nominating committees and compensation committees.
          Audit Committee. The audit committee is comprised of the three independent members of our board of directors, Mr. Scheessele, Mr. McGee and Mr. Kelly. Each audit committee member qualifies as “financially literate” and Mr. Scheessele, the chairperson of the audit committee, qualifies as “financially sophisticated,” all as determined by the board of directors in accordance with the listing standards.
          The audit committee meets each year on at least a quarterly basis. The audit committee assists our board of directors in fulfilling its oversight responsibilities by reviewing and overseeing (i) the preparation, quality and integrity of our financial statements and other financial information, (ii) our system of internal controls, accounting and financial reporting processes and legal and regulatory compliance, (iii) the qualifications, independence and performance of our independent registered public accounting firm, and (iv) the performance of our internal audit function. The audit committee also appoints the independent registered public accounting firm to be retained to audit our financial statements, and once retained, the independent registered public accounting firm reports directly to the audit committee. The audit committee is responsible for pre-approving both audit and non-audit services to be provided by the independent registered public accounting firm.
          The audit committee has the power to investigate any matter brought to its attention within the scope of its responsibilities, with full access to all of our books, records, facilities and personnel. To the extent it deems appropriate, it also has the authority to retain independent counsel and advisors in order to carry out its duties.
          The audit committee has a written charter. Such charter complies with the listing standards and the applicable rules and regulations of the SEC and, in addition to stating the purpose of the audit committee, describes the duties and responsibilities of the audit committee and delineates how the audit committee carries out those responsibilities. Such duties and responsibilities described in the charter include those required to be detailed in the charter pursuant to the listing standards. The audit committee reviews and reassesses the adequacy of the audit committee charter annually.
          Compensation Committee. The compensation committee is comprised of three members of our board of directors, Mr. Donnini, Mr. Chapman and Mr. Scheessele. Mr. Donnini serves as chairperson of the compensation committee.
          Each member of the compensation committee is a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. Currently Mr. Scheessele is the only independent director serving on the compensation committee. We have availed ourselves of the exception for controlled companies in the listing standards to the requirement that the compensation committee be comprised of independent directors.
          The compensation committee discharges the board of directors’ responsibilities relating to compensation of our executive officers. The compensation committee is responsible for evaluating the performance of our executive officers and for determining and approving the compensation level of each executive officer based on its evaluation, including salary, bonus, incentive and equity compensation, as well as establishing general policies relating to compensation and benefits of employees. The compensation committee also administers our incentive-compensation plans and equity-based plans and reviews and recommends to the board of directors compensation for board members, such as retainer, committee chairman fees, stock options and other similar items. In addition, the compensation committee will have the sole authority to retain and terminate any consulting firm to assist in the evaluation of director or senior executive compensation, including sole authority to approve such firm’s compensation and retention terms.
          The compensation committee has a written charter. Such charter states the purpose and responsibilities of the compensation committee.
          Nominating Committee. The nominating committee is comprised of three members of our board of directors, Mr. Donnini, Mr. Chapman and Mr. Scheessele. Mr. Donnini serves as chairperson of the nominating committee. Currently Mr. Scheessele is the only independent director serving on the nominating committee. We have availed ourselves of the exception for controlled companies in the listing standards to the requirement that the nominating committee be comprised of independent directors.
          The nominating committee oversees matters regarding the composition and effectiveness of the board of directors. The nominating committee, among other things, (i) identifies individuals qualified to become directors and recommends to the board of directors director nominees for election, (ii) identifies and recommends to the board of directors nominees to fill any vacancy on the board of directors, including vacancies created by the approval of new directorships, and (iii) recommends to the board of directors candidates for each committee for appointment by the board of directors. The nominating committee also considers qualifications of nominees recommended by our stockholders. In addition, the nominating committee has the sole authority to retain and terminate any search firm to be used to identify independent director candidates.
          The nominating committee has a written charter. Such charter states the purpose and responsibilities of the nominating committee.

Summary Compensation Table
          The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and the next four most highly compensated executive officers of us and our subsidiaries on a consolidated basis (which we collectively refer to as the “named executive officers”) who had annual compensation in excess of $100,000 for the 2005 Fiscal Year, the 2004 Fiscal Year and the 2003 Fiscal Year. Unless otherwise indicated, the named executive officers hold the positions set forth under their names for us, Laundry Corp. and Coinmach Corp. The amounts in the table below represent the aggregate compensation received by the named executive officers for all services provided as an officer to Holdings, Laundry Corp., Coinmach Corp. and/or AWA, as the case may be, for the periods indicated. See “— Directors and Executive Officers” for more information regarding the positions held by each of the named executive officers with such entities.
          On January 4, 2006, the compensation committee of our board of directors awarded restricted shares of Class A common stock in dollar amounts of $175,000, $100,000, $75,000, $60,000 and $50,000 to Messrs. Kerrigan, Doyle, Blatt, Stanky and Norniella, respectively. See “— Equity-Based Incentive Plans — Restricted Stock Grants under 2004 LTIP.” In addition, on such date the compensation committee approved increased base salaries for each of Messrs. Kerrigan, Blatt and Doyle of $500,000, $375,000 and $340,000, respectively, which new salaries became effective on January 1, 2006.

				Long-Term Compensation

	Annual Compensation					Securities
				Other Annual		Underlying	All Other
	Fiscal	Salary	Bonus	Compensation		Options/SARs	Compensation
Name and Principal Position	Year	($)	($)	($)		(#)	(16)($)

Stephen R. Kerrigan	2005	446,250	448,000	163,298	(1)		2,157
Chairman of the Board and Chief	2004	446,250	223,500	171,610	(2)		2,243
Executive Officer; President (CSC)	2003	440,120	348,125	131,952	(3)		2,946

Mitchell Blatt	2005	352,753	178,000	236,555	(4)		2,157
President and Chief Operating Officer	2004	352,753	88,000	65,893	(5)		2,243
(Laundry Corp. and Coinmach Corp.)	2003	350,753	113,000	57,639	(6)		3,016

Robert M. Doyle	2005	274,808	169,000	66,221	(7)		2,220
Chief Financial Officer, Senior	2004	257,500	75,000	36,856	(8)		2,258
Vice President, Secretary and Treasurer	2003	255,337	89,375	32,723	(9)		2,324

Ramon Norniella	2005	156,923	65,000	16,000	(10)		2,016
President and Secretary (AWA);	2004	150,000	26,500	9,472	(11)		2,243
Senior Vice President (Coinmach Corp.)	2003	150,000	70,000	9,227	(12)		2,827

Michael E. Stanky	2005	202,800	85,500	33,199	(13)		2,559
Senior Vice President	2004	202,800	21,600	28,368	(14)		2,243
(Laundry Corp. and Coinmach Corp.)	2003	200,550	29,300	29,125	(15)		2,833

(1)	Includes $70,427 in forgiven indebtedness of Mr. Kerrigan and MCS Capital, Inc., an entity controlled by Mr. Kerrigan (“MCS”); $11,250 in interest, calculated at a rate of 7.5% per annum on a loan made by Coinmach Corp. to Mr. Kerrigan; $27,486 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,448 in automobile allowances; $15,058 in club membership fees; $1,774 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Kerrigan; $15,955 in forgiven indebtedness relating to additional units of Holdings issued in July 2004 and $18,900 relating to the taxable event of the distribution of shares of AWA to Holdings. In connection with the IDS Transactions, Mr. Kerrigan received $691,538 relating to the redemption of Laundry Corp. Class B preferred stock.

(2)	Includes $115,907 in forgiven indebtedness of Mr. Kerrigan and MCS; $6,057 in interest, calculated at a rate of 7.5% per annum on a loan made by Coinmach Corp. to Mr. Kerrigan; $28,916 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $3,688 in automobile allowances; $15,268 in club membership fees; and $1,774 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Kerrigan.

(3)	Includes $77,429 in forgiven indebtedness of Mr. Kerrigan and MCS; $3,750 in interest, calculated at a rate of 7.5% per annum on a loan made by Coinmach Corp. to Mr. Kerrigan; $30,187 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,084 in automobile allowances; $16,728 in club membership fees; and $1,774 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Kerrigan.

(4)	Includes $127,130 in forgiven indebtedness; $40,716 in interest, calculated at a rate of 8% per annum on a loan issued by Coinmach Corp. to Mr. Blatt; $16,696 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,031 in automobile allowances; $15,690 in club membership fees; $2,488 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Blatt; $16,109 in forgiven indebtedness relating to additional units of Holdings issued in July 2004 and $15,695 relating to the taxable event of the distribution of shares of AWA to Holdings. In connection with the IDS Transactions, Mr. Blatt received $504,089 relating to the redemption of Laundry Corp. Class B preferred stock.

(5)	Includes $28,749 in forgiven indebtedness; $17,678 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,938 in automobile allowances; $14,040 in club membership fees; and $2,488 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Blatt.

(6)	Includes $23,301 in forgiven indebtedness; $15,304 in interest calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of CLC relating to the Going Private Transaction; $3,188 in automobile allowances; $13,398 in club membership fees; and $2,448 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Blatt.

(7)	Includes $10,433 in forgiven indebtedness; $12,416 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $5,676 in automobile allowances; $1,450 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Doyle; $29,659 in forgiven indebtedness relating to additional units of Holdings issued in July 2004 and $6,587 relating to the taxable event of the distribution of shares of AWA to Holdings. In connection with the IDS Transactions, Mr. Doyle received $340,612 relating to the redemption of Laundry Corp. Class B preferred stock.

(8)	Includes $17,164 in forgiven indebtedness; $13,146 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $5,096 in automobile allowances; and $1,450 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Doyle.

(9)	Includes $14,859 in forgiven indebtedness; $13,876 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock of Laundry Corp. relating to the Going Private Transaction; $2,563 in automobile allowances; and $1,425 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Doyle.

(10)	Includes $3,960 in forgiven indebtedness; $4,712 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction; $875 in automobile allowances; $6,183 in forgiven indebtedness relating to additional units of Holdings issued in July 2004 and $270 relating to the taxable event of the distribution of shares of AWA to Holdings. In connection with the IDS Transactions, Mr. Norniella received $3,237 relating to the redemption of Laundry Corp. Class B preferred stock.

(11)	Includes $3,960 in forgiven indebtedness; $4,990 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction; and $522 in automobile allowances.

(12)	Includes $3,960 in forgiven indebtedness; $5,267 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction.

(13)	Includes $10,574 in forgiven indebtedness; $12,583 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction; $192 in automobile allowances; $1,803 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Stanky; $5,420 in forgiven indebtedness relating to additional unit of Holdings issued in July 2004 and $2,627 relating to the taxable event of the distribution of shares of AWA to Holdings. In connection with the IDS Transactions, Mr. Stanky received $119,454 relating to the redemption of Laundry Corp. Class B preferred stock.

(14)	Includes $13,027 in forgiven indebtedness; $13,323 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction; $305 in automobile allowances; and $1,713 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Stanky.

(15)	Includes $13,029 in forgiven indebtedness; $14,063 in interest expense calculated at a rate of 7% per annum on a loan made in connection with the purchase of common stock and preferred stock of Laundry Corp. relating to the Going Private Transaction; $363 in automobile allowances; and $1,670 in life insurance premiums paid by Coinmach Corp. on behalf of Mr. Stanky.

(16)	Represents matching contributions made by Coinmach Corp. to the 401(k) Plan administered by Coinmach Corp. See “— 401(k) Savings Plan.”
Employment Agreements
          We currently have employment agreements with each of the named executive officers.
          Employment Agreements of Stephen R. Kerrigan, Mitchell Blatt and Robert M. Doyle. On March 6, 2003, Coinmach, Holdings and each of Stephen R. Kerrigan (and MCS), Mitchell Blatt and Robert M. Doyle (each of whom we refer to as a “senior manager”), entered into Senior Management Agreements (which we collectively refer to as the “senior management agreements”). The senior management agreements provide for the annual base salaries for each of Messrs. Kerrigan, Blatt and Doyle, respectively, to be reviewed annually by the Holdings board of managers. On January 4, 2006, the compensation committee of our board of directors unanimously approved increased base salaries for each of Messrs. Kerrigan, Blatt and Doyle of $500,000, $375,000 and $340,000, respectively. Such new salaries became effective on January 1, 2006. The Holdings board of managers, in its sole discretion, may grant each senior manager an annual bonus. In addition, in the event of certain qualified sales of equity securities or assets of Holdings, each senior manager will be entitled to a bonus equal to 2.0 times his annual base salary at the time of such sale, plus the amount of the bonus paid in the most recently completed fiscal year. Each senior manager’s employment is terminable at the will of such senior manager or at the discretion of the Holdings board of managers. Under certain circumstances, the senior managers are entitled to severance pay upon termination of their employment. If employment is terminated by the Holdings board of managers without Cause (as defined in the senior management agreements) or by a senior manager for Good Reason (as defined in the senior management agreements) and not by reason of such senior manager’s death or disability, and no Event of Default (as defined in the senior management agreements) has occurred under any bank credit facility or other facility to which Coinmach Corp. is a party, senior managers are entitled to receive severance pay in an amount equal to 2.0 times their respective annual base salaries then in effect, payable in 18 equal monthly installments. If employment is terminated as described above by the Holdings board of managers and an Event of Default has occurred and is continuing under any bank credit facility or other facility to which Coinmach Corp. is a party, senior managers are entitled to receive severance pay in an amount equal to their respective annual base salaries then in effect, payable in 12 equal monthly installments. For a period of one year after termination of his employment, a senior manager is subject to both non-competition and non-solicitation provisions. Senior managers are entitled to require Holdings to repurchase the units of Holdings owned by them upon the occurrence of certain events, including the termination of such senior manager without Cause (as defined in the applicable senior management agreement), the termination by the senior manager for Good Reason (as defined in the applicable senior management agreement), and certain qualified sales of the equity securities or assets of Holdings. In the event a senior manager violates the non-competition clause of his senior management agreement or is terminated for any reason, the units of Holdings owned by such senior manager will be subject to repurchase by Holdings and certain other members of Holdings. The units of Holdings owned by the senior managers are subject to customary co-sale rights and rights of first refusal.
          In connection with the IDS Transactions, each of the employment agreements with Mr. Kerrigan and Mr. Doyle were amended and restated to incorporate their employment as Chairman of the Board, President, and Chief Executive Officer of CSC (in the case of Mr. Kerrigan) and as Chief Financial Officer, Senior Vice President, Secretary and Treasurer of CSC (in the case of Mr. Doyle) (in addition to the positions with Coinmach Corp. currently described therein). Furthermore, provisions of such employment agreements designating authority or discretion to the Holdings board of managers, including review of annual salaries, granting of an annual bonus, or ability to terminate such employees, were amended to transfer such authority or discretion to CSC’s board of directors. CSC was also included as an obligor with respect to certain payment obligations, including those relating to the repurchase of such employees’ equity interests, salary and bonus payments, and severance payments. Annual salaries and bonuses for such employees determined in accordance with such agreements represent compensation for employment services provided to both CSC and Coinmach Corp. Annual salaries and bonuses for such employees determined in accordance with such agreements represent compensation for employment services provided to both CSC and Coinmach Corp. The agreements generally provide that, if either employee is terminated by both CSC and Coinmach Corp. and either such termination would trigger a severance payment provision, then such employee would be entitled to one severance payment.
          If we consummate the merger event, we expect that Mr. Blatt’s employment agreement with Coinmach Corp. will be assigned to CSC.
          Employment Agreement of Ramon Norniella. Coinmach Corp. entered into an employment agreement with Mr. Norniella, dated as of December 17, 2000, which has a term of one-year and is automatically renewable each year for successive one-year terms. Such agreement provides for his annual base salary to be reviewed annually by the Coinmach Corp. board of directors (which we refer to as the “Coinmach Corp. Board”). As of March 31, 2005, Mr. Norniella’s annual base salary was $160,000. The Coinmach Corp. Board may, in its discretion, grant Mr. Norniella a performance based annual bonus. The agreement is terminable at the will of Mr. Norniella or at the discretion of the Coinmach Corp. Board. Under the terms of such employment agreement, Mr. Norniella is entitled to receive severance pay upon termination of employment by Coinmach Corp. without Cause (as defined in such agreement) in an amount equal to his annual base salary then in effect. For a period of two years after termination of his employment, Mr. Norniella is subject to both non-competition and non-solicitation provisions.
          If we consummate the merger event, we expect that Mr. Norniella’s employment agreement with Coinmach Corp. will be assigned to CSC.
          Employment Agreement of Michael E. Stanky. On July 1, 1995, Solon (as predecessor-in-interest to Coinmach Corp.) entered into an employment agreement with Mr. Stanky, which is reviewed annually by the Coinmach Corp. Board. As of March 31, 2005, Mr. Stanky’s annual base salary was $202,800. Mr. Stanky’s employment is terminable at his will or at the discretion of the Coinmach Corp. Board. The Chief Executive Officer of Coinmach Corp., in his sole discretion, may grant Mr. Stanky an annual bonus. If employment is terminated by the Coinmach Corp. Board without Cause (as defined in such agreement) and (i) no Event of Default (as defined in such agreement) has occurred and is continuing, Mr. Stanky is entitled to receive severance pay in an amount equal to 1.5 times his annual base salary then in effect, or (ii) an Event of Default has occurred and is continuing, Mr. Stanky will be entitled to receive severance pay in an amount equal to 1.0 times his annual base salary then in effect, in each case payable in 12 equal monthly installments. If Mr. Stanky terminates his employment for Good

Reason (as defined in such agreement), he will be entitled to an amount equal to one half of the severance pay described in the immediately preceding sentence, depending on whether an Event of Default has occurred and is continuing, payable over nine or six months, respectively. For a period of one year after termination of his employment, Mr. Stanky is subject to both non-competition and non-solicitation provisions.
          If we consummate the merger event, we expect that Mr. Stanky’s employment agreement with Coinmach Corp. will be assigned to CSC.
Laundry Corp. Equity Participation Purchase Program
          Prior to the Going Private Transaction, certain employees of Laundry Corp. and its subsidiaries acquired shares of common stock and preferred stock of Laundry Corp. at fixed prices and on terms determined by the board of directors of Laundry Corp. The shares of common stock acquired were subject to vesting requirements, typically four years from the date of acquisition. Pursuant to the AWA Transactions, all the shares of capital stock issued under the equity participation purchase program were contributed to Holdings in exchange for substantially equivalent equity interests in Holdings. As of September 30, 2005, employees of Laundry Corp. and its subsidiaries held 27,004,445 Holdings common units and 667 Holdings Class C preferred units.
401(k) Savings Plan
          Coinmach Corp. offers a 401(k) savings plan to all current eligible employees who have completed three months of service. Pursuant to the 401(k) plan, eligible employees may defer from 2% up to 25% of their salaries up to a maximum level imposed by applicable federal law ($13,000 in 2004 and $14,000 in 2005). The percentage of compensation contributed to the plan is deducted from each eligible employee’s salary and considered tax-deferred savings under applicable federal income tax law. Pursuant to the 401(k) plan, Coinmach Corp. contributes matching contribution amounts (subject to the Internal Revenue Code limitation on compensation taken into account for such purpose) of 25% contributed to the 401(k) plan by the respective eligible employee up to the first 6% of the amount contributed by such employee. Eligible employees become vested with respect to matching contributions made by Coinmach Corp. pursuant to a vesting schedule based upon an eligible employee’s years of service. After two years of service, an eligible employee is 20% vested in all matching contributions made to the 401(k) plan. Such employee becomes vested in equal increments thereafter through the sixth year of service, at which time such employee becomes 100% vested. Eligible participants are always 100% vested in their own contributions, including investment earnings on such amounts. If we complete the merger event, CSC expects to assume sponsorship of the 401(k) plan.
          Coinmach Corp. made the following matching contributions during the 2005 Fiscal Year to the named executive officers: Mr. Kerrigan $2,157; Mr. Blatt $2,157; Mr. Doyle $2,220; Mr. Norniella $2,016; and Mr. Stanky $2,559.
Equity-Based Incentive Plans
          In connection with the IDS Transactions, we adopted the Coinmach Service Corp. 2004 Long-Term Incentive Plan, which we refer to as the “2004 LTIP,” and the Coinmach Service Corp. 2004 Unit Incentive Sub-Plan, which we refer to as the “2004 Sub-Plan.”
          The purpose of the 2004 LTIP and the 2004 Sub-Plan is to (i) attract and retain qualified individuals, (ii) motivate participants, by means of appropriate incentives, to achieve long-range goals, (iii) provide incentive compensation opportunities that are competitive with those of other similar companies and (iv) further align participants’ interests with those of our other investors through compensation that is based on our corporate performance, thereby promoting our long-term financial interest, including the growth in value of our equity and enhancement of long-term investor return.

          All our employees and directors, as well as consultants and other persons providing services to the us, are eligible to become participants in the 2004 LTIP and the 2004 Sub-Plan, except that non-employees may not be granted incentive stock options. The specific individuals who initially will be granted awards under the 2004 LTIP and the 2004 Sub-Plan and the type and amount and conditions of any such awards will be determined by the compensation committee. Awards may be settled at the time of grant or vesting, or may be deferred as unit-based rights to be settled at a specified date in the future.
          As of March 31, 2005, the board of directors had authorized up to 2,836,729 shares for issuance under the 2004 LTIP. The Class A common stock and IDSs are referred to in the 2004 LTIP interchangeably as “shares.” The maximum number of shares available for awards under the 2004 LTIP is 6,583,796 shares, equal to 15% of the aggregate number of outstanding shares of the Class A common stock and Class B common stock immediately following consummation of the IDS Transactions (such aggregate number being referred to as the “Aggregate Shares Outstanding”). The maximum number of shares that may be covered by awards granted to any one individual under the 2004 LTIP as an option or a SAR during any calendar year is 658,379, equal to 1.5% of the Aggregate Shares Outstanding. For awards that are intended to be “performance-based compensation” (as that term is used for purposes of section 162(m)) of the Internal Revenue Code of 1986 as amended, or the “Code,” no more than 1.5% of the Aggregate Shares Outstanding may be subject to such awards granted to any one individual during any one calendar year. For cash incentive awards, that are intended to be “performance-based compensation,” no more than $100,000 may be payable with respect to such awards to any one individual for each month in the applicable performance period. Under the 2004 Sub-Plan, no more than $100,000 may be payable to any one individual for each month in the applicable performance period. The 2004 Sub-Plan is an unfunded plan.

The 2004 LTIP
          The 2004 LTIP will be administered by our compensation committee. Under the 2004 LTIP, the compensation committee may grant the following types of awards:

Option Awards
          Options awarded may be either incentive stock options or nonqualified options. Options will expire no later than the tenth anniversary of the date of grant. The per share exercise price of incentive stock options may not be less than the fair market value of a share on the date of grant. The compensation committee may establish vesting or performance requirements which must be met prior to the exercise of the options. Options under the 2004 LTIP may be granted in tandem with SARs. The compensation committee shall have the discretion to grant options with dividend equivalent rights.

Stock Appreciation Rights
          A stock appreciation right (which we refer to as a “SAR”) entitles the participant to receive the amount, in cash or shares, by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the compensation committee. The compensation committee may grant an SAR independent of any option grant and may grant and option and SAR in tandem with each other, and SARs and options granted in tandem may be granted on different dates but may have the same exercise price. An SAR shall be exercisable in accordance with the terms established by the compensation committee. The compensation committee, in its discretion, may impose such conditions, restrictions, and contingencies on shares acquired pursuant to the exercise of an SAR as the compensation committee determines to be desirable. In no event will an SAR expire more than ten years after the grant date.

Full Value Awards
          A “full value award” is a grant of one or more shares or a right to receive one or more shares in the future, with such shares subject to one or more of the following, as determined by the compensation committee:

•	the grant may be in return for previously performed services, or in return for the participant surrendering other compensation that may be due;

•	the grant may be contingent on the achievement of performance or other objectives during a specified period; and

•	the grant may be subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the participant, or the achievement of performance or other objectives.

Performance-Based Awards
          The compensation committee may also grant performance-based awards under the 2004 LTIP. A performance award is a grant of a right to receive shares or share units which is contingent on the achievement of performance or other objectives during a specified performance period. A performance award can be a grant of a right to receive a designated dollar value amount of shares, cash or combination thereof, which is contingent on the achievement of performance or other objectives during a specified period. Performance measures may be based on our performance as a whole or any of its business units, and may be expressed as relative to the comparable measures at comparison companies or a defined index. Partial achievement of the performance targets may result in a payment or vesting based upon the degree of achievement.

2004 Unit Incentive Sub-Plan
          Our executive officers and other senior employees to be identified by the compensation committee will be eligible to participate in the 2004 Sub-Plan. Under the 2004 Sub-Plan, an incentive pool will be established if and to the extent that the amount by which the per IDS distributions, which includes both interest and dividend payments (the “Distributions per IDS”), exceed a minimum per IDS distributable threshold amount (determined without regard to distributions under the 2004 Sub-Plan) (the “Base Distributions per IDS”) for each performance period. The compensation committee will have the sole and absolute discretion to determine if and when any amounts are paid from the bonus pool and whether such payments are to be made in the form of IDSs and/or cash. Any amount allocated to the bonus pool for any performance period which is not paid out shall be carried over and added to the bonus pool for the following performance period. The Base Distributions per IDS target will be set by the compensation committee. The amount of the bonus pool will be based on a set range of percentages of the aggregate Distributions per IDS in excess of the aggregate Base Distributions per IDS depending on the level of such excess. Subject to applicable law, the compensation committee has the power to amend or terminate the 2004 Sub-Plan at any time. The plan shall expire, unless earlier terminated, on the tenth anniversary of its effective date.

Restricted Stock Grants under 2004 LTIP
          On January 4, 2006, the compensation committee of our board of directors awarded restricted shares of Class A common stock to certain executive officers and resolved to recommend to our board of directors the award of restricted shares of Class A common stock to certain board members. Such awards were granted in aggregate dollar amounts, with the actual number of shares to be issued to be determined by dividing the price to the public of the shares of Class A common stock being offered hereby by such dollar amounts, which are described below.
          The restricted stock awards were as follows: (i) with respect to executive officers, $175,000, $100,000, $75,000, $60,000 and $50,000 to Messrs. Kerrigan, Doyle, Blatt, Stanky and Norniella,

respectively, and (ii) with respect to directors, $15,000 to each of Messrs. Scheessele, McGee and Kelly (our independent directors) and $100,000 to Mr. Chapman. In addition, $200,000 worth of restricted shares of Class A common stock were designated for an employee pool, to be awarded to employees other than executive officers at the discretion of our chief executive officer.
          The restricted stock awards to our independent directors will be fully vested on the date of grant, and those to Mr. Chapman and our executive officers will vest 20% on the date of grant and the balance at 20% per year over a consecutive four-year period thereafter. In addition, the restricted stock grants to our executive officers and Mr. Chapman vest upon a change of control of CSC or upon the death or disability of the award recipient and contain all of the rights and are subject to all of the restrictions of Class A common stock prior to becoming fully vested, including voting and dividend rights.
          Assuming a public offering price of $9.34 per share of Class A common stock, we would anticipate 64,768 restricted shares of Class A common stock would be issued pursuant to such restricted stock awards (and an additional 21,413 would be available for issuance under the employee pool). Such restricted shares of Class A common stock are expected to be issued promptly following the consummation of this offering.
Compensation of Directors
          Our independent directors, Messrs. Scheessele, McGee and Kelly, each receives an annual retainer, committee chair and committee member retainers (if applicable), and attendance fees for services provided as a director. None of our other directors receives any compensation for services provided as a director. The annual retainer is $35,000 per year, payable quarterly. The fees for meetings attended are $2,000 per board meeting, plus $2,000 for each regularly scheduled committee meeting, payable quarterly. Mr. Scheessele, as chairperson of the audit committee, receives an annual committee chair retainer of $15,000, payable quarterly. Mr. McGee and Mr. Kelly, each a member of the audit committee, each receives an annual retainer of $10,000, payable quarterly. Mr. Chapman receives annual compensation in connection with general financial advisory and investment banking services provided to us. See “Certain Relationships and Related Party Transactions — Management and Consulting Services.” On January 4, 2006, the compensation committee of our board of directors resolved to recommend to our board of directors the award of restricted shares of Class A common stock to certain directors. See “— Equity-Based Incentive Plans — Restricted Stock Grants under 2004 LTIP.”
          All directors are reimbursed by us for travel and entertainment expenses incurred while attending board or committee meetings or while on business for us, including first class airfare between their home cities and the location of the meeting, meals, ground transportation and miscellaneous expenses such as tips and mileage. Hotel charges are billed directly to us for directors attending board or committee meetings.
Compensation Committee Interlocks and Insider Participation
          None of our directors or executive officers serves or will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee of our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Coinmach Service Corp.
          As of September 30, 2005, there were 18,911,532 shares of Class A common stock and 24,980,445 shares of Class B common stock issued and outstanding. The following table sets forth certain information, as of September 30, 2005, regarding the beneficial ownership of our Class A common stock and Class B common stock by: (i) each of the directors of CSC, (ii) each of the named executive officers, (iii) all of CSC’s directors and the named executive officers as a group, (iv) each person or entity that beneficially owns more than five percent of the Class B common stock and (v) each person or entity who has been identified as a beneficial owner of more than five percent of the Class A common stock pursuant to filings with the Securities and Exchange Commission:

	Class A			Class B		% of Aggregate
	Common Stock			Common Stock		Voting Power

			% of		% of		Adjusted for this
Name and Address of Beneficial Owner(1)	# of Shares		Class	# of Shares	Class	Actual	Offering(2)

Coinmach Holdings, LLC	—		—	24,980,445	100%	72.5%	62.8%
Stephen R. Kerrigan	—		—	—	—	—	—
Mitchell Blatt	—		—	—	—	—	—
Robert M. Doyle	4,000		*	—	—	*	*
Michael E. Stanky	5,625		*	—	—	*	*
Ramon Norniella	—		—	—	—	—	—
James N. Chapman	3,000		*	—	—	*	*
Bruce V. Rauner(3)	2,199,413		11.6%	24,980,445	100%	75.7%	65.5%
David A. Donnini(3)	2,199,413		11.6%	24,980,445	100%	75.7%	65.5%
John R. Scheessele	—		—	—	—	—	—
Woody M. McGee	—		—	—	—	—	—
William M. Kelly	—		—	—	—	—	—
All Officers and Directors as a group (11 persons)(3)(4)	2,212,038		11.7%	24,980,445	100%	75.8%	65.6%
Other Stockholders
GTCR-CLC, LLC(3)(5)	2,199,413		11.6%	24,980,445	100%	75.7%	65.5%
FMR Corp.(6)(7)	2,407,900	(8)	12.7%	—	—	3.5%	3.0%
The Northwestern Mutual Life Insurance Company(9)(10)	1,450,000	(11)	7.7%	—	—	2.1%	1.8%
SAB Overseas Master Fund, L.P. (12)(13)	1,214,733		6.4%	—	—	1.8%	1.5%

*	Does not exceed 1 percent of the issued and outstanding shares of such class.

(1)	All addresses for directors and executive officers are c/o Coinmach Service Corp., 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803.

(2)	Assumes (i) no repurchase of shares of Class A common stock, (ii) no exercise of the underwriters’ overallotment option and (iii) no repurchase of shares of Class B common stock.

(3)	All shares of Class B common stock shown are held by Holdings. GTCR-CLC, LLC, of which GTCR Fund VII, L.P. is the Managing Member, is a member of and effectively controls Holdings. The shares of Class A common stock shown are held by GTCR Capital Partners, L.P., and this table assumes no use of proceeds from this offering to repurchase any of such shares. Messrs. Rauner and Donnini are principals of GTCR Golder Rauner, L.L.C., the General Partner of GTCR Partners VII L.P., which is the General Partner of GTCR Fund VII, L.P. and GTCR Capital Partners, L.P. Messrs. Rauner and Donnini disclaim beneficial ownership of such shares.

(4)	In calculating the common stock beneficially owned by executive officers and directors as a group, the common stock owned by GTCR-CLC, LLC and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once.

(5)	Address is c/o GTCR Golden Rauner LLC, Sears Tower #6100, Chicago, Illinois 60606-6402.

(6)	Beneficial ownership is based on information contained in a Schedule 13G filed by FMR Corp. with the SEC on January 10, 2005.

(7)	Address is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)	Based on information contained on Schedule 13G filed by FMR Corp. with the SEC on January 10, 2005, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the securities as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Additionally, the ownership of one investment company, Fidelity Capital & Income Fund, amounted to 1,522,000 shares or 8.048% of the IDSs outstanding.

(9)	Beneficial ownership is based on information contained in a Schedule 13G filed by The Northwestern Mutual Life Insurance Company with the SEC on February 10, 2005.

(10)	Address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin, 53202.

(11)	Based on information contained in a Schedule 13G filed by Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) with the SEC on February 10, 2005, 1,450,000 shares are beneficially owned, of which 1,400,000 shares are owned directly by The Northwestern Mutual. Northwestern Mutual may be deemed to be the indirect beneficial owner of the balance of such shares, 50,000 shares are owned by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

(12)	Beneficial ownership is based on information contained in a Schedule 13G filed by SAB Capital Partners, L.P. with the SEC on May 20, 2005.

(13)	Address is 712 Fifth Avenue, 42nd Floor, New York, New York 10019.

Coinmach Holdings, LLC
          The following table sets forth certain information, as of September 30, 2005, regarding beneficial ownership of Holdings’ equity interests by: (i) each of the directors of CSC, (ii) each of the named executive officers, (iii) all of CSC’s directors and the named executive officers as a group and (iv) each person or entity that beneficially owns more than five percent of Holdings’ equity interests:

	Number of Units		Percent of Each Unit Class

		Class C		Class C
Name and Address of Beneficial Owner(1)	Common Units	Preferred Units	Common Units	Preferred Units

Stephen R. Kerrigan(2)	9,270,914	2,917.97	5.14%	2.18%
Mitchell Blatt	8,326,400	3,478.87	4.61%	2.60%
Robert M. Doyle	4,865,898	523.59	2.70%	*
Michael E. Stanky	2,458,122	283.61	1.36%	*
Ramon Norniella	700,000	60.64	*	*
James N. Chapman	1,456,436	105.69	*	*
Bruce V. Rauner(3)	116,133,474	101,195.00	64.35%	75.73%
David A. Donnini(4)	116,133,474	101,195.00	64.35%	75.73%
John R. Scheessele	—	—	—	—
Woody M. McGee	—	—	—	—
William M. Kelly	—	—	—	—
All Officers and Directors as a group (11 persons)(5)(6)	143,211,244	108,565.37	79.36%	81.25%
Other Stockholders
GTCR-CLC, LLC(3)(4)(7)	116,133,474	101,195.00	64.35%	75.73%
Filbert Investment Pte Ltd(8)	15,384,615	13,405.66	8.53%	10.03%
TCW(8)(9)	7,692,311	6,702.84	4.26%	5.02%

*	Percentage of units beneficially owned does not exceed 1% of the outstanding units of such class.

(1)	All addresses for directors and officers are c/o Coinmach Service Corp., 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803

(2)	All common units and Class C preferred units are beneficially owned by MCS Capital, Inc., a corporation controlled by Mr. Kerrigan.

(3)	All common units and Class C preferred units are held by GTCR-CLC, LLC, of which GTCR Fund VII, L.P. is the managing member. Mr. Rauner is a principal of GTCR Golder Rauner, L.L.C., the General Partner of GTCR Partners VII, L.P., which is the General Partner of GTCR Fund VII, L.P. Mr. Rauner disclaims beneficial ownership of such units.

(4)	All common units and Class C preferred units are held by GTCR-CLC, LLC, of which GTCR Fund VII, L.P. is the managing member. Mr. Donnini is a principal of GTCR Golder Rauner, L.L.C., the General Partner of GTCR Partners VII, L.P., which is the General Partner of GTCR Fund VII, L.P. Mr. Donnini disclaims beneficial ownership of such units.

(5)	In calculating the common units beneficially owned by executive officers and directors as a group, 116,133,474 units owned by GTCR-CLC, LLC and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once.

(6)	In calculating the Class C preferred units beneficially owned by the executive officers and directors as a group, 104,520 Class C preferred units owned by GTCR-CLC, LLC and included in the beneficial ownership amounts of each of Messrs. Rauner and Donnini are included only once.

(7)	Address is c/o GTCR Golden Rauner LLC, Sears Tower #6100, Chicago, Illinois 60606-6402.

(8)	Address is c/o Coinmach Laundry Corporation, 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803.

(9)	TCW affiliates currently own approximately 7,692,311 common units and 6,703 Class C preferred units as follows: (a) TCW Crescent Mezzanine Partners II, L.P. owns 4,953,193 common units and 4,316 Class C preferred units; (b) TCW Crescent Mezzanine Trust II owns 1,200,655 common units and 1,046 Class C preferred units; (c) TCW Leveraged Income Trust, L.P. owns 512,821 common units and 447 Class C preferred units; (d) TCW Leveraged Income Trust II, L.P. owns 512,821 common units and 447 Class C preferred units; and (e) TCW Leveraged Income Trust IV, L.P. owns 512,821 common units and 447 Class C preferred units. The managing owner of TCW/ Crescent Mezzanine Partners II, L.P. and TCW/ Crescent Mezzanine Trust II is TCW/ Crescent Mezzanine, L.L.C. The investment advisor for TCW/ Crescent Mezzanine Partners II, L.P. and TCW/ Crescent Mezzanine Trust II is TCW/ Crescent Mezzanine, L.L.C. The general partner of TCW Leveraged Income Trust, L.P. is TCW Advisors (Bermuda), Ltd. The investment advisor for TCW Leveraged Income Trust, L.P. is TCW Investment Management Company. The general partners of TCW Leveraged Income Trust II, L.P. are TCW (LINC II), L.P. and TCW Advisers (Bermuda), Ltd. The investment advisor of TCW Leveraged Income Trust II, L.P. is TCW Investment Management Company. The general partner of TCW Leveraged Income Trust IV, L.P. is TCW (LINC IV), L.L.C. The investment advisor of TCW Leveraged Income Trust IV, L.P. is TCW Asset Management Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Holdings and Equity Investors and Management Investors
          The equity investors and the management investors, through their ownership of equity interests in Holdings, exert substantial control over our business and over matters submitted to our stockholders for approval.

The IDS Transactions
          In connection with the IDS Transactions, Laundry Corp. used a portion of the net IPO proceeds to redeem all of its outstanding shares of Class A preferred stock and a portion of its outstanding shares of Class B preferred stock. Prior to the completion of the IPO, the equity investors and management investors had exchanged a portion of their equity interests in Holdings for Laundry Corp. Class A and Class B preferred stock in order to liquidate such Holdings equity interests. As a result, in connection with the redemption by Laundry Corp., certain significant Holdings equity investors — Filbert Investment Pte Ltd., GTCR-CLC, LLC and certain affiliates of TCW — received $61,823,758, $4,737,373 and $30,911,897 of the IPO proceeds, respectively. In addition, in connection with such redemption Messrs. Kerrigan, Blatt, Doyle, Norniella, Stanky and Chapman received $691,538, $504,089, $340,612, $3,237, $119,454 and $5,847 of the IPO proceeds, respectively.
          In addition, as of January 24, 2006, an affiliate of GTCR owned 2,199,413 IDSs, which were purchased in the IPO and represent approximately 3% of our voting power. All or a portion of the shares of Class A common stock underlying such IDSs may be purchased with proceeds from this offering. See “Use of Proceeds.”

IDS Transaction Bonuses
          In recognition of their efforts with respect to the completion of the IPO and the other IDS Transactions, we paid a bonus of $500,000 to Mr. Chapman, $448,000 to Mr. Kerrigan, $178,000 to Mr. Blatt and $169,000 to Mr. Doyle. The bonus to Mr. Chapman was approved by the disinterested members of our board of directors and the bonuses to Messrs. Kerrigan, Blatt and Doyle were approved by our compensation committee.

Redemption of Class B Common Stock

Sales of Class B Common Stock by Class B Common Stockholders
          Upon the filing of a registration statement (other than a registration statement on Form S-4 or Form S-8) in connection with any primary offering of IDSs or Class A common stock not sold in the form of an IDS or any combination thereof, CSC will mail to the holders of Class B common stock notice of such filing and its intent to offer and sell such securities. Such notice will also notify holders of their option to require CSC to redeem all or a portion of the shares of Class B common stock held by such holder with the proceeds of such primary offering to the extent it is permitted under the indenture governing the notes. The holders of Class B common stock intending to so redeem must so notify CSC within 10 days of the date of such notice.
          The redemption price per Class B share pursuant to a primary IDS offering will be equal to 55% of the price to the public per IDS offered and sold in such offering (which we refer to as the “IDS redemption price”). The redemption price per Class B share pursuant to a primary offering of Class A common stock not underlying IDSs will be equal to the price to the public per share of Class A common stock offered and sold (which we refer to as the “Class A redemption price”). The redemption price per Class B share pursuant to a primary offering consisting of a combination of IDSs and shares of Class A common stock not underlying IDSs will be equal to: (i) (A) the IDS redemption price multiplied by the number of IDSs offered and sold, plus (B) the Class A redemption price multiplied by the number of separate shares of Class A common stock offered and sold, divided by (ii) the aggregate number of IDSs and separate shares of Class A common stock offered and sold.
          If the redemption price is less than 95% of an amount equal to 55% of the market price of an IDS outstanding at the close of business on the first trading day immediately preceding the date of notice from CSC (or, if on such day all IDSs are separated or delisted, the market price of one share of Class A common stock at the close of business on such date), then holders of Class B common stock may rescind, in whole or in part, their election to require CSC to redeem their shares of Class B common stock upon delivery of notice of such rescission to CSC within 3 business days of the date such holders are notified of the redemption price.
          The maximum amount of Class B shares that may be so redeemed is equal to the aggregate gross proceeds from the IDSs and/or shares of Class A common stock not underlying IDSs that were offered and sold in the primary offering, minus aggregate underwriting discounts and commissions and fees and expenses with respect to such offering. In addition, redemption will be limited to an amount that will not result in a violation of the indenture governing the 11% notes. In the event holders of Class B common stock elect to redeem a number of shares of Class B common stock having an aggregate redemption price that is greater than such amount allowable, such redemption will be made on a pro rata basis among the holders of Class B common stock that elected to exercise such redemption rights.
          We have agreed to use net proceeds from any exercise of the underwriters’ overallotment option to repurchase shares of Class B common stock at a purchase price per share equal to the public offering price of the Class A common stock offered hereby, net of any underwriting discounts and commissions.

Redemption of Class B Common Stock by CSC
          Subject to the limitations contained in the indenture governing the 11% notes, we may, at any time and at our option, redeem all or part of the outstanding Class B common stock, on a pro rata basis, upon not less than 10 nor more than 30 days notice.
          We must make a public announcement of our intent to exercise such rights at least 45 days prior to such redemption. Notwithstanding the foregoing, if (i) we intend to effect such redemption with the proceeds of a registered offering of our securities and (ii) we determine in good faith that making such a public announcement prior to the filing of the registration statement in connection with such registered offering may violate applicable securities laws, then we need not make such a public announcement until the later of the date that is 45 days prior to such redemption and the date of the filing of the registration statement.
          The redemption price per share of Class B common stock will be equal to 55% of the average market price of an IDS outstanding at the close of business for each of the fifteen trading days immediately preceding the date of such redemption. If on any such trading day all IDSs are separated or delisted, the market price to be used for such day will be the market price of one share of Class A common stock as of the close of business on such trading day (subject to certain antidilution and other similar adjustments).

Limitation on Redemption
          The exercise by the holders of the Class B common stock of their sales rights and the exercise by us of the redemption rights described above are subject to certain tests and limitations. Under the indenture governing the 11% notes, we may not redeem any shares tendered in connection with any sales right or exercise any redemption rights if (1) any such redemption would result in a default under such indenture, (2) we do not have or will not have as a result of the redemption enough distributable cash flow after giving effect to the redemption, (3) as a result of such redemption, for the most recent fiscal quarter for which financial statements are then available, we would not have been permitted to pay certain specified quarterly dividend amounts on the Class A common stock, (4) we have incurred debt as a result of such redemption that exceeds certain EBITDA to consolidated fixed charges thresholds or (5) such redemption occurs prior to the merger event and, immediately after giving effect to the redemption both (i) our debt or debt of our subsidiaries is treated as held substantially proportionately with our equity or equity of our subsidiaries, as measured by a test in the indenture governing the 11% notes, and (ii) in general terms, the remaining payments to be made by Coinmach Corp. to us under the intercompany note are insufficient to cover the remaining payments to be made by us on the 11% notes.
          We will need to comply with the foregoing conditions in order to repurchase shares of Class B common stock with proceeds from any exercise of the underwriters’ overallotment option in this offering.
          Upon the effectiveness of any redemption of Class B common stock, the rights of shares of Class B common stock so redeemed with respect to redemptions, dividends, voting or any other matter will immediately expire; provided, however, that in the event such redemption occurs subsequent to the record date for determination of stockholders entitled to (i) a dividend payment, (ii) vote on any matter to be submitted to stockholders or (iii) rights with respect to any other matter, the holder of the shares of such Class B common stock as of such record date will maintain the Class B common stock rights with respect to such dividend, vote or other matter.
          Notwithstanding any right to redeem or require the redemption of shares of Class B common stock, our certificate of incorporation requires that shares of Class B common stock in an amount equal to at least 10% of the then outstanding shares of Class A common stock and Class B common stock must remain outstanding at all times until the second anniversary of the IPO.
The Intercompany Loan
          Pursuant to the IDS Transactions, we made the Intercompany Loan of approximately $81.7 million to Coinmach Corp., which loan is evidenced by the Intercompany Note. Pursuant to the terms of the indenture governing the 11% notes, all proceeds from this offering will be loaned to Coinmach Corp. in the form of the Additional Intercompany Loan.
          Interest under the Intercompany Loan will accrue at an annual rate of 10.95% and will be payable quarterly on March 1, June 1, September 1 and December 1 of each year and will be due and payable in full on December 1, 2024. The Intercompany Loan is the senior unsecured obligation of Coinmach Corp. Certain of Coinmach Corp.’s domestic restricted subsidiaries guarantee the Intercompany Loan on a senior unsecured basis.
          Upon the retirement on February 1, 2006 of all the outstanding Coinmach Corp. 9% notes and the discharge of the indenture governing such notes, the covenants of the Intercompany Note will, under the terms of the Intercompany Note, automatically conform in substantial respects to the covenants under the amended and restated credit facility.
          The merger event contemplates the merger of Laundry Corp. and Coinmach Corp. with and into CSC, and if such merger were to be completed, the Intercompany Loan would no longer be outstanding.
Laundry Corp. Equity Participation Purchase Program
          Prior to the Going Private Transaction, certain employees of Laundry Corp. and its subsidiaries acquired shares of common stock and preferred stock of Laundry Corp. at fixed prices and on terms determined by the board of directors of Laundry Corp. The shares of common stock acquired were subject to vesting requirements, typically four years from the date of acquisition. Pursuant to the AWA Transactions, all the shares of capital stock issued under the equity participation purchase program were contributed to Holdings in exchange for substantially equivalent equity interests in Holdings. As of September 30, 2005, employees of Laundry Corp. and its subsidiaries held 27,004,445 Holdings common units and 667 Holdings Class C preferred units.

Certain Loans to Members of Management

Generally
          As of September 30, 2005, Messrs. Kerrigan (directly and indirectly through MCS,), Blatt, Doyle, Stanky and Norniella each owed Coinmach Corp., Laundry Corp. and/or Holdings $467,625 (which includes $45,394 owed in connection with the purchase of common stock of Laundry Corp.), $337,587,$166,932, $169,181, and $63,360, respectively, plus interest accrued and unpaid interest thereon. Since the beginning of the 2005 Fiscal Year, the largest aggregate amount owed to Coinmach Corp. and/or Laundry Corp. by Messrs. Kerrigan (directly and indirectly through MCS), Blatt, Doyle, Stanky and Norniella at any one time during such period was $588,053, $521,268, $177,365, $179,755 and $67,320, respectively, plus accrued and unpaid interest thereon.

Equity Purchase Loans
          The indebtedness of each of MCS and Mr. Blatt was evidenced, in part, by (i) two promissory notes, each dated July 26, 1995 in an original principal amount of $52,370, and (ii) two promissory notes, each dated May 10, 1996 in an original principal amount of $21,795, issued to Laundry Corp. (formerly SAS Acquisitions Inc.) in connection with the purchase of certain of its equity securities. The indebtedness of Mr. Doyle was evidenced, in part, by (i) one promissory note dated July 26, 1995 in an original principal amount of $26,185, and (ii) one promissory note dated May 10, 1996 in an original principal amount of $9,226, issued to Laundry Corp. in connection with the purchase of certain of its equity securities. The indebtedness of Mr. Stanky was evidenced, in part, by one promissory note dated July 26, 1995 in an original principal amount of $19,639 issued to Laundry Corp. in connection with the purchase of certain of its equity securities. The obligations under these notes accrued interest at a rate of 8% per annum and were secured by a pledge of all of the Laundry Corp. common stock then held by MCS, Mr. Blatt, Mr. Doyle and Mr. Stanky. The principal amounts outstanding under these notes were payable in eight equal annual installments, commencing on the first anniversary of the date of issuance of each such note. During the 2004 Fiscal Year, Laundry Corp. forgave the remaining payments due under these notes.
          On December 17, 2000, each of MCS and Messrs. Doyle, Stanky and Norniella, and on September 6, 2001, Mr. Blatt, entered into promissory notes (which we collectively refer to as the “management promissory notes”) in favor of Laundry Corp. in connection with the purchase of shares of common stock of Laundry Corp. under Coinmach Corp.’s equity participation purchase program in original principal amounts of $408,547, $208,664, $211,476, $79,200 and $280,607, respectively. On March 6, 2003, in connection with the AWA Transactions and the corresponding exchange of all equity interests of Laundry Corp. for equity interests in Holdings, each of MCS and Messrs. Blatt, Doyle, Norniella and Stanky entered into amended and restated promissory notes (which we refer to as the “amended management promissory notes”) with Laundry Corp. on identical terms as the management promissory notes in substitution and exchange for the management promissory notes. See “— Management Contribution Agreements”. The obligations under the amended management promissory notes are payable in installments over a period of ten years, accrue interest at a rate of 7% per annum, may be prepaid in whole or in part at any time and are secured by a pledge of certain membership units of Holdings held by each borrower thereunder.
          During the three year period from the beginning of the 2003 Fiscal Year until the end of the 2005 Fiscal Year, Laundry Corp. forgave the repayment of the following amounts of principal and interest under such loans during the last three fiscal years: $145,601, $91,769, $70,737, $72,051, and $28,849 owed by each of MCS, Mr. Blatt, Mr. Doyle, Mr. Stanky, and Mr. Norniella, respectively. During the six months ended September 30, 2005, Laundry Corp. did not forgive any repayments under such loans.

Relocation and Other Loans
          On May 5, 1999, Coinmach Corp. extended a loan to Mr. Blatt in a principal amount of $250,000, which loan was evidenced by a promissory note, (which we refer to as the “Blatt original note,”) providing, among other things, that the outstanding loan balance was payable on May 5, 2002, that interest accrue thereon at a rate of 8% per annum and that the obligations under such loan are secured by a pledge of certain common stock of Laundry Corp. held by Mr. Blatt. On March 15, 2002, Coinmach Corp. and Mr. Blatt entered into a replacement promissory note, (which we refer to as the “Blatt replacement note”), on identical terms as the Blatt original note in substitution and exchange for the Blatt original note, except that (i) the Blatt replacement note is in an original principal amount of $282,752, (ii) the outstanding loan balance under the Blatt replacement note is payable in equal annual installments of $56,550 commencing on March 15, 2003 and (iii) the obligations under the Blatt replacement note, pursuant to an amendment to the Blatt replacement note dated March 6, 2003, are secured by a pledge of certain preferred and common units of Holdings held by Mr. Blatt. If Mr. Blatt ceases to be employed by Coinmach Corp. as a result of (i) a change in control of Coinmach Corp., (ii) the death or disability of Mr. Blatt while employed by Coinmach Corp. or (iii) a termination by Mr. Blatt for cause (each such event being referred to as a “termination event”), then all outstanding amounts due under the Blatt replacement note are required to be forgiven as of the date of such termination event. If Mr. Blatt’s employment is terminated upon the occurrence of any event that is not a termination event, then all outstanding amounts due under the Blatt replacement note will become due and payable within 30 business days following the termination of Mr. Blatt’s employment. During the period from the beginning of the 2003 Fiscal Year until September 30, 2005, Coinmach Corp. forgave an aggregate amount of principal and interest of $169,650 under such loan.
          In connection with the establishment of a corporate office in Charlotte, North Carolina and the relocation of Mr. Kerrigan to such office in September 1996, Coinmach Corp. extended a loan to Mr. Kerrigan in the principal amount of $500,000 (which we refer to as the “Kerrigan relocation loan”). The Kerrigan relocation loan provides for the repayment of principal and interest in five equal annual installments commencing in July 1997 (each such payment date referred to as a “payment date”) and accrual of interest at a rate of 7.5% per annum. During the fiscal year ended March 31, 1998, the Coinmach Corp. board determined to extend the Kerrigan relocation loan an additional five years providing for repayment of outstanding principal and interest in equal annual installments ending July 2006. The Kerrigan relocation loan provides that payments of principal and interest will be forgiven on each payment date, provided that Mr. Kerrigan is employed by Coinmach Corp. on such payment date. If Mr. Kerrigan ceases to be employed by Coinmach Corp. as a result of (i) a change in control of Coinmach Corp., (ii) the death or disability of Mr. Kerrigan while employed by Coinmach Corp. or (iii) a termination by Mr. Kerrigan for cause (each such event being referred to as a “termination event”), then all outstanding amounts due under the Kerrigan Relocation Loan are required to be forgiven as of the date of such termination event. If Mr. Kerrigan’s employment is terminated upon the occurrence of any event that is not a termination event, then all outstanding amounts due under the Kerrigan relocation loan will become due and payable within 30 business days following the termination of Mr. Kerrigan’s employment.
Amended and Restated Securityholders Agreement
          Holdings and its unitholders (whom we collectively refer to as the “securityholders”) are party to a securityholders agreement that was amended and restated in connection with the IDS Transactions to, among other things, include CSC at a party thereto and address matters relating to the transfer of CSC securities held by Holdings or which may in the future be held by Holdings’ unitholders. The securityholders agreement provides that GTCR has the ability to designate for election a majority of Holdings’ board for so long as GTCR owns in the aggregate at least 50% of the securities of Holdings. The securityholders agreement also provides for certain restrictions on issuances and transfers of any of Holdings’ units purchased or otherwise acquired by any securityholder including, but not limited to, provisions providing (i) securityholders with certain limited participation rights in certain proposed transfers; (ii) certain securityholders with limited first refusal and other rights in connection with certain proposed transfers of Holdings’ units; and (iii) that if Holdings authorizes the issuance or sale of any Holdings’ common units or any securities convertible, exchangeable or exercisable for Holdings’ common units, Holdings will first offer to sell to the securityholders a specified percentage of the Holdings common units sold in such issuance.
          The amendment and restatement of the securityholders agreement in connection with the IDS Transactions extended certain of the limitations on transfers of Holdings’ units to transfers of CSC securities that the securityholders may hold in the future, such that securityholders have the right to participate in certain sales of CSC securities by other securityholders and have the right to purchase certain CSC securities that other securityholders propose to sell to third parties.
Management Contribution Agreements
          In connection with the AWA Transactions, Holdings entered into separate management contribution agreements, dated March 5, 2003 (which we collectively refer to as the “management contribution agreements”), with Messrs. Kerrigan (and MCS), Blatt, Doyle, Stanky and Chapman (whom we collectively refer to as the “management stockholders”). Pursuant to the management contribution agreements, the management stockholders agreed to contribute to Holdings all of the capital stock of Laundry Corp. and all of the AWA common stock owned by each of them in exchange for substantially equivalent equity interests (in the form of Holdings common units and certain Holdings’ preferred units) in Holdings. Pursuant to such agreements, the management stockholders also assigned to Holdings their right to receive the dividend that Laundry Corp. declared on March 5, 2003. The management contribution agreements with Mr. Chapman and Mr. Stanky further provide that the units of Holdings held by each of them are subject to customary rights of first refusal. In addition, the management contribution agreement with Mr. Stanky provides that if Mr. Stanky violates the non-competition clause of his employment agreement or he is terminated for any reason, the units of Holdings owned by him will be subject to repurchase by Holdings and certain other members of Holdings.
Holdings Units Registration Rights Agreement
          In connection with the AWA Transactions, Holdings, the equity investors and the management investors entered into a registration rights agreement whereby such investors have rights with respect to the registration under the Securities Act, for resale to the public, of their Holdings units. The agreement provides, subject to limitations, that the investors have both demand and piggyback registration rights. The agreement contains customary provisions regarding the priority among the investors with respect to their Holdings units to be registered and provides for indemnification of such investors by Holdings.
Management and Consulting Services
          During each of the 2003 Fiscal Year, the 2004 Fiscal Year and the 2005 Fiscal Year, Coinmach Corp. paid Mr. Chapman, a member of each of our board of directors, the Coinmach Corp. board, the Holdings board and the board of directors of Laundry Corp., $180,000 for general financial advisory and investment banking services. Effective November 1, 2005, our board of directors approved an increase in Mr. Chapman’s compensation for such services to $210,000 annually, or $17,500 per month.
Current Transactions Bonus
          On January 4, 2006, the disinterested members of the compensation committee of our board of directors approved a one-time bonus of $125,000 to Mr. Chapman in recognition of his contributions to the completion of the amended and restated credit facility.

THE TRANSACTIONS
Description of the IDS Transactions
          In connection with our IPO and the related IDS Transactions, AWA became our wholly-owned indirect subsidiary, and Laundry Corp. and its subsidiaries, including Coinmach Corp., became our subsidiaries. In addition, Holdings became our controlling stockholder through its consolidated ownership of all of our Class B common stock. The Class B common stock is entitled to more votes per share than the Class A common stock. See “Description of Capital Stock — Common Stock — Voting Rights” for a further discussion of voting rights of the Class B common stock.
          The net IPO proceeds were used to make the Intercompany Loan in a principal amount of approximately $81.7 million to Coinmach Corp., which loan is evidenced by the Intercompany Note, in order to enable it to redeem a portion of the Coinmach Corp. 9% notes then outstanding and to repay a portion of the Coinmach Corp. credit facility. Such proceeds were also used to redeem a portion of the equity interests held by certain equity holders of Holdings. See “Management’s Discussion and Analysis of Financial Condition — Liquidity and Capital Resources — Financing Activities — The IDS Offering” and “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors — The IDS Transactions.”
          The following chart reflects our capital structure upon completion of the IDS Transactions and immediately prior to the Current Transactions:

Description of the Current Transactions
  This Offering
          We are offering 10,706,638 shares of Class A common stock in this offering. At an assumed price to the public of $9.34 per share, we estimate that we will receive net proceeds of approximately $91.5 million from this offering after deducting underwriting discounts, commissions and other estimated offering expenses.
          Pursuant to the terms of the indenture governing the 11% notes, all net proceeds from this offering, except for net proceeds from any exercise of the underwriters’ overallotment option to the extent such proceeds are used to redeem shares of Class B common stock, will be loaned to Coinmach Corp. in the form of additional indebtedness under the Intercompany Note.
          Under the amended and restated credit facility and the Intercompany Note, Coinmach Corp. will be permitted to distribute the entire principal amount of the Additional Intercompany Loan to CSC. CSC will use the proceeds from such distribution to fund the Total Tender Offer Consideration and pay related fees and expenses. To the extent there are proceeds from this offering remaining after consummation of the Tender Offer, such proceeds will be used for general corporate purposes, including (i) to repurchase all or any portion of the 2,199,413 shares of Class A common stock underlying IDSs which are currently owned by an affiliate of GTCR, at an assumed repurchase price per share of approximately $8.83 (the actual repurchase price is expected to be equal to the public offering price of the Class A common stock offered hereby, net of any underwriting discounts and commissions), and/or (ii) to fund all or a portion of any potential acquisitions.
  Amended and Restated Credit Facility and Retirement of the Coinmach Corp. 9% Notes
          On December 19, 2005, Coinmach Corp., Laundry Corp. and certain subsidiary guarantors entered into the amended and restated credit facility. The amended and restated credit facility, which consists of a $570.0 million term loan facility and a $75.0 million revolving credit facility that is currently undrawn (subject to approximately $6.4 million of currently outstanding letters of credit), provides us with additional operating flexibility and permits us to consummate the merger event, subject to the satisfaction of certain specified conditions.
          On December 19, 2005, Coinmach Corp. borrowed $230.0 million under the term loan facility to refinance approximately $229.3 million aggregate principal amount of then outstanding term debt under the Coinmach Corp. credit facility and pay related expenses. The term loan facility also allows Coinmach Corp. to borrow up to an additional $340.0 million of delayed draw term loans, provided that such amounts are borrowed on or after February 1, 2006 and prior to February 28, 2006 and are used, substantially contemporaneously with such borrowing, to retire all of the outstanding Coinmach Corp. 9% notes and pay related premiums, costs and expenses.
          On December 30, 2005, Coinmach Corp. delivered notice to the holders of the Coinmach Corp. 9% notes that, pursuant to the indenture governing such notes, it will redeem all of the outstanding Coinmach Corp. 9% notes at a redemption price equal to 104.5% of the principal amount thereof, plus accrued and unpaid interest thereon. Coinmach Corp. expects to use the delayed draw term loans of $340.0 million available under the term loan facility to retire all of the $324.5 million aggregate principal amount of outstanding Coinmach Corp. 9% notes (plus approximately $14.6 million of related redemption premium) and pay related fees and expenses. As a result of such retirement, Coinmach Corp.’s obligations under the 9% notes and the indenture governing the 9% notes will be deemed satisfied and discharged. Coinmach Corp. expects to use available cash to pay the approximately $14.6 million regularly scheduled semi-annual aggregate interest payment due February 1, 2006 with respect to the Coinmach Corp. 9% notes.
          Upon the retirement of the Coinmach Corp. 9% notes and the discharge of the indenture governing such notes, the covenants of the Intercompany Note will, under the terms of the Intercompany Note, automatically conform in substantial respects to the covenants contained in the amended and restated credit facility.

  Tender Offer and Consent Solicitation for 11% Notes
          On January 5, 2006 we commenced, and on January 17, 2006 we amended and supplemented, the Tender Offer for not less than $30.0 million aggregate principal amount and up to all of our outstanding 11% notes, and the related Consent Solicitation to the adoption of the Proposed Amendments. As of January 24, 2006, approximately $136.1 million aggregate principal amount of 11% notes were outstanding.
          The total consideration for the 11% notes is $6.754 plus accrued and unpaid interest thereon up to but not including the payment date, consisting of (i) $6.6926 per $6.14 principal amount of the 11% notes plus accrued and unpaid interest and (ii) the Early Tender Payment of $0.0614 per $6.14 principal amount of the 11% notes, payable only to holders who validly tender (and do not withdraw) their 11% notes and validly deliver (and do not revoke) their consents on or prior to the Early Tender Payment Deadline. The Tender Offer will expire on the Expiration Date.
          As of the Early Tender Payment Deadline, approximately $47.7 million aggregate principal amount of 11% notes had been tendered.
          To the extent 11% notes underlying IDSs are submitted for tender, the number of IDSs outstanding would be correspondingly reduced. Any reduction in the number of IDSs may reduce the number of outstanding IDSs to below the number required for listing on the American Stock Exchange.
          The Total Tender Offer Consideration is expected to be paid with the proceeds from this offering. If necessary, additional amounts to pay for the Tender Offer will be obtained from the revolver portion of the amended and restated credit facility (under which there are currently available borrowings of $68.6 million) and/or from other financing arrangements, including but not limited to any amendment to the amended and restated credit facility in order to increase borrowing capacity thereunder.
          The Proposed Amendments require for adoption the consent of the holders of a majority in aggregate principal amount of outstanding 11% notes, excluding 11% notes owned by CSC or any of its affiliates. Any holder of 11% notes who accepts the Tender Offer is obligated to, and is deemed to, consent to the Proposed Amendments with respect to the entire principal amount of 11% notes tendered by such holder. The Proposed Amendments would become effective by the execution of a supplemental indenture to the indenture governing the 11% notes, to be entered into by CSC, the subsidiary guarantors party thereto, and the trustee and collateral agent. The Proposed Amendments, if they became operative, would eliminate substantially all of the restrictive covenants and certain of the event of default provisions contained in the indenture governing the 11% notes (including restrictions on the payment of dividends by CSC) and would modify certain other provisions. As of the Early Tender Payment Deadline, we had not received the requisite consents to adopt the Proposed Amendments.
  The Merger Event
          Under the terms of the amended and restated credit facility, after completion of the retirement on February 1, 2006 of all the outstanding Coinmach Corp. 9% notes, if (i) our pro forma leverage ratio (as defined in the amended and restated credit agreement) is equal to or less than 3.9:1.0 or (ii) after giving effect to the refinancing on December 19, 2005 of the term debt under the Coinmach Corp. credit facility, we reduce our total consolidated indebtedness on such date by an amount equal to by at least $50.0 million, we will be permitted to, merge Laundry Corp. and Coinmach Corp. into CSC (which for such purpose reductions in outstanding revolver loans are disregarded unless accompanied by corresponding permanent commitment reductions).
          Promptly following the consummation of this offering, and subject to compliance with the terms of the amended and restated credit facility, we may decide to consummate the merger event.

          If we complete the merger event,

•	CSC would cease being a holding company and become an operating company,

•	the subsidiaries of Coinmach Corp., including AWA and Super Laundry, would become the direct subsidiaries of CSC and would become senior unsecured guarantors of the 11% notes (if 11% notes are still outstanding after completion of the Tender Offer),

•	the Intercompany Loan (as increased as a result of the Additional Intercompany Loan) would no longer be outstanding,

•	certain covenants under the indenture governing the 11% notes (if 11% notes are still outstanding after completion of the Tender Offer) relating to the Intercompany Loan would no longer be applicable, and

•	CSC would replace Coinmach Corp. as the borrower under the amended and restated credit facility.
          If we complete the merger event, assuming 11% notes are still outstanding upon completion of the Tender Offer, the only liens providing security for the 11% notes would be a second priority perfected lien on the capital stock of CSC’s subsidiaries, which lien would be contractually subordinated to the liens of the collateral agent under the amended and restated credit facility. Consequently, the 11% notes would be effectively subordinated to the obligations outstanding under the amended and restated credit facility to the extent of the value of such capital stock.
          On a pro forma basis after giving effect to the Current Transactions, there will be $570.0 million aggregate principal amount of indebtedness outstanding under the amended and restated credit facility. In addition, assuming that approximately $50.0 million aggregate principal amount of 11% notes are purchased in the Tender Offer, there would be approximately $86.1 million aggregate principal amount of 11% notes outstanding after the Current Transactions. Finally, assuming that no amounts are borrowed under the revolver portion of the amended and restated credit facility to fund the Total Tender Offer Consideration, after the Current Transactions approximately $68.6 million would be available for borrowing thereunder.
  The Overallotment Option
          The underwriters have an option to purchase up to 1,605,995 additional shares of Class A common stock from us within 30 days of the date of this prospectus. If the overallotment option is exercised in full, we expect to receive approximately $14.175 million in net proceeds from such exercise.
          To the extent permitted under the indenture governing the 11% notes, we will use the net proceeds from any exercise of the underwriters’ overallotment option to repurchase a portion of the outstanding shares of Class B common stock. See “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors — Redemption of Class B Common Stock — Sales of Class B Common Stock by Class B Common Stockholders.”
          Under the indenture governing the 11% notes, we must comply with certain conditions prior to redeeming any shares of Class B common stock from proceeds of any exercise of the underwriter’s overallotment option in this offering. See “Certain Relationships and Related Party Transactions — Transactions with Holdings and Equity Investors and Management Investors — Redemption of Class B Common Stock — Limitation on Redemption.”
          If the underwriters’ overallotment option is exercised in full and all the net proceeds thereof are permitted to be used to redeem shares of Class B common stock, assuming net proceeds of approximately $14.175 million and an assumed repurchase price per share of approximately $8.83 (equal to the assumed public offering price of the Class A common stock offered hereby, net of any underwriting discounts and commissions), upon completion of the Current Transactions there would be approximately 23,374,450 shares of Class B common stock outstanding. Under the indenture governing the 11% notes, proceeds from this offering to be used to redeem shares of Class B common stock are not required to be included in the Additional Intercompany Loan to Coinmach Corp.
          To the extent such repurchase is not permitted under the indenture governing the 11% notes, such overallotment proceeds will be used for general corporate purposes.
          The following chart reflects our capital structure immediately after giving effect to the Current Transactions (assuming separate 11% notes and IDSs are still outstanding):

DESCRIPTION OF CAPITAL STOCK
          The following descriptions are summaries of the material provisions of the amended and restated certificate of incorporation and amended and restated bylaws of CSC as currently in effect. They may not contain all of the information that is important to you. The following descriptions are qualified in their entirety by reference to the provisions of the certificate of incorporation and bylaws of CSC, copies of the forms of which shall be filed as exhibits to the registration statement of which this prospectus forms a part.
Authorized Capitalization
          CSC’s authorized capital structure consists of:

•	100,000,000 authorized shares of Class A common stock, par value $0.01 per share;

•	100,000,000 authorized shares of Class B common stock, par value $0.01 per share; and

•	1,000,000 authorized shares of preferred stock, par value $0.01 per share.
          Immediately after completion of this offering, there will be 29,618,170 shares of Class A common stock issued and outstanding, or 31,224,165 shares if the underwriters’ overallotment option is exercised in full. There are 24,980,445 shares of Class B common stock issued and outstanding and held by Holdings, and there will be 23,374,450 shares of Class B common stock issued and outstanding if the underwriters’ overallotment option is exercised in full and all of the net proceeds therefrom are used to repurchase shares of Class B common stock. CSC has no preferred stock issued and outstanding, nor will any preferred stock be issued and outstanding immediately following this offering.
Common Stock

Class A Common Stock Held Separate From IDSs and Class A Common Stock Underlying IDSs
          Owners of shares of Class A common stock held separate and apart from IDSs, including the Class A common stock being offered hereby, have exactly the same rights, privileges and preferences, including voting rights, rights to receive dividends and distributions, ranking upon bankruptcy and rights to receive communications and notices, as a beneficial owner of shares of Class A common stock underlying IDSs. Shares of Class A common stock traded separately from IDSs will be represented by the same CUSIP number as shares of Class A common stock underlying IDSs.
          Subject to certain limitations and conditions, any beneficial owner of separate shares of Class A common stock that acquires 11% notes in “open market” purchases may, through his or her broker or other financial institution, combine such shares and notes in order to create IDSs. The rights, privileges and preferences of newly created IDSs will be identical to the rights, privileges and preferences of the IDSs issued in the IPO. However, IDSs may not be created at any time after certain automatic and permanent IDS separation events occur, including the fifteenth anniversary of the IPO. In addition, if certain other automatic IDS separation events occur, IDSs may only be created under certain specified circumstances. See “Description of IDSs — Voluntary Separation and Recombination” for a further discussion of the limitations and conditions related to the creation of IDSs and “Description of IDSs — Automatic Separation” for a further discussion of events resulting in automatic, and in some cases permanent, separation of the IDSs.
          The number of IDSs outstanding will be reduced to the extent IDSs are separated in order to tender the underlying 11% notes in the Tender Offer. Following completion of the Tender Offer, the price of IDSs may materially decrease due to reduced liquidity or, if the number of outstanding IDSs falls below the minimum amount required for listing on the American Stock Exchange, the absence of a public trading market for IDSs. See “Risk Factors — Risks Relating to the Offering — The success of the Tender Offer may impede your ability to combine your shares of Class A common stock with 11% notes in order to create IDSs.”
          We are not in a position to determine when or under what circumstances it may be advantageous for an IDS holder or a holder of separate shares of Class A common stock and 11% notes to separate or create IDSs, as that decision depends upon a securityholder’s individual investment and trading strategy, tax situation and other considerations. Prior to making a decision to create IDSs, we strongly urge you to read and carefully consider the documents describing the rights, privileges and preferences to which IDSs and 11% notes are entitled, and the limitations and conditions to which they are subject. Such documents include but are not limited to the indenture governing the 11% notes, the IDS certificate and our certificate of incorporation, each which are publicly available and are filed as exhibits to the registration statement of which this prospectus forms a part. For more information on how to obtain a copy of these documents, see “Where You Can Find More Information.” Separation or creation of IDSs will be made in accordance with the applicable procedures of DTC and will be accomplished by entries made by a DTC participant on behalf of a holder of IDSs or IDS component securities, as the case may be. We have been informed by DTC and The Bank of New York that such entities will impose transactional fees currently aggregating $6.00 and $75.00, respectively, to DTC participants in connection with each instruction to separate or create IDSs. Such fees are not based on the number of IDSs to be separated or created in accordance with such instruction. Separation and creation of IDSs may involve transaction fees charged by your broker and/or financial intermediary, including as a result of the “pass through” of charges imposed upon DTC participants by DTC and The Bank of New York, and you are urged to consult your broker or financial institution regarding any such fees.

Voting Rights

Common Stock Voting Rights Generally
          Except as required by applicable law or as described below, holders of Class A common stock and Class B common stock will vote together as a single class on all matters. Generally, all matters to be voted on by stockholders must be approved by a majority or, in the case of election of directors, by a plurality of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Any decision to amend our certificate of incorporation to increase or decrease the number of authorized shares of any class of capital stock other than the Class B common stock requires the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote, voting together as a single class.

Class A Common Stock Voting Rights
          Pursuant to our certificate of incorporation, (i) on all matters for which a vote of CSC stockholders is required, each holder of shares of Class A common stock is entitled to one vote per share and (ii) only Class A common stockholders may vote, as a single class, to amend provisions of our certificate of incorporation in a manner that adversely affects voting and dividend rights which are exclusive to the Class A common stock and does not adversely affect the voting, dividend or redemption rights of the Class B common stock, and any such amendment will require the affirmative vote of the holders of a majority of such class. See “— Dividends.”

Class B Common Stock Voting Rights
          Pursuant to our certificate of incorporation, on all matters for which a vote of CSC stockholders is required, each holder of Class B common stock is initially entitled to two votes per share. However, if at any time Holdings and the Permitted Transferees collectively own less than 25% in the aggregate of our then outstanding shares of Class A common stock and Class B common stock (subject to adjustment in the event of any split, reclassification, combination or similar adjustments in shares of CSC common stock), at such time, and at all times thereafter, all holders of Class B common stock shall only be entitled to one vote per share on all matters for which a vote of CSC stockholders is required. The dividend and redemption rights of Class B common stockholders (as described below) and their exclusive right to vote on the amendment of certain provisions of our certificate of incorporation would not be affected by such event.
          Only the Class B stockholders may vote, as a single class, to amend provisions of our certificate of incorporation relating to (i) an increase or decrease in the number of authorized shares of Class B common stock or (ii) changes that affect voting, dividend or redemption rights which are exclusive to the

Class B common stock and do not adversely affect the dividend or voting rights of the Class A common stock. Any such amendment will require the affirmative vote of the holders of a majority of all the outstanding shares of Class B common stock. See “— Dividends.”

Election of Directors
          Our board of directors consists of seven directors, three of whom have been deemed “independent” by our board of directors, as such term is used under the listing standards, the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the SEC. Our organizational documents limit the size of the board to not more than eleven members.
          Our certificate of incorporation does not provide for a classified board of directors and does not provide for cumulative voting in the election of directors. The amended and restated securityholders agreement governs the designation of managers to the Holdings board. See “Certain Relationships and Related Party Transactions — Amended and Restated Securityholders Agreement.” Holdings, as the holder of all of our outstanding Class B common stock, will control approximately 62.8% of our total voting power immediately after this offering. For so long as Holdings controls a majority of our total voting power, Holdings will be able to control the election of our directors.

Dividends
          Our certificate of incorporation provides for two classes of common stock: the Class A common stock and the Class B common stock. Payment of dividends on all classes of our common stock is not cumulative. Therefore, prior to paying any dividend on our Class A common stock or Class B common stock, we will not be required to first pay any previously declared but not paid dividend on the Class A common stock or any previously declared but not paid dividend on the Class B common stock.
          We intend to pay dividends on our Class A common stock on each March 1, June 1, September 1 and December 1 to holders of record as of the preceding February 25, May 25, August 25 and November 25, respectively, in each case with respect to the immediately preceding fiscal quarter. We also intend to pay dividends on our Class B common stock on each June 1 to holders of record as of the preceding May 25 with respect to the immediately preceding fiscal year, subject to the limitations described below and subject to the exceptions described below with respect to such dividends, if any, payable on June 1, 2006.

Periods Ending on or Prior to March 31, 2007
          Our certificate of incorporation provides that the rights of holders of shares of Class B common stock to receive cash dividends for any period ending on or prior to March 31, 2007 will be subordinated to the rights of holders of shares of Class A common stock to receive cash dividends for the same period.
          Fiscal Quarter Ended March 31, 2005 and Fiscal Year Ending March 31, 2006. We will pay on June 1, 2006 cash dividends on each share of Class B common stock for the fiscal quarter ended March 31, 2005 and the fiscal year ending March 31, 2006 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal quarter and fiscal year, respectively, up to an aggregate amount not exceeding $2.5 million and $10.0 million, respectively, so long as cash dividends for such fiscal quarter and fiscal year, respectively, have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our dividend policy.
          Fiscal Year Ending March 31, 2007. We will pay on June 1, 2007 cash dividends on each share of Class B common stock for the fiscal year ending March 31, 2007 equal to the cash dividends paid or to be paid contemporaneously on each share of Class A common stock for such fiscal year up to an aggregate amount not exceeding $10.0 million, so long as cash dividends for such fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our dividend policy.

Fiscal Years Ending After March 31, 2007
          Under our certificate of incorporation, the rights of holders of shares of Class B common stock to receive cash dividends with respect to the fiscal years ending March 31, 2008 and March 31, 2009 are, under the conditions described below, subordinated to the rights of holders of shares of Class A common stock to receive cash dividends. In no event will the subordination requirements apply with respect to any fiscal year thereafter. However, subject to the limitations described below, shares of Class B common stock are not entitled to receive dividends for any such fiscal year unless dividends are also declared and paid on shares of Class A common stock for such fiscal year.
          If we pay cash dividends on our Class A common stock with respect to any fiscal year ending after March 31, 2007, we will pay on June 1 immediately following such fiscal year cash dividends on each share of Class B common stock for such fiscal year equal to the cash dividends paid or to be contemporaneously paid on each share of Class A common stock for such fiscal year, provided that if the Subordination Termination Conditions are not met for such fiscal year, no such cash dividends may be paid on our Class B common stock with respect to such fiscal year unless (i) cash dividends for such fiscal year have been or will contemporaneously be paid to holders of shares of Class A common stock in an aggregate amount at least equal to the dividend rate set forth in our dividend policy and (ii) the aggregate amount of cash dividends paid on all the outstanding shares of Class B common stock for such fiscal year does not exceed $10.0 million.
          Notwithstanding anything to the contrary in the immediately preceding paragraph, if the subordination provisions are no longer in effect for any fiscal year, the cash dividends payable on each share of our Class B common stock shall, with respect to such fiscal year and each fiscal year thereafter, be equal to 105% of the aggregate amount of dividends payable on each share of Class A common stock for such fiscal year.
          The “Subordination Termination Conditions” are only applicable to the fiscal years ending March 31, 2008 and March 31, 2009, and will not be satisfied with respect to such fiscal year if either (i) our consolidated EBITDA (generally defined as earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization) for such fiscal year was less than $165.0 million or (ii) the ratio of (x) our consolidated indebtedness on the last day of such fiscal year minus the amount, as of such day, of cash and cash equivalents held by us and our consolidated subsidiaries in excess of $25.0 million to (y) our consolidated EBITDA for such fiscal year was greater than 4.5 to 1.0, provided that if the Subordination Termination Conditions are satisfied with respect to the fiscal year ending March 31, 2008, then the Subordination Termination Conditions shall be deemed to have been satisfied for the fiscal year ending March 31, 2009 regardless of whether we could have satisfied the Subordination Termination Conditions for such year without giving effect to this proviso.
          The foregoing calculations shall be made on a pro forma basis as if any acquisitions that occurred during or subsequent to such fiscal year (and the incurrence, assumption and/or repayment of any indebtedness in connection therewith) had occurred on the first day of such fiscal year.

Waiver of Cash Dividends by Holders of Class B Common Stock
          Holders of a majority of the then outstanding shares of Class B common stock may at any time, voting as a single class, waive the rights of all holders of shares of Class B common stock to all or any portion of cash dividends to which they are entitled.

Class A Common Stock Book-Entry Settlement and Clearance

General
          The shares of Class A common stock being offered hereby will be initially issued in book-entry form and will be represented by a global stock certificate. The Depository Trust Company, or DTC, will act as securities depositary for the Class A common stock. The Bank of New York will act as our transfer agent and registrar on behalf of owners of shares of Class A common stock. The Bank of New York also acts as custodian for shares of Class A common stock underlying IDSs. The shares being offered hereby will be fully-registered in the name of a nominee of DTC, and, if such shares were ever to underlie IDSs, would be held by our transfer agent in a book-entry position. The global stock certificate will represent all outstanding shares of Class A common stock held in book-entry form, including those underlying IDSs. As a result, you will not be a registered holder of Class A common stock, and therefore you must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of shares of Class A common stock. You should consult with your broker or other financial institution to find out what those procedures are.
          You have a legal right under Delaware law to request that we issue to you a certificate representing your shares of Class A common stock. However, because the IDSs are issued in book-entry form only, any shares of Class A common stock represented by a certificate issued to a stockholder may not be used to create IDSs. If a holder of Class A common stock wants to use such shares to create IDSs, the certificate must first be surrendered to the transfer agent in order that such shares be redeposited with DTC and returned to book-entry form.

Book-Entry Procedures
          If you intend to purchase Class A common stock in the manner provided by this prospectus you must do so through the DTC system or through a DTC participant. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a “beneficial owner,” is to be recorded on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of their purchase and sale transactions, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into their purchase and sale transactions.
          All interests in the securities will be subject to the operations and procedures of DTC. We provide the following summaries of those operations solely for your convenience. The operations and procedures of each settlement system may be changed at any time. We are not responsible for those procedures and operations.
          DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.
          To facilitate subsequent transfers, all shares of Class A common stock deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of shares of Class A common stock with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
          Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of shares of Class A common stock will not receive certificates representing their ownership interests in such shares except in the event that use of the book-entry system for such shares is discontinued or such owners request the receipt of a certificate representing their shares of Class A common stock.

          Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
          Neither DTC nor Cede & Co. will consent or vote with respect to the Class A common stock. The consent or voting rights will be exercised by DTC as follows: under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the shares are credited on the record date (identified in a listing attached to the omnibus proxy). Such participants will consent or vote with respect to the shares, based on instructions received from the beneficial owners who hold the securities through them.
          We will make any payments on the Class A common stock to the transfer agent for the benefit of the record holders. The transfer agent will deliver these payments to DTC (or any other holders that, as of the record date for such payments, are holders of record). DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the transfer agent, subject to any statutory or regulatory requirements as may be in effect from time to time.
          We will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions DTC and participants take in accordance with instructions we provide.
          DTC may discontinue providing its service as securities depository with respect to the shares of our Class A common stock at any time by giving reasonable notice to us or the transfer agent and registrar. If DTC discontinues providing such service and we are unable to obtain a successor, we will print and deliver to you and the transfer agent certificates for the shares beneficially owned by you.
          The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, including DTC.
          Except for actions taken by DTC in accordance with our instructions, neither we nor the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	changes in DTC’s policies and procedures that deviate from DTC’s policies and procedures as described in or contemplated by this prospectus,

•	the accuracy of the records of DTC, its nominee or any participant or any record of beneficial ownership interest in the securities on DTC’s books, or

•	any payments to, or the providing of notice, to participants or beneficial owners.

Redemption of Class B Common Stock

Sales of Class B Common Stock by Class B Common Stockholders
          Upon the filing of a registration statement (other than a registration statement on Form S-4 or Form S-8) in connection with any primary offering of IDSs or Class A common stock not sold in the form of an IDS or any combination thereof, CSC will mail to the holders of Class B common stock notice of such filing and its intent to offer and sell such securities. Such notice will also notify holders of their option to require CSC to redeem all or a portion of the shares of Class B common stock held by such holder with the proceeds of such primary offering to the extent it is permitted under the indenture governing the 11% notes. The holders of Class B common stock intending to so redeem must so notify CSC within 10 days of the date of such notice.

          The redemption price per Class B share pursuant to a primary IDS offering will be equal to 55% of the price to the public per IDS offered and sold in such offering (which we refer to as the “IDS redemption price”). The redemption price per Class B share pursuant to a primary offering of Class A common stock not underlying IDSs will be equal to the price to the public per share of Class A common stock offered and sold (which we refer to as the “Class A redemption price”). The redemption price per Class B share pursuant to a primary offering consisting of a combination of IDSs and shares of Class A common stock not underlying IDSs will be equal to: (i) (A) the IDS redemption price multiplied by the number of IDSs offered and sold, plus (B) the Class A redemption price multiplied by the number of separate shares of Class A common stock offered and sold, divided (ii) by the aggregate number of IDSs and separate shares of Class A common stock offered and sold.
          If the redemption price is less than 95% of an amount equal to 55% of the market price of an IDS outstanding at the close of business on the first trading day immediately preceding the date of notice from CSC (or, if on such day all IDSs are separated or delisted, the market price of one share of Class A common stock at the close of business on such date), then holders of Class B common stock may rescind, in whole or in part, their election to require CSC to redeem their shares of Class B common stock upon delivery of notice of such rescission to CSC within 3 business days of the date such holders are notified of the redemption price.
          The maximum amount of Class B shares that may be so redeemed is equal to the aggregate gross proceeds from the IDSs and/or shares of Class A common stock not underlying IDSs that were offered and sold in the primary offering, minus aggregate underwriting discounts and commissions and fees and expenses with respect to such offering. In addition, redemption will be limited to an amount that will not result in a violation of the indenture governing the 11% notes. In the event holders of Class B common stock elect to redeem a number of shares of Class B common stock having an aggregate redemption price that is greater than such amount allowable, such redemption will be made on a pro rata basis among the holders of Class B common stock that elected to exercise such redemption rights.
          We have agreed to use net proceeds from any exercise of the underwriters’ overallotment option to repurchase shares of Class B common stock at a purchase price per share equal to the public offering price of the Class A common stock offered hereby, net of any underwriting discounts and commissions.

Redemption of Class B Common Stock by CSC
          Subject to the limitations contained in the indenture governing the 11% notes, we may, at any time and at our option, redeem all or part of the outstanding Class B common stock, on a pro rata basis, upon not less than 10 nor more than 30 days notice.
          We must make a public announcement of our intent to exercise such rights at least 45 days prior to such redemption. Notwithstanding the foregoing, if (i) we intend to effect such redemption with the proceeds of a registered offering of our securities and (ii) we determine in good faith that making such a public announcement prior to the filing of the registration statement in connection with such registered offering may violate applicable securities laws, then we need not make such a public announcement until the later of the date that is 45 days prior to such redemption and the date of the filing of the registration statement.
          The redemption price per share of Class B common stock will be equal to 55% of the average market price of an IDS outstanding at the close of business for each of the fifteen trading days immediately preceding the date of such redemption. If on any such trading day all IDSs are separated or delisted, the market price to be used for such day will be the market price of one share of Class A common stock as of the close of business on such trading day (subject to certain antidilution and other adjustments).

Limitation on Redemption
          The exercise by the holders of the Class B common stock of their sales rights and the exercise by us of the redemption rights described above are subject to certain tests and limitations. Under the indenture governing the 11% notes, we may not redeem any shares tendered in connection with any sales right or exercise any redemption rights if (1) any such redemption would result in a default under such indenture, (2) we do not have or will not have as a result of the redemption enough distributable cash flow after giving effect to the redemption, (3) as a result of such redemption, for the most recent fiscal quarter for which financial statements are then available, we would not have been permitted to pay certain specified quarterly dividend amounts on the Class A common stock, (4) we have incurred debt as a result of such redemption that exceeds certain EBITDA to consolidated fixed charges thresholds or (5) such redemption occurs prior to the merger event and, immediately after giving effect to the redemption, both (i) our debt or debt of our subsidiaries is treated as held substantially proportionately with our equity or equity of our subsidiaries, as measured by a test in the indenture governing the 11% notes, and (ii) in general terms, the remaining payments to be made by Coinmach Corp. to us under the intercompany note are insufficient to cover the remaining payments to be made by us on the 11% notes.
          We will need to comply with the foregoing conditions in order to repurchase shares of Class B common stock with proceeds from any exercise of the underwriters’ overallotment option in this offering.
          Upon the effectiveness of any redemption of Class B common stock, the rights of shares of Class B common stock so redeemed with respect to redemptions, dividends, voting or any other matter will immediately expire; provided, however, that in the event such redemption occurs subsequent to the record date for determination of stockholders entitled to (i) a dividend payment, (ii) vote on any matter to be submitted to stockholders or (iii) rights with respect to any other matter, the holder of the shares of such Class B common stock as of such record date will maintain the Class B common stock rights with respect to such dividend, vote or other matter.
          Notwithstanding any right to redeem or require the redemption of shares of Class B common stock, our certificate of incorporation requires that shares of Class B common stock in an amount equal to at least 10% of the then outstanding shares of Class A common stock and Class B common stock must remain outstanding at all times until the second anniversary of the IPO.

Subdivisions and Combinations
          We may not subdivide or combine shares of any class of common stock without at the same time proportionally subdividing or combining shares of the other classes.

Rights Upon Merger or Consolidation; Reclassification
          Our certificate of incorporation provides that in the event of any merger or consolidation of CSC with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of other stock or securities, cash and/or other property, all holders of common stock, regardless of class, will be entitled to receive either:

•	the same kind and amount of shares of stock and other securities and property, provided that if shares of common stock are converted into or exchanged for shares of capital stock, the capital stock may differ to the extent that the Class A common stock and Class B common stock differ as provided for in the certificate of incorporation; or

•	if holders of each class of common stock receive different distributions, then the holders shall receive a distribution equal to the value per share into which each share of any other class of common stock is converted or exchanged, as determined by an independent investment banking firm of national reputation selected by the board.
          Similar provision is made in the event of a conversion, exchange or reclassification of CSC common stock into another security of CSC, subject to limited exceptions.

Rights Upon Liquidation
          In the event of any liquidation, dissolution or winding-up of our affairs, the holders of Class A common stock and Class B common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior distribution rights of then outstanding preferred stock.

Other Rights
          Shares of Class B common stock will be entitled to sales rights as disclosed under “— Redemption of Class B Common Stock — Sales of Class B Common Stock by Class B Common Stockholders,” and such shares will also be subject to our right to redeem such shares, as disclosed under “— Redemption of Class B Common Stock — Redemption of Class B Common Stock by CSC,” and will not be entitled to preemptive rights. No shares of Class A common stock are entitled to sales rights or preemptive rights or subject to redemption rights.
          All outstanding shares of common stock are, and the shares of Class A common stock to be sold in this offering when issued and paid for will be, validly issued, fully paid and nonassessable.
Preferred Stock
          We are authorized to issue up to 1,000,000 shares of preferred stock. Our certificate of incorporation authorizes our board of directors to issue these shares in one or more series, to establish from time to time the number of shares to be included in each series and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board of directors may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. We do not currently intend to issue any shares of preferred stock.
Anti-Takeover Effects of Various Provisions of Delaware Law and CSC’s Certificate of Incorporation and Bylaws
          Our certificate of incorporation and bylaws include a number of provisions that may have some anti-takeover effects. Provisions of Delaware law may have similar effects under our certificate of incorporation.
          Delaware Anti-Takeover Statute. We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the “business combination,” or the transaction which resulted in the stockholder becoming an “interested stockholder,” is approved by the board of directors prior to the time the “interested stockholder” attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	at or subsequent to the time a person became an “interested stockholder,” the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the “interested stockholder.”
          “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately preceding the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts with respect to CSC and, therefore, may discourage attempts to acquire CSC. Holdings is not an “interested stockholder” under Section 203 by virtue of its ownership of the outstanding Class B common stock.
          In addition, various provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
          Removal of Directors; Filling Vacancies. Any director may be removed, with or without cause, by the affirmative vote of the holders of not less than a majority of the voting power of the outstanding capital stock then entitled to vote at an election of directors, voting together as a single class.
          Our bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, any vacancy of a directorship shall be filled by a majority of the remaining members of our board of directors, or by a plurality of the votes cast at a meeting of stockholders.
          The director removal and vacancy provisions may make it difficult for a stockholder to remove incumbent directors and simultaneously gain control of the board by filling vacancies created by such removal with its own nominees.
          No Cumulative Voting. The General Corporation Law of the State of Delaware provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation expressly prohibits cumulative voting.
          Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary or any assistant secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 120 nor more than 150 days in advance of the first anniversary date of the proxy statement in connection with the immediately preceding annual meeting of stockholders or, if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, not less than 10 days following the earlier of (i) the day on which notice of the meeting date was mailed or (ii) the day on which a public announcement of such meeting was made. Stockholder nominations for the election of directors at a special meeting or notice of other stockholder proposals must be received by the corporate secretary not earlier that the 150th day prior to such special meeting and not later than the close of business on the later of the 120th day prior to such special meeting or on the tenth day following the earlier of (i) the day on which notice of the special meeting date was mailed to such stockholder or stockholders generally or (ii) the day on which a public announcement of such meeting was made. The foregoing provisions may impede stockholders’ ability to bring matters before any meeting of stockholders or make nominations for directors at any meeting of stockholders.
          Limitations on Liability and Indemnification of Officers and Directors. The General Corporation Law of the State of Delaware authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. As permitted by Delaware law, our organizational documents include provisions that eliminate the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty to CSC and its stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware regarding unlawful payment of dividends and unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.
          Our organizational documents provide that we will indemnify our directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware and will advance expenses to such directors and officers upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that such person is not entitled to indemnification. We will also be expressly authorized to carry directors’ and officers’ insurance for our directors, officers and employees for some liabilities. We believe that these indemnification provisions and insurance will be useful to attract and retain qualified directors and executive officers.
          The limitation of liability and indemnification provisions in our organizational documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
          There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
          Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of CSC by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without stockholder approved and in violation of limitations imposed by the American Stock Exchange or any stock exchange on which our common stock or IDSs may then be trading, the common stock or IDSs could be delisted.
          Amendment of Bylaws and Certificate of Incorporation. Our certificate of incorporation confers to our board of directors the power to adopt, amend or repeal the bylaws without a vote of our stockholders. Our certificate of incorporation generally requires the approval of a majority of the voting power of all outstanding shares of common stock entitled to vote to amend any bylaws by stockholder action or the certificate of incorporation. Notwithstanding the foregoing, only the Class B stockholders may vote, as a single class, to amend provisions of our certificate of incorporation relating to (i) an increase or decrease in the number of authorized shares of Class B common stock or (ii) changes that affect voting, dividend or redemption rights which are exclusive to the Class B common stock and do not adversely affect the dividend or voting rights of the Class A common stock. Only Class A common stockholders may vote, as a single class, to amend provisions of our certificate of incorporation in a manner that affects voting or dividend rights which are exclusive to the Class A common stock and does not adversely affect the voting, dividend or redemption rights of the Class B common stock. Any of such amendments will require the affirmative vote of the holders of a majority of such class. Any decision to amend our certificate of incorporation to increase or decrease the number of authorized shares of any class of capital stock other than the Class B common stock requires the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of the capital stock entitled to vote, voting together as a single class.
Listing
          We have applied to list the shares of Class A common stock held separate and apart from IDSs, including the shares being offered hereby, on the American Stock Exchange under the trading symbol “DRA.” In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares of Class A common stock to a minimum number of beneficial owners as required by that exchange. Only shares of Class A common stock held separate and apart from IDSs will trade under such symbol.
          Our IDSs are separately listed for trading on the American Stock Exchange under the trading symbol “DRY.” In the event IDSs are separated, the shares of Class A common stock underlying such IDSs will trade under the trading symbol “DRA” with other shares of Class A common stock then held separate and apart from IDSs. Conversely, in the event separate shares of Class A common stock are combined with 11% notes to form IDSs, such shares of Class A common stock will cease trading under the trading symbol “DRA” and will trade only as part of IDSs under the trading symbol “DRY” for so long as IDSs are traded on the American Stock Exchange. Creation of additional IDSs may result in the delisting of Class A common stock from the American Stock Exchange by reducing the number of shares traded separately to below the minimum required amount for listing on the exchange.
          Our shares of Class B common stock are not and will not be listed for trading on any exchange.
Transfer Agent and Registrar
          The Bank of New York is the transfer agent and registrar for our common stock and IDSs.

DESCRIPTION OF IDSs
          We issued 18,911,532 IDSs in our initial public offering. Each IDS consists of:

•	one share of our Class A common stock; and

•	an 11% senior secured note due 2024 in a principal amount of $6.14.
          A holder of IDSs is entitled to quarterly interest payments at an annual rate of 11%, or approximately $0.6754 per $6.14 aggregate principal amount of 11% note per year. A holder of IDSs may also receive quarterly dividend payments on the shares of Class A common stock underlying IDSs if and to the extent dividends are declared by our board of directors. Our dividend policy currently contemplates quarterly dividend payments of approximately $0.20615 per share of Class A common stock.
          The ratio of Class A common stock to principal amount of 11% notes underlying an IDS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we elect to affect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of 11% notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of notes as it previously represented.
          The IDSs, and the 11% notes and shares of Class A common stock underlying the IDSs, are available in book-entry form only, and a nominee of DTC is the sole registered holder of the IDSs. As a result, a beneficial owner of IDSs must rely on the procedures used by its broker or other financial institution that will maintain its book-entry position in order to receive the benefits and exercise the rights of a holder of IDSs.
Voluntary Separation and Combination
          Each holder of IDSs has the right to separate its IDSs into the underlying shares of Class A common stock and 11% notes at any time.
          As long as any 11% notes are outstanding, any holder of 11% notes and shares of the Class A common stock, including shares offered hereby, may, through its broker or other financial institution, at any time and from time to time prior to the fifteenth anniversary of the IPO, combine the applicable principal amount of 11% notes and the requisite number of shares of Class A common stock to form IDSs; provided, however, that

(i) in the event the IDSs were automatically separated as a result of the occurrence of certain events of default under the indenture governing the 11% notes, IDSs may thereafter only be created or recombined after the related default or event of default has been cured or waived in accordance with the indenture governing the 11% notes,

(ii) prior to the completion of the merger event, in the event the IDSs were automatically separated on a date on which both (i) our debt or debt of our subsidiaries is treated as held substantially proportionately with our equity or equity of our subsidiaries, as measured by a test in the indenture governing the 11% notes, and (ii) in general terms, the remaining payments to be made by Coinmach Corp. to us under the intercompany note are insufficient to cover the remaining payments to be made by us on the 11% notes, IDSs may thereafter only be created or recombined on or after the first to occur of the merger event and a date on which either of such tests is once again met,

(iii) in the event the IDSs were automatically separated because of any failure to maintain a qualified securities depositary for the IDSs, IDSs may thereafter only be created or combined at such time as CSC has established a successor depositary willing and able to provide such services to CSC, and

(iv) any holder whose ownership of shares of Class A common stock is represented by a stock certificate issued to such holder, prior to combining such shares with 11% notes in order to form IDSs, must surrender such stock certificate to the transfer agent in order that such shares be included in the global stock certificate or certificates representing the shares of Class A common stock.
Automatic Separation
          All outstanding IDSs will automatically and permanently separate upon the occurrence of any of the following:

(1) the 15th anniversary of IPO,

(2) the redemption or repurchase of all of the 11% notes (provided, however, that a redemption or repurchase of a portion thereof will cause solely those IDSs associated with the 11% notes redeemed or repurchased to separate), or

(3) the date on which all remaining principal on the 11% notes becomes due and payable.
          In addition, all outstanding IDSs will automatically separate upon the occurrence of any of the following:

(1) certain events of default under the indenture governing the 11% notes, provided that the IDSs may generally be recombined at the holder’s option upon the cure or waiver of such events of default in accordance with the indenture governing the 11% notes,

(2) prior to the completion of the merger event, the last business day of any calendar month on which both (i) our debt or debt of our subsidiaries is treated as held substantially proportionately with our equity or equity of our subsidiaries, as measured by a test in the indenture governing the 11% notes, and (ii) in general terms, the remaining payments to be made by Coinmach Corp. to us under the intercompany note are insufficient to cover the remaining payments to be made by us on the 11% notes, provided that IDSs may generally be recombined at the holder’s option on or after the first to occur of the merger event and any date on which we once again meet either of such tests, or

(3) any failure to maintain a qualified securities depositary for the IDSs, provided that IDSs may generally be combined at the holder’s option following any such failure if we are subsequently able to establish a successor depositary.
Listing
          The IDSs are listed on the American Stock Exchange under the trading symbol “DRY.” Separation of IDSs, including in order to tender the underlying 11% notes in the Tender Offer, may result in the delisting of IDSs from the American Stock Exchange by reducing the amount of IDSs outstanding to below the minimum required amount for listing on the exchange.

SECURITIES ELIGIBLE FOR FUTURE SALE
          Future sales or the availability for sale of substantial amounts of shares of our common stock or IDSs in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Immediately following completion of this offering, we will have 29,618,170 shares of Class A common stock outstanding, or 31,224,165 shares if the underwriters’ overallotment option is exercised in full. All of such shares of Class A common stock will be freely tradable without restriction or further registration under the Securities Act, unless such securities are acquired by “affiliates” as that term is defined in Rule 144 under the Securities Act. Holdings owns 24,980,445 shares of our Class B common stock, or 23,374,450 shares if the underwriters’ overallotment option is exercised in full and all of the net proceeds therefrom are used to repurchase shares of Class B common stock. CSC, its directors and executive officers, Holdings and GTCR-CLC, LLC have agreed not to sell or otherwise dispose of any shares of common stock for a period of 90 days after the date of this prospectus without the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. See “Underwriting — No Sales of Similar Securities.”
          We may grant equity-based incentive awards under the 2004 LTIP to eligible individuals, subject to terms, conditions and restrictions as may be established by the compensation committee of our board of directors. Shares issued pursuant to awards that are registered under an effective registration statement, other than shares issued to affiliates, will be freely tradable under the Securities Act. On January 4, 2006, the compensation committee of our board of directors awarded restricted shares of Class A common stock to certain executive officers and directors. See “Management — Equity-Based Incentive Plans — Restricted Stock Grants under 2004 LTIP.”
          We may issue shares of our Class A common stock, which may or may not be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock, which may or may not be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our Class A common stock and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
          This section contains a discussion of the material U.S. federal income tax consequences as of the date hereof associated with the purchase, ownership and disposition of shares of Class A common stock by U.S. Holders (as defined below) or, as the case may be, Non-U.S. Holders (as defined below).
          Except where noted, the discussion deals only with Class A common stock held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. Under section 1221 of the Code, a capital asset is, generally speaking, property that you hold for investment purposes. This discussion does not, however, deal with investors that may be subject to special tax rules, such as:

•	dealers and traders in securities or currencies,

•	banks and other financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt organizations,

•	insurance companies,

•	persons holding Class A common stock as a part of a hedging, integrated, synthetic security, conversion or constructive sale transaction or a straddle,

•	persons liable for alternative minimum tax,

•	partnerships or other pass-through entities and their investors,

•	S Corporations and their shareholders, or

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar.
          Furthermore, the discussion below is based upon provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date of this prospectus, and all of which are subject to repeal, revocation, modification or differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.
          The following discussion is for information purposes only and is not a substitute for careful tax planning and advice. We urge investors considering the purchase of shares of Class A common stock to consult their own tax advisors with respect to the application of the U.S. federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.
          As used in this discussion, a “U.S. Holder” means a beneficial owner of Class A common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof, or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
          If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes is the beneficial owner of Class A common stock, the tax treatment of a person treated as a partner of such partnership, entity or arrangement will generally depend upon the status of such person and the activities of such partnership, entity or arrangement. If you are a partnership considering the purchase of Class A common stock, we urge you to consult your own tax advisors regarding the tax treatment to you and the persons treated as your partners arising from your purchase, ownership and disposition of Class A common stock.
Consequences to U.S. Holders

Dividends
          The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the shares, and then as capital gain. Pursuant to legislation enacted in 2003, if you are an individual, dividends that we pay to you through 2008 will be subject to tax at long-term capital gains rates (currently, up to 15%), provided certain holding period and other requirements are satisfied.

Sale or Exchange
          Upon the sale, exchange or other taxable disposition of shares of our Class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of Class A common stock and your tax basis in the shares of Class A common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the Class A common stock is then more than one year. Your tax basis in the shares of Class A common stock generally will be the purchase price of the shares of Class A common stock, less any prior distributions that reduced such basis. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding
          In general, information reporting requirements will apply to dividends paid on Class A common stock and to the proceeds of sales of Class A common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.
          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.
Consequences to Non-U.S. Holders
          The following discussion applies only to Non-U.S. Holders, and assumes that no item of income, gain, deduction or loss derived by a Non-U.S. Holder with respect to Class A common stock will be at any time effectively connected with the conduct of a U.S. trade or business. A “Non-U.S. Holder” is a beneficial owner of Class A common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.
          However, this discussion does not address special rules that may apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates;

•	“controlled foreign corporations”;

•	“passive foreign investment companies”;

•	corporations that accumulate earnings to avoid U.S. federal income tax; and

•	Non-U.S. Holders that are engaged in the conduct of a U.S. trade or business.
          These Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Dividends
          Dividends paid to you in respect of Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

•	complete IRS Form W-8BEN (or other applicable form) providing a U.S. taxpayer identification number and certifying under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty, or

•	if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.
          Special certification and other requirements may apply to Non-U.S. Holders that are entities rather than individuals and in particular to a non-U.S. partnership or other entity or arrangement that is so treated for U.S. federal income tax purposes. In general, applicable U.S. Treasury regulations prescribe that a non-U.S. partnership or other entity or arrangement that is so treated for U.S. federal income tax purposes may only be eligible for exemption from or reductions in the rate of applicable withholding tax on dividends on Class A common stock by delivery of IRS Form W-8BEN (or other applicable form) referred to above of its partners (or persons treated for U.S. federal income tax purposes as partners of such partnership or other entity or arrangement) who qualify for an exemption or reduced rate of withholding under applicable income tax treaties. If you are a non-U.S. partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) considering the purchase of Class A common stock, we urge you to consult your own tax advisor with respect to the application of these rules.
          If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Exchange
          You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of Class A common stock unless:

•	if you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.
          We believe that we are not, and have not been, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes. However, our counsel has not rendered an opinion as to that treatment.

United States Federal Estate Tax
          Shares of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding
          The amount of dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
          In general, backup withholding will be required with respect to such payments made by us or any paying agent to you, unless certification as to your non-U.S. status (on IRS form W-8BEN or other applicable form) has been received (and neither we nor the paying agent has actual knowledge or reason to know that you are a U.S. person).
          Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of Class A common stock within the U.S. or conducted through U.S.-related financial intermediaries unless certification as to your non-U.S. status (on IRS form W-8BEN or other applicable form) has been received (and neither we nor the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.
          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS
          The following is a summary of certain considerations associated with the acquisition, holding and disposition of Class A common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA”, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).
          This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.
General Fiduciary Matters
          ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code, or ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the ERISA Plan.
          In considering an investment in the Class A common stock of a portion of the assets of a plan, regardless of whether such plan is an ERISA Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, exclusive benefit, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.
Prohibited Transaction Issues
          Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, with respect to the plan unless an exemption to the prohibited transaction is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
          If a plan purchases Class A common stock, the acquisition, holding and disposition of Class A common stock may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if CSC is a party in interest or disqualified person with respect to the plan, unless an exemption is available. As noted above, if no exemption is available and CSC is a party in interest or disqualified person with respect to the plan, CSC may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans that consider purchasing Class A common stock in reliance on any of these or any other PTCEs should carefully review the PTCE to assure it is applicable.
          No prospective purchaser or transferee that is a plan or is using plan assets may acquire the Class A common stock, unless its acquisition and holding of the Class A common stock will not result in a non-exempt prohibited transaction under ERISA or the Code or any similar laws.
          The foregoing discussion is general in nature and is not intended to be all-inclusive. Fiduciaries or other persons considering purchasing the Class A common stock on behalf of or with “plan assets” of any plan should consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and the availability of an applicable exemption.

UNDERWRITING
          We intend to offer the Class A common stock through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated is the sole book-running manager of this offering, Deutsche Bank Securities Inc. is acting as the lead manager, and Jefferies & Company, Inc. and SunTrust Capital Markets, Inc. are acting as co-managers. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the respective number of shares of Class A common stock listed opposite their names below.

Number of Shares
Underwriter
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Jefferies & Company, Inc.
SunTrust Capital Markets, Inc.

Total	10,706,638

          The underwriters have agreed, severally and not jointly, to purchase all of the shares of Class A common stock sold pursuant to the underwriting agreement if any of the shares of Class A common stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to those liabilities.
          The underwriters are offering the shares of Class A common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Class A common stock and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
          The underwriters have advised us that they propose initially to offer the shares of the Class A common stock to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $           per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $           per share to other dealers. After the initial public offering of the Class A common stock, the public offering price, concession and discount may be changed.
          The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Coinmach Service Corp.	$	$	$
          The expenses of this offering, not including the underwriting discount, are estimated at $                million and are payable by us.
Overallotment Option
          We have granted an option to the underwriters to purchase up to 1,605,995 additional shares of Class A common stock at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of Class A common stock proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
          CSC, its directors and executive officers, Holdings and GTCR-CLC, LLC have agreed, with exceptions, not to sell or transfer any IDSs or our common stock or notes for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Merrill Lynch may in its sole discretion, at any time, without notice, consent to the release of all or any portion of the securities subject to the lock up agreements. Merrill Lynch does not have any current intention to release securities subject to these lock ups. Any release of securities from the restrictions will be considered on a case-by-case basis and would be based on a number of factors at the time of any such determination. Such factors may include the timing of the proposed sale, the number of securities involved, the reason for the requested release, general market conditions, the liquidity of the trading market for the securities, and the market price of the securities. Specifically, we and these other individuals have agreed not to directly or indirectly

•	sell any option or contract to purchase any IDSs, common stock or notes,

•	purchase any option or contract to sell any IDSs, common stock or notes,

•	grant any option, right or warrant for the sale of any IDSs, common stock or notes,

•	lend or otherwise dispose of or transfer any IDSs, common stock or notes, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of IDSs, common stock or notes whether any such swap or transaction is to be settled by delivery of IDSs, shares, notes or other securities, in cash or otherwise.
          This lockup provision applies to IDSs, common stock, notes or any similar securities or any security convertible into or exchangeable for or repayable with such securities. It also applies to IDSs, common stock, notes or any similar securities or any security convertible into such securities owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the 90-day period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
Listing
          We have applied to list the shares of Class A common stock held separate and apart from IDSs, including the shares being offered hereby, on the American Stock Exchange under the trading symbol “DRA.” In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares of Class A common stock to a minimum number of beneficial owners as required by that exchange. Only shares of Class A common stock held separate and apart from IDSs will trade under such symbol.
          Our IDSs are separately listed for trading on the American Stock Exchange under the trading symbol “DRY.” In the event IDSs are separated, the shares of Class A common stock underlying such IDSs will trade under the trading symbol “DRA” with other shares of Class A common stock then held separate and apart from IDSs. Conversely, in the event separate shares of Class A common stock are combined with 11% notes to form IDSs, such shares of Class A common stock will cease trading under the trading symbol “DRA” and will trade only as part of IDSs under the trading symbol “DRY” for so long as IDSs are traded on the American Stock Exchange. Creation of additional IDSs may result in the delisting of Class A common stock from the American Stock Exchange by reducing the number of shares traded separately to below the minimum required amount for listing on the exchange.
          Our shares of Class B common stock are not and will not be listed for trading on any exchange.
Offering Price Determination
          Before this offering, there has been no public market for the separate shares of Class A common stock. The public offering price will be determined through negotiations among us and the representative. In addition to prevailing market conditions, the factors to be considered in determining the public offering price are

•	the market value of our outstanding IDSs;

•	the valuation multiples of publicly traded companies that the underwriters believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.
          An active trading market for separate shares of Class A common stock may not develop. It is also possible that after this offering, the Class A common stock will not trade in the public market at or above the initial public offering price.
          The underwriters do not expect to sell more than 5% of the Class A common stock in the aggregate to accounts over which they exercise discretionary authority.
Price Stabilization, Short Positions and Penalty Bids
          Until the distribution of the Class A common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing Class A common stock. However, the representative may engage in transactions that stabilize the market price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price so long as stabilizing transactions do not exceed a specified maximum.
          In connection with this offering, the underwriters may purchase and sell the Class A common stock in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Class A common stock from CSC in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of Class A common stock or purchasing shares of Class A common stock in the open market. In determining the source of Class A common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market as compared to the price at which they may purchase shares of Class A common stock through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of this offering.
          Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market.
          The representative may also impose a penalty bid on underwriters and selling group members. This means that if the representative purchases shares of Class A common stock in the open market to reduce the underwriters’ short position or to stabilize the price of the Class A common stock, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares of Class A common stock. The imposition of a penalty bid may also affect the price of the shares of Class A common stock in that it discourages resales of those shares of Class A common stock.
          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of Class A common stock. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Class A Common Stock
          Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares of Class A common stock for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not intended to be part of this prospectus.
Other Relationships
          Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of dealing with us. They have received, and expect to receive, customary fees and commissions for these transactions. Affiliates of Deutsche Bank Securities Inc. acted as joint bookrunners/arrangers in connection with, and are the administrative agent, the collateral agent and a lender under, the amended and restated credit facility. Jefferies & Company, Inc. is acting as dealer manager and solicitation agent in connection with the Tender Offer, for which it expects to receive customary fees. In addition, Jefferies & Company, Inc. beneficially owns some Class C Preferred Units and common stock of Coinmach Holdings, LLC which, in turn, beneficially owns our Class B common stock, some of which may be repurchased with the proceeds of the underwriters’ overallotment option if it is exercised.
LEGAL MATTERS
          The validity of the issuance of the Class A common stock offered hereby will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, and New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York. Two members of Mayer, Brown, Rowe & Maw LLP own approximately 1,035,000 common units of Holdings as of September 30, 2005.
EXPERTS
          The consolidated financial statements and schedules of Coinmach Service Corp. and Subsidiaries, Coinmach Laundry Corporation and Subsidiaries and of Coinmach Corporation and Subsidiaries at

March 31, 2005 and 2004 and for each of the three years in the period ended March 31, 2005, appearing in this prospectus and related registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed a registration statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC, including CSC. The site’s internet address is www.sec.gov.

Report of Independent Registered Public Accounting Firm
To the Board of Directors of Coinmach Service Corp.
          We have audited the accompanying consolidated balance sheets of Coinmach Service Corp. and Subsidiaries (the (the “Company”) as of March 31, 2005 and March 31, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2005. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coinmach Service Corp. and Subsidiaries at March 31, 2005 and March 31, 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
          As discussed in Note 7 to the consolidated financial statements, effective April 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.”

/s/ ERNST & YOUNG LLP
New York, New York
May 24, 2005, except for Note 15 as to which the date is December 19, 2005

Coinmach Service Corp. and Subsidiaries
Consolidated Balance Sheets

	March 31,

	2005	2004

	(In thousands except
	share data)
ASSETS
Current assets:
Cash and cash equivalents	$57,271	$31,620
Receivables, less allowance of $3,794 and $2,892	6,486	6,207
Inventories	12,432	11,508
Assets held for sale	2,475	2,560
Prepaid expenses	4,994	5,097
Interest rate swap asset	832	—
Other current assets	2,625	1,974

Total current assets	87,115	58,966
Advance location payments	72,222	73,253
Property, equipment and leasehold improvements:
Laundry equipment and fixtures	526,158	479,781
Land, building and improvements	34,729	30,053
Trucks and other vehicles	32,507	27,590

	593,394	537,424
Less accumulated depreciation and amortization	(329,130)	(253,736)

Net property, equipment and leasehold improvements	264,264	283,688
Contract rights, net of accumulated amortization of $100,975 and $87,139	309,698	323,152
Goodwill	204,780	204,780
Other assets	18,597	15,669

Total assets	$956,676	$959,508

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$22,536	$20,385
Accrued expenses	11,447	8,421
Accrued rental payments	30,029	31,855
Accrued interest	9,512	7,549
Interest rate swap liability	—	3,597
Current portion of long-term debt	17,704	9,149

Total current liabilities	91,228	80,956
Deferred income taxes	65,546	73,775
Long-term debt	690,687	708,482
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 74.89 shares issued and outstanding (liquidation preference of $265,914 at March 31, 2004)	—	265,914

Total liabilities	847,461	1,129,127
Stockholders’ equity (deficit):
Class A Common Stock — $0.01 par value; 100,000,000 shares authorized, 18,911,532 shares issued and outstanding	189	—
Class B Common Stock — $0.01 par value; 100,000,000 shares authorized; 24,980,445 shares issued and outstanding	250	—
Common stock — $2.50 par value; 76,000 shares authorized; 66,825.83 shares issued and outstanding at March 31, 2004	—	167
Capital in excess of par value	319,038	5,022
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive income (loss), net of tax	492	(2,006)
Accumulated deficit	(202,754)	(164,728)
Deferred compensation	(12)	(86)

Total stockholders’ equity (deficit)	109,215	(169,619)

Total liabilities and stockholders’ equity (deficit)	$956,676	$959,508

See accompanying notes.

Coinmach Service Corp. and Subsidiaries
Consolidated Statements of Operations

	Year Ended March 31,

	2005	2004	2003

	(In thousands except share data)
Revenues	$538,604	$531,088	$535,179
Costs and expenses:
Laundry operating expenses (exclusive of depreciation and amortization and amortization of advance location payments)	367,974	365,709	366,539
General and administrative (including stock-based compensation expense of $74, $176 and $338, respectively	9,694	9,460	9,568
Depreciation and amortization	76,431	72,529	67,161
Amortization of advance location payments	19,578	20,576	21,214
Amortization of intangibles	14,431	15,472	15,803
Other items, net	855	230	(454)

	488,963	483,976	479,831

Operating income	49,641	47,112	55,348
Interest expense	58,572	57,377	58,167
Interest expense — non cash preferred stock dividends	18,230	24,714	—
Interest expense — escrow interest	941	—	—
Transaction costs	17,389	—	—

Loss before income taxes	(45,491)	(34,979)	(2,819)

(Benefit) provision for income taxes:
Current	—	105	397
Deferred	(10,166)	(3,753)	(16)

	(10,166)	(3,648)	381

Net loss	(35,325)	(31,331)	(3,200)
Preferred Stock dividends	—	—	(20,838)

Net loss attributable to common stockholders	$(35,325)	$(31,331)	$(24,038)

Net loss attributable to common stockholders per common share:
Basic and diluted distributed earnings:
Class A Common Stock	$0.09	$—	$—
Class B Common Stock	$0.04	$—	$—
Basic and diluted net loss:
Class A Common Stock	$(1.13)	$—	$—
Class B Common Stock	$(1.18)	$(1.25)	$(0.96)
Weighted average common stock outstanding:
Class A Common Stock	6,255,661	—	—
Class B Common Stock	24,980,445	24,980,445	24,980,445
Pro-forma basic and diluted net loss:
Class A Common Stock	$(0.78)
Class B Common Stock	$(0.83)
Pro-forma weighted average common stock outstanding:
Class A Common Stick	18,911,532
Class B Common Stock	24,980,445
See accompanying notes.

Coinmach Service Corp. and Subsidiaries
Consolidated Statements of Stockholders’ (Deficit) Equity

	Class A	Class B		Capital in	Carryover	Accumulated Other			Total
	Common	Common	Common	Excess of	Basis	Comprehensive Income	Accumulated	Deferred	Stockholders’
	Stock	Stock	Stock	Par	Adjustment	(Loss), Net of Tax	Deficit	Compensation	(Deficit) Equity

						(In thousands)
Balance March 31, 2002	$—	$—	$167	$4,037	$(7,988)	$—	$(109,359)	$(600)	$(133,743)
Common stock retired	—	—	—	(10)	—	—	—	—	(10)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(3,200)	—	(3,200)
Loss on derivative instruments, net of income tax of $1,338	—	—	—	—	—	(2,007)	—	—	(2,007)

Total comprehensive loss									(5,207)
Capital contribution	—	—	—	1,000	—	—	—	—	1,000
Dividends on preferred stock	—	—	—	—	—	—	(20,838)	—	(20,838)
Stock-based compensation	—	—	—	—	—	—	—	338	338

Balance, March 31, 2003	—	—	167	5,027	(7,988)	(2,007)	(133,397)	(262)	(138,460)
Common stock retired	—	—	—	(5)	—	—	—	—	(5)
Comprehensive loss:
Net loss	—	—	—	—	—	—	(31,331)	—	(31,331)
Gain on derivative instruments	—	—	—	—	—	1	—	—	1

Total comprehensive loss									(31,330)
Stock-based compensation	—	—	—	—	—	—	—	176	176

Balance, March 31, 2004	—	—	167	5,022	(7,988)	(2,006)	(164,728)	(86)	(169,619)
Issuance of common stock (net of issuance costs of $12,479)	189	—	—	129,169	—	—	—	—	129,358
Exchange of preferred and common stock for Class B Common Stock	—	250	(167)	184,847	—	—	—	—	184,930
Comprehensive loss:
Net loss	—	—	—	—	—	—	(35,325)	—	(35,325)
Gain on derivative instruments, net of income tax of $1,971	—	—	—	—	—	2,498	—	—	2,498

Total comprehensive loss									(32,827)
Dividends	—	—	—	—	—	—	(2,701)	—	(2,701)
Stock-based compensation	—	—	—	—	—	—	—	74	74

Balance March 31, 2005	$189	$250	$—	$319,038	$(7,988)	$492	$(202,754)	$(12)	$109,215

See accompanying notes.

Coinmach Service Corp. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended March 31,

	2005	2004	2003

	(In thousands)
Operating activities
Net loss	$(35,325)	$(31,331)	$(3,200)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	76,431	72,529	67,161
Amortization of advance location payments	19,578	20,576	21,214
Amortization of intangibles	14,431	15,472	15,803
Interest expense — preferred stock	18,230	24,714	—
Gain on sale of investment and equipment	(557)	(1,232)	(3,532)
Deferred income taxes	(10,166)	(3,753)	(16)
Amortization of deferred issue costs	2,326	2,414	2,439
Premium on redemption of 9% Senior Notes	11,295	—	—
Write-off of deferred issue costs	3,475	—	—
Stock based compensation	74	176	338
Change in operating assets and liabilities, net of businesses acquired:
Other assets	968	(1,384)	126
Receivables, net	(279)	4,246	1,430
Inventories and prepaid expenses	(702)	2,247	(1,214)
Accounts payable and accrued expenses, net	3,256	(7,077)	2,797
Accrued interest	1,963	(545)	554

Net cash provided by operating activities	104,998	97,052	103,900

Investing activities
Additions to property, equipment and leasehold improvements	(53,444)	(65,460)	(66,238)
Advance location payments to location owners	(18,051)	(21,272)	(20,447)
Additions to net assets related to acquisitions of businesses	(628)	(3,615)	(1,976)
Proceeds from sale of investment	277	1,022	6,585
Proceeds from sale of property and equipment	919	876	746

Net cash used in investing activities	(70,927)	(88,449)	(81,330)

Coinmach Service Corp. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended March 31,

	2005	2004	2003

	(In thousands)
Financing activities
Proceeds from issuance of IDSs	$257,983	$—	$—
Proceeds from issuance of third party senior secured notes	20,000	—	—
Proceeds from credit facility	—	8,700	18,000
Repayments under credit facility	(19,830)	(9,613)	(36,750)
Redemption of 9% Senior Notes	(125,500)	—	—
Payment of premium on 9% Senior Notes	(11,295)	—	—
IDS and third party senior secured notes issuance costs	(23,643)	—	—
Principal payments on capitalized lease obligations	(4,331)	(3,995)	(3,981)
Borrowings (repayments) from bank and other borrowings	105	498	(266)
Cash dividends paid	(2,701)	—	—
Redemption of preferred stock	(99,208)	—	—
Receivables from stockholders	—	(1)	35

Net cash used in financing activities	(8,420)	(4,411)	(22,962)

Net increase (decrease) in cash and cash equivalents	25,651	4,192	(392)
Cash and cash equivalents, beginning of year	31,620	27,428	27,820

Cash and cash equivalents, end of year	$57,271	$31,620	$27,428

Supplemental disclosure of cash flow information
Interest paid	$55,224	$55,614	$55,300

Income taxes paid	$301	$158	$475

Noncash investing and financing activities
Acquisition of fixed assets through capital leases	$4,199	$3,929	$3,554

See accompanying notes.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation
          The consolidated financial statements include the accounts of Coinmach Service Corp., a Delaware corporation (“CSC”), and its subsidiaries, which includes Coinmach Corporation (“Coinmach”). Intercompany profits, transactions and balances have been eliminated in consolidation. CSC was incorporated on December 23, 2003 as a wholly-owned subsidiary of Coinmach Holdings, LLC (“Holdings”). Holdings, a Delaware limited liability company, was formed on November 15, 2002. Unless otherwise specified herein, references to the “Company” shall mean Coinmach Service Corp. and its subsidiaries.
          CSC had no operating activity from the date of its incorporation through November 24, 2004. Holdings and its other subsidiaries had agreed to fund CSC’s ongoing operations through the date of its initial public offering of Income Deposit Securities (“IDSs”). The Board of Directors of CSC authorized the filing of a registration statement on Form S-1 with the Securities and Exchange Commission for the offering of IDSs (each IDS consisting of one share of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) and an 11% Senior Secured Note due 2024 in a principal amount of $6.14) and a contemporaneous offering of 11% Senior Secured Notes due 2024 (together with the 11% Senior Secured Notes underlying IDSs, the “11% Senior Secured Notes”) separate and apart from the IDSs. In connection with the offering and certain corporate reorganization transactions, Coinmach Laundry Corporation (“CLC” or “Laundry Corp.”), a wholly owned subsidiary of Holdings, became a direct wholly owned subsidiary of CSC.
          The offerings and related transactions and use of proceeds therefrom are referred to herein collectively as the “IDS Transactions.” The corporate reorganization transactions were recorded by CSC at carryover basis. Accordingly, the accompanying financial statements include the accounts of CLC and its subsidiaries as if they had been wholly-owned by CSC as of the beginning of the earliest period reported. All significant intercompany accounts and transactions have been eliminated.
          CLC and its wholly owned subsidiaries are providers of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating retail laundromats located throughout Texas and Arizona. Through Appliance Warehouse of America, Inc. (“AWA”), a Delaware corporation jointly-owned by the Company and Coinmach, a wholly-owned subsidiary of CLC, the Company rents laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment Corp. (“Super Laundry”), a wholly-owned subsidiary of Coinmach, constructs, designs and retrofits laundromats and distributes laundromat equipment.
          During November 2004 and December 2004, CSC completed its initial public offering of 18,911,532 IDSs (578,199 of which were issued in connection with the exercise of an over-allotment option on December 21, 2004 by the underwriters in such offering) at an offering price of $13.64 per IDS (which included 18,911,532 underlying shares of Class A Common Stock and approximately $116.1 million aggregate principal amount of underlying 11% Senior Secured Notes) and a concurrent offering of $20 million of 11% Senior Secured Notes which were sold separate and apart from the IDSs. In connection with the offerings and certain related corporate reorganization transactions, Holdings exchanged its CLC capital stock and all of its shares of common stock of AWA for 24,980,445 shares of Class B Common Stock, par value $0.01 per share, of CSC (the “Class B Common Stock”). Pursuant to these transactions, Class B Common Stock of CSC became owned by Holdings.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Based on U.S. generally accepted accounting principles, the proceeds of the IDS offering and the offering of the separate 11% Senior Secured Notes were allocated to the shares of Class A Common Stock and the underlying 11% Senior Secured Notes based on their respective relative fair values. The price paid for the IDSs was equivalent to the fair value of $7.50 per share of Class A Common Stock and $6.14 in a principal amount of a 11% Senior Secured Note due 2024 underlying the IDS, and the fair value of the separate notes was equivalent to their face value.
          Pursuant to CSC’s certificate of incorporation, (i) on all matters for which a vote of CSC stockholders is required, each holder of shares of Class A Common Stock is entitled to one vote per share and (ii) only Class A common stockholders may vote, as a single class, to amend provisions of our certificate of incorporation in a manner that adversely affects voting and dividend rights which are exclusive to the Class A Common Stock and does not materially adversely affect the voting, dividend or redemption rights of the Class B Common Stock, and any such amendment will require the affirmative vote of the holders of a majority of such class.
          In addition, on all matters for which a vote of CSC stockholders is required, each holder of Class B Common Stock is initially entitled to two votes per share. However, if at any time Holdings and certain permitted transferees collectively own less than 25% in the aggregate of our then outstanding shares of Class A Common Stock and Class B Common Stock (subject to adjustment in the event of any split, reclassification, combination or similar adjustments in shares of CSC common stock), at such time, and at all times thereafter, all holders of Class B Common Stock shall only be entitled to one vote per share on all matters for which a vote of CSC stockholders is required. The dividend and redemption rights of Class B common stockholders and their exclusive right to vote on the amendment of certain provisions of our certificate of incorporation would not be affected by such event. Only the Class B stockholders may vote, as a single class, to amend provisions of our certificate of incorporation relating to (i) an increase or decrease in the number of authorized shares of Class B Common Stock or (ii) changes that affect voting, dividend or redemption rights which are exclusive to the Class B Common Stock and do not materially adversely affect the dividend or voting rights of the Class A Common Stock. Any such amendment will require the vote of the holders of a majority of all the outstanding shares of Class B Common Stock.
          Payment of dividends on all classes of CSC common stock are not cumulative. Therefore, prior to paying any dividend on the Class A Common Stock or Class B Common Stock, CSC will not be required to first pay any previously declared but not paid dividend on the Class A Common Stock or any previously declared but not paid dividend on the Class B Common Stock.
          CSC intends to pay dividends on its Class A Common Stock on each March 1, June 1, September 1 and December 1 to holders of record as of the preceding February 25, May 25, August 25 and November 25, respectively, in each case with respect to the immediately preceding fiscal quarter, except for the dividends paid on March 1, 2005, which were payable for the period from November 24, 2004 (the closing of the offering) to December 31, 2004. CSC also intends to pay dividends on its Class B Common Stock on each June 1 to holders of record as of the preceding May 25 with respect to the immediately preceding fiscal year, subject to certain limitations and exceptions with respect to such dividends, if any, payable on March 1, 2005 and June 1, 2006. The payment of dividends by CSC on its common stock is subject to the sole discretion of the Board of Directors of CSC, various limitations imposed by the certificate of incorporation of CSC and the debt agreements of CSC and Coinmach, and applicable law.
          Interest on the 11% Senior Secured Notes accrues at the rate of 11% per annum and is payable quarterly, in arrears, in cash on each March 1, June 1, September 1 and December 1, commencing on March 1, 2005 (which payment constituted interest accrued from November 24, 2004 through December 31, 2004), to the holders of record at the close of business on the February 25, May 25, August 25 and November 25, respectively, immediately preceding the applicable interest payment date.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Net proceeds from the offerings and related transactions were approximately $254.3 million after expenses including underwriting discounts and commissions. The net proceeds were used to (i) redeem a portion of the 9% senior notes due 2010 of Coinmach (the “9% Senior Notes”) in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium), which notes were redeemed on December 24, 2004, (ii) repay approximately $15.5 million of outstanding term loans under Coinmach’s senior secured credit facility (the “Senior Secured Credit Facility”) and (iii) redeem approximately $91.8 million of CLC’s outstanding Class A preferred stock (representing all of its outstanding Class A preferred stock) and approximately $7.4 million of CLC’s outstanding Class B preferred stock (representing a portion of its then outstanding Class B preferred stock).
          As a result of the IDS Transactions, the Company incurred approximately $23.6 million in issuance costs including underwriting discounts and commissions, of which approximately $12.5 million was recorded as a reduction of the proceeds from the sale of the equity component of the IDS equity and approximately $11.1 million related to the 11% Senior Secured Notes was capitalized as deferred financing costs to be amortized using the effective interest method through November 24, 2024. In addition to the issuance costs, the Company paid approximately $11.3 million of a redemption premium on the portion of 9% Senior Notes redeemed and approximately $2.4 million to amend the Senior Secured Credit Facility. The issuance costs were allocated between equity and debt based on the ratio of the respective relative fair values of the components of the IDSs issued.
          CSC used a portion of the proceeds of its initial public offering of IDSs and concurrent 11% Senior Secured Notes offering to make an intercompany loan (the “Intercompany Loan”) to Coinmach in the aggregate principal amount of approximately $81.7 million and a capital contribution (the “Capital Contribution”) to CLC aggregating approximately $170.8 million of which approximately $165.6 million was contributed by CLC to Coinmach.

Appliance Warehouse Transfer
          On November 29, 2002, Coinmach transferred all of the assets of the Appliance Warehouse division of Coinmach to AWA. The value of the assets transferred as determined by an independent appraiser as of such date was approximately $34.7 million. In exchange for the transfer of such assets, AWA issued to Coinmach (i) an unsecured promissory note payable on demand in the amount of $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of preferred stock of AWA, par value $0.01 per share (the “AWA Preferred Stock”), with a liquidation value of $14.6 million, and (iii) 10,000 shares of common stock of AWA, par value $0.01 per share (“AWA Common Stock”). The AWA Preferred Stock is not redeemable and is vested with voting rights. Except as may otherwise be required by applicable law, the AWA Common Stock does not have any voting rights. Dividends on the AWA Preferred Stock accrue quarterly at the rate of 11% per annum and are payable in cash, in kind in the form of additional shares of AWA Preferred Stock, or in a combination thereof, at the option of AWA.

2.	Summary of Significant Accounting Policies

Recognition of Revenues
          The Company has agreements with various property owners that provide for the Company’s installation and operation of laundry machines at various locations in return for a commission. These agreements provide for both contingent (percentage of revenues) and fixed commission payments.
          The Company reports revenues from laundry machines on the accrual basis and has accrued the cash estimated to be in the machines at the end of each fiscal year. The Company calculates the

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
estimated amount of cash and coin not yet collected at the end of a reporting period, which remain at laundry room locations by multiplying the average daily collection amount applicable to the location with the number of days the location had not been collected. The Company analytically reviews the estimated amount of cash and coin not yet collected at the end of a reporting period by comparing such amount with collections subsequent to the reporting period.
          AWA has short-term contracts under which it leases laundry machines and other household appliances to its customers. These contracts require a fixed charge that is billed and recorded as revenue on a monthly basis as per the terms of such contracts.
          Super Laundry’s customers generally sign sales contracts pursuant to which Super Laundry constructs and equips complete laundromat operations. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months. Construction-in-progress, the amount of which is not material, is classified as a component of inventory on the accompanying balance sheets. Sales of laundromats amounted to approximately $24.1 million for the year ended March 31, 2005, $20.8 million for the year ended March 31, 2004 and $26.8 million for the year ended March 31, 2003.
          No single customer represents more than 2% of the Company’s total revenues. In addition, the Company’s ten largest customers taken together account for less than 10% of the Company’s total revenues in the aggregate.

Use of Estimates
          Preparing financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents
          The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories
          Inventory costs for Super Laundry are valued at the lower of cost (first-in, first-out) or market. Inventory costs for AWA and the route business are determined principally by using the average cost method and are stated at the lower of cost or net realizable value. Machine repair parts inventory is valued using a formula based on total purchases and the annual inventory turnover. Inventory consists of the following (in thousands):

	March 31,

	2005	2004

Laundry equipment	$8,882	$7,973
Machine repair parts	3,550	3,535

	$12,432	$11,508

Long-Lived Assets
          Long-lived assets held for use are subject to an impairment assessment if the carrying value is no longer recoverable based upon the undiscounted cash flows of the assets. The amount of the impairment is

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the difference between the carrying amount and the fair value of the asset. Management does not believe there is any impairment of long-lived assets at March 31, 2005.

Assets Held for Sale
          During the fiscal year ended March 31, 2004, the Company constructed five laundromats that were expected to be sold no later than the end of the fiscal year ended March 31, 2005. The Company has determined that the plan of sale criteria in FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” has been met. The Company continues to actively market these laundromats and anticipates selling them in the near future. These assets held for sale have been recorded at their historical cost totaling $2,475,000, which the Company believes to be less than its fair value less costs to sell. The carrying value of the laundromats that are held for sale is separately presented in the consolidated balance sheet.
Property, Equipment and Leasehold Improvements
          Property, equipment and leasehold improvements are carried at cost and are depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives or lease life, whichever is shorter:

Laundry equipment, installation costs and fixtures	5 to 8 years
Leasehold improvements and decorating costs	5 to 8 years
Trucks and other vehicles	3 to 4 years
          The cost of installing laundry machines is capitalized and included with laundry equipment. Decorating costs, which represent the costs of refurbishing and decorating laundry rooms in property-owner facilities, are capitalized and included with leasehold improvements.
          Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Maintenance and repairs are charged to operations currently, and replacements of laundry machines and significant improvements are capitalized.
Goodwill
          The Company accounts for goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets.” SFAS 142 requires an annual impairment test of goodwill. Goodwill is further tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. SFAS 142 requires a two-step process in evaluating goodwill. In performing the annual goodwill assessment, the first step requires comparing the fair value of the reporting unit to its carrying value. To the extent that the carrying value of the reporting unit exceeds the fair value, the Company would need to perform the second step in the impairment test to measure the amount of goodwill write-off. The fair value of the reporting units for these tests is based upon a discounted cash flow model. In step two, the fair value of the reporting unit is allocated to the reporting units’ assets and liabilities (a hypothetical purchase price allocation as if the reporting unit had been acquired on that date). The implied fair value of goodwill is calculated by deducting the allocated fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as determined in step one. The remaining fair value, after assigning fair value to all of the reporting units’ assets and liabilities, represents the implied fair value of goodwill for the reporting unit. If the implied fair value is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized. The Company has determined that its reporting units with goodwill consist of the route business, AWA

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry at March 31, 2005 and 2004 is as follows (in thousands):

	March 31,

	2005	2004

Route	$195,026	$195,026
Rental	6,837	6,837
Distribution	2,917	2,917

	$204,780	$204,780

          The Company performed its annual assessment of goodwill as of January 1, 2005 and determined that no impairment exists. There can be no assurances that future goodwill impairment tests will not result in a charge to income. Goodwill rollforward for the years ended March 31, 2005 and 2004 consists of the following (in thousands):

	March 31,

	2005	2004

Goodwill — beginning of year	$204,780	$203,860
Acquisitions	—	920

Goodwill — end of year	$204,780	$204,780

Contract Rights
          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions, are amortized using accelerated methods over periods ranging from 30 to 35 years. The Company does not record contract rights relating to new locations signed in the ordinary course of business.
          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2006	$13.5
2007	13.2
2008	12.9
2009	12.6
2010	12.3
          The Company assesses the recoverability of contract rights in accordance with the provisions of SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. The Company has twenty-eight geographic regions to which contract rights have been allocated. The Company has contracts at every location/ property, and analyzes revenue and certain direct costs on a contract-by-contract basis, however, the Company does not allocate common region costs and servicing costs to contracts, therefore regions represent the lowest level of identifiable cash flows in grouping contract rights. The assessment includes evaluating the financial results/ cash flows and certain statistical performance measures for each region in which the Company operates. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base, and the regions general economic conditions. If as a result of this evaluation there are indicators of impairment that result in losses to the machine base, or an event occurs that would indicate

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
that the carrying amounts may not be recoverable, the Company reevaluates the carrying value of contract rights based on future undiscounted cash flows attributed to that region and records an impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, management believes that there have not been any indicators of impairment of contract rights or long lived assets.

Advance Location Payments
          Advance location payments to location owners are paid at the inception or renewal of a lease for the right to operate applicable laundry rooms during the contract period, in addition to commission to be paid during the lease term and are amortized on a straight-line basis over the contract term, which generally ranges from 5 to 10 years. Prepaid rent is included on the balance sheet as a component of prepaid expenses.

Comprehensive Income (Loss)
          Comprehensive income (loss) is defined as the aggregate change in stockholders’ equity (deficit) excluding changes in ownership interests. Comprehensive income (loss) consists of gains or losses on derivative instruments (interest rate swap agreements).

Income Taxes
          The Company accounts for income taxes pursuant to the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Any deferred tax assets recognized for net operating loss carryforwards and other items are reduced by a valuation allowance when it is more likely than not that the benefits may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Derivatives
          The Company accounts for derivatives pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The derivatives used by the Company are interest rate swaps designated as cash flow hedges.
          The effective portion of the derivatives gain or loss is initially reported in stockholder’s equity as a component of comprehensive loss and upon settlement subsequently reclassified into earnings.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Long-Term Debt
          Long-term debt consists of the following (in thousands):

	March 31,	March 31,
	2005	2004

9% Senior Notes due 2010	$324,500	$450,000
Credit facility indebtedness	240,507	260,337
IDS 11% Senior Secured Notes	116,117	—
Third party 11% Senior Secured Notes	20,000	—
Obligations under capital leases	6,630	6,762
Other long-term debt with varying terms and maturities	637	532

	708,391	717,631
Less current portion	17,704	9,149

	$690,687	$708,482

a. 9% Senior Notes
          On January 25, 2002, Coinmach issued $450 million of 9% Senior Notes. Interest on the 9% Senior Notes is payable semi-annually on February 1 and August 1. The 9% Senior Notes, which are to mature on February 1, 2010, are unsecured senior obligations of Coinmach and are redeemable at the option of Coinmach in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days notice at the redemption prices set forth in the indenture agreement, dated January 25, 2002, by and between Coinmach and U.S. Bank, N.A. as Trustee, governing the 9% Senior Notes plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption. The 9% Senior Notes contains certain financial covenants and restrict the payment of certain dividends, distributions or other payments from Coinmach to CLC. The 9% Senior Notes are guaranteed on a senior unsecured senior basis by Coinmach’s domestic subsidiaries.
          The indenture governing the 9% Senior Notes contains a number of restrictive covenants and agreements, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on our capital stock, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of subordinated indebtedness, or an Investment (as defined in the indenture governing the 9% Senior Notes) in any other person or entity); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on consolidations, mergers and sales of substantially all of our assets.
          At March 31, 2005, Coinmach was in compliance with all covenants under the indenture governing the 9% Senior Notes.

b. Credit Facility
          On January 25, 2002, Coinmach also entered into the Senior Secured Credit Facility which was comprised of an aggregate of $355 million of secured financing consisting of: (i) a revolving credit facility which has a maximum borrowing limit of $75 million bearing interest at a monthly Eurodollar Rate plus 2.75% expiring on January 25, 2008; (ii) a $30 million Tranche A term loan facility bearing interest at a monthly Eurodollar Rate plus 2.75% and (iii) a $250 million Tranche B term loan facility which is bearing

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
interest at a monthly Eurodollar Rate plus 2.75%. The Senior Secured Credit Facility (revolving credit facility portion) also provides for up to $10 million of letter of credit financings and short-term borrowings under a swing line facility of up to $7.5 million. These interest rates are subject to change from time to time and may increase by 25 basis points or decrease up to 75 basis points based on certain financial ratios.
          Interest on the borrowings under the Senior Secured Credit Facility is payable quarterly in arrears with respect to base rate loans and the last day of each applicable interest period with respect to Eurodollar loans and at a rate per annum not greater than the base rate or the Eurodollar rate, as defined in the Senior Secured Credit Facility. Subject to certain terms and conditions of the Senior Secured Credit Facility, the Company may, at its option convert base rate loans into Eurodollar loans. At March 31, 2005, the monthly variable Eurodollar interest rate was 2.90%.
          Indebtedness under the Senior Secured Credit Facility is secured by all of Coinmach’s real and personal property and is guaranteed by each of Coinmach’s domestic subsidiaries. Under the Senior Secured Credit Facility, Coinmach and CLC pledged to Deutsche Bank Trust Company, as Collateral Agent, their interests in all of the issued and outstanding shares of capital stock of Coinmach and Coinmach’s domestic subsidiaries.
          The Senior Secured Credit Facility contains a number of restrictive covenants and agreements, including covenants with respect to limitations on (i) indebtedness; (ii) certain payments (in the form of the declaration or payment of certain dividends or distributions on the capital stock of Coinmach or its subsidiaries or the purchase, redemption or other acquisition of any of the capital stock of Coinmach or its subsidiaries); (iii) voluntary prepayments of previously existing indebtedness; (iv) Investments (as defined in the Senior Secured Credit Facility); (v) transactions with affiliates; (vi) liens; (vii) sales or purchases of assets; (viii) conduct of business; (ix) dividends and other payment restrictions affecting subsidiaries; (x) consolidations and mergers; (xi) capital expenditures; (xii) issuances of certain of Coinmach’s equity securities; and (xiii) creation of subsidiaries. The Senior Secured Credit Facility also requires that Coinmach satisfy certain financial ratios, including a maximum leverage ratio and a minimum consolidated interest coverage ratio.
          The portion of the 9% Senior Notes redeemed in connection with the IDS Transactions were redeemed on December 24, 2004 with the funds that were set aside in escrow on November 24, 2004. Transaction costs on the Consolidated Statements of Operations for the fiscal year ended March 31, 2005 represent (1) the $11.3 million redemption premium on the portion of 9% Senior Notes redeemed, (2) the write-off of the deferred financing costs relating to the redemption of 9% Senior Notes and the repayment of the term loans aggregating approximately $3.5 million, (3) expenses aggregating approximately $2.0 million relating to an amendment to the Senior Secured Credit Facility effected on November 15, 2004 to, among other things, permit the IDS Transactions, and (4) special bonuses related to the IDS Transactions aggregating approximately $0.6 million.
          As a condition to the consummation of the initial public offering, Coinmach entered into an amendment to the Senior Secured Credit Facility on November 15, 2004 to, among other things, permit consummation of the IDS Transactions.
          At March 31, 2005, Coinmach was in compliance with the covenants under the Senior Secured Credit Facility.
          The Senior Secured Credit Facility requires Coinmach to make an annual mandatory repayment of principal on the outstanding balance of term loans based on 50% of the “excess cash flow,” as defined. For the year ended March 31, 2005, the required amount that is payable is approximately $12.0 million on or prior to July 5, 2005.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Debt outstanding under the Senior Secured Credit Facility consists of the following (in thousands):

	March 31,

	2005	2004

Tranche term loan B, semi-annual payments of approximately $1,240, increasing to approximately $6,199 on June 30, 2007 with the final payment of approximately $210,753 on July 25, 2009 (Interest rate of 5.65% at March 31, 2005)	$240,507	$242,986
Tranche term loan A	—	17,351
Revolving line of credit	—	—

	$240,507	$260,337

          At March 31, 2005, the amount available on the revolving credit facility portion of the Senior Secured Credit Facility was approximately $68.6 million. Letters of credit outstanding at March 31, 2005 were approximately $6.4 million.

c. 11% Senior Secured Notes
          On November 24, 2004, CSC completed an initial public offering of 18,333,333 IDSs at a public offering-price of $13.64 per IDS and contemporaneous offering of $20 million aggregate principal amount of 11% Senior Secured Notes separate and apart from the IDSs. On December 21, 2004, the underwriters of the initial public offering purchased an additional 578,199 IDSs pursuant to an overallotment exercise. Each IDS consisted of one share of Class A Common Stock and an 11% Senior Secured Note in a principal amount of $6.14.
          Interest on the 11% Senior Secured Notes is payable quarterly, in arrears, on each March 1, June 1, September 1 and December 1, commencing on March 1, 2005 (which payment constituted interest accrued from November 24, 2004 through December 31, 2004), to the holders of record at the close of business on the February 25, May 25, August 25 and November 25, respectively, immediately preceding the applicable interest payment date.
          The 11% Senior Secured Notes, which are scheduled to mature on December 1, 2024, are senior secured obligations of the Company and are redeemable, at the Company’s option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ notice (i) prior to December 1, 2009, upon payment of a make-whole premium and (ii) on or after December 1, 2009, at the redemption prices set forth in the indenture governing the 11% Senior Secured Notes plus accrued and unpaid interest thereon. The 11% Senior Secured Notes are secured by a first-priority perfected lien, subject to certain permitted liens, on substantially all of the Company’s existing and future assets, including the common stock of AWA, the capital stock of CLC and the Intercompany Loan and related guaranty. The 11% Senior Secured Notes are guaranteed on a senior secured basis by CLC.
          The indenture governing the 11% Senior Secured Notes contains a number of restrictive covenants and agreements applicable to us and the Company’s restricted subsidiaries, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on the Company’s capital stock, the purchase, redemption or other acquisition of any of the Company’s capital stock, the voluntary prepayment of subordinated indebtedness, and certain investments); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; (ix) limitations on

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
exercising Class B Common Stock redemption rights and consummating purchases of Class B Common Stock upon exercise of sales rights by holders; and (x) limitation on consolidations, mergers and sales of substantially all of the Company’s assets.
          At March 31, 2005, the Company was in compliance with the covenants under the indenture governing the 11% Senior Secured Notes.

Intercompany Loan
          CSC made an Intercompany Loan of approximately $81.7 million to Coinmach which is eliminated in consolidation. Interest under the Intercompany Loan accrues at an annual rate of 10.95% and is payable quarterly on March 1, June 1, September 1 and December 1 of each year and the Intercompany Loan is due and payable in full on December 1, 2024. The Intercompany Loan is a senior unsecured obligation of Coinmach, ranks equally in right of payment with all existing and future senior indebtedness of Coinmach (including indebtedness under the 9% Senior Notes and the Senior Secured Credit Facility) and ranks senior in right of payment to all existing and future subordinated indebtedness of Coinmach. Certain of Coinmach’s domestic restricted subsidiaries guarantee the Intercompany Loan on a senior unsecured basis. The Intercompany Loan currently contains covenants (other than a covenant providing for the delivery of reports to holders) that are substantially the same as those provided in the terms of the 9% Senior Notes (as such covenants may be modified in the future pursuant to the terms of the indenture governing the 9% Senior Notes) provided, however, that on the redemption or repayment in full of the 9% Senior Notes, the covenants contained in the Intercompany Loan will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the 9% Senior Notes or, in the absence thereof, the terms of the 11% Senior Secured Notes. The Intercompany Loan and the guaranty of the Intercompany Loan by certain subsidiaries of the Company were pledged by CSC to secure the repayment of the 11% Senior Secured Notes.
          If an event of default occurs and is continuing under the Intercompany Loan, the Intercompany Loan holder will have the right to declare all obligations under the Intercompany Loan immediately due and payable; provided that if Coinmach shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the Intercompany Loan and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the 11% Senior Secured Notes that causes a default or an event of default under the Intercompany Loan shall also be a waiver of such default or event of default under the Intercompany Loan without further action or notice.
          At March 31, 2005, Coinmach was in compliance with the covenants under the indenture governing the Intercompany Loan.
          The aggregate maturities of debt during the next five years and thereafter as of March 31, 2005 are as follows (in thousands):

Principal
Years Ending March 31,	Amount

2006	$17,704
2007	4,695
2008	12,985
2009	12,080
2010	524,738
Thereafter	136,189

Total debt	$708,391

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

d. Interest Rate Swaps
          On September 23, 2002, Coinmach entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest-rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The Company recognized accumulated other comprehensive income of approximately $2.5, net of tax, in the stockholders’ equity section for the fiscal year ended March 31, 2005, relating to the interest rate swaps that qualify as cash flow hedges.

4.	Retirement Savings Plan
          Coinmach maintains a defined contribution plan meeting the guidelines of Section 401(k) of the Internal Revenue Code. Such plan requires employees to meet certain age, employment status and minimum entry requirements as allowed by law.
          Contributions to such plan amounted to approximately $502,000 for the year ended March 31, 2005, $499,000 for the year ended March 31, 2004 and $495,000 for the year ended March 31, 2003. The Company does not provide any other post-retirement benefits.

5.	Income Taxes
          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	March 31,

	2005	2004

Deferred tax liabilities:
Accelerated tax depreciation and contract rights	$108,058	$111,103
Interest rate swap	340	—
Other	1,798	1,246

	110,196	112,349

Deferred tax assets:
Interest rate swap	—	1,591
Net operating loss carryforwards	41,464	34,272
Covenant not to compete	1,073	1,202
Other	2,113	1,509

	44,650	38,574

Net deferred tax liability	$65,546	$73,775

          The net operating loss carryforwards of approximately $102 million expire between fiscal years 2006 through 2025. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The (benefit) provision for income taxes consists of (in thousands):

	Year Ended March 31,

	2005	2004	2003

Federal	$(7,926)	$(2,948)	$(13)
State	(2,240)	(700)	394

	$(10,166)	$(3,648)	$381

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

	Year Ended March 31,

	2005	2004	2003

Expected tax benefit	$(15,921)	$(12,243)	$(885)
Non deductible interest — Preferred Stock	6,381	8,649	—
State tax (benefit) provision, net of federal taxes	(1,456)	(473)	256
Permanent book/tax differences:	830	419	1,010

Tax (benefit) provision	$(10,166)	$(3,648)	$381

          The incorporation of AWA and subsequent AWA Transactions created a tax gain for the Company. The gain is deferred and may only be recognized if AWA is deconsolidated in the future. AWA has recorded a $1 million deferred tax asset representing the benefit derived from the corresponding increase in the tax basis of the assets it received from the Company.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Loss per Common Share
          Basic loss per share for the two classes of common stock is calculated by dividing net loss by the weighted average number of shares of Class A Common Stock and Class B Common Stock outstanding. Diluted loss per share is computed using the weighted average number of shares of Class A Common Stock and Class B Common Stock plus the potentially dilutive effect of common stock equivalents. Diluted loss per share for the Company’s two classes of common stock will be the same as basic loss per share because the Company does not have any potentially dilutive securities outstanding.
          Net loss available to common stockholders is allocated to the Company’s two classes of common stock based on the weighted average number of shares outstanding since both classes have the same participation rights. In computing the weighted average number of shares of Class B Common Stock outstanding for the fiscal years ended March 31, 2005, 2004 and 2003, the calculation assumes that the Class B Common Stock was outstanding for the entire fiscal year. In computing the weighted average number of shares of Class A Common Stock outstanding for the fiscal years ended March 31, 2004 and 2003, the calculation assumes that there was no Class A Common Stock outstanding. Under the two class method, loss per share for each class of common stock is presented (dollars in thousands, except share and per share data):

	Year Ended March 31,

	2005	2004	2003

Net loss attributable to common stockholders	$(35,325)	$(31,331)	$(24,038)
Add: Dividends paid on common stock	(2,701)	—	—

Undistributed loss available to Class A and Class B common stock	$(38,026)	$(31,331)	$(24,038)

Basic and diluted allocation of undistributed loss:
Class A Common Stock	$(7,615)	$—	$—
Class B Common Stock	(30,411)	(31,331)	(24,038)

Total	$(38,026)	$(31,331)	$(24,038)

Weighted average common stock outstanding:
Class A Common Stock	6,255,661	—	—
Class B Common Stock	24,980,445	24,980,445	24,980,445

Total	31,236,106	24,980,445	24,980,445

Distributed earnings per share:
Class A Common Stock	$0.09	$—	$—
Class B Common Stock	$0.04	$—	$—
Undistributed loss per share:
Class A Common Stock	$(1.22)	$—	$—
Class B Common Stock	$(1.22)	$(1.25)	$(0.96)
Basic and diluted loss per share:
Class A Common Stock	$(1.13)	—	$—
Class B Common Stock	$(1.18)	$(1.25)	$(0.96)

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro-Forma Presentation
          Assuming that the Class A Common Stock and the Class B Common Stock were outstanding at the beginning of each respective fiscal year, net loss per share for each class of common stock is presented (dollars in thousands, except share and per share data):

	Year Ended March 31,

	2005	2004	2003

Net loss attributable to common stockholders	$(35,325)	$(31,331)	$(24,038)
Add: Dividends paid on common stock	(2,701)	—	—

Undistributed loss available to Class A and Class B common stock	$(38,026)	$(31,331)	$(24,038)

Basic and diluted allocation of undistributed loss:
Class A Common Stock	$(16,384)	$(13,499)	$(10,357)
Class B Common Stock	(21,642)	(17,832)	(13,681)

Total	$(38,026)	$(31,331)	$(24,038)

Weighted average common stock outstanding:
Class A Common Stock	18,911,532	18,911,532	18,911,532
Class B Common Stock	24,980,445	24,980,445	24,980,445

Total	43,891,977	43,891,977	43,891,977

Distributed earnings per share:
Class A Common Stock	$0.09	$—	$—
Class B Common Stock	$0.04	$—	$—
Undistributed loss per share:
Class A Common Stock	$(0.87)	$(0.71)	$(0.55)
Class B Common Stock	$(0.87)	$(0.71)	$(0.55)
Basic and diluted loss per share:
Class A Common Stock	$(0.78)	$(0.71)	$(0.55)
Class B Common Stock	$(0.83)	$(0.71)	$(0.55)
          On February 8, 2005, the Board of Directors of CSC approved a quarterly cash dividend of $0.08704 per share of Class A Common Stock. The dividend was paid on March 1, 2005. The dividend payment covered the period from November 24, 2004 (the closing date of CSC’s initial public offering of IDSs) through December 31, 2004. On such date, the Board of Directors of CSC also declared a dividend of $0.04226 per share of Class B Common Stock. Such dividend was also paid on March 1, 2005 and covered the same period. Pursuant to certain limitations imposed by CSC’s charter, holders of Class B Common Stock are not entitled to receive another payment of cash dividends on their Class B Common Stock until June 1, 2006.

7.	Redeemable Preferred Stock and Stockholders’ Deficit
          In July 2000, all of the issued and outstanding capital stock of CLC was cancelled, and CLC issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increased to 14% on November 15, 2002) on the sum of the liquidation value

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock”) and, together with the Class A Preferred Stock, (the “Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $2.50 per share (the “Common Stock”). The Preferred Stock did not have voting rights, had a liquidation value of $2.5 million per share and was mandatorily redeemable on July 5, 2010.
          On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for CLC). As required by SFAS No. 150, accrued and unpaid dividends in fiscal years prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Effective April 1, 2003, dividends on the Preferred Stock have been classified as interest expense. For the years ended March 31, 2005 and 2004, the Company has recorded approximately $18.2 million and $24.7 million, respectively, of Preferred Stock dividends as interest expense. The Preferred Stock was carried at the amount of cash that would be paid under their terms if the shares were repurchased or redeemed at the reporting date.
          In November 2004 and December 2004, in connection with the IDS Transactions, a portion of the net proceeds from the initial public offering were used to redeem approximately $91.8 million of the Class A Preferred Stock (representing all of its outstanding Class A Preferred Stock) and approximately $7.4 million of the Class B Preferred Stock. All unredeemed preferred stock of CLC was exchanged by Holdings with CSC for additional shares of Class B Common Stock. Therefore, all of the outstanding Class A Preferred Stock is now held by CSC.
          Under CLC’s equity participation plan (the “Equity Participation Plan”), in July 2000, loans were extended by CLC (the “EPP Loans”) to certain employees for the purchase of Common Stock at a fixed price per share equal to the fair market value of such Common Stock at the time of issuance as determined by the board of directors of CLC. Additionally, certain members of senior management of the Company also acquired Class B Preferred Stock at such time. Pursuant to the terms of the Equity Participation Plan, the Preferred Stock was fully vested at the time of purchase, and the Common Stock vests over a specified period, typically over four years.
          In March 2003, through a series of transactions, all of the outstanding capital stock of CLC was contributed to Holdings in exchange for substantially equivalent equity interests in the form of common membership units (the “Common Units”) and preferred membership units (the “Preferred Units”) in Holdings. Accordingly, CLC became a wholly owned subsidiary of Holdings.
          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of the Common and Preferred Units.
          At March 31, 2005, there were 27,046,965 Common Units and 693 Preferred Units outstanding under the Equity Participation Plan of which 27,036,965 Common Units and 693 Preferred Units were vested.
          The installments on the EPP Loans have been forgiven by the Company on or prior to their respective due dates. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the time the stock award vests and is subsequently remeasured for changes in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). CLC has recorded compensation expense of approximately $74,000, $176,000 and $338,000 for the years ended March 31, 2005, 2004 and 2003, respectively.

8.	Guarantor Subsidiaries
          CLC has guaranteed the 11% Senior Secured Notes referred to in Note 3 on a full and unconditional basis. The 11% Senior Secured Notes are not currently guaranteed by any other subsidiary. Other subsidiaries, including Coinmach, will guarantee the 11% Senior Secured Notes on a senior unsecured basis upon the occurrence of certain events. Until such events occur, holders of the 11% Senior Secured Notes have no direct recourse against these other subsidiaries other than enforcement through a security interest in the Intercompany Loan. The condensed consolidating balance sheet as of March 31, 2005, the condensed consolidating statement of operations for the fiscal year ended March 31, 2005, and the condensed consolidating statement of cash flows for the year ended March 31, 2005 include the condensed consolidating financial information for CSC, CLC and CSC’s other indirect subsidiaries. Prior corresponding periods present the condensed consolidating financial information for CLC and CSC’s other indirect subsidiaries as if they had been wholly-owned by CSC as of the beginning of the earliest period reported.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Condensed consolidating financial information for the Company and CLC is as follows (in thousands):

Condensed Consolidating Balance Sheets

	March 31, 2005

			Coinmach
	Coinmach	Coinmach	Corporation	Adjustments
	Service	Laundry	and	and
	Corp.	Corporation	Subsidiaries	Eliminations	Consolidated

Assets
Current assets, consisting of cash, receivables, inventory, assets held for sale, prepaid expenses and other current assets	$474	$—	$86,678	$(37)	$87,115
Advance location payments	—	—	72,222	—	72,222
Property, equipment and leasehold improvements, net	—	—	264,264	—	264,264
Intangible assets, net	—	—	514,478	—	514,478
Deferred income taxes	1,087	2,307	—	(3,394)	—
Intercompany loans and advances	2,060	49,475	—	(51,535)	—
Investment in subsidiaries	(34,770)	99,698	—	(64,928)	—
Investment in preferred stock	186,034	—	—	(186,034)	—
Other assets	94,866	162	7,619	(84,050)	18,597

Total assets	$249,751	$151,642	$945,261	$(389,978)	$956,676

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$4,797	$—	$71,145	(2,418)	$73,524
Current portion of long-term debt	—	—	17,704	—	17,704

Total current liabilities	4,797	—	88,849	(2,418)	91,228
Deferred income taxes	—	—	68,940	(3,394)	65,546
Long-term debt, less current portion	136,117	—	554,570	—	690,687
Loan payable to Parent	—	—	81,670	(81,670)	—
Due to parent/subsidiary	—	—	51,534	(51,534)	—
Preferred stock and dividends payable	—	186,034	—	(186,034)	—
Total stockholders’ equity (deficit)	108,837	(34,392)	99,698	(64,928)	109,215

Total liabilities and stockholders’ equity (deficit)	$249,751	$151,642	$945,261	$(389,978)	$956,676

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31, 2004

		Coinmach
	Coinmach	Corporation	Adjustments
	Laundry	and	and
	Corporation	Subsidiaries	Eliminations	Consolidated

Assets
Current assets, consisting of cash, receivables, inventory, assets held for sale, prepaid expenses and other current assets	$—	$58,966	$—	$58,966
Advance location payments	—	73,253	—	73,253
Property, equipment and leasehold improvements, net	—	283,688	—	283,688
Deferred income taxes	1,974	—	(1,974)	—
Intangible assets, net	—	527,932	—	527,932
Intercompany loans and advances	50,036	21,822	(71,858)	—
Investment in subsidiaries	43,757	(27,460)	(16,297)	—
Investment in preferred stock	—	16,777	(16,777)	—
Other assets	528	15,670	(529)	15,669

Total assets	$96,295	$970,648	$(107,435)	$959,508

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$—	$72,336	$(529)	$71,807
Current portion of long-term debt	—	9,149	—	9,149

Total current liabilities	—	81,485	(529)	80,956
Deferred income taxes	—	75,749	(1,974)	73,775
Long-term debt, less current portion	—	730,304	(21,822)	708,482
Preferred stock and dividends payable — Coinmach Laundry	265,914	—	—	265,914
Due to Parent	—	50,036	(50,036)	—
Preferred stock and dividends payable — AWA	—	16,777	(16,777)	—
Total stockholders’ (deficit) equity	(169,619)	16,297	(16,297)	(169,619)

Total liabilities and stockholders’ (deficit) equity	$96,295	$970,648	$(107,435)	$959,508

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Operations

	Year Ended March 31, 2005

			Coinmach
	Coinmach	Coinmach	Corporation
	Service	Laundry	and
	Corp.	Corporation	Subsidiaries	Eliminations	Consolidated

Revenues	$—	$—	$538,604	$—	$538,604
Costs and expenses	342	509	488,112	—	488,963

Operating (loss) income	(342)	(509)	50,492	—	49,641
Transaction costs	—	—	17,389	—	17,389
Interest expense — preferred stock	(4,436)	22,666	—	—	18,230
Interest expense — escrow interest	—	—	941	—	941
Interest expense, net	2,319	—	56,253	—	58,572

Income (loss) before taxes	1,775	(23,175)	(24,091)	—	(45,491)
Income taxes	(1,087)	(334)	(8,745)	—	(10,166)

	2,862	(22,841)	(15,346)	—	(35,325)
Equity in loss (income) of subsidiaries	38,187	15,346	—	(53,533)	—

Net loss	$(35,325)	$(38,187)	$(15,346)	$53,533	$(35,325)

	Year Ended March 31, 2004

		Coinmach
	Coinmach	Corporation
	Laundry	and
	Corporation	Subsidiaries	Eliminations	Consolidated

Revenues	$—	$531,088	$—	$531,088
Costs and expenses	704	483,272	—	483,976

Operating (loss) income	(704)	47,816	—	47,112
Interest expense — preferred stock	24,714	—	—	24,714
Interest expense	—	57,377	—	57,377

Loss before taxes	(25,418)	(9,561)	—	(34,979)
Income tax benefit	(133)	(3,515)	—	(3,648)

	(25,285)	(6,046)	—	(31,331)
Equity in loss of subsidiaries	—	975	(975)	—

	(25,285)	(7,021)	975	(31,331)
Dividend income	—	(1,642)	1,642	—

Net loss	$(25,285)	$(5,379)	$(667)	$(31,331)

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31, 2003

		Coinmach
	Coinmach	Corporation
	Laundry	and
	Corporation	Subsidiaries	Eliminations	Consolidated

Revenues	$—	$535,179	$—	$535,179
Costs and expenses	999	478,832	—	479,831

Operating (loss) income	(999)	56,347	—	55,348
Interest expense	—	58,167	—	58,167

Loss before taxes	(999)	(1,820)	—	(2,819)
Income tax obligations (benefit)	(87)	468	—	381

	(912)	(2,288)	—	(3,200)
Equity in loss of subsidiaries	—	917	(917)	—

	(912)	(3,205)	917	(3,200)
Dividend income	—	(535)	535	—

Net loss	$(912)	$(2,670)	$382	$(3,200)

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statements of Cash Flows

	Year Ended March 31, 2005

			Coinmach
	Coinmach	Coinmach	Corporation
	Service	Laundry	and
	Corp.	Corporation	Subsidiaries	Eliminations	Consolidated

Operating Activities
Net income (loss)	$2,862	$(22,841)	$(15,346)	$—	$(35,325)
Noncash adjustments	(5,336)	22,406	118,047	—	135,117
Change in operating assets and liabilities	2,830	36	2,340	—	5,206

Net cash provided by (used in) operating activities	356	(399)	105,041	—	104,998

Investing Activities
Capital expenditures	—	—	(71,495)	—	(71,495)
Acquisition of assets	—	—	(628)	—	(628)
Proceeds from sale of investment	—	—	277	—	277
Proceeds from sale of property and equipment	—	—	919	—	919

Net cash used in investing activities	—	—	(70,927)	—	(70,927)

Financing Activities
Repayment of debt	—	—	(145,330)	—	(145,330)
Other financing items	75	399	54,766	81,670	136,910
Loan from parent	—	—	81,670	(81,670)	—

Net cash provided by (used in) financing activities	75	399	(8,894)	—	(8,420)

Net increase in cash and cash equivalents	431	—	25,220	—	25,651
Cash and cash equivalents, beginning of year	—	—	31,620	—	31,620

Cash and cash equivalents, end of year	$431	$—	$56,840	$—	$57,271

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31, 2004

		Coinmach
	Coinmach	Corporation
	Laundry	and
	Corporation	Subsidiaries	Eliminations	Consolidated

Operating activities
Net loss	$(25,285)	$(5,379)	$(667)	$(31,331)
Noncash adjustments	24,756	106,140	—	130,896
Change in operating assets and liabilities	(297)	(2,216)	—	(2,513)

Net cash (used in) provided by operating activities	(826)	98,545	(667)	97,052

Investing activities
Investment in and advances to Subsidiaries	—	(667)	667	—
Capital expenditures	—	(86,732)	—	(86,732)
Acquisition of assets	—	(3,615)	—	(3,615)
Sale of investment	—	1,022	—	1,022
Sale of property and equipment	—	876	—	876

Net cash used in investing activities	—	(89,116)	667	(88,449)

Financing Activities
Proceeds from debt	—	8,700	—	8,700
Repayment of debt	—	(9,613)	—	(9,613)
Other financing items	826	(4,324)	—	(3,498)

Net cash provided by (used in) financing activities	826	(5,237)		(4,411)

Net increase in cash and cash equivalents	—	4,192	—	4,192
Cash and cash equivalents, beginning of year	—	27,428	—	27,428

Cash and cash equivalents, end of year	$—	$31,620	$—	$31,620

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31, 2003

		Coinmach
	Coinmach	Corporation
	Laundry	and
	Corporation	Subsidiaries	Eliminations	Consolidated

Operating activities
Net loss	$(912)	$(2,670)	$382	$(3,200)
Noncash adjustments	213	103,194	—	103,407
Change in operating assets and liabilities	(75)	3,768	—	3,693

Net cash (used in) provided by operating activities	(774)	104,292	382	103,900

Investing activities
Investment in and advances to Subsidiaries	—	382	(382)	—
Capital expenditures	—	(86,685)	—	(86,685)
Acquisition of assets	—	(1,976)	—	(1,976)
Sale of investment	—	6,585	—	6,585
Sale of property and equipment	—	746	—	746

Net cash used in investing activities	—	(80,948)	(382)	(81,330)

Financing Activities
Proceeds from debt	—	18,000	—	18,000
Repayment of debt	—	(36,750)	—	36,750
Other financing items	774	(4,986)	—	(4,212)

Net cash provided by (used in) financing activities	774	(23,736)	—	(22,962)

Net decrease in cash and cash equivalents	—	(392)	—	(392)
Cash and cash equivalents, beginning of year	—	27,820	—	27,820

Cash and cash equivalents, end of year	$—	$27,428	$—	$27,428

9.	Commitments and Contingencies
          Rental expense for all operating leases, which principally cover offices and warehouse facilities, laundromats and vehicles, was approximately $9.7 million for the year ended March 31, 2005, $8.9 million for the year ended March 31, 2004 and $8.6 million for the year ended March 31, 2003.
          Certain leases entered into by the Company are classified as capital leases. Amortization expense related to equipment under capital leases is included with depreciation expense for the years ended March 31, 2005, 2004 and 2003.
          The following summarizes property under capital leases at March 31, 2005 and 2004:

	2005	2004

	(In thousands)
Laundry equipment and fixtures	$1,148	$962
Trucks and other vehicles	22,862	18,849

	24,010	19,811
Less accumulated amortization	(15,930)	(11,865)

	$8,080	$7,946

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Future minimum rental commitments under all capital leases and noncancelable operating leases as of March 31, 2005 are as follows (in thousands):

	Capital	Operating

2006	$3,550	$8,010
2007	2,459	6,231
2008	1,255	4,279
2009	263	3,246
2010	—	2,346
Thereafter	—	2,472

Total minimum lease payments	7,527	$26,584

Less amounts representing interest	897

Present value of net minimum lease payments (including current portion of $3,032)	$6,630

          The Company utilizes third party letters of credit to guarantee certain business transactions, primarily certain insurance activities. The total amount of the letters of credit at March 31, 2005 and March 31, 2004 were approximately $6.4 million and $3.8 million, respectively.
          The Company is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.
          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

10.	Related Party Transactions
          In February 1997, the Company extended a loan to an executive officer in the principal amount of $500,000 currently payable in ten equal annual installments ending in July 2006 (each payment date, a “Payment Date”), with interest accruing at a rate of 7.5% per annum. The loan provides that payment of principal and interest will be forgiven on each payment date based on certain conditions. The amounts forgiven are charged to general and administrative expenses. The balance of such loan of approximately $100,000 and $150,000 is included in other assets as of March 31, 2005 and March 31, 2004, respectively.
          On May 5, 1999, the Company extended a loan to an executive officer of the Company in a principal amount of $250,000 to be repaid in a single payment on the third anniversary of such loan with interest accruing at a rate of 8% per annum. On March 15, 2002, the Company and the executive officer entered into a replacement promissory note in exchange for the original note evidencing the loan. The replacement note is in an original principal amount of $282,752, the outstanding loan balance under the replacement note is payable in equal annual installments of $56,550 commencing on March 15, 2003 and the obligations under the replacement note are secured, pursuant to an amendment to the replacement note dated March 6, 2003, by a pledge of certain preferred and common units of Holdings held by such executive officer. The outstanding balance of such loan is included in other assets as of March 31, 2005 and March 31, 2004.
          During the fiscal year ended March 31, 2005, Coinmach paid a director, a member of each of the Company’s board of directors, the Coinmach board of directors, the Holdings board of managers and the

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CLC board of directors, $180,000 for general financial advisory and investment banking services which are recorded in general and administrative expenses and, additionally, the Company paid a one-time fee of $500,000 to the director in connection with the IDS Transactions.

11.	Fair Value of Financial Instruments
          The Company is required to disclose fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.
          The carrying amounts of cash and cash equivalents, receivables, the Senior Secured Credit Facility, and other long-term debt approximate their fair value at March 31, 2005.
          The carrying amount and related estimated fair value for the 9% Senior Notes are as follows (in thousands):

	Carrying	Estimated
	Amount	Fair Value

9% Senior Notes at March 31, 2005	$324,500	$332,613
9% Senior Notes at March 31, 2004	$450,000	$483,750
IDS 11% Senior Secured Notes at March 31, 2005	$116,117	$114,226
Third Party 11% Senior Secured Notes at March 31, 2005	$20,000	$19,674
          The fair value of the 9% Senior Notes and the 11% Senior Secured Notes are based on quoted market prices.

12.	Segment Information
          The Company reports segment information for the route segment, its only reportable operating segment, and provides information for its two other operating segments reported as “All other.” The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. The other business operations reported in “All other” include the aggregation of the rental and distribution businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts, and selling service contracts through the Company’s wholly-owned subsidiary, Super Laundry. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), cash flow and growth opportunity. The accounting policies of the segments are the same as those described in Note 2, Summary of Significant Accounting Policies.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The table below presents information about the Company’s segments (in thousands):

	Year Ended March 31,

	2005	2004	2003

Revenue:
Route	$472,484	$469,641	$471,443
All other:
Rental	34,372	32,572	28,743
Distribution	31,748	28,875	34,993

Subtotal	66,120	61,447	63,736

Total revenue	$538,604	$531,088	$535,179

EBITDA(1):
Route	$155,378	$154,436	$158,938
All other:
Rental	13,840	12,197	11,381
Distribution	1,412	(1,254)	(1,679)

Subtotal	15,252	10,943	9,702

Other items, net	(855)	(230)	454
Transaction costs(2)	(17,389)	—	—
Corporate expenses	(9,694)	(9,460)	(9,568)

Total EBITDA	142,692	155,689	159,526
Reconciling items:
Depreciation and amortization expense, amortization of advance location payments and amortization of intangibles:
Route	(98,921)	(98,148)	(94,489)
All other	(8,242)	(8,062)	(7,746)
Corporate expenses	(3,277)	(2,367)	(1,943)

Total depreciation	(110,440)	(108,577)	(104,178)

Interest expense	(58,572)	(57,377)	(58,167)
Interest expense — preferred stock	(18,230)	(24,714)	—
Interest expense — escrow	(941)	—	—

Consolidated loss before income taxes	$(45,491)	$(34,979)	$(2,819)

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of net loss to EBITDA for the periods indicated above.

(2)	The computation of EBITDA has not been adjusted to take into account transaction costs consisting of (i) approximately $11.3 million redemption premium on the 9% Senior Notes redeemed, (ii) the write-off of the deferred financing costs relating to the 9% Senior Notes redeemed and term loans repaid aggregating approximately $3.5 million, (iii) expenses relating to an amendment to the Senior Secured Credit Facility aggregating approximately $2.0 million to, among other things, permit the

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

IDS Transactions and (iv) special bonuses related to the IDS Transactions aggregating approximately $0.6 million.

	Year Ended March 31,

	2005	2004	2003

Expenditures for acquisitions and additions of long-lived assets:
Route	$64,844	$81,685	$78,939
All other	7,279	8,662	9,722

Total	$72,123	$90,347	$88,661

Segment assets:
Route	$910,980	$899,714	$901,672
All other	28,209	48,535	60,404
Corporate assets	17,487	11,259	14,087

Total	$956,676	$959,508	$976,163

Non-GAAP Financial Measures
          EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of the Company’s three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because we have historically provided EBITDA to investors, we believe that presenting this non-GAAP financial measure provides consistency in financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by U.S. generally accepted accounting principles) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by U.S. generally accepted accounting principles) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA may not be

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
comparable to other similarly titled measures of other companies. The following table reconciles the Company’s net loss to EBITDA for each period presented (in millions):

	Year Ended March 31,

	2005	2004	2003

Net loss	$(35.3)	$(31.3)	$(3.2)
(Benefit) provision for income taxes	(10.1)	(3.7)	0.3
Interest expense	58.6	57.4	58.2
Interest expense — preferred stock	18.2	24.7	—
Interest expense — escrow interest	0.9	—	—
Depreciation and amortization	110.4	108.6	104.2

EBITDA*	$142.7	$155.7	$159.5

*	The computation of EBITDA for the 2005 Fiscal Year has not been adjusted to take into account transaction costs consisting of (1) approximately $11.3 million redemption premium on the portion of the 9% Senior Notes redeemed, (2) the write-off of the deferred financing costs relating to the 9% Senior Notes redeemed and term loans repaid aggregating approximately $3.5 million, (iii) expenses relating to an amendment to the Senior Secured Credit Facility aggregating approximately $2.0 million to, among other things, permit the IDS Transactions and (iv) special bonuses related to the IDS Transactions aggregating approximately $0.6 million.

13.	Other Items, net
          In October 2002, the Company sold its ownership interest in Resident Data, Inc. (“RDI”), to third parties (the “RDI Sale”), for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million. Offsetting this gain at October 2002 was approximately $2.8 million of various expenses related to (i) professional fees incurred in connection with the formation of AWA and related restructuring transactions, including the transfer of the Appliance Warehouse division of Coinmach to AWA and the formation of Holdings, (ii) organizational costs related to the formation of American Laundry Franchising Corp., a wholly owned subsidiary of Super Laundry, and (iii) certain expenses associated with the consolidation of offices of Super Laundry which was the result of actions taken by Coinmach to reduce operating costs at Super Laundry. These actions included, among other things, the closing of operations in Northern California, New Jersey and Maryland, the reassignment of responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of various receivable balances.
          Under the terms of the RDI Sale, Coinmach was entitled to receive, subject to the satisfaction of certain specified conditions, a portion of the purchase price up to an aggregate amount of approximately $2.1 million. These funds, were scheduled to be paid in two installments in October 2003 and October 2004.
          In October 2003, Coinmach received the first installment of approximately $1.0 million. Based on the receipt of this first installment and expectations with respect to the receipt of the balance of the funds, Coinmach recorded income of approximately $1.7 million for the year ended March 31, 2004. Offsetting the additional income related to the RDI Sale was approximately $1.9 million of expenses related to consolidation of offices of Super Laundry. This consolidation was the result of actions taken by Coinmach to reduce operating costs at Super Laundry including, among other things, the closing of distribution operations in Southern California, the reassignment of responsibilities among Super Laundry’s remaining management team and the write-off of inventory due to obsolescence.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          In November 2004, Coinmach received the second installment of approximately $0.9 million. Other items, net for the year ended March 31, 2005 include approximately $1.2 million relating to additional expenses associated with the closing of California operations in the distribution business, offset slightly by additional income related to the RDI Sale.

14.	2004 Long-Term Incentive Plan
          On November 24, 2004, the CSC board of directors approved the adoption of the CSC Long-Term Incentive Plan (the “2004 LTIP”). The 2004 LTIP provides for the grant of non-qualified options, incentive stock options, stock appreciation rights, full value awards and cash incentive awards. The total number of securities available under the 2004 LTIP is calculated as 15% of the Class A Common Stock outstanding at the time of the IPO which aggregates to 2,836,729 shares of Class A Common Stock. At March 31, 2005, CSC had not issued any securities under the 2004 LTIP.

15.	Subsequent Events
          On May 12, 2005, the Board of Directors of CSC approved a quarterly cash dividend of $0.20615 per share of Class A Common Stock (or approximately $3.9 million in the aggregate) which dividend was paid on June 1, 2005 to holders of record as of the close of business on May 25, 2005.
          On December 19, 2005, Coinmach, Laundry Corp. and certain subsidiary guarantors entered into an amended and restated credit agreement (which we refer to as the “Amended and Restated Credit Agreement”) with Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and certain other lending institutions which are a party thereto. The Amended and Restated Credit Agreement consists of a $570.0 million term loan facility and a $75.0 million revolving credit facility that is currently undrawn (subject to approximately $6.4 million of currently outstanding letters of credit). On December 19, 2005, Coinmach borrowed $230.0 million under the term loan facility to refinance approximately $229.3 million aggregate principal amount of then outstanding term debt under the Senior Secured Credit Facility and pay related expenses. The term loan facility also allows Coinmach to borrow up to an additional $340.0 million of delayed draw term loans, provided that such amounts are borrowed on or after February 1, 2006 and prior to February 28, 2006 and are used, substantially contemporaneously with such borrowing, to retire all of the outstanding 9% Senior Notes due 2010 and pay related premiums, costs and expenses.
          Coinmach expects to use borrowings of $340.0 million under the term loan facility to retire all of the $324.5 million aggregate principal amount of outstanding 9% Senior Notes (plus approximately $14.6 million of related redemption premium) and pay related fees and expenses.
          The term loan borrowings under the Amended and Restated Credit Agreement are scheduled to be fully repaid on December 19, 2012, and the revolving credit facility under the Amended and Restated Credit Agreement expires on December 19, 2010. Borrowings under the revolving credit facility accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 2.00% and the Eurodollar rate plus 3.00%, subject in each case to performance based adjustments. The term loans accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 1.50% and the Eurodollar rate plus 2.50%, subject in each case to performance based adjustments. The Amended and Restated Credit Agreement is secured by a first priority interest in all of Coinmach’s real and personal property and is guaranteed by each of Coinmach’s domestic subsidiaries.
          After the retirement of all outstanding 9% Senior Notes, subject to the satisfaction of certain specified conditions contained in the terms of its outstanding indebtedness, the Company may decide to merge Laundry Corp. and Coinmach into CSC. As a result of the merger event, (i) CSC would become an operating company, (ii) the subsidiaries of Coinmach would become the direct subsidiaries of CSC and

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
such subsidiaries would become guarantors of the 11% Senior Secured Notes, (iii) the Intercompany Loan owed by Coinmach to CSC would no longer be outstanding, (iv) certain covenants under the indenture governing the 11% Senior Secured Notes relating to the Intercompany Loan would no longer be applicable, (v) CSC would replace Coinmach as the obligor on the Amended and Restated Credit Agreement and (vi) Laundry Corp. and Coinmach would cease to exist.

16.	Quarterly Financial Information (Unaudited)
          The following is a summary of the quarterly results of operations for the years ended March 31, 2005 and 2004 (in thousands, except share data):

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2004	2004	2004	2005

Revenues	$133,499	$132,950	$135,627	$136,528
Operating income	12,335	11,085	13,318	12,903
Loss before income taxes	(8,452)	(10,121)	(24,401)	(2,517)
Net loss attributable to common stockholders	(7,780)	(8,872)	(16,301)	(2,372)
Basic and diluted loss per share:
Class A Common Stock	—	—	(0.52)	(0.03)
Class B Common Stock	(0.31)	(0.35)	(0.52)	(0.07)

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2004

Revenues	$132,517	$129,951	$135,740	$132,880
Operating income	12,338	11,061	12,711	11,002
Loss before income taxes	(7,883)	(9,458)	(8,005)	(9,633)
Net loss attributable to common stockholders	(7,169)	(8,747)	(7,360)	(8,055)
Basic and diluted loss per share:
Class A Common Stock	—	—	—	—
Class B Common Stock	(0.29)	(0.35)	(0.29)	(0.32)
          Basic and diluted loss per share for Class A Common Stock and Class B Common Stock for the three months ended December 31, 2004 and March 31, 2005, was calculated by dividing the loss attributable to Class A Common Stock and Class B Common Stock by the respective weighted average number of shares outstanding. For all other three month periods there was no Class A Common Stock outstanding. For these periods, the calculation of net loss attributable to common stockholders per share of Class B Common Stock assumes 24,980,445 shares of Class B Common Stock were outstanding.

COINMACH SERVICE CORP. AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions

	Balance at	Charged to	Charged		Balance at
	Beginning of	Costs and	to Other		End of
Description	Period	Expenses	Accounts	Deductions(1)	Period

Year ended March 31, 2005
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	$2,892,000	1,617,000	—	(715,000)	3,794,000
Year ended March 31, 2004
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	1,553,000	1,831,000	—	(492,000)	2,892,000
Year ended March 31, 2003
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	1,342,000	1,188,000	—	(977,000)	1,553,000

(1)	Write-off to accounts receivable

COINMACH SERVICE CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2005

(In thousands of dollars,
except share data)
ASSETS:
Current assets:
Cash and cash equivalents	$49,692
Receivables, net	5,702
Inventories	12,536
Assets held for sale	349
Prepaid expenses	3,944
Interest rate swap asset	790
Other current assets	2,303

Total current assets	75,316
Advance location payments	70,179
Property, equipment and leasehold improvements, net of accumulated depreciation and amortization of $366,441	262,130
Contract rights, net of accumulated amortization of $107,733	303,676
Goodwill	204,780
Other assets	19,084

Total assets	$935,165

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$32,461
Accrued rental payments	33,603
Accrued interest	9,234
Current portion of long-term debt	5,961

Total current liabilities	81,259
Deferred income taxes	63,380
Long-term debt, less current portion	692,384

Total liabilities	837,023
Stockholders’ equity:
Class A Common Stock — $0.01 par value; 100,000,000 shares authorized; 18,911,532 shares issued and outstanding	189
Class B Common Stock — $0.01 par value; 100,000,000 shares authorized; 24,980,445 shares issued and outstanding	250
Capital in excess of par value	319,038
Carryover basis adjustment	(7,988)
Accumulated other comprehensive income, net of tax	467
Accumulated deficit	(213,814)

Total stockholders’ equity	98,142

Total liabilities and stockholders’ equity	$935,165

See accompanying notes.

COINMACH SERVICE CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Six Months Ended
	September 30,

	2005	2004

	(In thousands of dollars)
REVENUES	$266,150	$266,449
COSTS AND EXPENSES:
Laundry operating expenses (exclusive of depreciation and amortization and amortization of advance location payments)	181,032	182,632
General and administrative (including stock-based compensation expense of $12 and $37, respectively)	5,570	4,727
Depreciation and amortization	37,861	38,058
Amortization of advance location payments	9,173	9,852
Amortization of intangibles	6,970	7,260
Other items, net	310	500

	240,916	243,029

OPERATING INCOME	25,234	23,420
INTEREST EXPENSE	30,646	28,625
INTEREST EXPENSE — preferred stock	—	13,368

LOSS BEFORE INCOME TAXES	(5,412)	(18,573)
BENEFIT FOR INCOME TAXES:
Current	—	35
Deferred	(2,149)	(1,956)

	(2,149)	(1,921)

NET LOSS	$(3,263)	$(16,652)

Basic and diluted distributed earnings:
Class A Common Stock	$0.41	$—

Class B Common Stock	$—	$—

Basic and diluted net income (loss):
Class A Common Stock	$0.16	$—

Class B Common Stock	$(0.25)	$(0.67)

Weighted average common stock outstanding:
Class A Common Stock	18,911,532	—

Class B Common Stock	24,980,445	24,980,445

Cash Dividends per Share:
Class A Common Stock	$0.41	$—

Class B Common Stock	$—	$—

See accompanying notes.

COINMACH SERVICE CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	September 30,

	2005	2004

	(In thousands of dollars)
OPERATING ACTIVITIES:
Net loss	$(3,263)	$(16,652)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	37,861	38,058
Amortization of advance location payments	9,173	9,852
Amortization of intangibles	6,970	7,260
Deferred income taxes	(2,149)	(1,956)
Interest expense — preferred stock	—	13,368
Amortization of deferred issue costs	1,063	1,207
Loss (gain) on sale of equipment	27	(54)
Stock based compensation	12	37
Change in operating assets and liabilities, net of businesses acquired:
Other assets	(1,190)	925
Receivables, net	784	(2,624)
Inventories and prepaid expenses	946	(20)
Accounts payable and accrued expenses, net	2,052	(1,259)
Accrued interest	(278)	202

Net cash provided by operating activities	52,008	48,344

INVESTING ACTIVITIES:
Additions to property and equipment	(29,944)	(27,670)
Advance location payments to location owners	(7,130)	(9,285)
Acquisition of net assets related to acquisitions of businesses	(1,210)	(618)
Proceeds from sale of property and equipment	498	291

Net cash used in investing activities	(37,786)	(37,282)

FINANCING ACTIVITIES:
Repayments under credit facility	(11,223)	(3,066)
Principal payments on capitalized lease obligations	(2,660)	(2,224)
(Repayments) borrowings from bank and other borrowings	(121)	217
Cash dividends paid	(7,797)	—
Receivables from shareholders	—	(4)

Net cash used in financing activities	(21,801)	(5,077)

Net (decrease) increase in cash and cash equivalents	(7,579)	5,985
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	57,271	31,620

CASH AND CASH EQUIVALENTS, END OF PERIOD	$49,692	$37,605

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$29,861	$27,285

Income taxes paid	$251	$197

NON-CASH FINANCING ACTIVITIES:
Acquisition of fixed assets through capital leases	$3,958	$3,217

Transfer of assets held for sale to fixed assets	$1,936	$—

See accompanying notes.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2005

1.	Basis of Presentation
          The condensed consolidated financial statements include the accounts of Coinmach Service Corp., a Delaware corporation (“CSC”), and all of its subsidiaries, including Coinmach Corporation, a Delaware corporation (“Coinmach”). All significant intercompany profits, transactions and balances have been eliminated in consolidation. CSC was incorporated on December 23, 2003 as a wholly-owned subsidiary of Coinmach Holdings, LLC (“Holdings”). Holdings, a Delaware limited liability company, was formed on November 15, 2002. Unless otherwise specified herein, references to the “Company,” “we,” “us” and “our” shall mean CSC and its subsidiaries.
          CSC had no operating activity from the date of its incorporation through November 24, 2004. Holdings and its other subsidiaries had agreed to fund CSC’s ongoing operations through the date of its initial public offering of Income Deposit Securities (“IDSs”). The Board of Directors of CSC authorized the filing of a registration statement on Form S-1 with the Securities and Exchange Commission for the offering of IDSs (each IDS consisting of one share of Class A common stock, par value $0.01 per share (the “Class A Common Stock”) and an 11% senior secured note due 2024 in a principal amount of $6.14) and a contemporaneous offering of identical 11% senior secured notes due 2024 separate and apart from the IDSs (such notes, together with the 11% senior secured notes underlying IDSs, the “11% Senior Secured Notes”). In connection with the offering and certain corporate reorganization transactions, Coinmach Laundry Corporation, a Delaware corporation (“CLC” or “Laundry Corp.”), at the time a direct wholly-owned subsidiary of Holdings, became a direct wholly-owned subsidiary of CSC.
          The offerings and related transactions and use of proceeds therefrom are referred to herein collectively as the “IDS Transactions.” The corporate reorganization transactions were recorded by CSC at carryover basis. Accordingly, the accompanying financial statements include the accounts of CLC and its subsidiaries as if they had been wholly-owned by CSC as of the beginning of the earliest period reported. All significant intercompany accounts and transactions have been eliminated.
          CSC and its wholly-owned subsidiaries are providers of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating retail laundromats located throughout Texas and Arizona. Through Appliance Warehouse of America, Inc. (“AWA”), a Delaware corporation jointly-owned by CSC and Coinmach, the Company rents laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment Corp., a Delaware corporation and a direct wholly-owned subsidiary of Coinmach (“Super Laundry”), constructs, designs and retrofits laundromats and distributes laundromat equipment.
          During November 2004, CSC completed its initial public offering of 18,911,532 IDSs (578,199 of which were issued in connection with the partial exercise of an over-allotment option on December 21, 2004 by the underwriters in such offering) at an offering price of $13.64 per IDS (which included 18,911,532 underlying shares of Class A Common Stock and approximately $116.1 million aggregate principal amount of underlying 11% Senior Secured Notes) and a concurrent offering of $20 million of 11% Senior Secured Notes which were sold separate and apart from the IDSs. In connection with the IDS Transactions, Holdings exchanged its CLC capital stock and all of its shares of common stock of AWA for 24,980,445 shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock”), representing all of the Class B Common Stock outstanding.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          Based on U.S. generally accepted accounting principles, the proceeds of the IDS offering and the offering of the separate 11% Senior Secured Notes were allocated to the shares of Class A Common Stock and the underlying 11% Senior Secured Notes based on their respective relative fair values. The price paid for the IDSs was equivalent to the fair value of $7.50 per share of Class A Common Stock and $6.14 in a principal amount of an 11% Senior Secured Note underlying the IDS, and the fair value of the separate notes was equivalent to their face value.
          Pursuant to CSC’s certificate of incorporation, (i) on all matters for which a vote of CSC stockholders is required, each holder of shares of Class A Common Stock is entitled to one vote per share and (ii) only Class A common stockholders may vote, as a single class, to amend provisions of the certificate of incorporation relating to any change that materially adversely affects voting and dividend rights or restrictions solely to which shares of Class A Common Stock are entitled or subject and does not materially adversely affect the voting, dividend or redemption rights or restrictions solely to which shares of Class B Common Stock are entitled or subject, and any such amendment will require the affirmative vote of the holders of a majority of such class.
          In addition, on all matters for which a vote of CSC stockholders is required, each holder of Class B Common Stock is initially entitled to two votes per share. However, if at any time Holdings and certain permitted transferees collectively own less than 25% in the aggregate of our then outstanding shares of Class A Common Stock and Class B Common Stock (subject to adjustment in the event of any split, reclassification, combination or similar adjustments in shares of CSC common stock), at such time, and at all times thereafter, all holders of Class B Common Stock shall only be entitled to one vote per share on all matters for which a vote of CSC stockholders is required. The dividend and redemption rights of Class B common stockholders and their exclusive right to vote on the amendment of certain provisions of CSC’s certificate of incorporation would not be affected by such event. Only the Class B stockholders may vote, as a single class, to amend provisions of the certificate of incorporation relating to (i) an increase or decrease in the number of authorized shares of Class B Common Stock or (ii) changes that affect voting, dividend or redemption rights or restrictions solely to which shares of Class B Common Stock are entitled or subject and do not materially adversely affect the dividend or voting rights or restrictions to which the shares of Class A Common Stock are entitled or subject. Any such amendment will require the affirmative vote of the holders of a majority of all the outstanding shares of Class B Common Stock.
          On all matters on which all holders of the Company’s common stock are entitled to vote, such holders will vote together as a single class, and the a majority of the votes of such class will be required for the approval of any such matter.
          CSC currently intends to continue paying dividends on its Class A Common Stock on each March 1, June 1, September 1 and December 1 to holders of record as of the preceding February 25, May 25, August 25 and November 25, respectively, in each case with respect to the immediately preceding fiscal quarter. CSC also currently intends to pay annual dividends on its Class B Common Stock on each June 1 to holders of record as of the preceding May 25 with respect to the immediately preceding fiscal year (beginning with the fiscal year ending March 31, 2006), subject to certain limitations and exceptions with respect to such dividends, if any, payable on June 1, 2006. The payment of dividends by CSC on its common stock is subject to the sole discretion of the board of directors of CSC, various limitations imposed by the certificate of incorporation of CSC, the terms of outstanding indebtedness of CSC and Coinmach, and applicable law. Payment of dividends on all classes of CSC common stock will not be cumulative.
          Interest on the 11% Senior Secured Notes accrues at the rate of 11% per annum and is payable quarterly, in arrears, in cash on each March 1, June 1, September 1 and December 1, to the holders of

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
record at the close of business on the February 25, May 25, August 25 and November 25, respectively, immediately preceding the applicable interest payment date.
          Net proceeds from the IDS Transactions were approximately $254.3 million after expenses including underwriting discounts and commissions. The net proceeds were used to (i) redeem a portion of Coinmach’s 9% senior notes due 2010 (the “9% Senior Notes”) in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium), which notes were redeemed on December 24, 2004, (ii) repay approximately $15.5 million of outstanding term loans under Coinmach’s senior secured credit facility (the “Senior Secured Credit Facility”) and (iii) redeem approximately $91.8 million of CLC’s outstanding Class A preferred stock (representing all of its then outstanding Class A preferred stock) and approximately $7.4 million of CLC’s outstanding Class B preferred stock (representing a portion of its then outstanding Class B preferred stock).
          As a result of the IDS Transactions, the Company incurred approximately $23.6 million in issuance costs, including underwriting discounts and commissions, of which approximately $12.5 million was recorded as a reduction of the proceeds from the sale of the equity component of the IDS equity and approximately $11.1 million related to the 11% Senior Secured Notes was capitalized as deferred financing costs to be amortized using the effective interest method through November 24, 2024. The issuance costs were allocated between equity and debt based on the ratio of the respective relative fair values of the components of the IDSs issued. In addition to the issuance costs, CSC incurred certain expenses that were classified as transaction costs on the Consolidated Statements of Operations for the fiscal year ended March 31, 2005 which included (1) the $11.3 million redemption premium on the portion of 9% Senior Notes redeemed, (2) the write-off of the deferred financing costs related to the redemption of 9% Senior Notes and the repayment of the term loans aggregating approximately $3.5 million, (3) expenses aggregating approximately $1.8 million relating to an amendment to the Senior Secured Credit Facility effected on November 15, 2004 to, among other things, permit the IDS Transactions, and (4) special bonuses to senior management related to the IDS Transactions aggregating approximately $0.8 million.
          CSC used a portion of the proceeds of its initial public offerings of IDSs and concurrent 11% Senior Secured Notes to make an intercompany loan (the “Intercompany Loan”) to Coinmach in the aggregate principal amount of approximately $81.7 million and a capital contribution (the “Capital Contribution”) to CLC aggregating approximately $170.8 million, of which approximately $165.6 million was contributed by CLC to Coinmach.
          The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, such financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from such estimates.
          The interim results presented herein are not necessarily indicative of the results to be expected for the entire year.
          In the opinion of management of the Company, these unaudited condensed consolidated financial statements contain all adjustments of a normal recurring nature necessary for a fair presentation of the financial statements for the interim periods presented. These unaudited condensed consolidated financial

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

2.	Inventories
          Inventory costs for Super Laundry are valued at the lower of cost (first-in, first-out) or market. Inventory costs for AWA and the route business are determined principally by using the average cost method and are stated at the lower of cost or net realizable value. Machine repair parts inventory is valued using a formula based on total purchases and the annual inventory turnover. Inventory consists of the following (in thousands):

September 30,
2005

Laundry equipment	$8,872
Machine repair parts	3,664

$12,536

3.	Assets Held for Sale
          During the year ended March 31, 2004, the Company constructed five laundromats that were expected to be sold no later than the end of fiscal 2005. Although the laundromats were not sold, the Company continued to market them through September 30, 2005. The Company had determined that the plan of sale criteria in FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” had been met. At September 30, 2005, the Company had accepted an offer to sell one of the laundromats for a purchase price of approximately $350,000, which closed on October 19, 2005 and which resulted in a write down of the related asset value by approximately $190,000. This write down is reflected in Other items, net on the Statement of Operations for the six months ended September 30, 2005. In addition, the Company reclassified the balance of the remaining laundromats from Assets Held for Sale to Fixed Assets because the Company has ceased all marketing efforts and has decided to operate these facilities as part of its retail operations. The amount transferred was approximately $1,936,000 as of September 30, 2005, which represents their historical cost. The Company believes the fair value of these laundromats exceeds the historical cost. The carrying value of the laundromat that is held for sale is separately presented in the consolidated balance sheet.

4.	Goodwill and Contract Rights
          The Company accounts for goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires an annual impairment test of goodwill. Goodwill is further tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. SFAS 142 requires a two-step process in evaluating goodwill. In performing the annual goodwill assessment, the first step requires comparing the fair value of the reporting unit to its carrying value. To the extent that the carrying value of the reporting unit exceeds the fair value, the Company would need to perform the second step in the impairment test to measure the amount of goodwill write-off. Based on present operating and strategic plans, management believes that there have not been any indications of impairment of goodwill. The fair value of the reporting units for these tests is based upon a discounted cash flow model. In step two, the fair value of the reporting unit is allocated to

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
the reporting units’ assets and liabilities (a hypothetical purchase price allocation as if the reporting unit had been acquired on that date). The implied fair value of goodwill is calculated by deducting the allocated fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as determined in step one. The remaining fair value, after assigning fair value to all of the reporting units’ assets and liabilities, represents the implied fair value of goodwill for the reporting unit. If the implied fair value is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized. The Company has determined that its reporting units with goodwill consist of the route business, AWA and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry is as follows (in thousands):

Route	$195,026
Rental (AWA)	6,837
Distribution (Super Laundry)	2,917

$204,780

          The Company performed its annual assessment of goodwill as of January 1, 2005 and determined that no impairment existed. There can be no assurances that future goodwill impairment tests will not result in a charge to income.
          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions, are amortized using accelerated methods over periods ranging from 30 to 35 years. The Company does not record contract rights relating to new locations signed in the ordinary course of business.
          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2006 (remainder of year)	$6.8
2007	13.3
2008	13.0
2009	12.6
2010	12.3
          The Company assesses the recoverability of contract rights in accordance with the provisions of SFAS No. 144 “Accounting for the Impairment and Disposal of Long-Lived Assets” (“SFAS 144”). The Company has twenty-eight geographic regions to which contract rights have been allocated. The Company has contracts at every location/property, and analyzes revenue and certain direct costs on a contract-by-contract basis, however, the Company does not allocate common region costs and servicing costs to contracts, therefore regions represent the lowest level of identifiable cash flows in grouping contract rights. The assessment includes evaluating the financial results/cash flows and certain statistical performance measures for each region in which the Company operates. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base, and the regions general economic conditions. If as a result of this evaluation there are indicators of impairment that result in losses to the machine base, or an event occurs that would indicate that the carrying amounts may not be recoverable, the Company reevaluates the carrying value of contract rights based on future undiscounted cash flows attributed to that region and records an

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, management believes that there have not been any indicators of impairment of contract rights or long lived assets.

5.	Long-Term Debt
          Long-term debt consists of the following (in thousands):

September 30,
2005

9% Senior Notes due 2010	$324,500
Credit facility indebtedness	229,284
IDS 11% Senior Secured Notes	116,117
Third party 11% Senior Secured Notes	20,000
Obligations under capital leases	7,928
Other long-term debt with varying terms and maturities	516

698,345
Less current portion	5,961

$692,384

11% Senior Secured Notes
          On November 24, 2004, CSC completed an initial public offering of 18,333,333 IDSs at a public offering price of $13.64 per IDS and contemporaneous offering of $20 million aggregate principal amount of 11% Senior Secured Notes separate and apart from the IDSs. On December 21, 2004, the underwriters of the initial public offering purchased an additional 578,199 IDSs pursuant to an overallotment exercise. Each IDS consists of one share of Class A Common Stock and an 11% Senior Secured Note in a principal amount of $6.14. At September 30, 2005, there was approximately $136.1 million aggregate principal amount of 11% Senior Secured Notes outstanding, including $20.0 million aggregate principal amount of 11% Senior Secured Notes initially issued separate and apart from IDSs.
          Interest on the 11% Senior Secured Notes is payable quarterly, in arrears, in cash on each March 1, June 1, September 1 and December 1, to the holders of record at the close of business on the February 25, May 25, August 25 and November 25, respectively, immediately preceding the applicable interest payment date.
          The 11% Senior Secured Notes, which are scheduled to mature on December 1, 2024, are senior secured obligations of the Company and are redeemable, at the Company’s option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ notice (i) prior to December 1, 2009, upon payment of a make-whole premium and (ii) on or after December 1, 2009, at the redemption prices set forth in the indenture governing the 11% Senior Secured Notes plus accrued and unpaid interest thereon. The 11% Senior Secured Notes are secured by a first-priority perfected lien, subject to certain permitted liens, on substantially all of the Company’s existing and future assets, including the common stock of AWA, the capital stock of CLC and the Intercompany Loan and related guaranty. The 11% Senior Secured Notes are guaranteed on a senior secured basis by CLC.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          The indenture governing the 11% Senior Secured Notes contains a number of restrictive covenants and agreements applicable to us and the Company’s restricted subsidiaries, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on the Company’s capital stock, the purchase, redemption or other acquisition of any of the Company’s capital stock, the voluntary prepayment of subordinated indebtedness, and certain investments); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; (ix) limitations on exercising Class B Common Stock redemption rights and consummating purchases of Class B Common Stock upon exercise of sales rights by holders; and (x) limitation on consolidations, mergers and sales of substantially all of the Company’s assets.
          At September 30, 2005, the Company was in compliance with the covenants under the indenture governing the 11% Senior Secured Notes.

9% Senior Notes
          On January 25, 2002, Coinmach issued $450 million aggregate principal amount of the 9% Senior Notes. Interest on the 9% Senior Notes is payable semi-annually on February 1 and August 1 to the holders of record at the close of business on the January 15 and July 15, respectively, immediately preceding the applicable interest payment date. The 9% Senior Notes, which are to mature on February 1, 2010, are unsecured senior obligations of Coinmach and are redeemable, at its option, in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth in the indenture governing the 9% Senior Notes plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption. The 9% Senior Notes contain certain financial covenants and restrict the payment of certain dividends, distributions or other payments from Coinmach to CLC. The 9% Senior Notes are guaranteed on a senior unsecured senior basis by Coinmach’s domestic subsidiaries.
          On December 24, 2004, Coinmach used a portion of the proceeds of CSC’s initial public offerings of IDSs and separate 11% Senior Secured Notes to redeem a portion of the 9% Senior Notes in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium). Such 9% Senior Notes were redeemed with funds that were set aside in escrow on November 24, 2004. As a result of such redemption, at September 30, 2005 there was $324.5 million aggregate principal amount of 9% Senior Notes outstanding.
          The indenture governing the 9% Senior Notes contains a number of restrictive covenants and agreements applicable to Coinmach and its subsidiaries, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on Coinmach’s capital stock, the purchase, redemption or other acquisition of any of Coinmach’s capital stock, the voluntary prepayment of subordinated indebtedness, and certain investments); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on consolidations, mergers and sales of substantially all of Coinmach’s assets.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          At September 30, 2005, Coinmach was in compliance with the covenants under the indenture governing the 9% Senior Notes.

Senior Secured Credit Facility
          On January 25, 2002, Coinmach entered into the Senior Secured Credit Facility, which is comprised of: (i) a revolving credit facility which has a maximum borrowing limit of $75 million and is scheduled to expire on January 25, 2008 and (ii) $280 million in aggregate principal amount of term loans. The revolving credit portion of the Senior Secured Credit Facility also provides up to $10 million of letter of credit financings and short-term borrowings under a swing line facility of up to $7.5 million. Indebtedness under the Senior Secured Credit Facility is secured by a first priority security interest in all of Coinmach’s real and personal property and is guaranteed by each of Coinmach’s domestic subsidiaries. Under the Senior Secured Credit Facility, Coinmach and CLC pledged to the Collateral Agent their interests in all of the issued and outstanding shares of capital stock of Coinmach and Coinmach’s domestic subsidiaries.
          As a condition to the consummation of CSC’s initial public offerings of IDSs and separate 11% Senior Secured Notes, Coinmach entered into an amendment to the Senior Secured Credit Facility on November 15, 2004 to, among other things, permit the IDS Transactions. Coinmach used a portion of the proceeds from the initial public offerings to repay approximately $15.5 million of outstanding term loans under the Senior Secured Credit Facility.
          The Senior Secured Credit Facility requires Coinmach to make an annual mandatory repayment of principal on the outstanding balance of the term loans based on 50% of “excess cash flow,” as defined. For the fiscal year ended March 31, 2005, the amount required to be repaid was approximately $10.0 million and was paid on July 12, 2005.
          In addition to certain customary terms and provisions, including events of default and customary representations, covenants and agreements, the Senior Secured Credit Facility contains certain restrictive covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated earnings before interest, taxes, depreciation and amortization coverage ratio and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the Senior Secured Credit Facility limits Coinmach’s ability to pay dividends.
          At September 30, 2005, Coinmach was in compliance with the covenants under the Senior Secured Credit Facility.
          At September 30, 2005, on a consolidated basis, the Company’s outstanding total debt included (i) $324.5 million aggregate principal amount of 9% Senior Notes, (ii) approximately $229.3 million of term loan borrowings under the Senior Secured Credit Facility with an interest rate of 6.88% and (iii) approximately $136.1 million aggregate principal amount of 11% Senior Secured Notes, including $20.0 million aggregate principal amount of 11% Senior Secured Notes initially issued separate and apart from IDSs. As of September 30, 2005, the amount available under the revolving credit portion of the Senior Secured Credit Facility was approximately $68.6 million. Letters of credit under the Senior Secured Credit Facility outstanding at September 30, 2005 were approximately $6.4 million. The term loans under the Senior Secured Credit Facility are scheduled to be fully repaid by July 25, 2009. As of September 30, 2005, there were no amounts outstanding under the revolver portion of the Senior Secured Credit Facility.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

Intercompany Loan
          CSC made an Intercompany Loan of approximately $81.7 million to Coinmach which is eliminated in consolidation. Interest under the Intercompany Loan accrues at an annual rate of 10.95% and is payable quarterly on March 1, June 1, September 1 and December 1 of each year and the Intercompany Loan is due and payable in full on December 1, 2024. The Intercompany Loan is a senior unsecured obligation of Coinmach, ranks equally in right of payment with all existing and future senior indebtedness of Coinmach (including indebtedness under the 9% Senior Notes and the Senior Secured Credit Facility) and ranks senior in right of payment to all existing and future subordinated indebtedness of Coinmach. Certain of Coinmach’s domestic restricted subsidiaries guarantee the Intercompany Loan on a senior unsecured basis. The Intercompany Loan currently contains covenants (other than a covenant providing for the delivery of reports to holders) that are substantially the same as those provided in the terms of the 9% Senior Notes (as such covenants may be modified in the future pursuant to the terms of the indenture governing the 9% Senior Notes); provided, however, that on the redemption or repayment in full of the 9% Senior Notes, the covenants contained in the Intercompany Loan will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the 9% Senior Notes or, in the absence thereof, the terms of the 11% Senior Secured Notes. The Intercompany Loan and the guaranty of the Intercompany Loan by certain subsidiaries of the Company were pledged by CSC to secure the repayment of the 11% Senior Secured Notes.
          If at any time Coinmach is not prohibited from doing so under the terms of its then outstanding indebtedness, in the event that CSC undertakes an offering of IDSs or Class A Common Stock, a portion of the net proceeds of such offering, subject to certain limitations, will be loaned to Coinmach and increase the principal amount of the Intercompany Loan and the guaranty of the Intercompany Loan.
          If Coinmach merged with or into CSC or CSC merged with or into Coinmach, the Intercompany Loan would be terminated and the surviving company would become responsible for the payment obligations relating to the 11% Senior Secured Notes.
          If an event of default occurs and is continuing under the Intercompany Loan, the Intercompany Loan holder will have the right to declare all obligations under the Intercompany Loan immediately due and payable; provided that if Coinmach shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the Intercompany Loan and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the 11% Senior Secured Notes that causes a default or an event of default under the Intercompany Loan shall also be a waiver of such default or event of default under the Intercompany Loan without further action or notice.
          At September 30, 2005, Coinmach was in compliance with the covenants under the Intercompany Loan.

Interest Rate Swaps
          On September 23, 2002, Coinmach entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006; (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006; and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The Company recognized a small accumulated other comprehensive loss in the stockholder’s equity section for the six months ended September 30, 2005, relating to the interest rate swaps that qualify as cash flow hedges.

6.	Guarantor Subsidiaries
          CLC has guaranteed the 11% Senior Secured Notes referred to in Note 4 on a full and unconditional basis. The 11% Senior Secured Notes are not currently guaranteed by any other subsidiary. Other subsidiaries, including Coinmach, are required to guarantee the 11% Senior Secured Notes on a senior unsecured basis upon the occurrence of certain events. The condensed consolidating balance sheet as of September 30, 2005, the condensed consolidating statement of operations and cash flows for the six months ended September 30, 2005 include the condensed consolidating financial information for CSC, CLC and CSC’s other indirect subsidiaries. Prior corresponding periods present the condensed consolidating financial information for CLC and CSC’s other indirect subsidiaries as if they had been wholly-owned by CSC as of the beginning of the earliest period reported.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          Condensed consolidating financial information for the Company and CLC is as follows (in thousands):
Condensed Consolidating Balance Sheet

	September 30, 2005

			Coinmach
		Coinmach	Corporation	Adjustments
	Coinmach	Laundry	and	and
	Service Corp.	Corporation	Subsidiaries	Eliminations	Consolidated

Assets
Current assets, consisting of cash, receivables, inventory, assets held for sale, prepaid expenses and other current assets	$437	$—	$74,925	$(46)	$75,316
Advance location payments	—	—	70,179	—	70,179
Property, equipment and leasehold improvements, net	—	—	262,130	—	262,130
Intangible assets, net	—	—	508,456	—	508,456
Deferred income taxes	—	5,416	—	(5,416)	—
Intercompany loans and advances	491	49,275	—	(49,766)	—
Investment in subsidiaries	(39,564)	88,185	—	(48,621)	—
Investment in preferred stock	182,595	—	—	(182,595)	—
Other assets	94,617	155	8,374	(84,062)	19,084

Total assets	$238,576	$143,031	$924,064	$(370,506)	$935,165

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$4,095	$—	$73,641	$(2,438)	$75,298
Current portion of long-term debt	—	—	5,961	—	5,961

Total current liabilities	4,095	—	79,602	(2,438)	81,259
Deferred income taxes	222	—	68,574	(5,416)	63,380
Long-term debt, less current portion	136,117	—	556,267	—	692,384
Loan Payable to Parent	—	—	81,670	(81,670)	—
Due to parent/subsidiary	—	—	49,766	(49,766)	—
Preferred stock and dividends payable	—	182,595	—	(182,595)	—
Total stockholders’ equity (deficit)	98,142	(39,564)	88,185	(48,621)	98,142

Total liabilities and stockholders’ equity (deficit)	$238,576	$143,031	$924,064	$(370,506)	$935,165

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
Condensed Consolidating Statements of Operations

	Six Months Ended September 30, 2005

			Coinmach
	Coinmach	Coinmach	Corporation
	Service	Laundry	and
	Corp.	Corporation	Subsidiaries	Eliminations	Consolidated

Revenues	$—	$—	$266,150	$—	$266,150
Costs and expenses	905	218	239,793	—	240,916

Operating (loss) income	(905)	(218)	26,357	—	25,234
Interest expense — preferred stock	(7,391)	7,391	—	—	—
Interest expense, net	3,282	—	27,364	—	30,646

Income (loss) before taxes	3,204	(7,609)	(1,007)	—	(5,412)
Income tax provision (benefit)	1,308	(3,108)	(349)	—	(2,149)

	1,896	(4,501)	(658)	—	(3,263)
Equity in loss (income) of subsidiaries	(5,159)	(658)	—	(5,817)	—

Net loss	$(3,263)	$(5,159)	$(658)	$5,817	$(3,263)

	Six Months Ended September 30, 2004

		Coinmach
	Coinmach	Corporation
	Laundry	and
	Corporation	Subsidiaries	Eliminations	Consolidated

Revenues	$—	$266,449	$—	$266,449
Costs and expenses	250	242,779	—	243,029

Operating (loss) income	(250)	23,670	—	23,420
Interest expense — preferred stock	13,368	—	—	13,368
Interest expense, net	—	28,625	—	28,625

Loss before taxes	(13,618)	(4,955)	—	(18,573)
Income tax provision (benefit)	10	(1,931)	—	(1,921)

	(13,628)	(3,024)	—	(16,652)
Equity in loss of subsidiaries	3,024	—	(3,024)	—

Net loss	$(16,652)	$(3,024)	$3,024	$(16,652)

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
Condensed Consolidating Statements of Cash Flows

	Six Months Ended September 30, 2005

			Coinmach
		Coinmach	Corporation
	Coinmach	Laundry	and
	Service Corp.	Corporation	Subsidiaries	Eliminations	Consolidated

Operating Activities
Net income (loss) income	$1,896	$(4,501)	$(658)	$—	$(3,263)
Noncash adjustments	(5,814)	4,294	54,477	—	52,957
Change in operating assets and liabilities	(684)	8	2,990	—	2,314

Net cash (used in) provided by operating activities	(4,602)	(199)	56,809	—	52,008

Investing Activities
Capital expenditures	—	—	(37,074)	—	(37,074)
Acquisition of assets	—	—	(1,210)	—	(1,210)
Proceeds from sale of property and equipment	—	—	498	—	498

Net cash used in investing activities	—	—	(37,786)	—	(37,786)

Financing Activities
Repayment of debt	—	—	(11,223)	—	(11,223)
Other financing items	4,602	199	(15,379)	—	(10,578)

Net cash provided by (used in) financing activities	4,602	199	(26,602)	—	(21,801)

Net decrease in cash and cash equivalents	—	—	(7,579)	—	(7,579)
Cash and cash equivalents, beginning of period	431	—	56,840	—	57,271

Cash and cash equivalents, end of period	$431	$—	$49,261	$—	$49,692

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
Condensed Consolidating Statements of Cash Flows (continued)

	Six Months Ended September 30, 2004

		Coinmach
	Coinmach	Corporation
	Laundry	and
	Corporation	Subsidiaries	Eliminations	Consolidated

Operating Activities
Net loss	$(13,628)	$(3,024)	$—	$(16,652)
Noncash adjustments	13,433	54,339	—	67,772
Change in operating assets and liabilities	(233)	(2,543)	—	(2,776)

Net cash (used in) provided by operating activities	(428)	48,772	—	48,344

Investing Activities
Capital expenditures	—	(36,955)	—	(36,955)
Acquisition of assets	—	(618)	—	(618)
Proceeds from sale of property and equipment	—	291	—	291

Net cash used in investing activities	—	(37,282)	—	(37,282)

Financing Activities
Repayment of debt	—	(3,066)	—	(3,066)
Other financing items	428	(2,439)	—	(2,011)

Net cash provided by (used in) financing activities	428	(5,505)	—	(5,077)

Net increase in cash and cash equivalents	—	5,985	—	5,985
Cash and cash equivalents, beginning of period	—	31,620	—	31,620

Cash and cash equivalents, end of period	$—	$37,605	$—	$37,605

7.	Segment Information
          The Company reports segment information for the route segment, its only reportable operating segment, and provides information for its two other operating segments reported as “All other.” The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, collection services to third party operators and operating retail laundromats. The other business operations reported in “All other” include the aggregation of the rental, distribution and franchise businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts, and selling service contracts through the Company’s subsidiary, Super Laundry. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), cash flow and growth opportunity. The accounting policies of the segment are the same as those described in the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          The table below presents information about the Company’s segments (in thousands):

	Six Months Ended
	September 30,

	2005	2004

Revenue:
Route	$236,516	$234,238
All other:
Rental	17,496	16,880
Distribution	12,138	15,331

Subtotal	29,634	32,211

Total revenue	$266,150	$266,449

EBITDA(1):
Route	$77,493	$76,730
All other:
Rental	7,212	6,646
Distribution	413	441

Subtotal	7,625	7,087

Other items, net	(310)	(500)
Corporate expenses	(5,570)	(4,727)

Total EBITDA	79,238	78,590
Reconciling items:
Depreciation and amortization expense, amortization of advance location payments and amortization of intangibles:
Route	(48,099)	(49,376)
All other	(4,271)	(4,271)
Corporate	(1,634)	(1,523)

Total depreciation	(54,004)	(55,170)

Interest expense	(30,646)	(28,625)
Interest expense — Preferred Stock	—	(13,368)

Consolidated loss before income taxes	$(5,412)	$(18,573)

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for more information regarding EBITDA and a reconciliation of net loss to EBITDA for the periods indicated above.

Non-GAAP Financial Measures
          EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of the Company’s three operating segments. Management further believes that EBITDA is

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because the Company has historically provided EBITDA to investors, management believes that presenting this non-GAAP financial measure provides consistency in financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by U.S. generally accepted accounting principles) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by U.S. generally accepted accounting principles) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s net loss to EBITDA for each period presented (in millions):

	Six Months Ended
	September 30,

	2005	2004

Net loss	$(3.3)	$(16.7)
Benefit for income taxes	(2.1)	(1.9)
Interest expense	30.6	28.6
Interest expense — preferred stock	—	13.4
Depreciation and amortization	54.0	55.2

EBITDA	$79.2	$78.6

8.	Income Taxes
          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

September 30, 2005

Deferred tax liabilities:
Accelerated tax depreciation and contract rights	$106,269
Interest rate swap	323
Other	1,971

108,563

Deferred tax assets:
Net operating loss carryforwards	41,815
Covenant not to compete	1,009
Other	2,359

45,183

Net deferred tax liability	$63,380

          The net operating loss carryforwards of approximately $102 million expire between fiscal years 2006 through 2025. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          The benefit for income taxes consists of (in thousands):

	Six Months Ended
	September 30,

	2005	2004

Federal	$(1,676)	$(1,524)
State	(473)	(397)

	$(2,149)	$(1,921)

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

	Six Months Ended
	September 30,

	2005	2004

Expected tax benefit	$(1,896)	$(6,500)
State tax benefit, net of federal taxes	(308)	(258)
Non deductible interest — Preferred Stock	—	4,679
Permanent book/tax differences	55	158

Tax benefit	$(2,149)	$(1,921)

9.	Loss per Common Share
          Basic loss per share for the two classes of common stock is calculated by dividing net loss by the weighted average number of shares of Class A Common Stock and Class B Common Stock outstanding. Diluted loss per share is computed using the weighted average number of shares of Class A Common Stock and Class B Common Stock plus the potentially dilutive effect of common stock equivalents. Diluted loss per share for the Company’s two classes of common stock will be the same as basic loss per share because the Company does not have any potentially dilutive securities outstanding.
          Net loss available to common stockholders is allocated to the Company’s two classes of common stock based on the weighted average number of shares outstanding since both classes have the same participation rights. In computing the weighted average number of shares of Class B Common Stock outstanding for the six months ended September 30, 2004, the calculation assumes that the Class B Common Stock was outstanding for the entire six months. In computing the weighted average number of shares of Class A Common Stock outstanding for the six months ended September 30, 2004, the calculation assumes that there was no Class A Common Stock outstanding. Loss per share for each class

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
of common stock under the two class method is presented below (dollars in thousands, except share and per share data):

	Six Months Ended
	September 30,

	2005	2004

Net loss attributable to common stockholders	$(3,263)	$(16,652)
Add: Dividends paid on Class A common stock	(7,797)	—

Undistributed loss available to Class A and Class B common stock	$(11,060)	$(16,652)

Basic and diluted allocation of undistributed loss:
Class A Common Stock	$(4,765)	$—
Class B Common Stock	(6,295)	(16,652)

Total	$(11,060)	$(16,652)

Weighted average common stock outstanding:
Class A Common Stock	18,911,532	—
Class B Common Stock	24,980,445	24,980,445

Total	43,891,977	24,980,445

Distributed earnings per share:
Class A Common Stock	$0.41	$—
Class B Common Stock	$—	$—
Undistributed loss per share:
Class A Common Stock	$(0.25)	$—
Class B Common Stock	$(0.25)	$(0.67)
Basic and diluted income (loss) per share:
Class A Common Stock	$0.16	$—
Class B Common Stock	$(0.25)	$(0.67)

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
     Pro-Forma Presentation
          Assuming that the Class A Common Stock and the Class B Common Stock were outstanding at the beginning of each respective six month periods, net loss per share for each class of common stock is presented below (dollars in thousands, except share and per share data):

	Six Months Ended
	September 30,

	2005	2004

Net loss attributable to common stockholders	$(3,263)	$(16,652)
Add: Dividends paid on Class A common stock	(7,797)	—

Undistributed loss available to Class A and Class B common stock	$(11,060)	$(16,652)

Basic and diluted allocation of undistributed loss:
Class A Common Stock	$(4,765)	$(7,175)
Class B Common Stock	(6,295)	(9,477)

Total	$(11,060)	$(16,652)

Weighted average common stock outstanding:
Class A Common Stock	18,911,532	18,911,532
Class B Common Stock	24,980,445	24,980,445

Total	43,891,977	43,891,977

Distributed earnings per share:
Class A Common Stock	$0.41	$—
Class B Common Stock	$—	$—
Undistributed loss per share:
Class A Common Stock	$(0.25)	$(0.38)
Class B Common Stock	$(0.25)	$(0.38)
Basic and diluted income (loss) per share:
Class A Common Stock	$0.16	$(0.38)
Class B Common Stock	$(0.25)	$(0.38)
          On August 9, 2005, the board of directors of CSC declared a quarterly cash dividend of $0.20615 per share of Class A Common Stock (or approximately $3.9 million in the aggregate), which was paid on September 1, 2005 to holders of record as of the close of business on August 25, 2005.
          On November 8, 2005, the board of directors of CSC declared a quarterly cash dividend of $0.20615 per share of Class A Common Stock (or approximately $3.9 million in the aggregate), which cash dividend is payable on December 1, 2005 to holders of record as of the close of business on November 25, 2005.

10.	Redeemable Preferred Stock and Stockholders’ Deficit
          In July 2000, all of the then issued and outstanding capital stock of CLC was cancelled, and CLC issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
annual rate of 12.5% (which increased to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, (the “Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $25 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.
          On May 15, 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities” (“SFAS No. 150”). This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for CLC). As required by SFAS No. 150, accrued and unpaid dividends in fiscal years prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Effective April 1, 2003, dividends on the Preferred Stock have been classified as interest expense. For the six months ended September 30, 2004, the Company had recorded approximately $13.4 million of Preferred Stock dividends as interest expense. The Preferred Stock was carried at the amount of cash that would be paid under their terms if the shares were repurchased or redeemed at the reporting date.
          In November 2004 and December 2004, in connection with the IDS Transactions, a portion of the net proceeds from the initial public offering was used to redeem approximately $91.8 million of CLC’s Class A Preferred Stock (representing all of its then outstanding Class A Preferred Stock) and approximately $7.4 million of CLC’s Class B Preferred Stock (representing a portion of its then outstanding Class B Preferred Stock). Any outstanding capital stock of CLC not previously redeemed was exchanged in January 2005 by Holdings with CSC for additional shares of Class B Common Stock. Therefore, all of the outstanding capital stock of CLC, including all of the outstanding Class A Preferred Stock, became held by CSC.
          Under CLC’s equity participation plan (the “Equity Participation Plan”), in July 2000, loans were extended by CLC (the “EPP Loans”) to certain employees for the purchase of CLC common stock at a fixed price per share equal to the fair market value of such common stock at the time of issuance as determined by the board of directors of CLC. Additionally, certain members of senior management of the Company also acquired Class B Preferred Stock at such time. Pursuant to the terms of the Equity Participation Plan, the CLC Preferred Stock was fully vested at the time of purchase, and the common stock vested over a specified period, typically over four years.
          In March 2003, through a series of transactions, all of the outstanding capital stock of CLC was contributed to Holdings in exchange for substantially equivalent equity interests in the form of common membership units (the “Common Units”) and preferred membership units (the “Preferred Units”) in Holdings.
          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of the Common and Preferred Units.

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          At September 30, 2005, there were 27,004,445 Common Units and 667 Preferred Units outstanding under the Equity Participation Plan of which 26,994,445 Common Units and 667 Preferred Units were vested.
          Previously due installments on the EPP Loans have been forgiven by the Company in the ordinary course on or prior to their respective due dates. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for changes in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). CLC has recorded compensation expense of approximately $12,000 and $37,000 for the six month period ended September 30, 2005 and 2004, respectively.

11.	2004 Long-Term Incentive Plan
          On November 24, 2004, the CSC board of directors adopted the CSC Long-Term Incentive Plan (the “2004 LTIP”). The 2004 LTIP provides for the grant of non-qualified options, incentive stock options, stock appreciation rights, full value awards and cash incentive awards. The maximum number of securities available for awards under the 2004 LTIP is 15% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock immediately following consummation of the IDS Transactions, which equals 6,583,796 shares. As of September 30, 2005, the Board of Directors had authorized up to 2,836,729 shares of Class A Common Stock for issuance under the 2004 LTIP. At September 30, 2005, CSC had not issued any securities under the 2004 LTIP.

12.	Subsequent Events
          On December 19, 2005, Coinmach, Laundry Corp. and certain subsidiary guarantors entered into an amended and restated credit agreement (which we refer to as the “Amended and Restated Credit Agreement”) with Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and certain other lending institutions which are a party thereto. The Amended and Restated Credit Agreement consists of a $570.0 million term loan facility and a $75.0 million revolving credit facility that is currently undrawn (subject to approximately $6.4 million of currently outstanding letters of credit). On December 19, 2005, Coinmach borrowed $230.0 million under the term loan facility to refinance approximately $229.3 million aggregate principal amount of then outstanding term debt under the Senior Secured Credit Facility and pay related expenses. The term loan facility also allows Coinmach to borrow up to an additional $340.0 million of delayed draw term loans, provided that such amounts are borrowed on or after February 1, 2006 and prior to February 28, 2006 and are used, substantially contemporaneously with such borrowing, to retire all of the outstanding 9% Senior Notes due 2010 and pay related premiums, costs and expenses.
          Coinmach expects to use borrowings of $340.0 million under the term loan facility to retire all of the $324.5 million aggregate principal amount of outstanding 9% Senior Notes (plus approximately $14.6 million of related redemption premium) and pay related fees and expenses.
          The term loan borrowings under the Amended and Restated Credit Agreement are scheduled to be fully repaid on December 19, 2012, and the revolving credit facility under the Amended and Restated Credit Agreement expires on December 19, 2010. Borrowings under the revolving credit facility accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 2.00% and the Eurodollar rate plus 3.00%, subject in each case to performance based adjustments. The term loans accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 1.50% and the Eurodollar rate plus 2.50%, subject in each case to performance based adjustments. At

COINMACH SERVICE CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
September 30, 2005, the applicable Eurodollar rate was 4.13%. The Amended and Restated Credit Agreement is secured by a first priority interest in all of Coinmach’s real and personal property and is guaranteed by each of Coinmach’s domestic subsidiaries.
          After the retirement of all outstanding 9% Senior Notes, subject to the satisfaction of certain specified conditions contained in the terms of its outstanding indebtedness, the Company may decide to merge Laundry Corp. and Coinmach into CSC. As a result of the merger event, (i) CSC would become an operating company, (ii) the subsidiaries of Coinmach would become the direct subsidiaries of CSC and such subsidiaries would become guarantors of the 11% Senior Secured Notes, (iii) the Intercompany Loan owed by Coinmach to CSC would no longer be outstanding, (iv) certain covenants under the indenture governing the 11% Senior Secured Notes relating to the Intercompany Loan would no longer be applicable, (v) CSC would replace Coinmach as the obligor on the Amended and Restated Credit Agreement and (vi) Laundry Corp. and Coinmach would cease to exist.

Report of Independent Registered Public Accounting Firm
To the Board of Directors of
Coinmach Laundry Corporation
          We have audited the accompanying consolidated balance sheets of Coinmach Laundry Corporation and Subsidiaries (the “Company”) as of March 31, 2005 and March 31, 2004, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years in the period ended March 31, 2005. Our audits also included the financial statement schedules listed in the Index. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coinmach Laundry Corporation and Subsidiaries at March 31, 2005 and March 31, 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.
          As discussed in Note 7 to the consolidated financial statements, effective April 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities”.

/s/ Ernst & Young LLP
New York, New York
May 24, 2005, except for Note 15, as to which the date is December 19, 2005

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,

	2005	2004

	(In thousands,
	except share data)
ASSETS
Current assets:
Cash and cash equivalents	$56,840	$31,620
Receivables, less allowance of $3,794 and $2,892	6,486	6,207
Inventories	12,432	11,508
Assets held for sale	2,475	2,560
Prepaid expenses	4,994	5,097
Interest rate swap asset	832	—
Other current assets	2,582	1,974

Total current assets	86,641	58,966
Advance location payments	72,222	73,253
Property, equipment and leasehold improvements:
Laundry equipment and fixtures	526,158	479,781
Land, building and improvements	34,729	30,053
Trucks and other vehicles	32,507	27,590

	593,394	537,424
Less accumulated depreciation and amortization	(329,130)	(253,736)

Net property, equipment and leasehold improvements	264,264	283,688
Contract rights, net of accumulated amortization of $100,975 and $87,139	309,698	323,152
Goodwill	204,780	204,780
Other assets	7,619	15,669

Total assets	$945,224	$959,508

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$22,535	$20,385
Accrued expenses	10,394	8,421
Accrued rental payments	30,029	31,855
Accrued interest	7,987	7,549
Interest rate swap liability	—	3,597
Current portion of long-term debt	17,704	9,149

Total current liabilities	88,649	80,956
Deferred income taxes	66,633	73,775
Long-term debt	554,570	708,482
Intercompany loan	81,670	—
Due to Parent	2,060	—
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 54.12 shares issued and outstanding at March 31, 2005 and 74.89 shares issued and outstanding at March 31, 2004 (liquidation preference of $186,034 at March 31, 2005) — owned by Parent	186,034	265,914

Total liabilities	979,616	1,129,127
Stockholders’ deficit:
Common stock — $2.50 par value; 76,000 shares authorized; 66,790.27 shares issued and outstanding at March 31, 2005 and 66,825.83 shares issued and outstanding at March 31, 2004	167	167
Capital in excess of par value	175,864	5,022
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive income (loss), net of tax	492	(2,006)
Accumulated deficit	(202,915)	(164,728)
Deferred compensation	(12)	(86)

Total stockholders’ deficit	(34,392)	(169,619)

Total liabilities and stockholders’ deficit	$945,224	$959,508

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,

	2005	2004	2003

	(In thousands)
Revenues	$538,604	$531,088	$535,179
Costs and expenses:
Laundry operating expenses (exclusive of depreciation and amortization and amortization of advance location payments)	367,974	365,709	366,539
General and administrative (including stock-based compensation expense of $74, $176 and $338, respectively)	9,352	9,460	9,568
Depreciation and amortization	76,431	72,529	67,161
Amortization of advance location payments	19,578	20,576	21,214
Amortization of intangibles	14,431	15,472	15,803
Other items, net	855	230	(454)

	488,621	483,976	479,831

Operating income	49,983	47,112	55,348
Interest expense	56,253	57,377	58,167
Interest expense — non cash preferred stock dividends	22,666	24,714	—
Interest expense — escrow interest	941	—	—
Transaction costs	17,389	—	—

Loss before income taxes	(47,266)	(34,979)	(2,819)

(Benefit) provision for income taxes:
Current	—	105	397
Deferred	(9,079)	(3,753)	(16)

	(9,079)	(3,648)	381

Net loss	(38,187)	(31,331)	(3,200)
Preferred stock dividends	—	—	(20,838)

Net loss attributable to common stockholders	$(38,187)	$(31,331)	$(24,038)

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

				Accumulated
				Other
			Carryover	Comprehensive			Total
	Common	Capital in	Basis	Income (Loss),	Accumulated	Deferred	Stockholders’
	Stock	Excess of Par	Adjustment	Net of Tax	Deficit	Compensation	Deficit

	(In thousands)
Balance, March 31, 2002	$167	$4,037	$(7,988)	$—	$(109,359)	$(600)	$(113,743)
Common stock retired	—	(10)	—	—	—	—	(10)
Comprehensive loss:
Net loss	—	—	—	—	(3,200)	—	(3,200)
Loss on derivative instruments, net of income tax of $1,338	—	—	—	(2,007)	—	—	(2,007)

Total comprehensive loss	—	—	—	—	—	—	(5,207)
Capital contribution	—	1,000	—	—	—	—	1,000
Dividends on preferred stock	—	—	—	—	(20,838)	—	(20,838)
Stock-based compensation	—	—	—	—	—	338	338

Balance, March 31, 2003	167	5,207	(7,988)	(2,007)	(133,397)	(262)	(138,460)
Common stock retired	—	(5)	—	—	—	—	(5)
Comprehensive loss:
Net loss	—	—	—	—	(31,331)	—	(31,331)
Gain on derivative instruments	—	—	—	1	—	—	1

Total comprehensive loss	—	—	—	—	—	—	(31,330)
Stock-based compensation	—	—	—	—	—	176	176

Balance, March 31, 2004	167	5,022	(7,988)	(2,006)	(164,728)	(86)	(169,619)
Capital contributions	—	170,842	—	—	—	—	170,842
Comprehensive loss:
Net loss	—	—	—	—	(38,187)	—	(38,187)
Gain on derivative instruments, net of income tax of $1,931	—	—	—	2,498	—	—	2,498

Total comprehensive loss							(35,689)
Stock-based compensation	—	—	—	—	—	74	74

Balance, March 31, 2005	$167	$175,864	$(7,988)	$492	$(202,915)	$(12)	$(34,392)

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,

	2005	2004	2003

	(In thousands)
Operating activities
Net loss	$(38,187)	$(31,331)	$(3,200)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	76,431	72,529	67,161
Amortization of advance location payments	19,578	20,576	21,214
Amortization of intangibles	14,431	15,472	15,803
Interest expense — preferred stock	22,666	24,714	—
Gain on sale of investment and equipment	(557)	(1,232)	(3,532)
Deferred income taxes	(9,079)	(3,753)	(16)
Amortization of deferred issue costs	2,139	2,414	2,439
Premium on redemption of 9% Senior Notes	11,295	—	—
Write-off of deferred issue costs	3,475	—	—
Stock based compensation	74	176	338
Change in operating assets and liabilities, net of businesses acquired:
Other assets	1,017	(1,384)	126
Receivables, net	(279)	4,246	1,430
Inventories and prepaid expenses	(702)	2,247	(1,214)
Accounts payable and accrued expenses, net	2,232	(7,077)	2,797
Accrued interest	438	(545)	554

Net cash provided by operating activities	104,972	97,052	103,900

Investing activities
Additions to property, equipment and leasehold improvements	(53,444)	(65,460)	(66,238)
Advance location payments to location owners	(18,051)	(21,272)	(20,447)
Additions to net assets related to acquisitions of businesses	(628)	(3,615)	(1,976)
Proceeds from sale of investment	277	1,022	6,585
Proceeds from sale of property and equipment	919	876	746

Net cash used in investing activities	(70,927)	(88,449)	(81,330)

Financing activities
Proceeds from credit facility	—	8,700	18,000
Repayments under credit facility	(19,830)	(9,613)	(36,750)
Redemption of 9% Senior Notes	(125,500)	—	—
Payment of premium on 9% Senior Notes	(11,295)	—	—
Principal payments on capitalized lease obligations	(4,331)	(3,995)	(3,981)
Borrowings (repayments) from bank and other borrowings	105	498	(266)
Proceeds from Intercompany Loan	81,670	—	—
Net advances from Parent	2,060	—	—
Capital contributions	170,842	—	—
Cash dividends paid	(3,338)	—	—
Redemption of preferred stock	(99,208)	—	—
Receivables from stockholders	—	(1)	35

Net cash used in financing activities	(8,825)	(4,411)	(22,962)

Net increase (decrease) in cash and cash equivalents	25,220	4,192	(392)
Cash and cash equivalents, beginning of year	31,620	27,428	27,820

Cash and cash equivalents, end of year	$56,840	$31,620	$27,428

Supplemental disclosure of cash flow information
Interest paid	$54,617	$55,614	$55,300

Income taxes paid	$301	$158	$475

Noncash investing and financing activities
Acquisition of fixed assets through capital leases	$4,199	$3,929	$3,554

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation
          The consolidated financial statements include the accounts of Coinmach Laundry Corporation, a Delaware corporation, and its wholly owned subsidiaries, including Coinmach Corporation (“Coinmach Corp.”). Intercompany profits, transactions and balances have been eliminated in consolidation. Coinmach Laundry Corporation is a wholly-owned subsidiary of Coinmach Service Corp., a Delaware corporation (“CSC”). Unless otherwise specified herein, references to the “Company,” “Laundry Corp.,” “we” and “our” shall mean Coinmach Laundry Corporation and its subsidiaries.
          On November 24, 2004, CSC completed its initial public offering of Income Deposit Securities (IDSs) and a concurrent offering of 11% senior secured notes due 2024 sold separate and apart from the IDSs (together with the 11% Senior Secured Notes underlying IDSs, the “11% Senior Secured Notes”). In connection with the offering and certain related corporate reorganization transactions, Coinmach Holdings, LLC (“Holdings”), the former parent of the Company, exchanged its Laundry Corp. capital stock and all of its shares of common stock of Appliance Warehouse of America, Inc. (“AWA”), a Delaware corporation jointly-owned with Coinmach Corp., for CSC Class B common stock. Pursuant to these transactions, CSC became controlled by Holdings. The offerings and related transactions and the use of proceeds therefrom are referred to herein collectively as the “IDS Transactions.”
          CSC used a portion of the proceeds of the IDS Transactions to make an intercompany loan (the “Intercompany Loan”) to Coinmach Corp. in the aggregate principal amount of approximately $81.7 million and a capital contribution (the “Capital Contribution”) to Laundry Corp. aggregating approximately $170.8 million. Laundry Corp. then contributed approximately $165.6 million to Coinmach Corp. Coinmach Corp. then made a dividend payment to Laundry Corp. of approximately $96.8 million.
          Proceeds from the offerings and related transactions were, in part, used to (i) redeem a portion of the 9% senior notes due 2010 of Coinmach Corp. (the “9% Senior Notes”) in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium), which notes were redeemed on December 24, 2004, (ii) repay approximately $15.5 million of outstanding term loans under Coinmach Corp.’s senior secured credit facility (the “Senior Secured Credit Facility”) and (iii) redeem approximately $91.8 million of its outstanding Class A preferred stock (representing all of Laundry Corp.’s outstanding Class A preferred stock) and approximately $7.4 million of Laundry Corp.’s outstanding Class B preferred stock (representing a portion of the then outstanding Class B preferred stock).
          The Company is a provider of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating retail laundromats located throughout Texas and Arizona. Through AWA, the Company leases laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment Corp. (“Super Laundry”), a wholly-owned subsidiary of Coinmach Corp., constructs, designs and retrofits laundromats and distributes laundromat equipment.

Appliance Warehouse Transfer
          On November 29, 2002, Coinmach Corp. transferred all of the assets of the Appliance Warehouse division of Coinmach Corp. to AWA. The value of the assets transferred as determined by an independent appraiser as of such date was approximately $34.7 million. In exchange for the transfer of such assets, AWA issued to Coinmach Corp. (i) an unsecured promissory note payable on demand in the amount of $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of preferred stock of

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
AWA, par value $0.01 per share (the “AWA Preferred Stock”), with a liquidation value of $14.6 million, and (iii) 10,000 shares of common stock of AWA, par value $0.01 per share (“AWA Common Stock”). The AWA Preferred Stock is not redeemable and is vested with voting rights. Except as may otherwise be required by applicable law, the AWA Common Stock does not have any voting rights. Dividends on the AWA Preferred Stock accrue quarterly at the rate of 11% per annum and are payable in cash, in kind in the form of additional shares of AWA Preferred Stock, or in a combination thereof, at the option of AWA. The Company consolidates AWA as a result of Laundry Corp.’s ownership of the AWA Preferred Stock which represents 100% of the voting interest. The Company treats the AWA Common Stock held by CSC as a minority interest. The Company has not recorded minority interest because AWA’s Preferred Stock dividend requirements exceed its net income and CSC is not obligated to fund AWA’s losses. Minority interest will be recorded in the future for the amount of AWA’s net income that exceeds the preferred stock dividend requirements.

2.	Summary of Significant Accounting Policies

Recognition of Revenues
          The Company has agreements with various property owners that provide for the Company’s installation and operation of laundry machines at various locations in return for a commission. These agreements provide for both contingent (percentage of revenues) and fixed commission payments.
          The Company reports revenues from laundry machines on the accrual basis and has accrued the cash estimated to be in the machines at the end of each fiscal year. The Company calculates the estimated amount of cash and coin not yet collected at the end of a reporting period, which remain at laundry room locations by multiplying the average daily collection amount applicable to the location with the number of days the location had not been collected. The Company analytically reviews the estimated amount of cash and coin not yet collected at the end of a reporting period by comparing such amount with collections subsequent to the reporting period.
          AWA has short-term contracts under which it leases laundry machines and other household appliances to its customers. These contracts require a fixed charge that is billed and recorded as revenue on a monthly basis as per the terms of such contracts.
          Super Laundry’s customers generally sign sales contracts pursuant to which Super Laundry constructs and equips complete laundromat operations. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months. Construction-in-progress, the amount of which is not material, is classified as a component of inventory on the accompanying balance sheets. Sales of laundromats amounted to approximately $24.1 million for the year ended March 31, 2005, $20.8 million for the year ended March 31, 2004 and $26.8 million for the year ended March 31, 2003.
          No single customer represents more than 2% of the Company’s total revenues. In addition, the Company’s ten largest customers taken together account for less than 10% of the Company’s total revenues in the aggregate.

Use of Estimates
          Preparing financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash Equivalents
          The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories
          Inventory costs for Super Laundry are valued at the lower of cost (first-in, first-out) or market. Inventory costs for AWA and the route business are determined principally by using the average cost method and are stated at the lower of cost or net realizable value. Machine repair parts inventory is valued using a formula based on total purchases and the annual inventory turnover. Inventory consists of the following (in thousands):

	March 31,

	2005	2004

Laundry equipment	$8,882	$7,973
Machine repair parts	3,550	3,535

	$12,432	$11,508

Long-Lived Assets
          Long-lived assets held for use are subject to an impairment assessment if the carrying value is no longer recoverable based upon the undiscounted cash flows of the assets. The amount of the impairment is the difference between the carrying amount and the fair value of the asset. Management does not believe there is any impairment of long-lived assets at March 31, 2005.

Assets Held for Sale
          During the fiscal year ended March 31, 2004, the Company constructed five laundromats that were expected to be sold no later than the end of fiscal 2005. The Company has determined that the plan of sale criteria in FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” has been met. The Company continues to actively market these laundromats and anticipates selling them in the near future. These assets held for sale have been recorded at their historical cost totaling $2,475,000, which the Company believes to be less than its fair value less costs to sell. The carrying value of the laundromats that are held for sale is separately presented in the consolidated balance sheet.

Property, Equipment and Leasehold Improvements
          Property, equipment and leasehold improvements are carried at cost and are depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives or lease life, whichever is shorter:

Laundry equipment, installation costs and fixtures	5 to 8 years
Leasehold improvements and decorating costs	5 to 8 years
Trucks and other vehicles	3 to 4 years
          The cost of installing laundry machines is capitalized and included with laundry equipment. Decorating costs, which represent the costs of refurbishing and decorating laundry rooms in property-owner facilities, are capitalized and included with leasehold improvements.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Maintenance and repairs are charged to operations currently, and replacements of laundry machines and significant improvements are capitalized.

Goodwill
          The Company accounts for goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”. SFAS 142 requires an annual impairment test of goodwill. Goodwill is further tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. SFAS 142 requires a two-step process in evaluating goodwill. In performing the annual goodwill assessment, the first step requires comparing the fair value of the reporting unit to its carrying value. To the extent that the carrying value of the reporting unit exceeds the fair value, the Company would need to perform the second step in the impairment test to measure the amount of goodwill write-off. The fair value of the reporting units for these tests is based upon a discounted cash flow model. In step two, the fair value of the reporting unit is allocated to the reporting units’ assets and liabilities (a hypothetical purchase price allocation as if the reporting unit had been acquired on that date). The implied fair value of goodwill is calculated by deducting the allocated fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as determined in step one. The remaining fair value, after assigning fair value to all of the reporting units’ assets and liabilities, represents the implied fair value of goodwill for the reporting unit. If the implied fair value is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized. The Company has determined that its reporting units with goodwill consist of the route business, AWA and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry at March 31, 2005 and 2004 is as follows (in thousands):

	March 31,

	2005	2004

Route	$195,026	$195,026
Rental	6,837	6,837
Distribution	2,917	2,917

	204,780	204,780

          The Company performed its annual assessment of goodwill as of January 1, 2005 and determined that no impairment exists. There can be no assurances that future goodwill impairment tests will not result in a charge to income. Goodwill rollforward for the years ended March 31, 2005 and 2004 consists of the following (in thousands):

	March 31,

	2005	2004

Goodwill — beginning of year	$204,780	$203,860
Acquisitions	—	920

Goodwill — end of year	$204,780	$204,780

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contract Rights
          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions, are amortized using accelerated methods over periods ranging from 30 to 35 years. The Company does not record contract rights relating to new locations signed in the ordinary course of business.
          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2006	$13.5
2007	13.2
2008	12.9
2009	12.6
2010	12.3
          The Company assesses the recoverability of contract rights in accordance with the provisions of SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. The Company has twenty-eight geographic regions to which contract rights have been allocated. The Company has contracts at every location/property, and analyzes revenue and certain direct costs on a contract-by-contract basis, however, the Company does not allocate common region costs and servicing costs to contracts, therefore, regions represent the lowest level of identifiable cash flows in grouping contract rights. The assessment includes evaluating the financial results/cash flows and certain statistical performance measures for each region in which the Company operates. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base, and the regions general economic conditions. If as a result of this evaluation there are indicators of impairment that result in losses to the machine base, or an event occurs that would indicate that the carrying amounts may not be recoverable, the Company reevaluates the carrying value of contract rights based on future undiscounted cash flows attributed to that region and records an impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, management believes that there have not been any indicators of impairment of contract rights or long lived assets.

Advance Location Payments
          Advance location payments to location owners are paid at the inception or renewal of a lease for the right to operate applicable laundry rooms during the contract period, in addition to commission to be paid during the lease term and are amortized on a straight-line basis over the contract term, which generally ranges from 5 to 10 years. Prepaid rent is included on the balance sheet as a component of prepaid expenses.

Comprehensive Income (Loss)
          Comprehensive income (loss) is defined as the aggregate change in stockholders’ deficit excluding changes in ownership interests. Comprehensive income (loss) consists of gains or losses on derivative instruments (interest rate swap agreements).

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes
          The Company accounts for income taxes pursuant to the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Any deferred tax assets recognized for net operating loss carryforwards and other items are reduced by a valuation allowance when it is more likely than not that the benefits may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Derivatives
          The Company accounts for derivatives pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The derivatives used by the Company are interest rate swaps designated as cash flow hedges.
          The effective portion of the derivatives gain or loss is initially reported in stockholders’ deficit as a component of comprehensive loss and upon settlement subsequently reclassified into earnings.

3.	Long-Term Debt
          Long-term debt consists of the following (in thousands):

	March 31,

	2005	2004

9% Senior Notes due 2010	$324,500	$450,000
Credit facility indebtedness	240,507	260,337
Obligations under capital leases	6,630	6,762
Other long-term debt with varying terms and maturities	637	532

	572,274	717,631
Less current portion	17,704	9,149

	$554,570	$708,482

a. 9% Senior Notes
          On January 25, 2002, Coinmach Corp. issued $450 million of 9% Senior Notes due 2010 (the “9% Senior Notes”). Interest on the 9% Senior Notes is payable semi-annually on February 1 and August 1. The 9% Senior Notes, which are to mature on February 1, 2010, are unsecured senior obligations of Coinmach Corp. and are redeemable at the option of Coinmach Corp. in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days’ notice at the redemption prices set forth in the indenture, dated January 25, 2002, by and between Coinmach Corp. and U.S. Bank, N.A. as Trustee, governing the 9% Senior Notes plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption. The 9% Senior Notes contain certain financial covenants and restrict the payment of certain dividends, distributions or other payments from Coinmach Corp. to Laundry Corp. The indenture governing the 9% Senior Notes are guaranteed on a senior unsecured senior basis by our domestic subsidiaries.
          The indenture governing the 9% Senior Notes contains a number of restrictive covenants and agreements, including covenants with respect to the following matters: (i) limitation on additional

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on our capital stock, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of subordinated indebtedness, or an Investment (as defined in the indenture governing the 9% Senior Notes) in any other person or entity); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on consolidations, mergers and sales of substantially all of our assets.
          At March 31, 2005, Coinmach Corp. was in compliance with all covenants under the indenture governing the 9% Senior Notes.

b. Credit Facility
          On January 25, 2002, Coinmach Corp. also entered into the Senior Secured Credit Facility which was comprised of an aggregate of $355 million of secured financing consisting of: (i) a revolving credit facility which has a maximum borrowing limit of $75 million bearing interest at a monthly Eurodollar Rate plus 2.75% expiring on January 25, 2008; (ii) a $30 million Tranche A (“Tranche A”) term loan facility which was bearing interest at a monthly Eurodollar Rate plus 2.75% and (iii) a $250 million Tranche B (“Tranche B”) term loan facility which is bearing interest at a monthly Eurodollar Rate plus 2.75%. The Senior Secured Credit Facility (revolving credit facility portion) also provides for up to $10 million of letter of credit financings and short-term borrowings under a swing line facility of up to $7.5 million. These interest rates are subject to change from time to time and may increase by 25 basis points or decrease up to 75 basis points based on certain financial ratios.
          Interest on the borrowings under the Senior Secured Credit Facility is payable quarterly in arrears with respect to base rate loans and the last day of each applicable interest period with respect to Eurodollar loans and at a rate per annum not greater than the base rate or the Eurodollar rate, as defined in the Senior Secured Credit Facility. Subject to certain terms and conditions of the Senior Secured Credit Facility, the Company may, at its option convert base rate loans into Eurodollar loans. At March 31, 2005, the monthly variable Eurodollar interest rate was 2.90%.
          Indebtedness under the Senior Secured Credit Facility is secured by all of Coinmach Corp.’s real and personal property and is guaranteed by each of Coinmach Corp.’s domestic subsidiaries. Under the Senior Secured Credit Facility, Coinmach Corp. and Laundry Corp. pledged to Deutsche Bank Trust Company, as Collateral Agent, their interests in all of the issued and outstanding shares of capital stock of Coinmach Corp. and Coinmach Corp.’s domestic subsidiaries.
          The Senior Secured Credit Facility contains a number of restrictive covenants and agreements, including covenants with respect to limitations on (i) indebtedness; (ii) certain payments (in the form of the declaration or payment of certain dividends or distributions on the capital stock of Coinmach Corp. or its subsidiaries or the purchase, redemption or other acquisition of any of the capital stock of Coinmach Corp. or its subsidiaries); (iii) voluntary prepayments of previously existing indebtedness; (iv) Investments (as defined in the Senior Secured Credit Facility); (v) transactions with affiliates; (vi) liens; (vii) sales or purchases of assets; (viii) conduct of business; (ix) dividends and other payment restrictions affecting subsidiaries; (x) consolidations and mergers; (xi) capital expenditures; (xii) issuances of certain of Coinmach Corp.’s equity securities; and (xiii) creation of subsidiaries. The Senior Secured Credit Facility also requires that Coinmach Corp. satisfy certain financial ratios, including a maximum leverage ratio and a minimum consolidated interest coverage ratio.
          On November 24, 2004, CSC completed the IDS Transactions. Coinmach Corp. used a portion of the proceeds from the Intercompany Loan and the Capital Contribution to (i) redeem a portion of the

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
9% Senior Notes in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium), which notes were redeemed on December 24, 2004 and (ii) repay approximately $15.5 million of outstanding term loans under the Senior Secured Credit Facility. The 9% Senior Notes described above were redeemed on December 24, 2004 with the funds that were set aside in escrow on November 24, 2004.
          Transaction costs on the Consolidated Statements of Operations for the year ended March 31, 2005 represent (1) the $11.3 million redemption premium on the portion of 9% Senior Notes redeemed, (2) the write-off of the deferred financing costs relating to the redemption of 9% Senior Notes and the repayment of the term loans aggregating approximately $3.5 million, (3) expenses aggregating approximately $2.0 million relating to an amendment to the Senior Secured Credit Facility effected on November 15, 2004 to, among other things, permit the IDS Transactions and (4) special bonuses related to the IDS Transactions aggregating approximately $0.6 million.
          As a condition to the consummation of the initial public offering, Coinmach Corp. entered into an amendment to the Senior Secured Credit Facility on November 15, 2004 to, among other things, permit consummation of the IDS Transactions.
          At March 31, 2005, Coinmach Corp. was in compliance with the covenants under the indenture governing the Senior Secured Credit Facility.
          The Senior Secured Credit Facility requires Coinmach Corp. to make an annual mandatory repayment of principal on the outstanding balance of term loans based on 50% of “excess cash flow,” as defined. For the year ended March 31, 2005, the required amount that is payable is approximately $12.0 million on or prior to July 5, 2005.
          Debt outstanding under the Senior Secured Credit Facility consists of the following (in thousands):

	March 31,

	2005	2004

Tranche term loan B, semi-annual payments of approximately $1,240, increasing to approximately $6,199 on June 30, 2007 with the final payment of approximately $210,753 on July 25, 2009 (Interest rate of 5.65% at March 31, 2005)	$240,507	$242,986
Tranche term loan A	—	17,351
Revolving line of credit	—	—

	$240,507	$260,337

          At March 31, 2005, the amount available on the revolving credit facility portion of the Senior Secured Credit Facility was approximately $68.6 million. Letters of credit outstanding at March 31, 2005 were approximately $6.4 million.
          Coinmach Laundry is not a guarantor under the indenture governing the 9% Senior Notes or the Senior Secured Credit Facility.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The aggregate maturities of debt during the next five years and thereafter as of March 31, 2005 are as follows (in thousands):

Principal
Years Ending March 31,	Amount

2006	$17,704
2007	4,695
2008	12,985
2009	12,080
2010	524,738
Thereafter	72

Total debt	$572,274

c. Interest Rate Swaps
          On September 23, 2002, Coinmach Corp. entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest-rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The Company recognized accumulated other comprehensive income of approximately $2.5, net of tax, in the stockholders’ equity section for the fiscal year ended March 31, 2005, relating to the interest rate swaps that qualify as cash flow hedges.

4.	Intercompany Loan
          CSC made the Intercompany Loan of approximately $81.7 million to Coinmach Corp. with a portion of the proceeds from the IDS Transactions. Interest under the Intercompany Loan accrues at an annual rate of 10.95% and is payable quarterly on March 1, June 1, September 1 and December 1 of each year and the Intercompany Loan is due and payable in full on December 1, 2024. The Intercompany Loan is a senior unsecured obligation of Coinmach Corp., ranks equally in right of payment with all existing and future senior indebtedness of Coinmach Corp. and ranks senior in right of payment to all existing and future subordinated indebtedness of Coinmach Corp. Certain of Coinmach Corp.’s domestic restricted subsidiaries guarantee the Intercompany Loan on a senior unsecured basis. The Intercompany Loan currently contains covenants (other than a covenant providing for the delivery of reports to holders) that are substantially the same as those provided in the terms of the 9% Senior Notes (as such covenants may be modified in the future pursuant to the terms of the indenture governing the 9% Senior Notes) provided, however, that on the redemption or repayment in full of the 9% Senior Notes, the covenants contained in the Intercompany Loan will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the 9% Senior Notes or, in the absence thereof, the terms of CSC’s 11% senior secured notes. The Intercompany Loan and the guaranty of the Intercompany Loan by

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
certain subsidiaries of the Company were pledged by CSC to secure the repayment of the 11% Senior Secured Notes.
          If at any time Coinmach Corp. is not prohibited from doing so under the terms of its then outstanding indebtedness, in the event that CSC undertakes an offering of IDSs or Class A common stock, a portion of the net proceeds of such offering, subject to certain limitations, will be loaned to Coinmach Corp. and increase the principal amount of the Intercompany Loan and the guaranty of the Intercompany Loan.
          If Coinmach Corp. merged with or into CSC, the Intercompany Loan would be terminated and Coinmach Corp., as a constituent corporation of the merged companies, would become responsible for the payment obligations relating to CSC’s 11% senior secured notes.
          If an event of default occurs and is continuing under the Intercompany Loan, CSC will have the right to declare all obligations under the Intercompany Loan immediately due and payable; provided that if Coinmach Corp. shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the Intercompany Loan and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the 11% senior secured notes that causes a default or an event of default under the Intercompany Loan shall also be a waiver of such default or event of default under the Intercompany Loan without further action or notice.
          At March 31, 2005, Coinmach Corp. was in compliance with all the covenants under the Intercompany Loan.

5.	Retirement Savings Plan
          Coinmach Corp. maintains a defined contribution plan meeting the guidelines of Section 401(k) of the Internal Revenue Code. Such plan requires employees to meet certain age, employment status and minimum entry requirements as allowed by law.
          Contributions to such plan amounted to approximately $502,000 for the year ended March 31, 2005, $499,000 for the year ended March 31, 2004 and $495,000 for the year ended March 31, 2003. The Company does not provide any other post-retirement benefits.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Income Taxes
          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	March 31,

	2005	2004

Deferred tax liabilities:
Accelerated tax depreciation and contract rights	$108,058	$111,103
Interest rate swap	340	—
Other	1,798	1,246

	110,196	112,349

Deferred tax assets:
Interest rate swap	—	1,591
Net operating loss carryforwards	40,356	34,272
Covenant not to compete	1,072	1,202
Other	2,135	1,509

	43,563	38,574

Net deferred tax liability	$66,633	$73,775

          The net operating loss carryforwards of approximately $99 million expire between fiscal years 2006 through 2025. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.
          The (benefit) provision for income taxes consists of (in thousands):

	Year Ended March 31,

	2005	2004	2003

Federal	$(7,079)	$(2,948)	$(13)
State	(2,000)	(700)	394

	$(9,079)	$(3,648)	$381

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

	Year Ended March 31,

	2005	2004	2003

Expected tax benefit	$(16,543)	$(12,243)	$(885)
NOL Valuation Allowance	—	—	—
Non deductible interest — Preferred Stock	7,933	8,649	—
State tax (benefit) provision, net of federal taxes	(1,300)	(473)	256
Permanent book/tax differences:	831	419	1,010

Tax (benefit) provision	$(9,079)	$(3,648)	$381

          The incorporation of AWA and subsequent AWA Transactions created a tax gain for the Company. The gain is deferred and may only be recognized if AWA is deconsolidated in the future. AWA

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
has recorded a $1 million deferred tax asset representing the benefit derived from the corresponding increase in the tax basis of the assets it received from the Company.

7.	Redeemable Preferred Stock and Stockholders’ Deficit
          In August 2003, the Company affected a two thousand five hundred-for-one reverse stock split for its Common Stock and its Preferred Stock, as defined herein. All outstanding share amounts in the accompanying consolidated financial statements and related notes have been retroactively adjusted to reflect the reverse stock split.
          In July 2000, all of the issued and outstanding capital stock of Laundry Corp. was cancelled, and Laundry Corp. issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increased to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, (the “Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $2.50 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.
          On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for Laundry Corp.). As required by SFAS No. 150, accrued and unpaid dividends in fiscal years prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Effective April 1, 2003, dividends on the Preferred Stock have been classified as interest expense. For the years ended March 31, 2005 and 2004, the Company has recorded approximately $22.7 million and $24.7 million, respectively, of Preferred Stock dividends as interest expense. The Preferred Stock is carried at the amount of cash that would be paid under their terms if the shares were repurchased or redeemed at the reporting date. The cumulative and unpaid dividends as of March 31, 2005 were approximately $55.9 million.
          In November 2004 and December 2004, in connection with the IDS Transactions, a portion of the net proceeds from the initial public offering was used to redeem approximately $91.8 million of the Class A Preferred Stock (representing all of the outstanding Class A Preferred Stock) and approximately $7.4 million of the Class B Preferred Stock. All unredeemed Preferred Stock was exchanged by Holdings with CSC for additional shares of CSC Class B common stock. Therefore, all of the Class B Preferred Stock outstanding is now held by CSC.
          Under Laundry Corp.’s equity participation plan (the “Equity Participation Plan”), in July 2000, loans were extended by Laundry Corp. (the “EPP Loans”) to certain employees for the purchase of Common Stock at a fixed price per share equal to the fair market value of such Common Stock at the time of issuance as determined by the board of directors of Laundry Corp. Additionally, certain members of senior management of the Company also acquired Class B Preferred Stock at such time. Pursuant to the terms of the Equity Participation Plan, the Preferred Stock was fully vested at the time of purchase, and the Common Stock vests over a specified period, typically over four years.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          In March 2003, through a series of transactions, all of the outstanding capital stock of Laundry Corp. was contributed to Holdings in exchange for substantially equivalent equity interests (in the form of common membership units (the “Common Units”) and preferred membership units (the “Preferred Units”)) in Holdings. Accordingly, Laundry Corp. became a wholly owned subsidiary of Holdings.
          At March 31, 2005, there were 27,046,965 Common Units and 693 Preferred Units outstanding under the Equity Participation Plan of which 27,036,965 Common Units and 693 Preferred Units were vested.
          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of the Common Units and the Preferred Units.
          The installments on the EPP Loans have been forgiven by the Company on or prior to their respective due dates. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for changes in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). The Company has recorded compensation expense of approximately $74,000, $176,000 and $338,000 for the years ended March 31, 2005, 2004 and 2003, respectively.

8.	Commitments and Contingencies
          Rental expense for all operating leases, which principally cover offices and warehouse facilities, laundromats and vehicles, was approximately $9.7 million for the year ended March 31, 2005, $8.9 million for the year ended March 31, 2004 and $8.6 million for the year ended March 31, 2003.
          Certain leases entered into by the Company are classified as capital leases. Amortization expense related to equipment under capital leases is included with depreciation expense for the years ended March 31, 2005, 2004 and 2003.
          The following summarizes property under capital leases at March 31, 2005 and 2004:

	2005	2004

	(In thousands)
Laundry equipment and fixtures	$1,148	$962
Trucks and other vehicles	22,862	18,849

	24,010	19,811
Less accumulated amortization	(15,930)	(11,865)

	$8,080	$7,946

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Future minimum rental commitments under all capital leases and noncancelable operating leases as of March 31, 2005 are as follows (in thousands):

	Capital	Operating

2006	$3,550	$8,010
2007	2,459	6,231
2008	1,255	4,279
2009	263	3,246
2010	—	2,346
Thereafter	—	2,472

Total minimum lease payments	7,527	$26,584

Less amounts representing interest	897

Present value of net minimum lease payments (including current portion of $3,032)	$6,630

          The Company utilizes third party letters of credit to guarantee certain business transactions, primarily certain insurance activities. The total amount of the letters of credit at March 31, 2005 and March 31, 2004 were approximately $6.4 million and $3.8 million, respectively.
          The Company is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.
          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

9.	Related Party Transactions
          In February 1997, the Company extended a loan to an executive officer in the principal amount of $500,000 currently payable in ten equal annual installments ending in July 2006 (each payment date, a “Payment Date”), with interest accruing at a rate of 7.5% per annum. The loan provides that payment of principal and interest will be forgiven on each payment date based on certain conditions. The amounts forgiven are charged to general and administrative expenses. The balance of such loan of approximately $100,000 and $150,000 is included in other assets as of March 31, 2005 and March 31, 2004, respectively.
          On May 5, 1999, the Company extended a loan to an executive officer of the Company in a principal amount of $250,000 to be repaid in a single payment on the third anniversary of such loan with interest accruing at a rate of 8% per annum. On March 15, 2002, the Company and the executive officer entered into a replacement promissory note in exchange for the original note evidencing the loan. The replacement note is in an original principal amount of $282,752, the outstanding loan balance under the replacement note is payable in equal annual installments of $56,550 commencing on March 15, 2003 and the obligations under the replacement note are secured, pursuant to an amendment to the replacement note dated March 6, 2003, by a pledge of certain preferred and common units of Holdings held by such executive officer. The outstanding balance of such loan is included in other assets as of March 31, 2005 and March 31, 2004.
          During the fiscal year ended March 31, 2005, the Company paid a member of each of the Company’s board of directors, the Coinmach Corp. board of directors, the Holdings board of managers and

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the CSC board of directors, $180,000 for general financial advisory and investment banking services which are recorded in general and administrative expenses. Additionally, CSC paid a one time fee of $500,000 to a director in connection with the IDS Transactions.

10.	Fair Value of Financial Instruments
          The Company is required to disclose fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.
          The carrying amounts of cash and cash equivalents, receivables, the Senior Secured Credit Facility, and other long-term debt approximate their fair value at March 31, 2005.
          The carrying amount and related estimated fair value for the 9% Senior Notes are as follows (in thousands):

	Carrying	Estimated
	Amount	Fair Value

9% Senior Notes at March 31, 2005	$324,500	$332,613
9% Senior Notes at March 31, 2004	$450,000	$483,750
          The fair value of the 9% Senior Notes are based on quoted market prices.

11.	Segment Information
          The Company reports segment information for the route segment, its only reportable operating segment, and provides information for its two other operating segments reported as “All other”. The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. The other business operations reported in “All other” include the aggregation of the rental and distribution businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts, and selling service contracts through the Company’s wholly-owned subsidiary, Super Laundry. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), cash flow and growth opportunity. The accounting policies of the segments are the same as those described in Note 2, Summary of Significant Accounting Policies.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The table below presents information about the Company’s segments (in thousands):

	Year Ended March 31,

	2005	2004	2003

Revenue:
Route	$472,484	$469,641	$471,443
All other:
Rental	34,372	32,572	28,743
Distribution	31,748	28,875	34,993

Subtotal	66,120	61,447	63,736

Total revenue	$538,604	$531,088	$535,179

EBITDA(1):
Route	$155,378	$154,436	$158,938
All other:
Rental	13,840	12,197	11,381
Distribution	1,412	(1,254)	(1,679)

Subtotal	15,252	10,943	9,702

Other items, net	(855)	(230)	454
Transaction costs(2)	(17,389)	—	—
Corporate expenses	(9,352)	(9,460)	(9,568)

Total EBITDA	143,034	155,689	159,526
Reconciling items:
Depreciation and amortization expense, amortization of advance location payments and amortization of intangibles:
Route	(98,921)	(98,148)	(94,489)
All other	(8,242)	(8,062)	(7,746)
Corporate expenses	(3,277)	(2,367)	(1,943)

Total depreciation	(110,440)	(108,577)	(104,178)

Interest expense	(56,253)	(57,377)	(58,167)
Interest expense — preferred stock	(22,666)	(24,714)	—
Interest expense — escrow	(941)	—	—

Consolidated loss before income taxes	$(47,266)	$(34,979)	$(2,819)

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of net loss to EBITDA for the periods indicated above.

(2)	The computation of EBITDA for the fiscal year ended March 31, 2005 has not been adjusted to take into account transaction costs consisting of (i) approximately $11.3 million redemption premium on the 9% Senior Notes redeemed, (ii) the write-off of the deferred financing costs relating to the 9% Senior Notes redeemed and term loans repaid aggregating approximately $3.5 million, (iii) expenses aggregating approximately $2.0 million relating to an amendment to the Senior Secured

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Facility effected on November 15, 2004 to, among other things, permit the IDS Transactions and (iv) special bonuses related to the IDS Transactions aggregating approximately $0.6 million.

	Year Ended March 31,

	2005	2004	2003

Expenditures for acquisitions and additions of long-lived assets:
Route	$64,844	$81,685	$78,939
All other	7,279	8,662	9,722

Total	$72,123	$90,347	$88,661

Segment assets:
Route	$910,980	$891,980	$901,672
All other	28,209	56,269	60,404
Corporate assets	6,035	11,259	14,087

Total	$945,224	$959,508	$976,163

Non-GAAP Financial Measures
          EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of the Company’s three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because Coinmach has historically provided EBITDA to investors, management believes that presenting this non-GAAP financial measure provides consistency in financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by GAAP) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by GAAP) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s net loss to EBITDA for each period presented (in millions):

	Year Ended March 31,

	2005	2004	2003

Net loss	$(38.2)	$(31.3)	$(3.2)
(Benefit) provision for income taxes	(9.1)	(3.7)	0.3
Interest expense	56.3	57.4	58.2
Interest expense — preferred stock	22.7	24.7	—
Interest expense — escrow interest	0.9	—	—
Depreciation and amortization	110.4	108.6	104.2

EBITDA*	$143.0	$155.7	$159.5

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

*	The computation of EBITDA for the fiscal year ended March 31, 2005 has not been adjusted to take into account transaction costs consisting of (1) approximately $11.3 million redemption premium on the portion of the 9% Senior Notes redeemed, (2) the write-off of the deferred financing costs relating to the 9% Senior Notes redeemed and term loans repaid aggregating approximately $3.5 million, (3) expenses aggregating approximately $2.0 million relating to an amendment to the Senior Secured Credit Facility effected on November 15, 2004 to, among other things, permit the IDS Transactions and (4) special bonuses related to the IDS Transactions aggregating approximately $0.6 million.

12.	Other Items, net
          In October 2002, the Company sold its ownership interest in Resident Data, Inc. (“RDI”), valued at approximately $2.7 million, to unrelated third parties (the “RDI Sale”), for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million. Offsetting this gain at October 2002 was approximately $2.8 million of various expenses related to (i) professional fees incurred in connection with the formation of AWA and related restructuring transactions, including the transfer of the Appliance Warehouse division of Coinmach Corp. to AWA and the formation of Holdings, (ii) organizational costs related to the formation of American Laundry Franchising Corp., a wholly owned subsidiary of Super Laundry, and (iii) certain expenses associated with the consolidation of certain offices of Super Laundry which was the result of several actions taken by Coinmach Corp. to reduce operating costs at Super Laundry. These actions included, among other things, the closing of operations in Northern California, New Jersey and Maryland, the reassignment of various responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of various receivable balances.
          Under the terms of the RDI Sale, Coinmach Corp. was entitled to receive, subject to the satisfaction of certain specified conditions, a portion of the purchase price up to an aggregate amount of approximately $2.1 million. These funds were scheduled to be paid in two installments in October 2003 and October 2004.
          In October 2003, Coinmach Corp. received the first installment of approximately $1.0 million. Based on the receipt of this first installment and expectations with respect to the receipt of the balance of the funds, Coinmach Corp. recorded income of approximately $1.7 million for the year ended March 31, 2004. Offsetting the additional income related to the RDI Sale was approximately $1.9 million of various expenses related to certain costs associated with the consolidation of certain offices of Super Laundry. This consolidation was the result of several actions taken by Coinmach Corp. to reduce operating costs at Super Laundry including, among other things, the closing of distribution operations in Southern California, the reassignment of various responsibilities among Super Laundry’s remaining management team and the 0 4 0 write-off of inventory due to obsolescence.
          In November 2004, Coinmach Corp. received the second installment of approximately $0.9 million. Other items for the year ended March 31, 2005 include approximately $1.2 million relating to additional expenses associated with the closing of California operations in the distribution business, offset slightly by additional income related to the RDI Sale.

13.	Dividends
          On March 1, 2005, CLC paid a cash dividend of approximately $3.3 million on its Class B Preferred Stock to CSC.
          On June 1, 2005, CLC will pay a cash dividend of approximately $5.4 million on its Class B Preferred Stock to CSC.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Quarterly Financial Information (Unaudited)
          The following is a summary of the quarterly results of operations for the years ended March 31, 2005 and 2004 (in thousands):

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2004	2004	2004	2005

Revenues	$133,499	$132,950	$135,627	$136,528
Operating income	12,335	11,085	13,318	13,245
Loss before income taxes	(8,452)	(10,121)	(24,401)	(4,292)
Net loss attributable to common stockholders	(7,780)	(8,872)	(16,820)	(4,715)

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2004

Revenues	$132,517	$129,951	$135,740	$132,880
Operating income	12,338	11,061	12,711	11,002
Loss before income taxes	(7,883)	(9,458)	(8,005)	(9,633)
Net loss attributable to common stockholders	(7,169)	(8,747)	(7,360)	(8,055)

15.	Subsequent Events
          On December 19, 2005, Coinmach Corp., Laundry Corp. and certain subsidiary guarantors entered into an amended and restated credit agreement (which we refer to as the “Amended and Restated Credit Agreement”) with Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and certain other lending institutions which are a party thereto. The Amended and Restated Credit Agreement consists of a $570.0 million term loan facility and a $75.0 million revolving credit facility that is currently undrawn (subject to approximately $6.4 million of currently outstanding letters of credit). On December 19, 2005, Coinmach Corp. borrowed $230.0 million under the term loan facility to refinance approximately $229.3 million aggregate principal amount of then outstanding term debt under the Senior Secured Credit Facility and pay related expenses. The term loan facility also allows Coinmach Corp. to borrow up to an additional $340.0 million of delayed draw term loans, provided that such amounts are borrowed on or after February 1, 2006 and prior to February 28, 2006 and are used, substantially contemporaneously with such borrowing, to retire all of the outstanding 9% Senior Notes due 2010 and pay related premiums, costs and expenses.
          Coinmach Corp. expects to use borrowings of $340.0 million under the term loan facility to retire all of the $324.5 million aggregate principal amount of outstanding 9% Senior Notes (plus approximately $14.6 million of related redemption premium) and pay related fees and expenses.
          The term loan borrowings under the Amended and Restated Credit Agreement are scheduled to be fully repaid on December 19, 2012, and the revolving credit facility under the Amended and Restated Credit Agreement expires on December 19, 2010. Borrowings under the revolving credit facility accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 2.00% and the Eurodollar rate plus 3.00%, subject in each case to performance based adjustments. The term loans accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 1.50% and the Eurodollar rate plus 2.50%, subject in each case to performance based adjustments. The Amended and Restated Credit Agreement is secured by a first priority interest in all of Coinmach Corp.’s real and personal property and is guaranteed by each of Coinmach Corp.’s domestic subsidiaries.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          After the retirement of all outstanding 9% Senior Notes, subject to the satisfaction of certain specified conditions contained in the terms of its outstanding indebtedness, CSC may decide to merge Laundry Corp. and Coinmach Corp. into CSC. As a result of the merger event, (i) CSC would become an operating company, (ii) the subsidiaries of Coinmach Corp. would become the direct subsidiaries of CSC and such subsidiaries would become guarantors of the 11% Senior Secured Notes, (iii) the Intercompany Loan owed by Coinmach Corp. to CSC would no longer be outstanding, (iv) certain covenants under the indenture governing the 11% Senior Secured Notes relating to the Intercompany Loan would no longer be applicable, (v) CSC would replace Coinmach Corp. as the obligor on the Amended and Restated Credit Agreement and (vi) Laundry Corp. and Coinmach Corp. would cease to exist.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS
CONDENSED BALANCE SHEETS

	March 31,

	2005	2004

	(In thousands of dollars,
	except share data)
ASSETS
Deferred income tax	$2,307	$1,974
Other assets (principally investment in and amounts due from wholly owned subsidiaries)	149,335	94,321

Total assets	$151,642	$96,295

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 34.12 shares issued and outstanding (liquidation preference of $186,034 at March 31, 2005) — owned by Parent	$186,034	$265,914

Total liabilities	186,034	265,914
Commitments and contingencies
Stockholders’ deficit:
Common stock — $2.50 par value; 76,000 shares authorized; 66,790.27 shares issued and outstanding at March 31, 2005 and 66,825.83 shares issued and outstanding at March 31, 2004	167	167
Capital in excess of par value	175,864	5,022
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive income (loss), net of tax	492	(2,006)
Accumulated deficit	(202,915)	(164,728)
Deferred compensation	(12)	(86)

Total stockholders’ deficit	(34,392)	(169,619)

Total liabilities and stockholders’ deficit	$151,642	$96,295

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS
CONDENSED STATEMENTS OF OPERATIONS

	Year Ended March 31,

	2005	2004	2003

	(In thousands of dollars)
Costs and expenses:
General and administrative	$509	$704	$999

Operating loss	(509)	(704)	(999)
Interest expense — Preferred Stock	22,666	24,714	—

Loss before income taxes and equity in net loss of subsidiaries	(23,175)	(25,418)	(999)

Benefit for income taxes:
Current	—	1	38
Deferred	(334)	(134)	(125)

	(334)	(133)	(87)

Loss before equity in net loss of subsidiaries	(22,841)	(25,285)	(912)
Equity in net loss of subsidiaries	(15,346)	(6,046)	(2,288)

Net loss	(38,187)	(31,331)	(3,200)
Preferred stock dividends	—	—	(20,838)

Net loss attributable to common stockholders	$(38,187)	$(31,331)	$(24,038)

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended March 31,

	2005	2004	2003

	(In thousands of dollars)
Operating activities
Net loss	$(38,187)	$(31,331)	$(3,200)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in net loss of subsidiaries	15,346	6,046	2,288
Deferred income taxes	(334)	(134)	(125)
Interest expense — Preferred Stock	22,666	24,714	—
Stock based compensation	74	176	338
Change in operating assets and liabilities, net of businesses acquired:
Other assets	36	(297)	(153)
Prepaid expenses	—	—	78

Net cash used in operating activities	(399)	(826)	(774)

Financing activities
Net (repayments) borrowings from subsidiary	(489)	827	989
Repayments of bank and other borrowings	—	—	(250)
Due to Parent	888	—	—
Receivables from stockholders	—	(1)	35

Net cash provided by financing activities	399	826	774

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS
NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	Basis of Presentation
          In Coinmach Laundry Corporation (“CLC”) — only financial statements, CLC’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since date of acquisition. CLC-only financial statements should be read in conjunction with CLC’s consolidated financial statements.

2.	Redeemable Preferred Stock and Stockholders’ Deficit
          In August 2003, CLC affected a two thousand five hundred-for-one reverse stock split for its Common Stock and its Preferred Stock, as defined herein. All outstanding share amounts in the accompanying consolidated financial statements and related notes have been retroactively adjusted to reflect the reverse stock split.
          Pursuant to a merger agreement in July 2000, all of the issued and outstanding capital stock of CLC was cancelled, and CLC issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increased to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, the “Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $2.50 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.
          In May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for CLC). As required by SFAS No. 150, accrued and unpaid dividends in fiscal years prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Effective April 1, 2003, dividends on the Preferred Stock have been classified as interest expense. For the years ended March 31, 2005 and 2004, CLC has recorded approximately $22.7 million and $24.7 million, respectively, of Preferred Stock dividends as interest expense. The Preferred Stock is carried at the amount of cash that would be paid under their terms if the shares were repurchased or redeemed at the reporting date. The cumulative and unpaid dividends as of March 31, 2005 were approximately $55.9 million.
          In November 2004 and December 2004, in connection with an offering by Coinmach Service Corp. (“CSC”), the parent of CLC, a portion of the net proceeds were used to redeem approximately $91.8 million of the Class A Preferred Stock (representing all of the outstanding Class A Preferred Stock) and approximately $7.4 million of the Class B Preferred Stock. All unredeemed Preferred Stock was exchanged by Holdings with CSC for additional shares of CSC Class B common stock. All unredeemed Preferred Stock was exchanged by Holdings with CSC for additional shares of CSC Class B common stock. Therefore, all of the Class B Preferred Stock outstanding is now held by CSC.
          Under CLC’s equity participation plan (the “Equity Participation Plan”), in July 2000, loans were extended by CLC (the “EPP Loans”) to certain employees for the purchase of Common Stock at a fixed price per share equal to the fair market value of such Common Stock at the time of issuance as

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
determined by the board of directors of CLC. Additionally, certain members of senior management of CLC also acquired Class B Preferred Stock at such time. Pursuant to the terms of the Equity Participation Plan, the Preferred Stock was fully vested at the time of purchase, and the Common Stock vests over a specified period, typically over four years.
          In March 2003, through a series of transactions, all of the outstanding capital stock of CLC was contributed to Coinmach Holdings, LLC (“Holdings”) in exchange for substantially equivalent equity interests (in the form of common membership units (the “Common Units”) and preferred membership units (the “Preferred Units”)) in Holdings. Accordingly, Laundry Corp. became a wholly owned subsidiary of Holdings.
          At March 31, 2005, 27,046,965 Common Units and 693 Preferred Units were outstanding under the Equity Participation Plan and 27,036,965 Common Units and 693 Preferred Units were vested.
          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of the Common Units and the Preferred Units.
          The installments on the EPP Loans have been forgiven by CLC on or prior to their respective due dates. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for changes in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). CLC has recorded compensation expense of approximately $74,000, $176,000 and $338,000 for the years ended March 31, 2005, 2004 and 2003, respectively.

3.	Commitments and Contingencies
          CLC is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the consolidated financial position, results of operations or cash flows of CLC.
          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

4.	Subsequent Events
          On December 19, 2005, Coinmach Corporation, a Delaware corporation wholly owned by CLC (“Coinmach”), CLC and certain subsidiary guarantors entered into an amended and restated credit agreement (which we refer to as the “Amended and Restated Credit Agreement”) with Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and certain other lending institutions which are a party thereto. The Amended and Restated Credit Agreement consists of a $570.0 million term loan facility and a $75.0 million revolving credit facility that is currently undrawn (subject to approximately $6.4 million of currently outstanding letters of credit). On December 19, 2005, Coinmach borrowed $230.0 million under the term loan facility to refinance approximately $229.3 million aggregate principal amount of then outstanding term debt under Coinmach’s original credit facility which was entered into on January 25, 2002. The term loan facility also allows Coinmach to borrow up to an additional $340.0 million of delayed draw term loans, provided that such amounts are borrowed on or after February 1, 2006 and prior to February 28, 2006 and are used,

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
substantially contemporaneously with such borrowing, to retire all of the outstanding 9% Senior Notes due 2010 and pay related premiums, costs and expenses.
          Coinmach expects to use borrowings of $340.0 million under the term loan facility, to retire all of its $324.5 million aggregate principal amount of outstanding 9% senior notes (plus approximately $14.6 million of related redemption premium) and pay related fees and expenses.
          The term loan borrowings under the Amended and Restated Credit Agreement are scheduled to be fully repaid on December 19, 2012, and the revolving credit facility under the Amended and Restated Credit Agreement expires on December 19, 2010. Borrowings under the revolving credit facility accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 2.00% and the Eurodollar rate plus 3.00%, subject in each case to performance based adjustments. The term loans accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 1.50% and the Eurodollar rate plus 2.50%, subject in each case to performance based adjustments. The Amended and Restated Credit Agreement is secured by a first priority interest in all of Coinmach’s real and personal property and is guaranteed by each of Coinmach’s domestic subsidiaries.
          After the retirement of all outstanding 9% senior notes, subject to the satisfaction of certain specified conditions contained in the terms of its outstanding indebtedness, CSC may decide to merge CLC and Coinmach into CSC. As a result of the merger event, (i) CSC would become an operating company, (ii) the subsidiaries of Coinmach would become the direct subsidiaries of CSC and such subsidiaries would become guarantors of CSC’s 11% Senior Secured Notes due 2004 (the “11% Senior Secured Notes”), (iii) the Intercompany Loan owed by Coinmach to CSC would no longer be outstanding, (iv) certain covenants under the indenture governing the 11% Senior Secured Notes relating to the Intercompany Loan would no longer be applicable, (v) CSC would replace Coinmach as the obligor on the Amended and Restated Credit Agreement and (vi) CLC and Coinmach would cease to exist.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions

	Balance at	Charged to	Charged to		Balance at
	Beginning of	Costs and	Other		End of
Description	Period	Expenses	Accounts	Deductions(1)	Period

Year ended March 31, 2005
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	$2,892,000	$1,617,000	$—	$(715,000)	$3,794,000
Year ended March 31, 2004
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	1,553,000	1,831,000	—	(492,000)	2,892,000
Year ended March 31, 2003
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	1,342,000	1,188,000	—	(977,000)	1,553,000

(1)	Write-off to Accounts Receivable.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2005
(In thousands of dollars, except share data)

ASSETS:
Current assets:
Cash and cash equivalents	$49,261
Receivables, net	5,702
Inventories	12,536
Assets held for sale	349
Prepaid expenses	3,944
Interest rate swap asset	790
Other current assets	2,297

Total current assets	74,879
Advance location payments	70,179
Property, equipment and leasehold improvements, net of accumulated depreciation and amortization of $366,441	262,130
Contract rights, net of accumulated amortization of $107,733	303,676
Goodwill	204,780
Other assets	8,374

Total assets	$924,018

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable and accrued expenses	$32,113
Accrued rental payments	33,603
Accrued interest	7,726
Current portion of long-term debt	5,961

Total current liabilities	79,403
Deferred income taxes	63,156
Intercompany loan	81,670
Due to Parent	491
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 54.12 shares issued and outstanding (liquidation preference of $182,595)	182,595
Long-term debt, less current portion	556,267

Total liabilities	963,582
Stockholders’ deficit:
Common stock	167
Capital in excess of par value	175,864
Carryover basis adjustment	(7,988)
Accumulated other comprehensive loss, net of tax	467
Accumulated deficit	(208,074)

Total stockholders’ deficit	(39,564)

Total liabilities and stockholders’ deficit	$924,018

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND ACCUMULATED DEFICIT

	Six Months Ended
	September 30,

	2005	2004

	(In thousands of dollars,
	except per share data)
Revenues	$266,150	$266,449
Costs and expenses:
Laundry operating expenses (exclusive of depreciation and amortization of advance location payments)	181,032	182,632
General and administrative	4,665	4,727
Depreciation and amortization	37,861	38,058
Amortization of advance location payments	9,173	9,852
Amortization of intangibles	6,970	7,260
Other items, net	310	500

	240,011	243,029

Operating income	26,139	23,420
Interest expense	27,364	28,625
Interest expense — preferred stock	7,391	13,368

Loss before income taxes	(8,616)	(18,573)
Benefit for income taxes:
Current	—	35
Deferred	(3,457)	(1,956)

	(3,457)	(1,921)

Net loss	$(5,159)	$(16,652)

Net loss per common share	$(77.24)	$(249.25)

Weighted average common shares	66,790.27	66,805.83

Accumulated deficit, beginning of period	$(202,915)
Net loss	(5,159)

Accumulated deficit, end of period	$(208,074)

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	September 30,

	2005	2004

	(Dollars in thousands)
Operating activities
Net loss	$(5,159)	$(16,652)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	37,861	38,058
Amortization of advance location payments	9,173	9,852
Amortization of intangibles	6,970	7,260
Interest expense — preferred stock	7,391	13,368
Loss (gain) on sale of equipment	27	(54)
Deferred income taxes	(3,457)	(1,956)
Amortization of deferred issue costs	795	1,207
Stock based compensation	12	37
Change in operating assets and liabilities, net of businesses acquired:
Other assets	(1,226)	927
Receivables, net	784	(2,624)
Inventories and prepaid expenses	946	(20)
Accounts payable and accrued expenses, net	2,758	(1,261)
Accrued interest	(261)	202

Net cash provided by operating activities	56,610	48,344

Investing activities
Additions to property and equipment	(29,944)	(27,670)
Advance location payments to location owners	(7,130)	(9,285)
Acquisition of net assets related to acquisitions of businesses	(1,210)	(618)
Proceeds from sale of property and equipment	498	291

Net cash used in investing activities	(37,786)	(37,282)

Financing activities
Repayments under credit facility	(11,223)	(3,066)
(Repayments) borrowings from bank and other borrowings	(121)	217
Principal payments on capitalized lease obligations	(2,660)	(2,224)
Net repayments to Parent	(1,569)	—
Dividend paid to Parent	(10,830)	—
Receivables from stockholders	—	(4)

Net cash used in financing activities	(26,403)	(5,077)

Net (decrease) increase in cash and cash equivalents	(7,579)	5,985
Cash and cash equivalents, beginning of period	56,840	31,620

Cash and cash equivalents, end of period	$49,261	$37,605

Supplemental disclosure of cash flow information
Interest paid	$26,830	$27,285

Income taxes paid	$251	$197

Non-cash financing activities
Acquisition of fixed assets through capital leases	$3,958	$3,217

Transfer of assets held for sale to fixed assets	$1,936	$—

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
September 30, 2005

1.	Basis of Presentation
          The condensed consolidated financial statements include the accounts of Coinmach Laundry Corporation, a Delaware corporation (“CLC” or the “Company”), and all of its subsidiaries, including Coinmach Corporation, a Delaware corporation (“Coinmach”). All significant intercompany profits, transactions and balances have been eliminated in consolidation. CLC is a wholly owned subsidiary of Coinmach Service Corp. (“CSC”). CSC, a Delaware corporation, formed on December 23, 2003. Unless otherwise specified herein, references to the “Company” “we,” “us” and “our” shall mean CLC and its subsidiaries.
          On November 24, 2004, CSC completed its initial public offerings of Income Deposit Securities (“IDSs”) and 11% senior secured notes due 2024 sold separate and apart from the IDSs (such notes, together with the 11% senior secured notes due 2024 underlying IDSs, the “11% Senior Secured Notes”). In connection with the offering and certain related corporate reorganization transactions, Coinmach Holdings LLC, a Delaware limited liability company, (“Holdings”) exchanged all then outstanding CLC capital stock held by it and all of the outstanding non-voting common stock of Appliance Warehouse of America, Inc., a Delaware corporation (“AWA”), to CSC for 24,980,445 shares of CSC Class B common stock, which represents all of the outstanding CSC Class B common stock. Pursuant to these transactions, CSC became controlled by Holdings and AWA became jointly-owned by CSC and the Company. The initial public offerings of CSC and related transactions and the use of proceeds therefrom are referred to herein collectively as the “IDS Transactions.”
          CSC used a portion of the proceeds from the IDS Transactions to make an intercompany loan (the “Intercompany Loan”) to Coinmach in an aggregate principal amount of approximately $81.7 million and a capital contribution to CLC (the “Capital Contribution”) aggregating approximately $170.8 million of which approximately $165.6 million was contributed by CLC to Coinmach. These proceeds, along with available cash, were used by Coinmach to (i) redeem a portion of Coinmach’s 9% senior notes due 2010 (the “9% Senior Notes”) in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium), which notes were redeemed on December 24, 2004, (ii) repay approximately $15.5 million of outstanding term loans under Coinmach’s senior secured credit facility (the “Senior Secured Credit Facility”) and (iii) make a $96.8 million dividend payment to CLC.
          The Company incurred certain expenses that were classified as transaction costs on the Consolidated Statements of Operations for the fiscal year ended March 31, 2005 which included (1) the $11.3 million redemption premium on the portion of 9% Senior Notes redeemed, (2) the write-off of the deferred financing costs relating to the redemption of 9% Senior Notes and the repayment of the term loans aggregating approximately $3.5 million, (3) expenses aggregating approximately $1.8 million relating to an amendment to the Senior Secured Credit Facility effected on November 15, 2004 to, among other things, permit the IDS Transactions, and (4) special bonuses to senior management related to the IDS Transactions aggregating approximately $0.8 million.
          The Company is a provider of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating retail laundromats located throughout Texas and Arizona. Through AWA, the Company leases laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
Corp. (“Super Laundry”), a wholly-owned subsidiary of the Company, constructs, designs and retrofits laundromats and distributes laundromat equipment.
          The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, such financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from such estimates.
          The interim results presented herein are not necessarily indicative of the results to be expected for the entire year.
          In the opinion of management of the Company, these unaudited condensed consolidated financial statements contain all adjustments of a normal recurring nature necessary for a fair presentation of the financial statements for the interim periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

2.	Inventories
          Inventory costs for Super Laundry are valued at the lower of cost (first-in, first-out) or market. Inventory costs for AWA and the route business are determined principally by using the average cost method and are stated at the lower of cost or net realizable value. Machine repair parts inventory is valued using a formula based on total purchases and the annual inventory turnover. Inventory consists of the following (in thousands):

September 30,
2005

Laundry equipment	$8,872
Machine repair parts	3,664

$12,536

3.	Assets Held for Sale
          During the year ended March 31, 2004, the Company constructed five laundromats that were expected to be sold no later than the end of fiscal 2005. Although the laundromats were not sold, the Company continued to market them through September 30, 2005. The Company had determined that the plan of sale criteria in FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” had been met. At September 30, 2005, the Company had accepted an offer to sell one of the laundromats for a purchase price of approximately $350,000, which closed on October 19, 2005 and which resulted in a write down of the related asset value by approximately $190,000. This write down is reflected in Other items, net on the Statement of Operations for the three and six months ended September 30, 2005. In addition, the Company reclassified the balance of the remaining laundromats from Assets Held for Sale to Fixed Assets because the Company has ceased all marketing efforts and has decided to operate these facilities as part of its retail operations. The amount transferred was approximately $1,936,000 as of September 30, 2005, which represents their historical cost. The Company believes the fair value of these laundromats exceeds the historical cost. The carrying value of the laundromat that is held for sale is separately presented in the consolidated balance sheet.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

4.	Goodwill and Contract Rights
          The Company accounts for goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires an annual impairment test of goodwill. Goodwill is further tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. SFAS 142 requires a two-step process in evaluating goodwill. In performing the annual goodwill assessment, the first step requires comparing the fair value of the reporting unit to its carrying value. To the extent that the carrying value of the reporting unit exceeds the fair value, the Company would need to perform the second step in the impairment test to measure the amount of goodwill write-off. Based on present operating and strategic plans, management believes that there have not been any indications of impairment of goodwill. The fair value of the reporting units for these tests is based upon a discounted cash flow model. In step two, the fair value of the reporting unit is allocated to the reporting units’ assets and liabilities (a hypothetical purchase price allocation as if the reporting unit had been acquired on that date). The implied fair value of goodwill is calculated by deducting the allocated fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as determined in step one. The remaining fair value, after assigning fair value to all of the reporting units’ assets and liabilities, represents the implied fair value of goodwill for the reporting unit. If the implied fair value is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized. The Company has determined that its reporting units with goodwill consist of the route business, AWA and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry is as follows (in thousands):

Route	$195,026
Rental (AWA)	6,837
Distribution (Super Laundry)	2,917

$204,780

          The Company performed its annual assessment of goodwill as of January 1, 2005 and determined that no impairment existed. There can be no assurances that future goodwill impairment tests will not result in a charge to income.
          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions, are amortized using accelerated methods over periods ranging from 30 to 35 years. The Company does not record contract rights relating to new locations signed in the ordinary course of business.
          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2006 (remainder of year)	$6.8
2007	13.3
2008	13.0
2009	12.6
2010	12.3
          The Company assesses the recoverability of contract rights in accordance with the provisions of SFAS No. 144 “Accounting for the Impairment and Disposal of Long-Lived Assets” (“SFAS 144”). The

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
Company has twenty-eight geographic regions to which contract rights have been allocated. The Company has contracts at every location/property, and analyzes revenue and certain direct costs on a contract-by-contract basis, however, the Company does not allocate common region costs and servicing costs to contracts, therefore regions represent the lowest level of identifiable cash flows in grouping contract rights. The assessment includes evaluating the financial results/cash flows and certain statistical performance measures for each region in which the Company operates. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base, and the regions general economic conditions. If as a result of this evaluation there are indicators of impairment that result in losses to the machine base, or an event occurs that would indicate that the carrying amounts may not be recoverable, the Company reevaluates the carrying value of contract rights based on future undiscounted cash flows attributed to that region and records an impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, management believes that there have not been any indicators of impairment of contract rights or long lived assets.

5.	Long-Term Debt
          Long-term debt consists of the following (in thousands):

September 30,
2005

9% Senior Notes due 2010	$324,500
Credit facility indebtedness	229,284
Obligations under capital leases	7,928
Other long-term debt with varying terms and maturities	516

562,228
Less current portion	5,961

$556,267

9% Senior Notes
          On January 25, 2002, Coinmach issued $450 million aggregate principal amount of the 9% Senior Notes. Interest on the 9% Senior Notes is payable semi-annually on February 1 and August 1 to the holders of record at the close of business on the January 15 and July 15, respectively, immediately preceding the applicable interest payment date. The 9% Senior Notes, which are to mature on February 1, 2010, are unsecured senior obligations of Coinmach and are redeemable, at its option, in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth in the indenture, governing the 9% Senior Notes plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption. The 9% Senior Notes contain certain financial covenants and restrict the payment of certain dividends, distributions or other payments from Coinmach to CLC. The 9% Senior Notes are guaranteed on a senior unsecured senior basis by our domestic subsidiaries.
          On December 24, 2004, Coinmach used a portion of the proceeds of CSC’s initial public offerings of IDSs and separate 11% Senior Secured Notes to redeem a portion of the 9% Senior Notes in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium). Such 9% Senior Notes were redeemed with

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
funds that were set aside in escrow on November 24, 2004. As a result of such redemption, at September 30, 2005 there was $324.5 million aggregate principal amount of 9% Senior Notes outstanding.
          The indenture governing the 9% Senior Notes contains a number of restrictive covenants and agreements applicable to us and our restricted subsidiaries, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on our capital stock, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of subordinated indebtedness, and certain investments); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (iv) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on consolidations, mergers and sales of substantially all of our assets.
          At September 30, 2005, Coinmach was in compliance with the covenants under the indenture governing the 9% Senior Notes.

Senior Secured Credit Facility
          On January 25, 2002, Coinmach entered into the Senior Secured Credit Facility, which is comprised of: (i) a revolving credit facility which has a maximum borrowing limit of $75 million and is scheduled to expire on January 25, 2008 and (ii) $280 million in aggregate principal amount of term loans. The revolving credit portion of the Senior Secured Credit Facility also provides up to $10 million of letter of credit financings and short-term borrowings under a swing line facility of up to $7.5 million. Indebtedness under the Senior Secured Credit Facility is secured by a first priority security interest in all of Coinmach’s real and personal property and is guaranteed by each of Coinmach’s domestic subsidiaries. Under the Senior Secured Credit Facility, Coinmach and CLC pledged to the Collateral Agent their interests in all of the issued and outstanding shares of capital stock of Coinmach and Coinmach’s domestic subsidiaries.
          As a condition to the consummation of CSC’s initial public offerings of IDSs and separate 11% Senior Secured Notes, Coinmach entered into an amendment to the Senior Secured Credit Facility on November 15, 2004 with the requisite lenders and agents thereunder to, among other things, permit the IDS Transactions. Coinmach used a portion of the proceeds from CSC’s initial public offerings to repay approximately $15.5 million of outstanding term loans under the Senior Secured Credit Facility.
          The Senior Secured Credit Facility requires Coinmach to make an annual mandatory repayment of principal on the outstanding balance of the term loans based on 50% of “excess cash flow,” as defined. For the fiscal year ended March 31, 2005, the amount required to be repaid was approximately $10.0 million and was paid on July 12, 2005.
          In addition to certain customary terms and provisions, including events of default and customary representations, covenants and agreements, the Senior Secured Credit Facility contains certain restrictive covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated earnings before interest, taxes, depreciation and amortization coverage ratio and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility limit Coinmach’s ability to pay dividends.
          At September 30, 2005, Coinmach was in compliance with the covenants under the Senior Secured Credit Facility.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          At September 30, 2005, on a consolidated basis, the Company’s outstanding total debt to third parties included (i) $324.5 million aggregate principal amount of 9% Senior Notes and (ii) approximately $229.3 million of term loan borrowings under the Senior Secured Credit Facility with an interest rate of 6.88%. The Company also had approximately $81.7 million aggregate principal amount outstanding under the Intercompany Loan. The term loans under the Senior Secured Credit Facility are scheduled to be fully repaid by July 25, 2009. As of September 30, 2005, the amount available under the revolving credit portion of the Senior Secured Credit Facility was approximately $68.6 million and there were no amounts outstanding under such revolver. Letters of credit under the Senior Secured Credit Facility outstanding at September 30, 2005 were approximately $6.4 million.

Interest Rate Swap
          On September 23, 2002, Coinmach entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006; (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006; and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. Coinmach recognized a small accumulated other comprehensive loss in the stockholder’s equity section for the six months ended September 30, 2005, relating to the interest rate swaps that qualify as cash flow hedges.

6.	Intercompany Loan
          CSC made the Intercompany Loan to Coinmach of approximately $81.7 million with a portion of the proceeds from the IDS Transactions. Interest under the Intercompany Loan accrues at an annual rate of 10.95% and is payable quarterly on March 1, June 1, September 1 and December 1 of each year and the Intercompany Loan is due and payable in full on December 1, 2024. The Intercompany Loan is a senior unsecured obligation of Coinmach, ranks equally in right of payment with all existing and future senior indebtedness of Coinmach (including indebtedness under the 9% Senior Notes and the Senior Secured Credit Facility) and ranks senior in right of payment to all existing and future subordinated indebtedness of Coinmach. Certain of Coinmach’s domestic restricted subsidiaries guarantee the Intercompany Loan on a senior unsecured basis. The Intercompany Loan currently contains covenants (other than a covenant providing for the delivery of reports to holders) that are substantially the same as those provided in the terms of the 9% Senior Notes (as such covenants may be modified in the future pursuant to the terms of the indenture governing the 9% Senior Notes); provided, however, that on the redemption or repayment in full of the 9% Senior Notes, the covenants contained in the Intercompany Loan will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the 9% Senior Notes or, in the absence thereof, the terms of the 11% Senior Secured Notes. The Intercompany Loan and the guaranty of the Intercompany Loan by certain subsidiaries of the Company were pledged by CSC to secure the repayment of the 11% Senior Secured Notes.
          If at any time Coinmach is not prohibited from doing so under the terms of its then outstanding indebtedness, in the event that CSC undertakes an offering of IDSs or Class A Common Stock, a portion

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
of the net proceeds of such offering, subject to certain limitations, will be loaned to Coinmach and increase the principal amount of the Intercompany Loan and the guaranty of the Intercompany Loan.
          If Coinmach merged with or into CSC or CSC merged with or into Coinmach, the Intercompany Loan would be terminated and the surviving company would become responsible for the payment obligations relating to the 11% Senior Secured Notes.
          If an event of default occurs and is continuing under the Intercompany Loan, the Intercompany Loan holder will have the right to declare all obligations under the Intercompany Loan immediately due and payable; provided that if Coinmach shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the Intercompany Loan and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the 11% Senior Secured Notes that causes a default or an event of default under the Intercompany Loan shall also be a waiver of such default or event of default under the Intercompany Loan without further action or notice.
          At September 30, 2005, Coinmach was in compliance with the covenants under the Intercompany Loan.

7.	Segment Information
          The Company reports segment information for the route segment, its only reportable operating segment, and provides information for its two other operating segments reported as “All other.” The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, collection services to third party operators and operating retail laundromats. The other business operations reported in “All other” include the aggregation of the rental, distribution and franchise businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts, and selling service contracts through the Company’s subsidiary, Super Laundry. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), cash flow and growth opportunity. The accounting policies of the segment are the same as those described in the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          The table below presents information about the Company’s segments (in thousands):

	Six Months Ended
	September 30,

	2005	2004

Revenue
Route	$236,516	$234,238
All other:
Rental	17,496	16,880
Distribution	12,138	15,331

Subtotal	29,634	32,211

Total revenue	$266,150	$266,449

EBITDA(1):
Route	$77,493	$76,730
All other:
Rental	7,212	6,646
Distribution	413	441

Subtotal	7,625	7,087

Other items, net	(310)	(500)
Corporate expenses	(4,665)	(4,727)

Total EBITDA	80,143	78,590
Reconciling items:
Depreciation and amortization expense, amortization of advance location payments and amortization of intangibles:
Route	(48,099)	(49,376)
All other	(4,271)	(4,271)
Corporate	(1,634)	(1,523)

Total depreciation	(54,004)	(55,170)

Interest expense	(27,364)	(28,625)
Interest expense — preferred stock	(7,391)	(13,368)

Consolidated loss before income taxes	$(8,616)	$(18,573)

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of net loss to EBITDA for the periods indicated above.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

Non-GAAP Financial Measures
          EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of the Company’s three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because the Company has historically provided EBITDA to investors, management believes that presenting this non-GAAP financial measure provides consistency in financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by U.S. generally accepted accounting principles) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by U.S. generally accepted accounting principles) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s net loss to EBITDA for each period presented (in millions):

	Six Months Ended
	September 30,

	2005	2004

Net loss	$(5.2)	$(16.7)
Benefit for income taxes	(3.5)	(1.9)
Interest expense	27.4	28.6
Interest expense — preferred stock	7.4	13.4
Depreciation and amortization	54.0	55.2

EBITDA	$80.1	$78.6

8.	Redeemable Preferred Stock and Stockholders’ Deficit
          In July 2000, all of the then issued and outstanding capital stock of CLC was cancelled, and CLC issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increased to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, (the “Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $25 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.
          On May 15, 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities” (“SFAS No. 150”). This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for CLC). As required by SFAS No. 150, accrued and unpaid dividends in fiscal years prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Effective April 1, 2003, dividends on the Preferred Stock have been classified as interest expense. For the six months ended September 30, 2005 and 2004, the Company had recorded approximately $7.4 million and $13.4 million, respectively, of Preferred Stock dividends as interest expense. The Preferred Stock was carried at the amount of cash that would be paid under their terms if the shares were repurchased or redeemed at the reporting date.
          In November 2004 and December 2004, in connection with the IDS Transactions, a portion of the net proceeds from the initial public offering was used to redeem approximately $91.8 million of CLC’s Class A Preferred Stock (representing all of its then outstanding Class A Preferred Stock) and approximately $7.4 million of CLC’s Class B Preferred Stock (representing a portion of its then outstanding Class B Preferred Stock). Any outstanding capital stock of CLC not previously redeemed was exchanged in January 2005 by Holdings with CSC for additional shares of Class B Common Stock. Therefore, all of the outstanding capital stock of CLC, including all of the outstanding Class A Preferred Stock, became held by CSC.
          Under CLC’s equity participation plan (the “Equity Participation Plan”), in July 2000, loans were extended by CLC (the “EPP Loans”) to certain employees for the purchase of CLC common stock at a fixed price per share equal to the fair market value of such common stock at the time of issuance as determined by the board of directors of CLC. Additionally, certain members of senior management of the Company also acquired Class B Preferred Stock at such time. Pursuant to the terms of the Equity Participation Plan, the CLC Preferred Stock was fully vested at the time of purchase, and the common stock vested over a specified period, typically over four years.
          In March 2003, through a series of transactions, all of the outstanding capital stock of CLC was contributed to Holdings in exchange for substantially equivalent equity interests in the form of common membership units (the “Common Units”) and preferred membership units (the “Preferred Units”) in Holdings.
          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of the Common and Preferred Units.
          At September 30, 2005, there were 27,004,445 Common Units and 667 Preferred Units outstanding under the Equity Participation Plan of which 26,994,445 Common Units and 667 Preferred Units were vested.
          Previously due installments on the EPP Loans have been forgiven by the Company in the ordinary course on or prior to their respective due dates. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for changes in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). CLC has recorded compensation expense of approximately $12,000 and $37,000 for the six month period ended September 30, 2005 and 2004, respectively.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

9.	Income Taxes
          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

September 30, 2005

Deferred tax liabilities:
Accelerated tax depreciation and contract rights	$106,269
Interest rate swap	323
Other	1,971

108,563

Deferred tax assets:
Net operating loss carryforwards	42,039
Covenant not to compete	1,009
Other	2,359

45,407

Net deferred tax liability	$63,156

          The net operating loss carryforwards of approximately $102 million expire between fiscal years 2006 through 2025. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.
          The benefit for income taxes consists of (in thousands):

	Six Months Ended
	September 30,

	2005	2004

Federal	$(2,695)	$(1,525)
State	(762)	(396)

	$(3,457)	$(1,921)

          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

	Six Months Ended
	September 30,

	2005	2004

Expected tax benefit	$(3,016)	$(6,501)
State tax benefit, net of federal taxes	(495)	(257)
Non deductible interest — preferred stock	—	4,679
Permanent book/tax differences	54	158

Tax benefit	$(3,457)	$(1,921)

10.	2004 Long-Term Incentive Plan
          On November 24, 2004, the CSC board of directors adopted the CSC Long-Term Incentive Plan (the “2004 LTIP”). The 2004 LTIP provides for the grant of non-qualified options, incentive stock

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
options, stock appreciation rights, full value awards and cash incentive awards. The maximum number of securities available for awards under the 2004 LTIP is 15% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock immediately following consummation of the IDS Transactions, which equals 6,583,796 shares. As of September 30, 2005, the Board of Directors had authorized up to 2,836,729 shares of Class A Common Stock for issuance under the 2004 LTIP. At September 30, 2005, CSC had not issued any securities under the 2004 LTIP.

11.	Subsequent Events
          On December 19, 2005, Coinmach, CLC and certain subsidiary guarantors entered into an amended and restated credit agreement (which we refer to as the “Amended and Restated Credit Agreement”) with Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and certain other lending institutions which are a party thereto. The Amended and Restated Credit Agreement consists of a $570.0 million term loan facility and a $75.0 million revolving credit facility that is currently undrawn (subject to approximately $6.4 million of currently outstanding letters of credit). On December 19, 2005, Coinmach borrowed $230.0 million under the term loan facility to refinance approximately $229.3 million aggregate principal amount of then outstanding term debt under the Senior Secured Credit Facility and pay related expenses. The term loan facility also allows Coinmach to borrow up to an additional $340.0 million of delayed draw term loans, provided that such amounts are borrowed on or after February 1, 2006 and prior to February 28, 2006 and are used, substantially contemporaneously with such borrowing, to retire all of the outstanding 9% Senior Notes due 2010 and pay related premiums, costs and expenses.
          Coinmach expects to use borrowings of $340.0 million under the term loan facility, to retire all of the $324.5 million aggregate principal amount of outstanding 9% Senior Notes (plus approximately $14.6 million of related redemption premium) and pay related fees and expenses.
          The term loan borrowings under the Amended and Restated Credit Agreement are scheduled to be fully repaid on December 19, 2012, and the revolving credit facility under the Amended and Restated Credit Agreement expires on December 19, 2010. Borrowings under the revolving credit facility accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 2.00% and the Eurodollar rate plus 3.00%, subject in each case to performance based adjustments. The term loans accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 1.50% and the Eurodollar rate plus 2.50%, subject in each case to performance based adjustments. At September 30, 2005, the applicable Eurodollar rate was 4.13%. The Amended and Restated Credit Agreement is secured by a first priority interest in all of Coinmach’s real and personal property and is guaranteed by each of Coinmach’s domestic subsidiaries.
          After the retirement of all outstanding 9% Senior Notes, subject to the satisfaction of certain specified conditions contained in the terms of its outstanding indebtedness, CSC may decide to merge CLC and Coinmach into CSC. As a result of the merger event, (i) CSC would become an operating company, (ii) the subsidiaries of Coinmach would become the direct subsidiaries of CSC and such subsidiaries would become guarantors of the 11% Senior Secured Notes, (iii) the Intercompany Loan owed by Coinmach to CSC would no longer be outstanding, (iv) certain covenants under the indenture governing the 11% Senior Secured Notes relating to the Intercompany Loan would no longer be applicable, (v) CSC would replace Coinmach as the obligor on the Amended and Restated Credit Agreement and (vi) CLC and Coinmach would cease to exist.

Report of Independent Registered Public Accounting Firm
To the Board of Directors of
Coinmach Corporation
          We have audited the accompanying consolidated balance sheets of Coinmach Corporation and Subsidiaries (the “Company”) as of March 31, 2005 and March 31, 2004, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three years in the period ended March 31, 2005. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coinmach Corporation and Subsidiaries at March 31, 2005 and March 31, 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
New York, New York
May 24, 2005, except for Note 15 as to which the date is December 19, 2005

COINMACH CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,

	2005	2004

	(In thousands,
	except share data)
ASSETS
Current assets:
Cash and cash equivalents	$56,840	$31,620
Receivables, less allowance of $3,794 and $2,892	6,486	6,207
Inventories	12,432	11,508
Assets held for sale	2,475	2,560
Prepaid expenses	5,031	5,097
Interest rate swap asset	832	—
Other current assets	2,582	1,974

Total current assets	86,678	58,966
Advance location payments	72,222	73,253
Property, equipment and leasehold improvements:
Laundry equipment and fixtures	526,158	479,781
Land, building and improvements	34,729	30,053
Trucks and other vehicles	32,507	27,590

	593,394	537,424
Less accumulated depreciation and amortization	(329,130)	(253,736)

Net property, equipment and leasehold improvements	264,264	283,688
Contract rights, net of accumulated amortization of $100,975 and $87,139	309,698	323,152
Goodwill	204,780	204,780
Other assets	7,619	15,670

Total assets	$945,261	$959,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,554	$20,407
Accrued expenses	10,575	8,928
Accrued rental payments	30,029	31,855
Accrued interest	7,987	7,549
Interest rate swap liability	—	3,597
Current portion of long-term debt	17,704	9,149

Total current liabilities	88,849	81,485
Deferred income taxes	68,940	75,749
Long-term debt	554,570	708,482
Intercompany loan	81,670	—
Due to Parent	51,534	50,036

Total liabilities	845,563	915,752
Stockholders’ equity:
Common stock, par value $.01:
1,000 shares authorized, 100 shares issued and outstanding	—	—
Capital in excess of par value	286,629	121,065
Accumulated other comprehensive income (loss), net of tax	492	(2,006)
Accumulated deficit	(187,423)	(75,302)

Total stockholder’s equity	99,698	43,757

Total liabilities and stockholders’ deficit	$945,261	$959,509

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,

	2005	2004	2003

	(In thousands)
Revenues	$538,604	$531,088	$535,179
Costs and expenses:
Laundry operating expenses (exclusive of depreciation and amortization and amortization of advance location payments)	367,974	365,709	366,539
General and administrative	8,843	8,756	8,569
Depreciation and amortization	76,431	72,529	67,161
Amortization of advance location payments	19,578	20,576	21,214
Amortization of intangibles	14,431	15,472	15,803
Other items, net	855	230	(454)

	488,112	483,272	478,832

Operating income	50,492	47,816	56,347
Interest expense	56,253	57,377	58,167
Interest expense — escrow interest	941	—	—
Transaction costs	17,389	—	—

Loss before income taxes	(24,091)	(9,561)	(1,820)

(Benefit) provision for income taxes:
Current	—	104	359
Deferred	(8,745)	(3,619)	109

	(8,745)	(3,515)	468

Net loss	$(15,346)	$(6,046)	$(2,288)

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

				Accumulated
	Common Stock		Capital in	Other		Total
			Excess of	Comprehensive	Accumulated	Stockholder’s
	Shares	Amount	Par Value	Income (Loss)	Deficit	Equity

	(In thousands, except share data)
Balance, March 31, 2002	100	$—	$117,391	$—	$(66,968)	$50,423
Net loss	—	—	—	—	(2,288)	(2,288)
Loss on derivative instruments, net of income tax of $1,338	—	—	—	(2,007)	—	(2,007)

Total comprehensive loss						(4,295)
Capital contribution	—	—	1,000	—	—	1,000
Contribution of RDI Investment	—	—	2,674	—	—	2,674

Balance, March 31, 2003	100	—	121,065	(2,007)	(69,256)	49,802
Net loss	—	—	—	—	(6,046)	(6,046)
Gain on derivative instruments	—	—	—	1	—	1

Total comprehensive loss						(6,045)

Balance, March 31, 2004	100	—	121,065	(2,006)	(75,302)	43,757
Capital contribution	—	—	165,564	—	—	165,564
Dividends	—	—	—	—	(96,775)	(96,775)
Net loss	—	—	—	—	(15,346)	(15,346)
Gain on derivative instruments, net of income tax of $1,931	—	—	—	2,498	—	2,498

Total comprehensive loss						(12,848)

Balance, March 31, 2005	100	$—	$286,629	$492	$(187,423)	$99,698

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,

	2005	2004	2003

	(In thousands)
Operating activities
Net loss	$(15,346)	$(6,046)	$(2,288)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	76,431	72,529	67,161
Amortization of advance location payments	19,578	20,576	21,214
Amortization of intangibles	14,431	15,472	15,803
Gain on sale of investment and equipment	(557)	(1,232)	(3,532)
Deferred income taxes	(8,745)	(3,619)	109
Amortization of deferred issue costs	2,139	2,414	2,439
Premium on redemption of 9% Senior Notes	11,295	—	—
Write-off of deferred issue costs	3,475	—	—
Change in operating assets and liabilities, net of businesses acquired:
Other assets	1,013	(1,383)	126
Receivables, net	(279)	4,246	1,430
Inventories and prepaid expenses	(738)	2,246	(1,292)
Accounts payable and accrued expenses, net	1,906	(6,780)	2,950
Accrued interest	438	(545)	(554)

Net cash provided by operating activities	105,041	97,878	104,674

Investing activities
Additions to property, equipment and leasehold improvements	(53,444)	(65,460)	(66,238)
Advance location payments to location owners	(18,051)	(21,272)	(20,447)
Additions to net assets related to acquisitions of businesses	(628)	(3,615)	(1,976)
Proceeds from sale of investment	277	1,022	6,585
Proceeds from sale of property and equipment	919	876	746

Net cash used in investing activities	(70,927)	(88,449)	(81,330)

Financing activities
Proceeds from credit facility	—	8,700	18,000
Repayments under credit facility	(19,830)	(9,613)	(36,750)
Redemption of 9% Senior Notes	(125,500)	—	—
Payment of premium on 9% Senior Notes	(11,295)	—	—
Capital contribution from Parent	165,564	—	—
Dividends paid to Parent	(96,775)	—	—
Principal payments on capitalized lease obligations	(4,331)	(3,995)	(3,981)
Borrowings (repayments) from bank and other borrowings	105	498	(16)
Net borrowings (repayments) to parent	1,498	(827)	(989)
Proceeds from intercompany loan	81,670	—	—

Net cash used in financing activities	(8,894)	(5,237)	(23,736)

Net increase (decrease) in cash and cash equivalents	25,220	4,192	(392)
Cash and cash equivalents, beginning of year	31,620	27,428	27,820

Cash and cash equivalents, end of year	$56,840	$31,620	$27,428

Supplemental disclosure of cash flow information
Interest paid	$54,617	$55,614	$55,300

Income taxes paid	$301	$60	$325

Noncash investing and financing activities
Acquisition of fixed assets through capital leases	$4,199	$3,929	$3,554

Contribution of RDI Investment	$—	$—	$2,674

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation
          The consolidated financial statements of Coinmach Corporation, a Delaware corporation, includes the accounts of all wholly-owned subsidiaries. All significant intercompany profits, transactions and balances have been eliminated in consolidation. The Company is a wholly-owned subsidiary of Coinmach Laundry Corporation (“Laundry Corp.” or the “Parent”), which in turn is a wholly-owned subsidiary of Coinmach Service Corp., a Delaware corporation (“CSC”).
          On November 24, 2004, CSC completed an initial public offering of Income Deposit Securities (IDSs) and a concurrent offering of 11% senior secured notes due 2024 sold separate and apart from the IDSs. In connection with the offering and certain related corporate reorganization transactions, Coinmach Holdings LLC (“Holdings”) exchanged its Laundry Corp. capital stock and all of its shares of common stock of Appliance Warehouse of America, Inc., a Delaware corporation (“AWA”) jointly-owned by the Company and Holdings, to CSC for CSC Class B common stock. Pursuant to these transactions, CSC became controlled by Holdings. The offerings and related transactions and the use of proceeds therefrom are referred to herein collectively as the “IDS Transactions.” Unless otherwise specified herein, references to the “Company,” “Coinmach,” “we,” “our” shall mean Coinmach Corporation and its subsidiaries.
          CSC used a portion of the proceeds from the IDS Transactions to make an intercompany loan (the “Intercompany Loan”) to Coinmach in the aggregate principal amount of approximately $81.7 million and an indirect capital contribution (the “Capital Contribution”) through Laundry Corp. aggregating approximately $165.6 million. These proceeds were used to (i) redeem a portion of the 9% Senior Notes in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium), which notes were redeemed on December 24, 2004, (ii) repay approximately $15.5 million of outstanding term loans under Coinmach’s Senior Secured Credit Facility and (iii) make a $93.5 million dividend payment to Laundry Corp.
          Coinmach and its wholly owned subsidiaries are providers of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating retail laundromats located throughout Texas and Arizona. Through AWA, the Company leases laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment Corp. (“Super Laundry”), a wholly-owned subsidiary of the Company, constructs, designs and retrofits laundromats and distributes laundromat equipment.

Appliance Warehouse Transfer
          On November 29, 2002, the Company transferred all of the assets of the Appliance Warehouse division of the Company to AWA. The value of the assets transferred as determined by an independent appraiser as of such date was approximately $34.7 million. In exchange for the transfer of such assets, AWA issued to the Company (i) an unsecured promissory note payable on demand in the amount of $19.6 million which accrues interest at a rate of 8% per annum, (ii) 1,000 shares of preferred stock of AWA, par value $0.01 per share (the “AWA Preferred Stock”), with a liquidation value of $14.6 million, and (iii) 10,000 shares of common stock of AWA, par value $0.01 per share (“AWA Common Stock”). The AWA Preferred Stock is not redeemable and is vested with voting rights. Except as may otherwise be required by applicable law, the AWA Common Stock does not have any voting rights. Dividends on the AWA Preferred Stock accrue quarterly at the rate of 11% per annum and are payable in cash, in kind in the form of additional shares of AWA Preferred Stock, or in a combination thereof, at the option of AWA. The Company consolidates AWA as a result of its ownership of the AWA Preferred Stock which

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
represents 100% of the voting interest. The Company treats the AWA Common Stock held by CSC as a minority interest. The Company has not recorded minority interest because AWA’s Preferred Stock dividend requirements exceed its net income and CSC is not obligated to fund AWA’s losses. Minority interest will be recorded in the future for the amount of AWA’s net income that exceeds the preferred stock dividend requirements.

2.	Summary of Significant Accounting Policies

Recognition of Revenues
          The Company has agreements with various property owners that provide for the Company’s installation and operation of laundry machines at various locations in return for a commission. These agreements provide for both contingent (percentage of revenues) and fixed commission payments.
          The Company reports revenues from laundry machines on the accrual basis and has accrued the cash estimated to be in the machines at the end of each fiscal year. The Company calculates the estimated amount of cash and coin not yet collected at the end of a reporting period, which remain at laundry room locations by multiplying the average daily collection amount applicable to the location with the number of days the location had not been collected. The Company analytically reviews the estimated amount of cash and coin not yet collected at the end of a reporting period by comparing such amount with collections subsequent to the reporting period.
          AWA has short-term contracts under which it leases laundry machines and other household appliances to its customers. These contracts require a fixed charge that is billed and recorded as revenue on a monthly basis as per the terms of such contracts.
          Super Laundry’s customers generally sign sales contracts pursuant to which Super Laundry constructs and equips complete laundromat operations. Revenue is recognized on the completed contract method. A contract is considered complete when all costs have been incurred and either the installation is operating according to specifications or has been accepted by the customer. The duration of such contracts is normally less than six months. Construction-in-progress, the amount of which is not material, is classified as a component of inventory on the accompanying balance sheets. Sales of laundromats amounted to approximately $24.1 million for the year ended March 31, 2005, $20.8 million for the year ended March 31, 2004 and $26.8 million for the year ended March 31, 2003.
          No single customer represents more than 2% of the Company’s total revenues. In addition, the Company’s ten largest customers taken together account for less than 10% of the Company’s total revenues in the aggregate.

Use of Estimates
          Preparing financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents
          The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories
          Inventory costs for Super Laundry are valued at the lower of cost (first-in, first-out) or market. Inventory costs for AWA and the route business are determined principally by using the average cost

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
method and are stated at the lower of cost or net realizable value. Machine repair parts inventory is valued using a formula based on total purchases and the annual inventory turnover. Inventory consists of the following (in thousands):

	March 31,

	2005	2004

Laundry equipment	$8,882	$7,973
Machine repair parts	3,550	3,535

	$12,432	$11,508

Long-Lived Assets
          Long-lived assets held for use are subject to an impairment assessment if the carrying value is no longer recoverable based upon the undiscounted cash flows of the assets. The amount of the impairment is the difference between the carrying amount and the fair value of the asset. Management does not believe there is any impairment of long-lived assets at March 31, 2005.

Assets Held for Sale
          During the fiscal year ended March 31, 2004, the Company constructed five laundromats that were expected to be sold no later than the end of the fiscal year ended March 31, 2005. The Company has determined that the plan of sale criteria in FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” has been met. The Company continues to actively market these laundromats and anticipates selling them in the near future. These assets held for sale have been recorded at their historical cost totaling $2,475,000, which the Company believes to be less than its fair value less costs to sell. The carrying value of the laundromats that are held for sale is separately presented in the consolidated balance sheet.

Property, Equipment and Leasehold Improvements
          Property, equipment and leasehold improvements are carried at cost and are depreciated or amortized on a straight-line basis over the lesser of the estimated useful lives or lease life, whichever is shorter:

Laundry equipment, installation costs and fixtures	5 to 8 years
Leasehold improvements and decorating costs	5 to 8 years
Trucks and other vehicles	3 to 4 years
          The cost of installing laundry machines is capitalized and included with laundry equipment. Decorating costs, which represent the costs of refurbishing and decorating laundry rooms in property-owner facilities, are capitalized and included with leasehold improvements.
          Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Maintenance and repairs are charged to operations currently, and replacements of laundry machines and significant improvements are capitalized.

Goodwill
          The Company accounts for goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 (“SFAS 142”) “Goodwill and Other Intangible Assets”. SFAS 142 requires an annual impairment test of goodwill. Goodwill is further tested between annual tests

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. SFAS 142 requires a two-step process in evaluating goodwill. In performing the annual goodwill assessment, the first step requires comparing the fair value of the reporting unit to its carrying value. To the extent that the carrying value of the reporting unit exceeds the fair value, the Company would need to perform the second step in the impairment test to measure the amount of goodwill write-off. The fair value of the reporting units for these tests is based upon a discounted cash flow model. In step two, the fair value of the reporting unit is allocated to the reporting units’ assets and liabilities (a hypothetical purchase price allocation as if the reporting unit had been acquired on that date).
          The implied fair value of goodwill is calculated by deducting the allocated fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as determined in step one. The remaining fair value, after assigning fair value to all of the reporting units’ assets and liabilities, represents the implied fair value of goodwill for the reporting unit. If the implied fair value is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized. The Company has determined that its reporting units with goodwill consist of the route business, AWA and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry at March 31, 2005 and 2004 is as follows (in thousands):

	March 31

	2005	2004

Route	$195,026	$195,026
Rental	6,837	6,837
Distribution	2,917	2,917

	$204,780	$204,780

          The Company performed its annual assessment of goodwill as of January 1, 2005 and determined that no impairment exists. There can be no assurances that future goodwill impairment tests will not result in a charge to income. Goodwill rollforward for the years ended March 31, 2005 and 2004 consists of the following (in thousands):

	March 31

	2005	2004

Goodwill — beginning of year	$204,780	$203,860
Acquisitions	—	920

Goodwill — end of year	$204,780	$204,780

Contract Rights
          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions, are amortized using accelerated methods over periods ranging from 30 to 35 years. The Company does not record contract rights relating to new locations signed in the ordinary course of business.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2006	$13.5
2007	13.2
2008	12.9
2009	12.6
2010	12.3
          The Company assesses the recoverability of contract rights in accordance with the provisions of SFAS No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets. The Company has twenty-eight geographic regions to which contract rights have been allocated. The Company has contracts at every location/property and analyzes revenue and certain direct costs on a contract-by-contract basis, however, the Company does not allocate common region costs and servicing costs to contracts, therefore regions represent the lowest level of identifiable cash flows in grouping contract rights. The assessment includes evaluating the financial results/cash flows and certain statistical performance measures for each region in which the Company operates. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base, and the regions general economic conditions. If as a result of this evaluation there are indicators of impairment that result in losses to the machine base, or an event occurs that would indicate that the carrying amounts may not be recoverable, the Company reevaluates the carrying value of contract rights based on future undiscounted cash flows attributed to that region and records an impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, management believes that there have not been any indicators of impairment of contract rights or long lived assets.

Advance Location Payments
          Advance location payments to location owners are paid at the inception or renewal of a lease for the right to operate applicable laundry rooms during the contract period, in addition to commission to be paid during the lease term and are amortized on a straight-line basis over the contract term, which generally ranges from 5 to 10 years. Prepaid rent is included on the balance sheet as a component of prepaid expenses.

Comprehensive Income (Loss)
          Comprehensive income (loss) is defined as the aggregate change in stockholder’s equity excluding changes in ownership interests. Comprehensive income (loss) consists of gains or losses on derivative instruments (interest rate swap agreements).

Income Taxes
          The Company accounts for income taxes pursuant to the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Any deferred tax assets recognized for net operating loss carryforwards and other items are reduced by a valuation allowance when it is more likely than not that the benefits may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Derivatives
          The Company accounts for derivatives pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The derivatives used by the Company are interest rate swaps designated as cash flow hedges.
          The effective portion of the derivatives gain or loss is initially reported in stockholder’s equity as a component of comprehensive loss and upon settlement subsequently reclassified into earnings.

3.	Long-Term Debt
          Long-term debt consists of the following (in thousands):

	March 31,	March 31,
	2005	2004

9% Senior Notes due 2010	$324,500	$450,000
Credit facility indebtedness	240,507	260,337
Obligations under capital leases	6,630	6,762
Other long-term debt with varying terms and maturities	637	532

	572,274	717,631
Less current portion	17,704	9,149

	$554,570	$708,482

a. Senior Notes
          On January 25, 2002, the Company issued $450 million of 9% Senior Notes due 2010 (the “9% Senior Notes”). Interest on the 9% Senior Notes is payable semi-annually on February 1 and August 1. The 9% Senior Notes, which are to mature on February 1, 2010, are unsecured senior obligations of Coinmach Corporation and are redeemable at the option of the Company in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days notice at the redemption prices set forth in the indenture agreement, dated January 25, 2002, by and between the company and U.S. Bank, N.A. as Trustee governing the 9% Senior Notes plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption. The indenture governing the 9% Senior Notes contains certain financial covenants and restrict the payment of certain dividends, distributions or other payments from the Company to Laundry Corp. The 9% Senior Notes are guaranteed on a senior unsecured basis by our domestic subsidiaries.
          The indenture governing the 9% Senior Notes contains a number of restrictive covenants and agreements, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on our capital stock, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of subordinated indebtedness, or an Investment (as defined in the indenture governing the 9% Senior Notes) in any other person or entity); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (vi) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on consolidations, mergers and sales of substantially all of our assets.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          At March 31, 2005, the Company was in compliance with all covenants under the indenture governing the 9% Senior Notes.

b. Credit Facility
          On January 25, 2002, the Company also entered into a new senior secured credit facility (the “Senior Secured Credit Facility”) which was comprised of an aggregate of $355 million of secured financing consisting of: (i) a revolving credit facility which has a maximum borrowing limit of $75 million bearing interest at a monthly Eurodollar Rate plus 2.75% expiring on January 25, 2008; (ii) a $30 million Tranche A term loan facility which was bearing interest at a monthly Eurodollar Rate plus 2.75% and (iii) a $250 million Tranche B term loan facility which is bearing interest at a monthly Eurodollar Rate plus 2.75%. The Senior Secured Credit Facility (revolving credit facility portion) also provides for up to $10 million of letter of credit financings and short-term borrowings under a swing line facility of up to $7.5 million. These interest rates are subject to change from time to time and may increase by 25 basis points or decrease up to 75 basis points based on certain financial ratios.
          Interest on the borrowings under the Senior Secured Credit Facility is payable quarterly in arrears with respect to base rate loans and the last day of each applicable interest period with respect to Eurodollar loans and at a rate per annum not greater than the base rate or the Eurodollar rate, as defined in the Senior Secured Credit Facility. Subject to certain terms and conditions of the Senior Secured Credit Facility, the Company may, at its option convert base rate loans into Eurodollar loans. At March 31, 2005, the monthly variable Eurodollar interest rate was 2.90%.
          Indebtedness under the Senior Secured Credit Facility is secured by all of the Company’s real and personal property and is guaranteed by each of the Company’s domestic subsidiaries. Under the Senior Secured Credit Facility, the Company and Laundry Corp. pledged to Deutsche Bank Trust Company, as Collateral Agent, their interests in all of the issued and outstanding shares of capital stock of the Company and the Company’s domestic subsidiaries.
          The Senior Secured Credit Facility contains a number of restrictive covenants and agreements, including covenants with respect to limitations on (i) indebtedness; (ii) certain payments (in the form of the declaration or payment of certain dividends or distributions on the capital stock of the Company or the purchase, redemption or other acquisition of any of the capital stock of the Company); (iii) voluntary prepayments of previously existing indebtedness; (iv) Investments (as defined in the Senior Secured Credit Facility); (v) transactions with affiliates; (vi) liens; (vii) sales or purchases of assets; (viii) conduct of business; (ix) dividends and other payment restrictions affecting subsidiaries; (x) consolidations and mergers; (xi) capital expenditures; (xii) issuances of certain of the Company’s equity securities; and (xiii) creation of subsidiaries.
          At March 31, 2005, the Company was in compliance with the covenants under the Senior Secured Credit Facility.
          On November 24, 2004, CSC completed the IDS Transactions. Coinmach used a portion of the proceeds from the Intercompany Loan and the Capital Contribution to (i) redeem a portion of the 9% Senior Notes in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium), which notes were redeemed on December 24, 2004 and (ii) repay approximately $15.5 million of outstanding term loans under the Senior Secured Credit Facility. The 9% Senior Notes described above were redeemed on December 24, 2004 with the funds that were set aside in escrow on November 24, 2004.
          Transaction costs on the Consolidated Statements of Operations for the fiscal year ended March 31, 2005 represent (1) the $11.3 million redemption premium on the portion of 9% Senior Notes redeemed, (2) the write-off of the deferred financing costs relating to the redemption of 9% Senior Notes

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and the repayment of the term loans aggregating approximately $3.5 million, (3) expenses aggregating approximately $2.0 million relating to an amendment to the Senior Secured Credit Facility effected on November 15, 2004 to, among other things, permit the IDS Transactions, and (4) special bonuses related to the IDS Transactions aggregating approximately $0.6 million.
          As a condition to the consummation of the initial public offering, as described below, the Company entered into an amendment to the Senior Secured Credit Facility on November 15, 2004 with the requisite lenders and agents thereunder to, among other things, permit consummation of the IDS Transactions.
          Debt outstanding under the Senior Secured Credit Facility consists of the following (in thousands):

	March 31,

	2005	2004

Tranche term loan B, semi-annual payments of approximately $1,240, increasing to approximately $6,199 on June 30, 2007 with the final payment of approximately $210,753 on July 25, 2009 (Interest rate of 5.65% at March 31, 2005)	$240,507	$242,986
Tranche term loan A	—	17,351
Revolving line of credit	—	—

	$240,507	$260,337

          At March 31, 2005, the amount available on the revolving credit facility portion of the Senior Secured Credit Facility was approximately $68.6 million. Letters of credit outstanding at March 31, 2005 were approximately $6.4 million.
          The Senior Secured Credit Facility requires the Company to make an annual mandatory repayment of principal on the outstanding balance of term loans based on 50% of the “excess cash flow,” as defined.
          For the fiscal year ended March 31, 2005, the required amount that is payable is approximately $12.0 million on or prior to July 5, 2005.
          The aggregate maturities of debt during the next five years and thereafter as of March 31, 2005 are as follows (in thousands):

Principal
Years Ending March 31,	Amount

2006	$17,704
2007	4,695
2008	12,985
2009	12,080
2010	524,738
Thereafter	72

Total debt	$572,274

c. Interest Rate Swaps
          On September 23, 2002, the Company entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest-rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006, (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006 and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The Company recognized accumulated other comprehensive income of approximately $2.5 million, net of tax, in the stockholder’s equity section for the fiscal year ended March 31, 2005, relating to the interest rate swaps that qualify as cash flow hedges.

4.	Intercompany Loan
          CSC made the Intercompany Loan of approximately $81.7 million to Coinmach with a portion of the proceeds from the IDS Transactions. Interest under the Intercompany Loan accrues at an annual rate of 10.95% and is payable quarterly on March 1, June 1, September 1 and December 1 of each year and the Intercompany Loan is due and payable in full on December 1, 2024. The Intercompany Loan is a senior unsecured obligation of Coinmach, ranks equally in right of payment with all existing and future senior indebtedness of Coinmach (including indebtedness under the 9% Senior Notes and the Senior Secured Credit Facility) and ranks senior in right of payment to all existing and future subordinated indebtedness of Coinmach. Certain of Coinmach’s domestic restricted subsidiaries guarantee the Intercompany Loan on a senior unsecured basis. The Intercompany Loan currently contains covenants (other than a covenant providing for the delivery of reports to holders) that are substantially the same as those provided in the terms of the 9% Senior Notes (as such covenants may be modified in the future pursuant to the terms of the indenture governing the 9% Senior Notes) provided, however, that on the redemption or repayment in full of the 9% Senior Notes, the covenants contained in the Intercompany Loan will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the 9% Senior Notes or, in the absence thereof, the terms of the 11% Senior Secured Notes. The Intercompany Loan and the guaranty of the Intercompany Loan by certain subsidiaries of the Company were pledged by CSC to secure the repayment of the 11% Senior Secured Notes.
          If at any time the Company is not prohibited from doing so under the terms of its then outstanding indebtedness, in the event that CSC undertakes an offering of IDSs or Class A Common Stock, a portion of the net proceeds of such offering, subject to certain limitations, will be loaned to the Company and increase the principal amount of the Intercompany Loan and the guaranty of the Intercompany Loan.
          If the Company merged with or into CSC, the Intercompany Loan would be terminated and the Company, as a constituent corporation of the merged companies, would become responsible for the payment obligations relating to the 11% Senior Secured Notes.
          If an event of default occurs and is continuing under the Intercompany Loan, the Intercompany Loan holder will have the right to declare all obligations under the Intercompany Loan immediately due and payable; provided that if the Company shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the Intercompany Loan and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the 11% Senior Secured

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Notes that causes a default or an event of default under the Intercompany Loan shall also be a waiver of such default or event of default under the Intercompany Loan without further action or notice.
          At March 31, 2005, the Company was in compliance with all covenants under the Intercompany Loan.

5.	Retirement Savings Plan
          The Company maintains a defined contribution plan meeting the guidelines of Section 401(k) of the Internal Revenue Code. Such plan requires employees to meet certain age, employment status and minimum entry requirements as allowed by law.
          Contributions to such plan amounted to approximately $502,000 for the year ended March 31, 2005, $499,000 for the year ended March 31, 2004 and $495,000 for the year ended March 31, 2003. The Company does not provide any other post-retirement benefits.

6.	Income Taxes
          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

	March 31

	2005	2004

Deferred tax liabilities:	$108,429	$111,103
Accelerated tax depreciation and contract rights	340	—
Interest rate swap	1,798	1,246

Other	110,567	112,349

Deferred tax assets	—	1,591
Interest rate swap	38,432	32,294
Net operating loss carryforwards	1,074	1,202
Covenant not to compete	2,121	1,513

Other	41,627	36,600

Net deferred tax liability	$68,940	$75,749

          The net operating loss carryforwards of approximately $94 million expire between fiscal years 2006 through 2025. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.
          The (benefit) provision for income taxes consists of (in thousands):

	Year Ended March 31,

	2005	2004	2003

Federal	$(6,818)	$(2,815)	$85
State	(1,927)	(700)	383

	$(8,745)	$(3,515)	$468

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

	Year Ended March 31,

	2005	2004	2003

Expected tax benefit	$(8,431)	$(3,346)	$(616)
State tax (benefit) provision, net of federal taxes	(1,252)	(473)	249
Permanent book/tax difference	938	304	835

Tax (benefit) provision	$(8,745)	$(3,515)	$468

          The incorporation of AWA and subsequent AWA Transactions created a tax gain for the Company. The gain is deferred and may only be recognized if AWA is deconsolidated in the future. AWA has recorded a $1 million deferred tax asset representing the benefit derived from the corresponding increase in the tax basis of the assets it received from the Company.

7.	Guarantor Subsidiaries
          The Company’s domestic subsidiaries (collectively, the “Guarantor Subsidiaries”) have guaranteed the 9% Senior Notes and indebtedness under the Senior Secured Credit Facility referred to in Note 3. The Company has not included separate financial statements of the Guarantor Subsidiaries because they are wholly-owned by the Company, the guarantees issued are full and unconditional and the guarantees are joint and several. In addition, the non-Guarantor Subsidiaries are “minor” since the combined operations of the non-Guarantor Subsidiaries represent less than 1% of the Company’s total revenue, total assets, stockholder’s equity, income from continuing operations before income taxes and cash flows from operating activities, in each case on a consolidated basis. Accordingly, the Company has not included a separate column for the non-Guarantor Subsidiaries. The condensed consolidating balance sheets as of March 31, 2005 and 2004, the condensed consolidating statements of operations for the years ended March 31, 2005, March 31, 2004 and March 31, 2003, and the condensed consolidating statement of cash flows for the years ended March 31, 2005, March 31, 2004 and March 31, 2003 include AWA, Super Laundry, ALFC and Grand Wash & Dry Launderette, Inc., as Guarantor Subsidiaries.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Condensed consolidating financial information for the Company and its Guarantor Subsidiaries are as follows (in thousands):

Condensed Consolidating Balance Sheets

	March 31, 2005

	Coinmach and		Adjustments
	Non-Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Current assets, consisting of cash, receivables, inventory, assets held for sale, prepaid expenses and other current assets	$69,403	$17,275	$—	$86,678
Advance location payments	72,171	51	—	72,222
Property, equipment and leasehold improvements, net	236,781	27,483	—	264,264
Intangible assets, net	504,724	9,754	—	514,478
Intercompany loans and advances	50,019	(26,372)	(23,647)	—
Investment in subsidiaries	(25,753)	—	25,753	—
Investment in preferred stock	18,405	—	(18,405)	—
Other assets	7,601	18	—	7,619

Total assets	$933,351	$28,209	$(16,299)	$945,261

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$59,868	$11,277	$—	$71,145
Current portion of long-term debt	17,539	165	—	17,704

Total current liabilities	77,407	11,442	—	88,849
Deferred income taxes	66,071	2,869	—	68,940
Long-term debt less current portion	554,165	24,051	(23,646)	554,570
Intercompany loan	81,670	—	—	81,670
Due to Parent	51,534	—	—	51,534
Preferred stock and dividends payable	—	18,405	(18,405)	—
Total stockholder’s equity (deficit)	102,504	(28,558)	24,752	99,698

Total liabilities and stockholder’s equity (deficit)	$933,351	$28,209	$(16,299)	$945,261

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31, 2004

	Coinmach and		Adjustments
	Non-Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Current assets, consisting of cash, receivables, inventory, assets held for sale, prepaid expenses and other current assets	$43,578	$15,388	$—	$58,966
Advance location payments	73,253	—	—	73,253
Property, equipment and leasehold improvements, net	252,624	31,064	—	283,688
Intangible assets, net	518,178	9,754	—	527,932
Intercompany loans and advances	56,648	(34,826)	(21,822)	—
Investment in subsidiaries	(27,460)	—	27,460	—
Investment in preferred stock	16,777	—	(16,777)	—
Other assets	15,606	64	—	15,670

Total assets	$949,204	$21,444	$(11,139)	$959,509

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$64,029	$8,307	$—	$72,336
Current portion of long-term debt	9,004	145	—	9,149

Total current liabilities	73,033	8,452	—	81,485
Deferred income taxes	72,872	2,877	—	75,749
Long-term debt less current portion	708,329	21,975	(21,822)	708,482
Due to Parent	50,036	—	—	50,036
Preferred stock and dividends payable	—	16,777	(16,777)	—
Total stockholder’s equity (deficit)	44,934	(28,637)	27,460	43,757

Total liabilities and stockholder’s equity (deficit)	$949,204	$21,444	$(11,139)	$959,509

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Condensed Consolidating Statement of Operations

	Year Ended March 31, 2005

	Coinmach and		Adjustments
	Non-Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$472,484	$66,120	$—	$538,604
Costs and expenses	426,810	61,302	—	488,112

Operating income	45,674	4,818	—	50,492
Transaction costs	17,389	—	—	17,389
Interest expense	54,401	1,852	—	56,253
Interest expense — escrow interest	941	—	—	941

(Loss) income before taxes	(27,057)	2,966	—	(24,091)
Income tax (benefit) provision	(10,004)	1,259	—	(8,745)

	(17,053)	1,707	—	(15,346)
Equity in loss of subsidiaries	(1,707)	—	1,707	—

	(15,346)	1,707	(1,707)	(15,346)
Dividend income	(1,628)	—	1,628	—

Net (loss) income	$(13,718)	$1,707	$(3,335)	$(15,346)

	Year Ended March 31, 2004

	Coinmach and		Adjustments
	Non-Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$469,640	$61,448	$—	$531,088
Costs and expenses	421,845	61,427	—	483,272

Operating income	47,795	21	—	47,816
Interest expense	55,639	1,738	—	57,377

Loss before taxes	(7,844)	(1,717)	—	(9,561)
Income tax benefit	(2,773)	(742)	—	(3,515)

	(5,071)	(975)	—	(6,046)
Equity in loss of subsidiaries	975	—	(975)	—

	(6,046)	(975)	975	(6,046)
Dividend income	(1,642)	—	1,642	—

Net loss	$(4,404)	$(975)	$(667)	$(6,046)

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31, 2003

	Coinmach and		Adjustments
	Non-Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$471,443	$63,736	$—	$535,179
Costs and expenses	414,107	64,725	—	478,832

Operating income (loss)	57,336	(989)	—	56,347
Interest expense	57,595	572	—	58,167

Loss before taxes	(259)	(1,561)	—	(1,820)
Income tax provision (benefit)	1,112	(644)	—	468

	(1,371)	(917)	—	(2,288)
Equity in loss of subsidiaries	917	—	(917)	—

	(2,288)	(917)	917	(2,288)
Dividend income	(535)	—	535	—

Net loss	$(1,753)	$(917)	$382	$(2,288)

Condensed Consolidating Statements of Cash Flows

	Year Ended March 31, 2005

	Coinmach and		Adjustments
	Non-Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities
Net (loss) income	$(13,718)	$1,707	$(3,335)	$(15,346)
Noncash adjustments	108,254	9,793	—	118,047
Change in operating assets and liabilities	(357)	2,697	—	2,340

Net cash provided by operating activities	94,179	14,197	(3,335)	105,041

Investing activities
Investment in and advances to Subsidiaries	(3,335)	—	3,335	—
Capital expenditures	(66,204)	(5,291)	—	(71,495)
Acquisition of assets	(628)	—	—	(628)
Sale of investment	277	—	—	277
Sale of property and equipment	—	919	—	919

Net cash used in investing activities	(69,890)	(4,372)	3,335	(70,927)

Financing activities
Repayment of debt	(145,330)	—	—	(145,330)
Other financing items	62,948	(8,182)	—	54,766
Loan from Parent	81,670	—	—	81,670

Net cash used in financing activities	(712)	(8,182)	—	(8,894)

Net increase in cash and cash equivalents	23,577	1,643	—	25,220
Cash and cash equivalents, beginning of year	30,621	999	—	31,620

Cash and cash equivalents, end of year	$54,198	$2,642	$—	$56,840

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31, 2004

	Coinmach and		Adjustments
	Non-Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities
Net loss	$(4,404)	$(975)	$(667)	$(6,046)
Noncash adjustments	96,581	9,559	—	106,140
Change in operating assets and liabilities	(3,171)	955	—	(2,216)

Net cash provided by operating activities	89,006	9,539	(667)	97,878

Investing activities
Investment in and advances to Subsidiaries	(667)	—	667	—
Capital expenditures	(77,957)	(8,775)	—	(86,732)
Acquisition of assets	(3,615)	—	—	(3,615)
Sale of investment	1,022	—	—	1,022
Sale of property and equipment	—	876	—	876

Net cash used in investing activities	(81,217)	(7,899)	667	(88,449)

Financing activities
Proceeds from debt	8,700	—	—	8,700
Repayment of debt	(9,613)	—	—	(9,613)
Other financing items	(2,309)	(2,015)	—	(4,324)

Net cash used in financing activities	(3,222)	(2,015)	—	(5,237)

Net increase (decrease) in cash and cash equivalents	4,567	(375)	—	4,192
Cash and cash equivalents, beginning of year	26,054	1,374	—	27,428

Cash and cash equivalents, end of year	$30,621	$999	$—	$31,620

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31, 2003

	Coinmach and		Adjustments
	Non-Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating activities
Net loss	$(1,753)	$(917)	$382	$(2,288)
Noncash adjustments	95,952	7,242	—	103,194
Change in operating assets and liabilities	3,678	90	—	3,768

Net cash provided by operating activities	97,877	6,415	382	104,674

Investing activities
Investment in and advances to Subsidiaries	382	—	(382)	—
Capital expenditures	(77,163)	(9,522)	—	(86,685)
Acquisition of assets	(1,776)	(200)	—	(1,976)
Sale of investment	6,585	—	—	6,585
Sale of property and equipment	—	746	—	746

Net cash used in investing activities	(71,972)	(8,976)	(382)	(81,330)

Financing activities
Proceeds from debt	18,000	—	—	18,000
Repayment of debt	(36,750)	—	—	(36,750)
Other financing items	(8,900)	3,914	—	(4,986)

Net cash (used in) provided by financing activities	(27,650)	3,914	—	(23,736)

Net (decrease) increase in cash and cash equivalents	(1,745)	1,353	—	(392)
Cash and cash equivalents, beginning of year	27,799	21	—	27,820

Cash and cash equivalents, end of year	$26,054	$1,374	$—	$27,428

8.	Commitments and Contingencies
          Rental expense for all operating leases, which principally cover offices and warehouse facilities, laundromats and vehicles, was approximately $9.7 million for the year ended March 31, 2005, $8.9 million for the year ended March 31, 2004 and $8.6 million for the year ended March 31, 2003.
          Certain leases entered into by the Company are classified as capital leases. Amortization expense related to equipment under capital leases is included with depreciation expense for the years ended March 31, 2005, 2004 and 2003.
          The following summarizes property under capital leases at March 31, 2005 and 2004:

	2005	2004

	(In thousands)
Laundry equipment and fixtures	$1,148	$962
Trucks and other vehicles	22,862	18,849

	24,010	19,811
Less accumulated amortization	(15,930)	(11,865)

	$8,080	$7,946

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Future minimum rental commitments under all capital leases and noncancelable operating leases as of March 31, 2005 are as follows (in thousands):

	Capital	Operating

2006	$3,550	$8,010
2007	2,459	6,231
2008	1,255	4,279
2009	263	3,246
2010	—	2,346
Thereafter	—	2,472

Total minimum lease payments	7,527	$26,584

Less amounts representing interest	897

Present value of net minimum lee payments (including current portion of $3,032)	$6,630

          The Company utilizes third party letters of credit to guarantee certain business transactions, primarily certain insurance activities. The total amount of the letters of credit at March 31, 2005 and March 31, 2004 were approximately $6.4 million and $3.8 million, respectively.
          The Company is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the financial condition, results of operations or cash flows of the Company.
          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

9.	Related Party Transactions
          In February 1997, the Company extended a loan to an executive officer in the principal amount of $500,000 currently payable in ten equal annual installments ending in July 2006 (each payment date, a “Payment Date”), with interest accruing at a rate of 7.5% per annum. The loan provides that payment of principal and interest will be forgiven on each payment date based on certain conditions. The amounts forgiven are charged to general and administrative expenses. The balance of such loan of approximately $100,000 and $150,000 is included in other assets as of March 31, 2005 and March 31, 2004, respectively.
          On May 5, 1999, the Company extended a loan to an executive officer of the Company in a principal amount of $250,000 to be repaid in a single payment on the third anniversary of such loan with interest accruing at a rate of 8% per annum. On March 15, 2002, the Company and the executive officer entered into a replacement promissory note in exchange for the original note evidencing the loan. The replacement note is in an original principal amount of $282,752, the outstanding loan balance under the replacement note is payable in equal annual installments of $56,550 commencing on March 15, 2003 and the obligations under the replacement note are secured, pursuant to an amendment to the replacement note dated March 6, 2003, by a pledge of certain preferred and common units of Holdings held by such executive officer. The outstanding balance of such loan is included in other assets as of March 31, 2005 and March 31, 2004.
          During the fiscal year ended March 31, 2005, the Company paid a director, a member of each of Coinmach’s board of directors, the CSC board of directors, the Holdings board of managers and the CLC

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
board of directors, $180,000 for general financial advisory and investment banking services which are recorded in general and administrative expenses and CSC paid a one-time fee of $500,000 to the director in connection with the IDS Transactions.

10.	Fair Value of Financial Instruments
          The Company is required to disclose fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.
          The carrying amounts of cash and cash equivalents, receivables, the Senior Secured Credit Facility, and other long-term debt approximate their fair value at March 31, 2005.
          The carrying amount and related estimated fair value for the 9% Senior Notes are as follows (in thousands):

	Carrying	Estimated
	Amount	Fair Value

9% Senior Notes at March 31, 2005	$324,500	$332,613
9% Senior Notes at March 31, 2004	$450,000	$483,750
          The fair value of the 9% Senior Notes are based on quoted market prices.

11.	Segment Information
          The Company reports segment information for the route segment, its only reportable operating segment, and provides information for its two other operating segments reported as “All other”. The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, and operating retail laundromats. The other business operations reported in “All other” include the aggregation of the rental and distribution businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts, and selling service contracts. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), cash flow and growth opportunity. The accounting policies of the segments are the same as those described in Note 2, Summary of Significant Accounting Policies.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The table below presents information about the Company’s segments (in thousands):

	Year Ended March 31,

	2005	2004	2003

Revenue:
Route	$472,484	$469,641	$471,443
All other:
Rental	34,372	32,572	28,743
Distribution	31,748	28,875	34,993

Subtotal	66,120	61,447	63,736

Total revenue	$538,604	$531,088	$535,179

EBITDA(1):
Route	$155,378	$154,436	$158,938
All other:
Rental	13,840	12,197	11,381
Distribution	1,412	(1,254)	(1,679)

Subtotal	15,252	10,943	9,702

Other items, net	(855)	(230)	454
Transaction costs(2)	(17,389)	—	—
Corporate expenses	(8,843)	(8,756)	(8,569)

Total EBITDA	143,543	156,393	160,525
Reconciling items:
Depreciation and amortization expense, amortization of advance location payments and amortization of intangibles:
Route	(98,921)	(98,148)	(94,489)
All other	(8,242)	(8,062)	(7,746)
Corporate expenses	(3,277)	(2,367)	(1,943)

Total depreciation	(110,440)	(108,577)	(104,178)

Interest expense	(56,253)	(57,377)	(58,167)
Interest expense-escrow	(941)	—	—

Consolidated loss before income taxes	$(24,091)	$(9,561)	$(1,820)

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of net loss to EBITDA for the periods indicated above.

(2)	The computation of EBITDA for the fiscal year ended March 31, 2005 has not been adjusted to take into account transaction costs consisting of (i) approximately $11.3 million redemption premium on the 9% Senior Notes redeemed (ii) the write-off of the deferred financing costs relating to the 9% Senior Notes redeemed and term loans repaid aggregating approximately $3.5 million, (iii) expenses relating to an amendment to the Senior Secured Credit Facility aggregating approximately $2.0 million to, among other things, permit the IDS Transactions and (iv) special bonuses related to the IDS Transactions aggregating approximately $0.6 million.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended March 31,

	2005	2004	2003

Expenditures for acquisitions and additions of long-lived assets:
Route	$64,844	$81,685	$78,939
All other	7,279	8,662	9,722

Total	$72,123	$90,347	$88,661

Segment assets:
Route	$910,980	$899,714	$901,672
All other	28,209	48,535	60,404
Corporate assets	6,072	11,260	14,085

Total	$945,261	$959,509	$976,161

Non-GAAP Financial Measures
          EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of the Company’s three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because Coinmach has historically provided EBITDA to investors, we believe that presenting this non-GAAP financial measure provides consistency in financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by U.S. generally accepted accounting principles) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by U.S. generally accepted accounting principles as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s net loss to EBITDA for each period presented (in millions):

	Year Ended March 31,

	2005	2004	2003

Net loss	$(15.3)	$(6.0)	$(2.3)
(Benefit) provision for income taxes	(8.8)	(3.6)	0.4
Interest expense	56.3	57.4	58.2
Interest expense-escrow interest	0.9	—	—
Depreciation and amortization	110.4	108.6	104.2

EBITDA*	$143.5	$156.4	$160.5

*	The computation of EBITDA for the fiscal year ended March 31, 2005 has not been adjusted to take into account transaction costs consisting of (1) approximately $11.3 million redemption premium on

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the portion of the 9% Senior Notes redeemed, (2) the write-off of the deferred financing costs relating to the 9% Senior Notes redeemed and term loans repaid aggregating approximately $3.5 million, (iii) expenses relating to an amendment to the Senior Secured Credit Facility aggregating approximately $2.0 million to, among other things, permit the IDS Transactions and (iv) special bonuses related to the IDS Transactions aggregating approximately $0.6 million.

12.	Other Items, net
          In October 2002, Laundry Corp. contributed its ownership interest in Resident Data, Inc. (“RDI”), valued at approximately $2.7 million, to the Company. Subsequently, the Company sold its interest in RDI, pursuant to an agreement and plan of merger between RDI and third parties (the “RDI Sale”), for cash proceeds of approximately $6.6 million before estimated expenses directly related to such sale, resulting in a gain of approximately $3.3 million. Offsetting this gain at October 2002 was approximately $2.8 million of various expenses related to (i) professional fees incurred in connection with the formation of AWA and related restructuring transactions, including the transfer of the Appliance Warehouse division of the Company to AWA and the formation of Holdings, (ii) organizational costs related to the formation of ALFC and (iii) certain expenses associated with the consolidation of certain offices of Super Laundry which was the result of actions taken by the Company to reduce operating costs at Super Laundry. These actions included, among other things, the closing of operations in Northern California, New Jersey and Maryland, the reassignment of responsibilities among Super Laundry’s remaining management team, the write-off of inventory due to obsolescence and the write-off of various receivable balances.
          Under the terms of the RDI Sale, the Company is entitled to receive, subject to the satisfaction of certain specified conditions, a portion of the purchase price up to an aggregate amount of approximately $2.1 million. These funds, if paid, were scheduled to be paid in two installments in October 2003 and October 2004.
          In October 2003, the Company received the first installment of approximately $1.0 million. Based on the receipt of this first installment and expectations with respect to the receipt of the balance of the funds, the Company recorded income of approximately $1.7 million for the year ended March 31, 2004. Offsetting the additional income related to the RDI Sale was approximately $1.9 million of expenses related to consolidation of offices of Super Laundry. This consolidation was the result of actions taken by the Company to reduce operating costs at Super Laundry including, among other things, the closing of distribution operations in Southern California, the reassignment of responsibilities among Super Laundry’s remaining management team and the write-off of inventory due to obsolescence.
          In November 2004, the Company received the second installment of approximately $0.9 million. Other items for the year ended March 31, 2005 include approximately $1.2 million relating to additional expenses associated with the closing of California operations in the distribution business, offset slightly by additional income related to the RDI Sale.

13.	Dividends
          On November 24, 2004 and December 21, 2004, in connection with the IDS Transactions, cash dividends on Coinmach’s outstanding common stock aggregating approximately $93.5 million were paid to Laundry Corp.
          On February 8, 2005, the board of directors of Coinmach approved an aggregate cash dividend of approximately $3.3 million on Coinmach’s outstanding common stock, which cash dividend was paid by Coinmach on March 1, 2005 to Laundry Corp. to be used by CSC to satisfy in part distribution payments under its IDSs.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          On May 12, 2005, the board of directors of Coinmach approved an aggregate cash dividend of approximately $5.4 million on Coinmach’s outstanding common stock which cash dividend is payable on June 1, 2005 to Laundry Corp. to be used by CSC to satisfy in part distribution payments under its IDSs.

14.	Quarterly Financial Information (Unaudited)
          The following is a summary of the quarterly results of operations for the years ended March 31, 2005 and 2004 (in thousands):

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2004	2004	2004	2005

Revenues	$133,499	$132,950	$135,627	$136,528
Operating income	12,459	11,211	13,555	13,267
Loss before income taxes	(1,768)	(3,187)	(18,658)	(478)
Net loss	(1,088)	(1,936)	(12,017)	(305)

	Three Months Ended

	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2004

Revenues	$132,517	$129,951	$135,740	$132,880
Operating income	12,525	11,385	12,904	11,002
Loss before income taxes	(1,791)	(3,007)	(1,520)	(3,243)
Net loss	(1,127)	(2,397)	(937)	(1,585)

15.	Subsequent Events
          On December 19, 2005, Coinmach, Laundry Corp. and certain subsidiary guarantors entered into an amended and restated credit agreement (which we refer to as the “Amended and Restated Credit Agreement”) with Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and certain other lending institutions which are a party thereto. The Amended and Restated Credit Agreement consists of a $570.0 million term loan facility and a $75.0 million revolving credit facility that is currently undrawn (subject to approximately $6.4 million of currently outstanding letters of credit). On December 19, 2005, Coinmach borrowed $230.0 million under the term loan facility to refinance approximately $229.3 million aggregate principal amount of then outstanding term debt under the Senior Secured Credit Facility and pay related expenses. The term loan facility also allows Coinmach to borrow up to an additional $340.0 million of delayed draw term loans, provided that such amounts are borrowed on or after February 1, 2006 and prior to February 28, 2006 and are used, substantially contemporaneously with such borrowing, to retire all of the outstanding 9% Senior Notes due 2010 and pay related premiums, costs and expenses.
          Coinmach expects to use borrowings of $340.0 million under the term loan facility to retire all of the $324.5 million aggregate principal amount of outstanding 9% Senior Notes (plus approximately $14.6 million of related redemption premium) and pay related fees and expenses.
          The term loan borrowings under the Amended and Restated Credit Agreement are scheduled to be fully repaid on December 19, 2012, and the revolving credit facility under the Amended and Restated Credit Agreement expires on December 19, 2010. Borrowings under the revolving credit facility accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 2.00% and the Eurodollar rate plus 3.00%, subject in each case to performance based adjustments. The term loans accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 1.50% and the Eurodollar rate plus 2.50%, subject in each case to performance based adjustments. The Amended and Restated Credit Agreement is secured by a first priority interest in all of Coinmach’s real and personal property and is guaranteed by each of Coinmach’s domestic subsidiaries.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          After the retirement of all outstanding 9% Senior Notes, subject to the satisfaction of certain specified conditions contained in the terms of its outstanding indebtedness, CSC may decide to merge Laundry Corp. and Coinmach into CSC. As a result of the merger event, (i) CSC would become an operating company, (ii) the subsidiaries of Coinmach would become the direct subsidiaries of CSC and such subsidiaries would become guarantors of the 11% Senior Secured Notes, (iii) the Intercompany Loan owed by Coinmach to CSC would no longer be outstanding, (iv) certain covenants under the indenture governing the 11% Senior Secured Notes relating to the Intercompany Loan would no longer be applicable, (v) CSC would replace Coinmach as the obligor on the Amended and Restated Credit Agreement and (vi) Laundry Corp. and Coinmach would cease to exist.

COINMACH CORPORATION AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions

	Balance at	Charged to	Charged to		Balance at
	Beginning of	Costs and	Other		End of
Description	Period	Expenses	Accounts	Deductions(1)	Period

Year ended March 31, 2005
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	$2,892,000	$1,617,000	$—	$(715,000)	$3,794,000
Year ended March 31, 2004
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	1,553,000	1,831,000	—	(492,000)	2,892,000
Year ended March 31, 2003
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	1,342,000	1,188,000	—	(977,000)	1,553,000

(1)	Write-off to accounts receivable.

COINMACH CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2005
(In thousands of dollars)

ASSETS
Current assets:
Cash and cash equivalents	$49,261
Receivables, net	5,702
Inventories	12,536
Assets held for sale	349
Prepaid expenses	3,990
Interest rate swap asset	790
Other current assets	2,297

Total current assets	74,925
Advance location payments	70,179
Property, equipment and leasehold improvements, net of accumulated depreciation and amortization of $366,441	262,130
Contract rights, net of accumulated amortization of $107,733	303,676
Goodwill	204,780
Other assets	8,374

Total assets	$924,064

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued expenses	$32,312
Accrued rental payments	33,603
Accrued interest	7,726
Current portion of long-term debt	5,961

Total current liabilities	79,602
Deferred income taxes	68,574
Long-term debt, less current portion	556,267
Intercompany loan	81,670
Due to Parent	49,766

Total liabilities	835,879
Stockholder’s equity:
Common stock and capital in excess of par value	286,629
Accumulated other comprehensive income, net of tax	467
Accumulated deficit	(198,911)

Total stockholder’s equity	88,185

Total liabilities and stockholder’s equity	$924,064

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND ACCUMULATED DEFICIT

	Six Months Ended
	September 30,

	2005	2004

	(In thousands of dollars)
REVENUES	$266,150	$266,449
COSTS AND EXPENSES:
Laundry operating expenses (exclusive of depreciation and amortization and amortization of advance location payments)	181,032	182,632
General and administrative	4,447	4,477
Depreciation and amortization	37,861	38,058
Amortization of advance location payments	9,173	9,852
Amortization of intangibles	6,970	7,260
Other items, net	310	500

	239,793	242,779

OPERATING INCOME	26,357	23,670
INTEREST EXPENSE	27,364	28,625

LOSS BEFORE INCOME TAXES	(1,007)	(4,955)
BENEFIT FOR INCOME TAXES:
Current	—	53
Deferred	(349)	(1,984)

	(349)	(1,931)

NET LOSS	$(658)	$(3,024)

Accumulated deficit, beginning of period	$(187,423)
Net loss	(658)
Dividends paid to Parent	(10,830)

Accumulated deficit, end of period	$(198,911)

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	September 30,

	2005	2004

	(In thousands of dollars)
OPERATING ACTIVITIES:
Net loss	$(658)	$(3,024)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	37,861	38,058
Amortization of advance location payments	9,173	9,852
Amortization of intangibles	6,970	7,260
Loss (gain) on sale of investment and equipment	27	(54)
Deferred income taxes	(349)	(1,984)
Amortization of deferred issue costs	795	1,207
Change in operating assets and liabilities, net of businesses acquired:
Other assets	(1,227)	927
Receivables, net	784	(2,624)
Inventories and prepaid expenses	937	(39)
Accounts payable and accrued expenses, net	2,757	(1,009)
Accrued interest	(261)	202

Net cash provided by operating activities	56,809	48,772

INVESTING ACTIVITIES:
Additions to property and equipment	(29,944)	(27,670)
Advance location payments to location owners	(7,130)	(9,285)
Acquisition of net assets related to acquisitions of businesses	(1,210)	(618)
Proceeds from sale of property and equipment	498	291

Net cash used in investing activities	(37,786)	(37,282)

FINANCING ACTIVITIES:
Repayments under credit facility	(11,223)	(3,066)
Dividends paid to Parent	(10,830)	—
Net repayments to Parent	(1,768)	(432)
(Repayments) borrowings from bank and other borrowings	(121)	217
Principal payments on capitalized lease obligations	(2,660)	(2,224)

Net cash used in financing activities	(26,602)	(5,505)

Net (decrease) increase in cash and cash equivalents	(7,579)	5,985
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	56,840	31,620

CASH AND CASH EQUIVALENTS, END OF PERIOD	$49,261	$37,605

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$26,830	$27,285

Income taxes paid	$251	$197

NON-CASH FINANCING ACTIVITIES:
Acquisition of fixed assets through capital leases	$3,958	$3,217

Transfer of assets held for sale to fixed assets	$1,936	$—

See accompanying notes.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
September 30, 2005

1.	Basis of Presentation
          The condensed consolidated financial statements of Coinmach Corporation, a Delaware corporation, include the accounts of all of its subsidiaries. All significant intercompany profits, transactions and balances have been eliminated in consolidation. The Company is a direct wholly-owned subsidiary of Coinmach Laundry Corporation, a Delaware corporation, (“CLC” or the “Parent”), which in turn is a direct wholly-owned subsidiary of Coinmach Service Corp., a Delaware corporation (“CSC”). Unless otherwise specified herein, references to the “Company,” “Coinmach,” “we,” “us” and “our” shall mean Coinmach Corporation and its subsidiaries.
          On November 24, 2004, CSC completed its initial public offerings of Income Deposit Securities (“IDSs”) and 11% senior secured notes due 2024 sold separate and apart from the IDSs (such notes, together with the 11% senior secured notes due 2024 underlying IDSs, the “11% Senior Secured Notes”). In connection with the offering and certain related corporate reorganization transactions, Coinmach Holdings LLC, a Delaware limited liability company, (“Holdings”) exchanged all then outstanding CLC capital stock held by it and all of the outstanding non-voting common stock of Appliance Warehouse of America, Inc., a Delaware corporation (“AWA”), to CSC for 24,980,445 shares of CSC Class B common stock, which represents all of the outstanding CSC Class B common stock. Pursuant to these transactions, CSC became controlled by Holdings and AWA became jointly-owned by CSC and the Company. The initial public offerings of CSC and related transactions and the use of proceeds therefrom are referred to herein collectively as the “IDS Transactions.”
          CSC used a portion of the proceeds from the IDS Transactions to make an intercompany loan (the “Intercompany Loan”) to Coinmach in an aggregate principal amount of approximately $81.7 million and an indirect capital contribution to Coinmach (the “Capital Contribution”) through CLC of approximately $165.6 million. These proceeds, along with available cash, were used by Coinmach to (i) redeem a portion of Coinmach’s 9% senior notes due 2010 (the “9% Senior Notes”) in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium), which notes were redeemed on December 24, 2004, (ii) repay approximately $15.5 million of outstanding term loans under Coinmach’s senior secured credit facility (the “Senior Secured Credit Facility”) and (iii) make a $93.5 million dividend payment to CLC.
          The Company incurred certain expenses that were classified as transaction costs on the Consolidated Statements of Operations for the fiscal year ended March 31, 2005 which included (1) the $11.3 million redemption premium on the portion of 9% Senior Notes redeemed, (2) the write-off of the deferred financing costs relating to the redemption of 9% Senior Notes and the repayment of the term loans aggregating approximately $3.5 million, (3) expenses aggregating approximately $1.8 million relating to an amendment to the Senior Secured Credit Facility effected on November 15, 2004 to, among other things, permit the IDS Transactions, and (4) special bonuses to senior management related to the IDS Transactions aggregating approximately $0.8 million.
          Coinmach and its wholly owned subsidiaries are providers of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business (which the Company refers to as the “route” business) involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment, collecting revenues generated from laundry machines and operating retail laundromats located throughout Texas and Arizona. Through AWA, the Company leases laundry machines and other household appliances to property owners, managers of multi-family housing properties, and to a lesser extent, individuals and corporate relocation entities. Super Laundry Equipment Corp. (“Super Laundry”), a wholly-owned subsidiary of the Company, constructs, designs and retrofits laundromats and distributes laundromat equipment.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, such financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from such estimates.
          The interim results presented herein are not necessarily indicative of the results to be expected for the entire year.
          In the opinion of management of the Company, these unaudited condensed consolidated financial statements contain all adjustments of a normal recurring nature necessary for a fair presentation of the financial statements for the interim periods presented. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

2.	Inventories
          Inventory costs for Super Laundry are valued at the lower of cost (first-in, first-out) or market. Inventory costs for AWA and the route business are determined principally by using the average cost method and are stated at the lower of cost or net realizable value. Machine repair parts inventory is valued using a formula based on total purchases and the annual inventory turnover. Inventory consists of the following (in thousands):

September 30,
2005

Laundry equipment	$8,872
Machine repair parts	3,664

$12,536

3.	Assets Held for Sale
          During the year ended March 31, 2004, the Company constructed five laundromats that were expected to be sold no later than the end of fiscal 2005. Although the laundromats were not sold, the Company continued to market them through September 30, 2005. The Company had determined that the plan of sale criteria in FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” had been met. At September 30, 2005, the Company had accepted an offer to sell one of the laundromats for a purchase price of approximately $350,000, which closed on October 19, 2005 and which resulted in a write down of the related asset value by approximately $190,000. This write down is reflected in Other items, net on the Statement of Operations for the three and six months ended September 30, 2005. In addition, the Company reclassified the balance of the remaining laundromats from Assets Held for Sale to Fixed Assets because the Company has ceased all marketing efforts and has decided to operate these facilities as part of its retail operations. The amount transferred was approximately $1,936,000 as of September 30, 2005, which represents their historical cost. The Company believes the fair value of these laundromats exceeds the historical cost. The carrying value of the laundromat that is held for sale is separately presented in the consolidated balance sheet.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

4.	Goodwill and Contract Rights
          The Company accounts for goodwill in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires an annual impairment test of goodwill. Goodwill is further tested between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. SFAS 142 requires a two-step process in evaluating goodwill. In performing the annual goodwill assessment, the first step requires comparing the fair value of the reporting unit to its carrying value. To the extent that the carrying value of the reporting unit exceeds the fair value, the Company would need to perform the second step in the impairment test to measure the amount of goodwill write-off. Based on present operations and strategic plans, management believes that there have not been any indications of impairment of goodwill. The fair value of the reporting units for these tests is based upon a discounted cash flow model. In step two, the fair value of the reporting unit is allocated to the reporting units’ assets and liabilities (a hypothetical purchase price allocation as if the reporting unit had been acquired on that date). The implied fair value of goodwill is calculated by deducting the allocated fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as determined in step one. The remaining fair value, after assigning fair value to all of the reporting units’ assets and liabilities, represents the implied fair value of goodwill for the reporting unit. If the implied fair value is less than the carrying value of goodwill, an impairment loss equal to the difference would be recognized. The Company has determined that its reporting units with goodwill consist of the route business, AWA and Super Laundry. Goodwill attributed to the route business, AWA and Super Laundry is as follows (in thousands):

Route	$195,026
Rental (AWA)	6,837
Distribution (Super Laundry)	2,917

$204,780

          The Company performed its annual assessment of goodwill as of January 1, 2005 and determined that no impairment existed. There can be no assurances that future goodwill impairment tests will not result in a charge to income.
          Contract rights represent the value of location contracts arising from the acquisition of laundry machines on location. These amounts, which arose primarily from purchase price allocations pursuant to acquisitions, are amortized using accelerated methods over periods ranging from 30 to 35 years. The Company does not record contract rights relating to new locations signed in the ordinary course of business.
          Amortization expense for contract rights for each of the next five years is estimated to be as follows (in millions of dollars):

Years Ending March 31,

2006(remainder of year)	$6.8
2007	13.3
2008	13.0
2009	12.6
2010	12.3
          The Company assesses the recoverability of contract rights in accordance with the provisions of SFAS No. 144 “Accounting for the Impairment and Disposal of Long-Lived Assets” (“SFAS 144”). The

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
Company has twenty-eight geographic regions to which contract rights have been allocated. The Company has contracts at every location/property, and analyzes revenue and certain direct costs on a contract-by-contract basis, however, the Company does not allocate common region costs and servicing costs to contracts, therefore regions represent the lowest level of identifiable cash flows in grouping contract rights. The assessment includes evaluating the financial results/cash flows and certain statistical performance measures for each region in which the Company operates. Factors that generally impact cash flows include commission rates paid to property owners, occupancy rates at properties, sensitivity to price increases, loss of existing machine base, and the regions general economic conditions. If as a result of this evaluation there are indicators of impairment that result in losses to the machine base, or an event occurs that would indicate that the carrying amounts may not be recoverable, the Company reevaluates the carrying value of contract rights based on future undiscounted cash flows attributed to that region and records an impairment loss based on discounted cash flows if the carrying amount of the contract rights are not recoverable from undiscounted cash flows. Based on present operations and strategic plans, management believes that there have not been any indicators of impairment of contract rights or long lived assets.

5.	Long-Term Debt
          Long-term debt consists of the following (in thousands):

September 30,
2005

9% Senior Notes due 2010	$324,500
Credit facility indebtedness	229,284
Obligations under capital leases	7,928
Other long-term debt with varying terms and maturities	516

562,228
Less current portion	5,961

$556,267

     9% Senior Notes
          On January 25, 2002, the Company issued $450 million aggregate principal amount of the 9% Senior Notes. Interest on the 9% Senior Notes is payable semi-annually on February 1 and August 1 to the holders of record at the close of business on the January 15 and July 15, respectively, immediately preceding the applicable interest payment date. The 9% Senior Notes, which are to mature on February 1, 2010, are unsecured senior obligations of the Company and are redeemable, at its option, in whole or in part at any time or from time to time, on or after February 1, 2006, upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth in the indenture, governing the 9% Senior Notes plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption. The 9% Senior Notes contain certain financial covenants and restrict the payment of certain dividends, distributions or other payments from the Company to CLC. The 9% Senior Notes are guaranteed on a senior unsecured senior basis by the Company’s domestic subsidiaries.
          On December 24, 2004, the Company used a portion of the proceeds of CSC’s initial public offerings of IDSs and separate 11% Senior Secured Notes to redeem a portion of the 9% Senior Notes in an aggregate principal amount of $125.5 million (plus approximately $4.5 million of accrued interest and approximately $11.3 million of related redemption premium). Such 9% Senior Notes were redeemed with

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
funds that were set aside in escrow on November 24, 2004. As a result of such redemption, at September 30, 2005 there was $324.5 million aggregate principal amount of 9% Senior Notes outstanding.
          The indenture governing the 9% Senior Notes contains a number of restrictive covenants and agreements applicable to us and our restricted subsidiaries, including covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on certain payments (in the form of the declaration or payment of certain dividends or distributions on our capital stock, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of subordinated indebtedness, and certain investments); (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on sales of assets; (iv) limitation on the issuance of preferred stock by non-guarantor subsidiaries; (vii) limitation on conduct of business; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on consolidations, mergers and sales of substantially all of our assets.
          At September 30, 2005, the Company was in compliance with the covenants under the indenture governing the 9% Senior Notes.

Senior Secured Credit Facility
          On January 25, 2002, the Company entered into the Senior Secured Credit Facility, which is comprised of: (i) a revolving credit facility which has a maximum borrowing limit of $75 million and is scheduled to expire on January 25, 2008 and (ii) $280 million in aggregate principal amount of term loans. The revolving credit portion of the Senior Secured Credit Facility also provides up to $10 million of letter of credit financings and short-term borrowings under a swing line facility of up to $7.5 million. Indebtedness under the Senior Secured Credit Facility is secured by a first priority security interest in all of the Company’s real and personal property and is guaranteed by each of the Company’s domestic subsidiaries. Under the Senior Secured Credit Facility, the Company and CLC pledged to the Collateral Agent their interests in all of the issued and outstanding shares of capital stock of the Company and the Company’s domestic subsidiaries.
          As a condition to the consummation of CSC’s initial public offerings of IDSs and separate 11% Senior Secured Notes, the Company entered into an amendment to the Senior Secured Credit Facility on November 15, 2004 with the requisite lenders and agents thereunder to, among other things, permit the IDS Transactions. Coinmach used a portion of the proceeds from CSC’s initial public offerings to repay approximately $15.5 million of outstanding term loans under the Senior Secured Credit Facility.
          The Senior Secured Credit Facility requires the Company to make an annual mandatory repayment of principal on the outstanding balance of the term loans based on 50% of “excess cash flow,” as defined. For the fiscal year ended March 31, 2005, the amount required to be repaid was approximately $10.0 million and was paid on July 12, 2005.
          In addition to certain customary terms and provisions, including events of default and customary representations, covenants and agreements, the Senior Secured Credit Facility contains certain restrictive covenants including, but not limited to, a maximum leverage ratio, a minimum consolidated earnings before interest, taxes, depreciation and amortization coverage ratio and limitations on indebtedness, capital expenditures, advances, investments and loans, mergers and acquisitions, dividends, stock issuances and transactions with affiliates. Also, the indenture governing the 9% Senior Notes and the Senior Secured Credit Facility limit the Company’s ability to pay dividends.
          At September 30, 2005, the Company was in compliance with the covenants under the Senior Secured Credit Facility.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          At September 30, 2005, on a consolidated basis, the Company’s outstanding total debt to third parties included (i) $324.5 million aggregate principal amount of 9% Senior Notes and (ii) approximately $229.3 million of term loan borrowings under the Senior Secured Credit Facility with an interest rate of 6.88%. The Company also had approximately $81.7 million aggregate principal amount outstanding under the Intercompany Loan. The term loans under the Senior Secured Credit Facility are scheduled to be fully repaid by July 25, 2009. As of September 30, 2005, the amount available under the revolving credit portion of the Senior Secured Credit Facility was approximately $68.6 million and there were no amounts outstanding under such revolver. Letters of credit under the Senior Secured Credit Facility outstanding at September 30, 2005 were approximately $6.4 million.

Interest Rate Swap
          On September 23, 2002, the Company entered into three separate interest rate swap agreements totaling $150 million in aggregate notional amount that effectively converts a portion of its floating-rate term loans pursuant to the Senior Secured Credit Facility to a fixed rate basis thus reducing the impact of interest rate changes on future interest expense. The three swap agreements consist of: (i) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006; (ii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.91% and expiring on February 1, 2006; and (iii) a $50 million notional amount interest rate swap transaction with a financial institution effectively fixing the three-month LIBOR interest rate (as determined therein) at 2.90% and expiring on February 1, 2006. These interest rate swaps used to hedge the variability of forecasted cash flows attributable to interest rate risk were designated as cash flow hedges. The Company recognized a small accumulated other comprehensive loss in the stockholder’s equity section for the six months ended September 30, 2005, relating to the interest rate swaps that qualify as cash flow hedges.

6.	Intercompany Loan
          CSC made the Intercompany Loan of approximately $81.7 million with a portion of the proceeds from the IDS Transactions. Interest under the Intercompany Loan accrues at an annual rate of 10.95% and is payable quarterly on March 1, June 1, September 1 and December 1 of each year and the Intercompany Loan is due and payable in full on December 1, 2024. The Intercompany Loan is a senior unsecured obligation of Coinmach, ranks equally in right of payment with all existing and future senior indebtedness of Coinmach (including indebtedness under the 9% Senior Notes and the Senior Secured Credit Facility) and ranks senior in right of payment to all existing and future subordinated indebtedness of Coinmach. Certain of Coinmach’s domestic restricted subsidiaries guarantee the Intercompany Loan on a senior unsecured basis. The Intercompany Loan currently contains covenants (other than a covenant providing for the delivery of reports to holders) that are substantially the same as those provided in the terms of the 9% Senior Notes (as such covenants may be modified in the future pursuant to the terms of the indenture governing the 9% Senior Notes); provided, however, that on the redemption or repayment in full of the 9% Senior Notes, the covenants contained in the Intercompany Loan will become substantially the same as those provided in the terms of such other indebtedness that refinances or replaces the 9% Senior Notes or, in the absence thereof, the terms of the 11% Senior Secured Notes. The Intercompany Loan and the guaranty of the Intercompany Loan by certain subsidiaries of the Company were pledged by CSC to secure the repayment of the 11% Senior Secured Notes.
          If at any time the Company is not prohibited from doing so under the terms of its then outstanding indebtedness, in the event that CSC undertakes an offering of IDSs or Class A Common Stock, a portion of the net proceeds of such offering, subject to certain limitations, will be loaned to the

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
Company and increase the principal amount of the Intercompany Loan and the guaranty of the Intercompany Loan.
          If the Company merged with or into CSC or CSC merged with or into the Company, the Intercompany Loan would be terminated and the surviving company would become responsible for the payment obligations relating to the 11% Senior Secured Notes.
          If an event of default occurs and is continuing under the Intercompany Loan, the Intercompany Loan holder will have the right to declare all obligations under the Intercompany Loan immediately due and payable; provided that if the Company shall become the subject of an insolvency, bankruptcy or cross-acceleration event of default, all of the obligations under the Intercompany Loan and the guarantees in respect thereof shall become immediately and automatically due and payable without any action or notice. Any waiver of a default or an event of default under the indenture governing the 11% Senior Secured Notes that causes a default or an event of default under the Intercompany Loan shall also be a waiver of such default or event of default under the Intercompany Loan without further action or notice.
          At September 30, 2005, the Company was in compliance with the covenants under the Intercompany Loan.

7.	Guarantor Subsidiaries
          The Company’s domestic subsidiaries (collectively, the “Guarantor Subsidiaries”) have guaranteed the 9% Senior Notes and indebtedness under the Senior Secured Credit Facility referred to in Note 4. The Company has not included separate financial statements of the Guarantor Subsidiaries because they are wholly-owned by the Company, the guarantees issued are full and unconditional and the guarantees are joint and several. In addition, the non Guarantor Subsidiaries are “minor” since the combined operations of the non-Guarantor Subsidiaries represent less than 1% of the Company’s total revenue, total assets, stockholder’s equity, income from continuing operations before income taxes and cash flows from operating activities, in each case on a consolidated basis. Accordingly, the Company has not included a separate column for the non-Guarantor Subsidiaries. The condensed consolidating balance sheet as of September 30, 2005 and the condensed consolidating statements of operations and cash flows for the six months ended September 30, 2005 and 2004, include AWA, Super Laundry, ALFC and Grand Wash & Dry Launderette, Inc., as Guarantor Subsidiaries.

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          Condensed consolidating financial information for the Company and its Guarantor Subsidiaries are as follows (in thousands):

Condensed Consolidating Balance Sheet

	September 30, 2005

	Coinmach and
	Non-		Adjustments
	Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Current assets, consisting of cash, receivables, inventory, assets held for sale, prepaid expenses and other current assets	$62,492	$12,433	$—	$74,925
Advance location payments	70,147	32	—	70,179
Property, equipment and leasehold improvements, net	234,909	27,221	—	262,130
Intangible assets, net	498,702	9,754	—	508,456
Intercompany loans and advances	46,469	(21,851)	(24,618)	—
Investment in subsidiaries	(24,867)	—	24,867	—
Investment in preferred stock	19,222	—	(19,222)	—
Other assets	8,368	6	—	8,374

Total assets	$915,442	$27,595	$(18,973)	$924,064

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$64,620	$9,021	—	$73,641
Current portion of long-term debt	5,859	102	—	5,961

Total current liabilities	70,479	9,123	—	79,602
Deferred income taxes	65,589	2,985	—	68,574
Long-term debt, less current portion	556,128	24,757	(24,618)	556,267
Intercompany loan	81,670	—	—	81,670
Due to Parent	49,766	—	—	49,766
Preferred stock and dividends payable	—	19,222	(19,222)	—
Total stockholder’s equity (deficit)	91,810	(28,492)	24,867	88,185

Total liabilities and stockholder’s equity (deficit)	$915,442	$27,595	$(18,973)	$924,064

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

Condensed Consolidating Statements of Operations

	Six Months Ended September 30, 2005

	Coinmach and
	Non-		Adjustments
	Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$236,515	$29,635	$—	$266,150
Costs and expenses	212,734	27,059	—	239,793

Operating income	23,781	2,576	—	26,357
Interest expense	26,370	994	—	27,364

	(2,589)	1,582	—	(1,007)
Income tax (benefit) provision	(1,045)	696	—	(349)

	(1,544)	886	—	(658)
Equity in income of subsidiaries	(886)	—	886	—

	(658)	886	(886)	(658)
Dividend income	(816)	—	816	—

Net income (loss)	$158	$886	$(1,702)	$(658)

	Six Months Ended September 30, 2004

	Coinmach and
	Non-		Adjustments
	Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$234,238	$32,211	$—	$266,449
Costs and expenses	212,292	30,487	—	242,779

Operating income	21,946	1,724	—	23,670
Interest expense	27,708	917	—	28,625

	(5,762)	807	—	(4,955)
Income tax (benefit) provision	(2,278)	347	—	(1,931)

	(3,484)	460	—	(3,024)
Equity in income of subsidiaries	(460)	—	460	—

	(3,024)	460	(460)	(3,024)
Dividend income	(816)	—	816	—

Net (loss) income	$(2,208)	$460	$(1,276)	$(3,024)

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

Condensed Consolidating Statements of Cash Flows

	Six Months Ended September 30, 2005

	Coinmach
	and Non-		Adjustments
	Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating Activities
Net income (loss)	$158	$886	$(1,702)	$(658)
Noncash adjustments	49,506	4,971	—	54,477
Change in operating assets and liabilities	2,144	846	—	2,990

Net cash provided by operating activities	51,808	6,703	(1,702)	56,809

Investing Activities
Investment in and advances to subsidiaries	(1,702)	—	1,702	—
Capital expenditures	(32,798)	(4,276)	—	(37,074)
Acquisition of assets	(1,210)	—	—	(1,210)
Sale of property and equipment	—	498	—	498

Net cash used in investing activities	(35,710)	(3,778)	1,702	(37,786)

Financing Activities
Repayment of debt	(11,223)	—	—	(11,223)
Other financing items	(10,735)	(4,644)	—	(15,379)

Net cash used in financing activities	(21,958)	(4,644)	—	(26,602)

Net increase (decrease) in cash and cash equivalents	(5,860)	(1,719)	—	(7,579)
Cash and cash equivalents, beginning of period	55,602	1,238	—	56,840

Cash and cash equivalents, end of period	$49,742	$(481)	$—	$49,261

	Six Months Ended September 30, 2004

	Coinmach
	and Non-		Adjustments
	Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating Activities
Net (loss) income	$(2,208)	$460	$(1,276)	$(3,024)
Noncash adjustments	49,232	5,107	—	54,339
Change in operating assets and liabilities	(3,246)	703	—	(2,543)

Net cash provided by operating activities	43,778	6,270	(1,276)	48,772

Investing Activities
Investment in and advances to subsidiaries	(1,276)	—	1,276	—
Capital expenditures	(33,883)	(3,072)	—	(36,955)
Acquisition of assets	(618)	—	—	(618)
Sale of property and equipment	—	291	—	291

Net cash used in investing activities	(35,777)	(2,781)	1,276	(37,282)

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

	Six Months Ended September 30, 2004

	Coinmach
	and Non-		Adjustments
	Guarantor	Guarantor	and
	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Financing Activities
Repayment of debt	(3,066)	—	—	(3,066)
Other financing items	328	(2,767)	—	(2,439)

Net cash used in by financing activities	(2,738)	(2,767)	—	(5,505)

Net increase in cash and cash equivalents	5,263	722	—	5,985
Cash and cash equivalents, beginning of period	30,621	999	—	31,620

Cash and cash equivalents, end of period	$35,884	$1,721	$—	$37,605

8.	Segment Information
          The Company reports segment information for the route segment, its only reportable operating segment, and provides information for its two other operating segments reported as “All other”. The route segment, which comprises the Company’s core business, involves leasing laundry rooms from building owners and property management companies typically on a long-term, renewal basis, installing and servicing the laundry equipment, collecting revenues generated from laundry machines, collection services to third party operators and operating retail laundromats. The other business operations reported in “All other” include the aggregation of the rental and distribution businesses. The rental business involves the leasing of laundry machines and other household appliances to property owners, managers of multi-family housing properties and to a lesser extent, individuals and corporate relocation entities through the Company’s jointly-owned subsidiary, AWA. The distribution business involves constructing complete turnkey retail laundromats, retrofitting existing retail laundromats, distributing exclusive lines of coin and non-coin machines and parts, and selling service contracts through the Company’s subsidiary, Super Laundry. The Company evaluates performance and allocates resources based on EBITDA (earnings from continuing operations before interest, taxes and depreciation and amortization), cash flow and growth opportunity. The accounting policies of the segments are the same as those described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.
          The table below presents information about the Company’s segments (in thousands):

	Six Months Ended
	September 30

	2005	2004

Revenue
Route	$236,516	$234,238
All other:
Rental	17,496	16,880
Distribution	12,138	15,331

Subtotal	29,634	32,211

Total revenue	$266,150	$266,449

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)

	Six Months Ended
	September 30

	2005	2004

EBITDA(1):
Route	$77,493	$76,730
All other:
Rental	7,212	6,646
Distribution	413	441

Subtotal	7,625	7,087

Other items, net	(310)	(500)
Corporate expenses	(4,447)	(4,477)

Total EBITDA	80,361	78,840
Reconciling items:
Depreciation and amortization expense, amortization of advance location payments and amortization of intangibles:
Route	(48,099)	(49,376)
All other	(4,271)	(4,271)
Corporate	(1,634)	(1,523)

Total depreciation	(54,004)	(55,170)

Interest expense	(27,364)	(28,625)

Consolidated loss before income taxes	$(1,007)	$(4,955)

(1)	See description of “Non-GAAP Financial Measures” immediately following this table for a reconciliation of net loss to EBITDA for the periods indicated above.

Non-GAAP Financial Measures
          EBITDA represents earnings from continuing operations before deductions for interest, income taxes and depreciation and amortization. Management believes that EBITDA is useful as a means to evaluate the Company’s ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used by management as a measure of evaluating the performance of the Company’s three operating segments. Management further believes that EBITDA is useful to investors as a measure of comparative operating performance as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. Management uses EBITDA to develop compensation plans, to measure sales force performance and to allocate capital assets. Additionally, because Coinmach has historically provided EBITDA to investors, management believes that presenting this non-GAAP financial measure provides consistency in financial reporting. Management’s use of EBITDA, however, is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (a) operating income (as determined by U.S. generally accepted accounting principles) as an indicator of operating performance or (b) cash flows from operating, investing and financing activities (as determined by U.S. generally accepted accounting principles) as a measure of liquidity. Given that EBITDA is not a measurement determined in accordance with U.S. generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
may not be comparable to other similarly titled measures of other companies. The following table reconciles the Company’s net loss to EBITDA for each period presented (in millions):

	Six Months Ended
	September 30

	2005	2004

Net loss	$(0.7)	$(3.0)
Benefit for income taxes	(0.3)	(2.0)
Interest expense	27.4	28.6
Depreciation and amortization	54.0	55.2

EBITDA	$80.4	$78.8

9.	Income Taxes
          The components of the Company’s deferred tax liabilities and assets are as follows (in thousands):

September 30,
2005

Deferred tax liabilities:
Accelerated tax depreciation and contract rights	$106,641
Interest rate swap	323
Other	1,971

108,935

Deferred tax assets:
Net operating loss carryforwards	36,983
Covenant not to compete	1,010
Other	2,368

40,361

Net deferred tax liability	$68,574

          The net operating loss carryforwards of approximately $91 million expire between fiscal years 2006 through 2025. In addition, the net operating losses are subject to annual limitations imposed under the provisions of the Internal Revenue Code regarding changes in ownership.
          The (benefit) provision for income taxes consists of (in thousands):

	Six Months Ended
	September 30

	2005	2004

Federal	$(272)	$(1,547)
State	(77)	(384)

	$(349)	$(1,931)

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
          The effective income tax rate differs from the amount computed by applying the U.S. federal statutory rate to loss before taxes as a result of state taxes and permanent book/tax differences as follows (in thousands):

	Six Months Ended
	September 30

	2005	2004

Expected tax benefit	$(352)	$(1,734)
State tax benefit, net of federal taxes	(50)	(250)
Permanent book/tax difference	53	53

Tax benefit	$(349)	$(1,931)

10.	Dividends
          On August 9, 2005, the board of directors of Coinmach declared an aggregate cash dividend of approximately $5.4 million on Coinmach’s outstanding common stock, which cash dividend was paid on September 1, 2005 to CLC. Such cash dividend, along with the interest payment of approximately $2.2 million due on the same date with respect to the Intercompany Loan, is expected to be used by CSC to satisfy distribution payments under its IDSs and interest payments on the 11% Senior Secured Notes initially issued separate and apart from the IDSs.
          On November 8, 2005, the board of directors of Coinmach declared an aggregate cash dividend of approximately $5.4 million on Coinmach’s outstanding common stock, which cash dividend is payable on December 1, 2005 to CLC. Such cash dividend, along with the interest payment of approximately $2.2 million due on the same date with respect to the Intercompany Loan, is expected to be used by CSC to satisfy distribution payments under its IDSs and interest payments on the 11% Senior Secured Notes initially issued separate and apart from the IDSs.

11.	Subsequent Events
          On December 19, 2005, Coinmach, CLC and certain subsidiary guarantors entered into an amended and restated credit agreement (which we refer to as the “Amended and Restated Credit Agreement”) with Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and certain other lending institutions which are a party thereto. The Amended and Restated Credit Agreement consists of a $570.0 million term loan facility and a $75.0 million revolving credit facility that is currently undrawn (subject to approximately $6.4 million of currently outstanding letters of credit). On December 19, 2005, Coinmach borrowed $230.0 million under the term loan facility to refinance approximately $229.3 million aggregate principal amount of then outstanding term debt under the Senior Secured Credit Facility and pay related expenses. The term loan facility also allows Coinmach to borrow up to an additional $340.0 million of delayed draw term loans, provided that such amounts are borrowed on or after February 1, 2006 and prior to February 28, 2006 and are used, substantially contemporaneously with such borrowing, to retire all of the outstanding 9% Senior Notes due 2010 and pay related premiums, costs and expenses.
          Coinmach expects to use borrowings of $340.0 million under the term loan facility to retire all of the $324.5 million aggregate principal amount of outstanding 9% Senior Notes (plus approximately $14.6 million of related redemption premium) and pay related fees and expenses.
          The term loan borrowings under the Amended and Restated Credit Agreement are scheduled to be fully repaid on December 19, 2012, and the revolving credit facility under the Amended and Restated Credit Agreement expires on December 19, 2010. Borrowings under the revolving credit facility accrue

COINMACH CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED) — (Continued)
interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 2.00% and the Eurodollar rate plus 3.00%, subject in each case to performance based adjustments. The term loans accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 1.50% and the Eurodollar rate plus 2.50%, subject in each case to performance based adjustments. At September 30, 2005, the applicable Eurodollar rate was 4.13%. The Amended and Restated Credit Agreement is secured by a first priority interest in all of Coinmach’s real and personal property and is guaranteed by each of Coinmach’s domestic subsidiaries.
          After the retirement of all outstanding 9% Senior Notes, subject to the satisfaction of certain specified conditions contained in the terms of its outstanding indebtedness, CSC may decide to merge CLC and Coinmach into CSC. As a result of the merger event, (i) CSC would become an operating company, (ii) the subsidiaries of Coinmach would become the direct subsidiaries of CSC and such subsidiaries would become guarantors of the 11% Senior Secured Notes, (iii) the Intercompany Loan owed by Coinmach to CSC would no longer be outstanding, (iv) certain covenants under the indenture governing the 11% Senior Secured Notes relating to the Intercompany Loan would no longer be applicable, (v) CSC would replace Coinmach as the obligor on the Amended and Restated Credit Agreement and (vi) CLC and Coinmach would cease to exist.

10,706,638 Shares
Coinmach Service Corp.
Class A Common Stock

PROSPECTUS

Merrill Lynch & Co.
Deutsche Bank Securities
Jefferies & Company
SunTrust Robinson Humphrey
, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
          The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Class A common stock registered hereby (other than underwriting discounts and compensation), all of which expenses, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee, and the American Stock Exchange listing application fee, are estimated.

Securities and Exchange Commission registration fee		$13,536
National Association of Securities Dealers, Inc. filing fee		$12,000
American Stock Exchange listing application fee		$45,000
Printing and engraving fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Trustee, Transfer Agent and Registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be filed by amendment.
          All expenses incurred in connection with the issuance and distribution of the Class A common stock registered hereby (other than underwriting discounts and compensation) will be borne by the Registrant.

Item 14.	Indemnification of Directors and Officers
          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further that a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding described in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
          Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the unlawful payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the Delaware General Corporation Law, or (iv) obtains an improper personal benefit. The Registrant’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) includes a provision which eliminates directors’ personal liability to the fullest extent permitted under the Delaware General Corporation Law.
          The Certificate of Incorporation provides that Registrant shall indemnify and hold harmless, to the fullest extent which it is empowered to do so by the Delaware General Corporate Law, as it exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any action, suit, or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Registrant, or is or was serving at the request of Registrant as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit, or proceeding. The Registrant also may, by action of its board of directors, provide indemnification to employees and agents of Registrant with the same scope and effect as indemnification of directors and officers.
          The Certificate of Incorporation further provides that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Registrant. It shall be a defense to any claim for payment pursuant to a person’s right to indemnification (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Registrant) that the claimant has not met the standards of conduct (as set forth in the Certificate of Incorporation) which make it permissible under the Delaware General Corporation Law for Registrant to indemnify the claimant for the amount claimed, but the burden of such defense shall be on Registrant.
          The Certificate of Incorporation further provides that the right of an officer or director to indemnification shall be a contract right and shall include the right to be paid by Registrant for the expense incurred in defending any such proceeding in advance of its final disposition unless otherwise determined by the board of directors of Registrant in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Registrant; and that such expenses incurred by former officers and directors and other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors of Registrant deems appropriate. The rights conferred in the Certificate of Incorporation to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, contract, vote of stockholders or disinterested directors or otherwise.

          The Registrant has entered into indemnity agreements with each of its executive officers and directors providing for the indemnification of such officers and directors, which indemnity agreements are filed as exhibits hereto and which rights under such indemnity agreements will not be exclusive of any other right which any such director or officer may have or hereafter acquire.
          Section 145 of the Delaware General Corporation Law further provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.
          The Certificate of Incorporation provides that the Registrant may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Registrant or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability.
          The Registrant maintains policies of insurance under which, subject to the limitations of such policies, coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters and (b) to the Registrant with respect to payments which may be made by the Registrant to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
          The Registrant expects that the form of Underwriting Agreement to be filed as an exhibit hereto will provide for the indemnification of the Registrant, its controlling persons, its directors and certain of its officers by the underwriters and for the indemnification of the underwriters by the Registrant, in each case against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities
          Except in connection with (i) the initial capitalization of the Registrant whereby the Registrant issued 100 shares of common stock, par value $.01 per share, to Coinmach Holdings, LLC (“Holdings”) on December 23, 2003 and (ii) the issuance to Holdings in connection with the IDS Transactions (as defined in the prospectus forming a part of this registration statement) of 24,980,445 shares of Class B common stock, par value $0.01 per share, on November 24, 2004 and January 3, 2005 (with respect to which the Registrant filed a current Report on Form 8-K on January 7, 2005), during the three years preceding the filing of this registration statement, the Registrant has not sold securities without registration under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules
          (a) Exhibits
          The following exhibits are filed with this registration statement.

Exhibit
Number		Description

1	.1†	Form of Underwriting Agreement by and among Coinmach Service Corp. (referred to as CSC), Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to as Merrill Lynch) and the other underwriters named therein
3.1		Amended and Restated Certificate of Incorporation of CSC (incorporated by reference from exhibit 3.1 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
3.2		Amended and Restated Bylaws of CSC (incorporated by reference from exhibit 3.2 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.1		Indenture by and between CSC, the subsidiary guarantors named therein and the Bank of New York, as Trustee (incorporated by reference from exhibit 4.1 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.2		Security Agreement between CSC and Coinmach Laundry Corporation (referred to as Laundry Corp.) in favor of the Bank of New York, as Collateral Agent (incorporated by reference from exhibit 4.2 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.3		Pledge Agreement between CSC and Laundry Corp. in favor of the Bank of New York, as Collateral Agent (incorporated by reference from exhibit 4.3 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.4		Intercompany Note of Coinmach Corporation (referred to as Coinmach Corp.), issued to CSC (incorporated by reference from exhibit 4.4 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.5		Intercompany Note Guaranty (incorporated by reference from exhibit 4.5 to CSC’s Form 10-Q for the period ended December 31 2004, file number 001-32359)
4.6		Guarantee relating to the Senior Secured notes due 2024 of CSC (incorporated by reference from exhibit 4.6 to Coinmach’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.7		CSC Senior Secured Note (incorporated by reference from exhibit 4.7 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.8		IDS Certificate (incorporated by reference from exhibit 4.8 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.9		Indenture, dated as of January 25, 2002, by and among Coinmach Corp., the subsidiary guarantors named therein and U.S. Bank, N.A., as trustee (incorporated by reference from exhibit number 4.9 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
4.10		Registration Rights Agreement dated as of January 25, 2002, by and among Coinmach Corp., the subsidiary guarantors named therein and the Initial Purchasers named therein (incorporated by reference from exhibit number 4.10 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
4.11		Form of 9% senior note of Coinmach Corp. (included as an exhibit to Exhibit 4.9 hereto) (incorporated by reference from exhibit number 4.11 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
5	.1†	Opinion of Mayer, Brown, Rowe & Maw LLP regarding the legality of the Class A common stock

Exhibit
Number	Description

10.1	Credit Agreement dated January 25, 2002, among Coinmach Corp., Laundry Corp., the Subsidiary Guarantors named therein, the lending institutions named therein, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust and referred to as DB Trust), Deutsche Banc Alex. Brown Inc., J.P. Morgan Securities Inc., First Union Securities, Inc. and Credit Lyonnais New York Branch (incorporated by reference from exhibit number 10.1 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.2	Limited Waiver and Amendment No. 1 and Agreement to Credit Agreement among Coinmach Corp., Laundry Corp., the subsidiary guarantors named therein and the lenders named therein (incorporated by reference from exhibit 10.2 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.3	Amended and Restated Securityholders Agreement among CSC, Coinmach Holdings LLC (referred to as Holdings) and its unitholders (incorporated by reference from exhibit 10.3 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.4	Intercreditor Agreement by and among Laundry Corp., the collateral agent under the Credit Agreement and the collateral agent named therein (incorporated by reference from exhibit 10.4 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.5	Purchase Agreement by and between Holdings and CSC (incorporated by reference from exhibit 10.5 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.6	Indemnity Agreement by and between CSC and Woody M. McGee (incorporated by reference from exhibit number 10.6 to CSC’s Form 10-K for the fiscal year ended March 31, 2005, file number 001-32359)
10.7	Indemnity Agreements by and between CSC and each of Messrs. Kerrigan, Doyle, Chapman, Rauner, Donnini and Scheessele (incorporated by reference from exhibit 10.6 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.8	Senior Management Agreement, dated March 6, 2003, by and among Coinmach Corp., Holdings and Mitchell Blatt (incorporated by reference from exhibit number 10.8 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.9	Employment Agreement, dated as of July 1, 1995, by and between Solon (as predecessor-in-interest to Coinmach Corp.), Michael E. Stanky and GTCR (incorporated by reference from exhibit number 10.10 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.10	Promissory Note, dated February 11, 1997, of Stephen R. Kerrigan in favor of Coinmach Corp. (incorporated by reference from exhibit number 10.11 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.11	Holdings Pledge Agreement, dated January 25, 2002, made by Laundry Corp. to DB Trust (incorporated by reference from exhibit number 10.12 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.12	Credit Party Pledge Agreement, dated January 25, 2002, made by Coinmach Corp. and each of the Guarantors party thereto to DB Trust (incorporated by reference from exhibit number 10.13 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.13	Security Agreement, dated January 25, 2002, among Coinmach Corp., each of the Guarantors party thereto and DB Trust (incorporated by reference from exhibit number 10.14 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.14	Collateral Assignment of Leases, dated January 25, 2002, by Coinmach Corp. in favor of DB Trust (incorporated by reference from exhibit number 10.15 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)

Exhibit
Number	Description

10.15	Collateral Assignment of Location Leases, dated January 25, 2002, by Coinmach Corp. in favor of DB Trust (incorporated by reference from exhibit number 10.16 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.16	Purchase Agreement, dated as of January 17, 2002, by and among Coinmach Corp., as Issuer, the Guarantors named therein, and the Initial Purchasers named therein (incorporated by reference from exhibit number 10.17 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.17	Registration Rights Agreement, dated as of March 6, 2003, by and among Holdings, GTCR-CLC, LLC, MCS, Stephen R. Kerrigan, Mitchell Blatt, Robert M. Doyle, Michael E. Stanky, James N. Chapman, and the investors named therein (incorporated by reference from exhibit number 10.18 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.18	Management Contribution Agreement, dated as of March 5, 2003, by and among Holdings, MCS, Stephen R. Kerrigan and Laundry Corp. (incorporated by reference from exhibit number 10.19 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.19	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Robert M. Doyle (incorporated by reference from exhibit number 10.21 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.20	Management Contribution Agreement, dated as of March 5, 2003,by and between Holdings and Michael E. Stanky (incorporated by reference from exhibit number 10.22 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.21	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and James N. Chapman (incorporated by reference from exhibit number 10.23 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.22	Amended and Restated Promissory Note, by and between MCS, as borrower and Laundry Corp., dated March 6, 2003 (incorporated by reference from exhibit number 10.24 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.23	Amended and Restated Promissory Note, by and between Mitchell Blatt, as borrower, and Laundry Corp., dated March 6, 2003 (incorporated by reference from exhibit number 10.25 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.24	Amended and Restated Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated March 6, 2003 (incorporated by reference from exhibit number 10.26 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.25	Amended and Restated Promissory Note, by and between Michael E. Stanky, as borrower and Laundry Corp., dated March 6, 2003 (incorporated by reference from exhibit number 10.27 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.26	Replacement Promissory Note, by and between Mitchell Blatt, as borrower, and Coinmach Corp. dated March 15, 2002 and amendment dated March 6, 2003 (incorporated by reference from exhibit number 10.28 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.27	Senior Management Employment Agreement, by and between Coinmach Corp. and Ramon Norniella, dated as of December 17, 2000 (incorporated by reference from exhibit number 10.29 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)

Exhibit
Number	Description

10.28	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of July 26, 1995 (incorporated by reference from exhibit number 10.30 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.29	Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of July 26, 1995 (incorporated by reference from exhibit number 10.31 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.30	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of May 10, 1996 (incorporated by reference from exhibit number 10.32 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.31	Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of May 10, 1996 (incorporated by reference from exhibit number 10.33 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.32	Amended and Restated Promissory Note, by and between Ramon Norniella, as borrower and Laundry Corp., dated March 6, 2003 (incorporated by reference from exhibit number 10.34 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.33	Limited Liability Company Agreement of Holdings dated March 6, 2003 (incorporated by reference from exhibit number 10.35 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.34	Amendment No. 1 to the Limited Liability Company Agreement of Holdings (incorporated by reference from exhibit number 10.36 to Amendment No. 7 to CSC’s Form S-1 filed on November 18, 2004, file number 333-114421)
10.35	CSC 2004 Long Term Incentive Plan (incorporated by reference from exhibit 10.35 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.36	CSC 2004 Unit Incentive Sub-Plan (incorporated by reference from exhibit number 10.38 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.37	Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated July 26, 1995 (incorporated by reference from exhibit number 10.39 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.38	Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated May 10, 1996 (incorporated by reference from exhibit number 10.40 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.39	Promissory Note, by and between Michael E. Stanky, as borrower, and Laundry Corp. dated July 26, 1995 (incorporated by reference from exhibit number 10.41 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.40	Amendment No. 1 to Holdings Pledge Agreement made by Laundry Corp. to DB Trust (incorporated by reference from exhibit 10.40 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.41	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Mitchell Blatt (incorporated by reference from exhibit number 10.34 to Coinmach’s Form 10-K for the fiscal year ended March 31, 2003, file number 033-49830)
10.42	Amended and Restated Senior Management Agreement by and among CSC, Holdings, Coinmach Corp., MCS and Stephen Kerrigan (incorporated by reference from exhibit number 10.1 to CSC’s Form 10-Q for the period ended June 30, 2005, file number 001-32359)
10.43	Amended and Restated Senior Management Agreement by and among CSC, Holdings, Coinmach Corp., and Robert M. Doyle (incorporated by reference from exhibit number 10.2 to CSC’s Form 10Q for the period June 30, 2005, file number 001-32359)

Exhibit
Number		Description

10.44		Indemnity Agreement by and between CSC and William M. Kelly (incorporated by reference from Exhibit 10.3 to CSC’s Form 10-Q for the period ended June 30, 2005, file number 001-32359)
10	.45*	Amended and Restated Credit Agreement dated December 19, 2005, by and among Laundry Corp., Coinmach Corp., the Subsidiary Guarantors party thereto, the banks and other lending institutions party thereto, DB Trust, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., First Union Securities Inc. and Credit Lyonnais New York Branch
10	.46*	Amendment Agreement dated December 19, 2005, by and among Laundry Corp., Coinmach Corp., the Subsidiary Guarantors party thereto, the banks and other lending institutions party thereto, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., and DB Trust
10	.47*	Amendment No. 1 to Intercreditor Agreement, dated December 19, 2005, by and between Laundry Corp., Coinmach Corp., the Subsidiary Guarantors party thereto, DB Trust and The Bank of New York
10	.48*	Amendment No 1. to Collateral Assignment of Leases, dated December 19, 2005, by Coinmach Corp. in favor of DB Trust
10	.49*	Amendment No. 1 to Collateral Assignment of Location leases, dated December 19, 2005, by Coinmach Corp. in favor of DB Trust
10	.50*	Amendment No. 1 to Credit Party Pledge Agreement, dated December 19, 2005, made by Coinmach Corp. and each of the Subsidiary Guarantors party thereto, to DB Trust
10	.51*	Amendment No 2. to Holdings Pledge Agreement, dated December 19, 2005, made by Laundry Corp. to DB Trust
21.1		Subsidiaries of CSC (incorporated by reference from exhibit 21.1 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421
23	.1*	Consent of Registered Independent Public Accounting Firm
24	.1**	Power of Attorney

*     Filed herewith.

†	To be filed by amendment.

**	Previously filed.
          (b) Financial Statement Schedules

COINMACH SERVICE CORP. AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions

	Balance at	Charged to	Charged		Balance at
	Beginning of	Costs and	to Other		End of
Description	Period	Expenses	Accounts	Deductions(1)	Period

Year ended March 31, 2005
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	$2,892,000	1,617,000	—	(715,000)	3,794,000
Year ended March 31, 2004
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	1,553,000	1,831,000	—	(492,000)	2,892,000
Year ended March 31, 2003
Reserves and allowances deducted from asset accounts: Allowance for uncollected accounts	1,342,000	1,188,000	—	(977,000)	1,553,000

(1)	Write-off to accounts receivable

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS
CONDENSED BALANCE SHEETS

	March 31,

	2005	2004

	(In thousands of dollars,
	except share data)
ASSETS
Deferred income tax	$2,307	$1,974
Other assets (principally investment in and amounts due from wholly owned subsidiaries)	149,335	94,321

Total assets	$151,642	$96,295

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Redeemable preferred stock — $2.5 million par value; 82 shares authorized; 34.12 shares issued and outstanding (liquidation preference of $186,034 at March 31, 2005) — owned by Parent	$186,034	$265,914

Total liabilities	186,034	265,914
Commitments and contingencies
Stockholders’ deficit:
Common stock — $2.50 par value; 76,000 shares authorized; 66,790.27 shares issued and outstanding at March 31, 2005 and 66,825.83 shares issued and outstanding at March 31, 2004	167	167
Capital in excess of par value	175,864	5,022
Carryover basis adjustment	(7,988)	(7,988)
Accumulated other comprehensive income (loss), net of tax	492	(2,006)
Accumulated deficit	(202,915)	(164,728)
Deferred compensation	(12)	(86)

Total stockholders’ deficit	(34,392)	(169,619)

Total liabilities and stockholders’ deficit	$151,642	$96,295

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS — (Continued)
CONDENSED STATEMENTS OF OPERATIONS

	Year Ended March 31,

	2005	2004	2003

	(In thousands of dollars)
Costs and expenses:
General and administrative	$509	$704	$999

Operating loss	(509)	(704)	(999)
Interest expense — Preferred Stock	22,666	24,714	—

Loss before income taxes and equity in net loss of subsidiaries	(23,175)	(25,418)	(999)

Benefit for income taxes:
Current	—	1	38
Deferred	(334)	(134)	(125)

	(334)	(133)	(87)

Loss before equity in net loss of subsidiaries	(22,841)	(25,285)	(912)
Equity in net loss of subsidiaries	(15,346)	(6,046)	(2,288)

Net loss	(38,187)	(31,331)	(3,200)
Preferred stock dividends	—	—	(20,838)

Net loss attributable to common stockholders	$(38,187)	$(31,331)	$(24,038)

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS — (Continued)
CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended March 31,

	2005	2004	2003

	(In thousands of dollars)
Operating activities
Net loss	$(38,187)	$(31,331)	$(3,200)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in net loss of subsidiaries	15,346	6,046	2,288
Deferred income taxes	(334)	(134)	(125)
Interest expense — Preferred Stock	22,666	24,714	—
Stock based compensation	74	176	338
Change in operating assets and liabilities, net of businesses acquired:
Other assets	36	(297)	(153)
Prepaid expenses	—	—	78

Net cash used in operating activities	(399)	(826)	(774)

Financing activities
Net (repayments) borrowings from subsidiary	(489)	827	989
Repayments of bank and other borrowings	—	—	(250)
Due to Parent	888	—	—
Receivables from stockholders	—	(1)	35

Net cash provided by financing activities	399	826	774

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—

See accompanying notes.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS — (Continued)
NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	Basis of Presentation
          In Coinmach Laundry Corporation (“CLC”) — only financial statements, CLC’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since date of acquisition. CLC-only financial statements should be read in conjunction with CLC’s consolidated financial statements.

2.	Redeemable Preferred Stock and Stockholders’ Deficit
          In August 2003, CLC affected a two thousand five hundred-for-one reverse stock split for its Common Stock and its Preferred Stock, as defined herein. All outstanding share amounts in the accompanying consolidated financial statements and related notes have been retroactively adjusted to reflect the reverse stock split.
          Pursuant to a merger agreement in July 2000, all of the issued and outstanding capital stock of CLC was cancelled, and CLC issued (i) 20.77 shares of Class A preferred stock accruing cash dividends on a quarterly basis at an annual rate of 12.5% (which increased to 14% on November 15, 2002) on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class A Preferred Stock”), (ii) 53.84 shares of Class B preferred stock accruing cash dividends on a quarterly basis at an annual rate of 8% on the sum of the liquidation value thereof plus accumulated and unpaid dividends thereon (the “Class B Preferred Stock” and, together with the Class A Preferred Stock, the “Preferred Stock”) and (iii) 59,823.30 shares of common stock, par value $2.50 per share (the “Common Stock”). The Preferred Stock does not have voting rights, has a liquidation value of $2.5 million per share and is mandatorily redeemable on July 5, 2010.
          In May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. This standard requires, among other things, that any of various financial instruments that are issued in the form of shares that are mandatorily redeemable on a fixed or determinable date be classified as liabilities, any dividends paid on the underlying shares be treated as interest expense, and issuance costs should be deferred and amortized using the interest method. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for CLC). As required by SFAS No. 150, accrued and unpaid dividends in fiscal years prior to adoption of SFAS No. 150 have not been reclassified to interest expense. Effective April 1, 2003, dividends on the Preferred Stock have been classified as interest expense. For the years ended March 31, 2005 and 2004, CLC has recorded approximately $22.7 million and $24.7 million, respectively, of Preferred Stock dividends as interest expense. The Preferred Stock is carried at the amount of cash that would be paid under their terms if the shares were repurchased or redeemed at the reporting date. The cumulative and unpaid dividends as of March 31, 2005 were approximately $55.9 million.
          In November 2004 and December 2004, in connection with an offering by Coinmach Service Corp. (“CSC”), the parent of CLC, a portion of the net proceeds were used to redeem approximately $91.8 million of the Class A Preferred Stock (representing all of the outstanding Class A Preferred Stock) and approximately $7.4 million of the Class B Preferred Stock. All unredeemed Preferred Stock was exchanged by Holdings with CSC for additional shares of CSC Class B common stock. All unredeemed Preferred Stock was exchanged by Holdings with CSC for additional shares of CSC Class B common stock. Therefore, all of the Class B Preferred Stock outstanding is now held by CSC.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS — (Continued)
NOTES TO CONDENSED FINANCIAL STATEMENTS
          Under CLC’s equity participation plan (the “Equity Participation Plan”), in July 2000, loans were extended by CLC (the “EPP Loans”) to certain employees for the purchase of Common Stock at a fixed price per share equal to the fair market value of such Common Stock at the time of issuance as determined by the board of directors of CLC. Additionally, certain members of senior management of CLC also acquired Class B Preferred Stock at such time. Pursuant to the terms of the Equity Participation Plan, the Preferred Stock was fully vested at the time of purchase, and the Common Stock vests over a specified period, typically over four years.
          In March 2003, through a series of transactions, all of the outstanding capital stock of CLC was contributed to Coinmach Holdings, LLC (“Holdings”) in exchange for substantially equivalent equity interests (in the form of common membership units (the “Common Units”) and preferred membership units (the “Preferred Units”)) in Holdings. Accordingly, Laundry Corp. became a wholly owned subsidiary of Holdings.
          At March 31, 2005, 27,046,965 Common Units and 693 Preferred Units were outstanding under the Equity Participation Plan and 27,036,965 Common Units and 693 Preferred Units were vested.
          The EPP Loans are payable in installments over ten years and accrue interest at a rate of 7% per annum. There are no shares reserved for future issuance. The Equity Participation Plan contains certain restrictions on the transfer of the Common Units and the Preferred Units.
          The installments on the EPP Loans have been forgiven by CLC on or prior to their respective due dates. As a result, such loans are considered non-recourse and therefore treated as an award of stock requiring the recognition of compensation expense. Such expense is measured at fair value as of the time the stock award vests and is subsequently remeasured for changes in fair value until such time as the measurement date is established (upon forgiveness or repayment of the entire loan). CLC has recorded compensation expense of approximately $74,000, $176,000 and $338,000 for the years ended March 31, 2005, 2004 and 2003, respectively.

3.	Commitments and Contingencies
          CLC is a party to various legal proceedings arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that adverse determinations in any or all such proceedings would have a material adverse effect upon the consolidated financial position, results of operations or cash flows of CLC.
          In connection with insurance coverages, which include workers’ compensation, general liability and other coverages, annual premiums are subject to limited retroactive adjustment based on actual loss experience.

4.	Subsequent Events
          On December 19, 2005, Coinmach Corporation, a Delaware corporation wholly owned by CLC (“Coinmach”), CLC and certain subsidiary guarantors entered into an amended and restated credit agreement (which we refer to as the “Amended and Restated Credit Agreement”) with Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and certain other lending institutions which are a party thereto. The Amended and Restated Credit Agreement consists of a $570.0 million term loan facility and a $75.0 million revolving credit facility that is currently undrawn (subject to approximately $6.4 million of currently outstanding letters of credit). On December 19, 2005, Coinmach borrowed

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE I — CONDENSED FINANCIAL STATEMENTS — (Continued)
NOTES TO CONDENSED FINANCIAL STATEMENTS
$230.0 million under the term loan facility to refinance approximately $229.3 million aggregate principal amount of then outstanding term debt under Coinmach’s original credit facility which was entered into on January 25, 2002. The term loan facility also allows Coinmach to borrow up to an additional $340.0 million of delayed draw term loans, provided that such amounts are borrowed on or after February 1, 2006 and prior to February 28, 2006 and are used, substantially contemporaneously with such borrowing, to retire all of the outstanding 9% Senior Notes due 2010 and pay related premiums, costs and expenses.
          Coinmach expects to use borrowings of $340.0 million under the term loan facility, to retire all of its $324.5 million aggregate principal amount of outstanding 9% senior notes (plus approximately $14.6 million of related redemption premium) and pay related fees and expenses.
          The term loan borrowings under the Amended and Restated Credit Agreement are scheduled to be fully repaid on December 19, 2012, and the revolving credit facility under the Amended and Restated Credit Agreement expires on December 19, 2010. Borrowings under the revolving credit facility accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 2.00% and the Eurodollar rate plus 3.00%, subject in each case to performance based adjustments. The term loans accrue interest, at the borrower’s option, at a rate per annum equal to the base rate plus a margin of 1.50% and the Eurodollar rate plus 2.50%, subject in each case to performance based adjustments. The Amended and Restated Credit Agreement is secured by a first priority interest in all of Coinmach’s real and personal property and is guaranteed by each of Coinmach’s domestic subsidiaries.
          After the retirement of all outstanding 9% senior notes, subject to the satisfaction of certain specified conditions contained in the terms of its outstanding indebtedness, CSC may decide to merge CLC and Coinmach into CSC. As a result of the merger event, (i) CSC would become an operating company, (ii) the subsidiaries of Coinmach would become the direct subsidiaries of CSC and such subsidiaries would become guarantors of CSC’s 11% Senior Secured Notes due 2004 (the “11% Senior Secured Notes”), (iii) the Intercompany Loan owed by Coinmach to CSC would no longer be outstanding, (iv) certain covenants under the indenture governing the 11% Senior Secured Notes relating to the Intercompany Loan would no longer be applicable, (v) CSC would replace Coinmach as the obligor on the Amended and Restated Credit Agreement and (vi) CLC and Coinmach would cease to exist.

COINMACH LAUNDRY CORPORATION AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions

	Balance at	Charged to	Charged to		Balance at
	Beginning of	Costs and	Other		End of
Description	Period	Expenses	Accounts	Deductions(1)	Period

Year ended March 31, 2005
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	$2,892,000	$1,617,000	$—	$(715,000)	$3,794,000
Year ended March 31, 2004
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	1,553,000	1,831,000	—	(492,000)	2,892,000
Year ended March 31, 2003
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	1,342,000	1,188,000	—	(977,000)	1,553,000

(1)	Write-off to Accounts Receivable.

COINMACH CORPORATION AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions

	Balance at	Charged to	Charged to		Balance at
	Beginning of	Costs and	Other		End of
Description	Period	Expenses	Accounts	Deductions(1)	Period

Year ended March 31, 2005
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	$2,892,000	$1,617,000	$—	$(715,000)	$3,794,000
Year ended March 31, 2004
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	1,553,000	1,831,000	—	(492,000)	2,892,000
Year ended March 31, 2003
Reserves and allowances deducted from asset accounts:
Allowance for uncollected accounts	1,342,000	1,188,000	—	(977,000)	1,553,000

(1)	Write-off to accounts receivable.

Item 17.	Undertakings
          (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
          (b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, Coinmach Service Corp. has duly caused Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Plainview, State of New York, on January 27, 2006.

COINMACH SERVICE CORP.

By:	/s/ ROBERT M. DOYLE

Robert M. Doyle

Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, Amendment No. 3 to this registration statement has been signed by the following persons in the capacities indicated on January 27, 2006.

Signature	Title

/s/ STEPHEN R. KERRIGAN* Stephen R. Kerrigan	Chief Executive Officer Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

/s/ JAMES N. CHAPMAN* James N. Chapman	Director

/s/ DAVID A. DONNINI* David A. Donnini	Director

/s/ ROBERT M. DOYLE Robert M. Doyle	Chief Financial Officer, Senior Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)

/s/ WILLIAM M. KELLY* William M. Kelly	Director

/s/ WOODY M. MCGEE* Woody M. McGee	Director

/s/ BRUCE V. RAUNER* Bruce V. Rauner	Director

/s/ JOHN R. SCHEESSELE* John R. Scheessele	Director

*By:	/s/ ROBERT M. DOYLE

Robert M. Doyle
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number		Description

1	.1†	Form of Underwriting Agreement by and among Coinmach Service Corp. (referred to as CSC), Merrill Lynch, Pierce, Fenner & Smith Incorporated (referred to as Merrill Lynch) and the other underwriters named therein
3.1		Amended and Restated Certificate of Incorporation of CSC (incorporated by reference from exhibit 3.1 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
3.2		Amended and Restated Bylaws of CSC (incorporated by reference from exhibit 3.2 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.1		Indenture by and between CSC, the subsidiary guarantors named therein and the Bank of New York, as Trustee (incorporated by reference from exhibit 4.1 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.2		Security Agreement between CSC and Coinmach Laundry Corporation (referred to as Laundry Corp.) in favor of the Bank of New York, as Collateral Agent (incorporated by reference from exhibit 4.2 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.3		Pledge Agreement between CSC and Laundry Corp. in favor of the Bank of New York, as Collateral Agent (incorporated by reference from exhibit 4.3 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.4		Intercompany Note of Coinmach Corporation (referred to as Coinmach Corp.), issued to CSC (incorporated by reference from exhibit 4.4 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.5		Intercompany Note Guaranty (incorporated by reference from exhibit 4.5 to CSC’s Form 10-Q for the period ended December 31 2004, file number 001-32359)
4.6		Guarantee relating to the Senior Secured notes due 2024 of CSC (incorporated by reference from exhibit 4.6 to Coinmach’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.7		CSC Senior Secured Note (incorporated by reference from exhibit 4.7 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.8		IDS Certificate (incorporated by reference from exhibit 4.8 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
4.9		Indenture, dated as of January 25, 2002, by and among Coinmach Corp., the subsidiary guarantors named therein and U.S. Bank, N.A., as trustee (incorporated by reference from exhibit number 4.9 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
4.10		Registration Rights Agreement dated as of January 25, 2002, by and among Coinmach Corp., the subsidiary guarantors named therein and the Initial Purchasers named therein (incorporated by reference from exhibit number 4.10 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
4.11		Form of 9% senior note of Coinmach Corp. (included as an exhibit to Exhibit 4.9 hereto) (incorporated by reference from exhibit number 4.11 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
5	.1†	Opinion of Mayer, Brown, Rowe & Maw LLP regarding the legality of the Class A common stock
10.1		Credit Agreement dated January 25, 2002, among Coinmach Corp., Laundry Corp., the Subsidiary Guarantors named therein, the lending institutions named therein, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust and referred to as DB Trust), Deutsche Banc Alex. Brown Inc., J.P. Morgan Securities Inc., First Union Securities, Inc. and Credit Lyonnais New York Branch (incorporated by reference from exhibit number 10.1 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)

Exhibit
Number	Description

10.2	Limited Waiver and Amendment No. 1 and Agreement to Credit Agreement among Coinmach Corp., Laundry Corp., the subsidiary guarantors named therein and the lenders named therein (incorporated by reference from exhibit 10.2 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.3	Amended and Restated Securityholders Agreement among CSC, Coinmach Holdings LLC (referred to as Holdings) and its unitholders (incorporated by reference from exhibit 10.3 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.4	Intercreditor Agreement by and among Laundry Corp., the collateral agent under the Credit Agreement and the collateral agent named therein (incorporated by reference from exhibit 10.4 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.5	Purchase Agreement by and between Holdings and CSC (incorporated by reference from exhibit 10.5 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.6	Indemnity Agreement by and between CSC and Woody M. McGee (incorporated by reference from exhibit number 10.6 to CSC’s Form 10-K for the fiscal year ended March 31, 2005, file number 001-32359)
10.7	Indemnity Agreements by and between CSC and each of Messrs. Kerrigan, Doyle, Chapman, Rauner, Donnini and Scheessele (incorporated by reference from exhibit 10.6 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.8	Senior Management Agreement, dated March 6, 2003, by and among Coinmach Corp., Holdings and Mitchell Blatt (incorporated by reference from exhibit number 10.8 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.9	Employment Agreement, dated as of July 1, 1995, by and between Solon (as predecessor-in-interest to Coinmach Corp.), Michael E. Stanky and GTCR (incorporated by reference from exhibit number 10.10 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.10	Promissory Note, dated February 11, 1997, of Stephen R. Kerrigan in favor of Coinmach Corp. (incorporated by reference from exhibit number 10.11 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.11	Holdings Pledge Agreement, dated January 25, 2002, made by Laundry Corp. to DB Trust in favor of Bankers Trust Company (incorporated by reference from exhibit number 10.12 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.12	Credit Party Pledge Agreement, dated January 25, 2002, made by Coinmach Corp. and each of the Guarantors party thereto to DB Trust (incorporated by reference from exhibit number 10.13 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.13	Security Agreement, dated January 25, 2002, among Coinmach Corp., each of the Guarantors party thereto and DB Trust (incorporated by reference from exhibit number 10.14 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.14	Collateral Assignment of Leases, dated January 25, 2002, by Coinmach Corp. in favor of DB Trust (incorporated by reference from exhibit number 10.15 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.15	Collateral Assignment of Location Leases, dated January 25, 2002, by Coinmach Corp. in favor of DB Trust (incorporated by reference from exhibit number 10.16 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.16	Purchase Agreement, dated as of January 17, 2002, by and among Coinmach Corp., as Issuer, the Guarantors named therein, and the Initial Purchasers named therein (incorporated by reference from exhibit number 10.17 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)

Exhibit
Number	Description

10.17	Registration Rights Agreement, dated as of March 6, 2003, by and among Holdings, GTCR-CLC, LLC, MCS, Stephen R. Kerrigan, Mitchell Blatt, Robert M. Doyle, Michael E. Stanky, James N. Chapman, and the investors named therein (incorporated by reference from exhibit number 10.18 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.18	Management Contribution Agreement, dated as of March 5, 2003, by and among Holdings, MCS, Stephen R. Kerrigan and Laundry Corp. (incorporated by reference from exhibit number 10.19 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.19	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Robert M. Doyle (incorporated by reference from exhibit number 10.21 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.20	Management Contribution Agreement, dated as of March 5, 2003,by and between Holdings and Michael E. Stanky (incorporated by reference from exhibit number 10.22 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.21	Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and James N. Chapman (incorporated by reference from exhibit number 10.23 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.22	Amended and Restated Promissory Note, by and between MCS, as borrower and Laundry Corp., dated March 6, 2003 (incorporated by reference from exhibit number 10.24 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.23	Amended and Restated Promissory Note, by and between Mitchell Blatt, as borrower, and Laundry Corp., dated March 6, 2003 (incorporated by reference from exhibit number 10.25 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.24	Amended and Restated Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated March 6, 2003 (incorporated by reference from exhibit number 10.26 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.25	Amended and Restated Promissory Note, by and between Michael E. Stanky, as borrower and Laundry Corp., dated March 6, 2003 (incorporated by reference from exhibit number 10.27 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.26	Replacement Promissory Note, by and between Mitchell Blatt, as borrower, and Coinmach Corp. dated March 15, 2002 and amendment dated March 6, 2003 (incorporated by reference from exhibit number 10.28 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.27	Senior Management Employment Agreement, by and between Coinmach Corp. and Ramon Norniella, dated as of December 17, 2000 (incorporated by reference from exhibit number 10.29 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.28	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of July 26, 1995 (incorporated by reference from exhibit number 10.30 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.29	Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of July 26, 1995 (incorporated by reference from exhibit number 10.31 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.30	Promissory Note, by and between MCS, as borrower and Laundry Corp., dated as of May 10, 1996 (incorporated by reference from exhibit number 10.32 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)

Exhibit
Number		Description

10.31		Promissory Note, by and between Mitchell Blatt, as borrower and Laundry Corp., dated as of May 10, 1996 (incorporated by reference from exhibit number 10.33 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.32		Amended and Restated Promissory Note, by and between Ramon Norniella, as borrower and Laundry Corp., dated March 6, 2003 (incorporated by reference from exhibit number 10.34 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.33		Limited Liability Company Agreement of Holdings dated March 6, 2003 (incorporated by reference from exhibit number 10.35 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.34		Amendment No. 1 to the Limited Liability Company Agreement of Holdings (incorporated by reference from exhibit number 10.36 to Amendment No. 7 to CSC’s Form S-1 filed on November 18, 2004, file number 333-114421)
10.35		CSC 2004 Long Term Incentive Plan (incorporated by reference from exhibit 10.35 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.36		CSC 2004 Unit Incentive Sub-Plan (incorporated by reference from exhibit number 10.38 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
10.37		Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated July 26, 1995 (incorporated by reference from exhibit number 10.39 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.38		Promissory Note, by and between Robert M. Doyle, as borrower, and Laundry Corp., dated May 10, 1996 (incorporated by reference from exhibit number 10.40 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.39		Promissory Note, by and between Michael E. Stanky, as borrower, and Laundry Corp. dated July 26, 1995 (incorporated by reference from exhibit number 10.41 to Amendment No. 5 to CSC’s Form S-1 filed on November 3, 2004, file number 333-114421)
10.40		Amendment No. 1 to Holdings Pledge Agreement made by Laundry Corp. to DB Trust (incorporated by reference from exhibit 10.40 to CSC’s Form 10-Q for the period ended December 31, 2004, file number 001-32359)
10.41		Management Contribution Agreement, dated as of March 5, 2003, by and between Holdings and Mitchell Blatt (incorporated by reference from exhibit number 10.34 to Coinmach’s Form 10-K for the fiscal year ended March 31, 2003, file number 033-49830)
10.42		Amended and Restated Senior Management Agreement by and among CSC, Holdings, Coinmach Corp., MCS and Stephen Kerrigan (incorporated by reference from exhibit number 10.1 to CSC’s Form 10-Q for the period ended June 30, 2005, file number 001-32359)
10.43		Amended and Restated Senior Management Agreement by and among CSC, Holdings, Coinmach Corp., and Robert M. Doyle (incorporated by reference from exhibit number 10.2 to CSC’s Form 10Q for the period June 30, 2005, file number 001-32359)
10.44		Indemnity Agreement by and between CSC and William M. Kelly (incorporated by reference from Exhibit 10.3 to CSC’s Form 10-Q for the period ended June 30, 2005, file number 001-32359)
10	.45*	Amended and Restated Credit Agreement dated December 19, 2005, by and among Laundry Corp., Coinmach Corp., the Subsidiary Guarantors party thereto, the banks and other lending institutions party thereto, DB Trust, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., First Union Securities Inc. and Credit Lyonnais New York Branch
10	.46*	Amendment Agreement dated December 19, 2005, by and among Laundry Corp., Coinmach Corp., the Subsidiary Guarantors party thereto, the banks and other lending institutions party thereto, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., and DB Trust

Exhibit
Number		Description

10	.47*	Amendment No. 1 to Intercreditor Agreement, dated December 19, 2005, by and between Laundry Corp., Coinmach Corp., the Subsidiary Guarantors party thereto, DB Trust and The Bank of New York
10	.48*	Amendment No 1. to Collateral Assignment of Leases, dated December 19, 2005, by Coinmach Corp. in favor of DB Trust
10	.49*	Amendment No. 1 to Collateral Assignment of Location leases, dated December 19, 2005, by Coinmach Corp. in favor of DB Trust
10	.50*	Amendment No. 1 to Credit Party Pledge Agreement, dated December 19, 2005, made by Coinmach Corp. and each of the Subsidiary Guarantors party thereto, to DB Trust
10	.51*	Amendment No 2. to Holdings Pledge Agreement, dated December 19, 2005, made by Laundry Corp. to DB Trust
21.1		Subsidiaries of CSC (incorporated by reference from exhibit 21.1 to Amendment No. 6 to CSC’s Form S-1 filed on November 17, 2004, file number 333-114421)
23	.1*	Consent of Registered Independent Public Accounting Firm
24	.1**	Power of Attorney

*	Filed herewith.

†	To be filed by amendment.

**	Previously filed.